     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 2000

                                                      REGISTRATION NO. 333-28455
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ONDISPLAY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                             7372                            680391052
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                       12667 ALCOSTA BOULEVARD, SUITE 300
                          SAN RAMON, CALIFORNIA 94583
                                 (925) 480-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   MARK PINE
                            CHIEF EXECUTIVE OFFICER
                       12667 ALCOSTA BOULEVARD, SUITE 300
                          SAN RAMON, CALIFORNIA 94583
                                 (925) 355-3200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

             MICHAEL J. KENNEDY, ESQ.                              JAY E. BOTHWICK, ESQ.
                 ROBERT JACK, ESQ.                                   HALE AND DORR LLP
               SHELLY R. DOLEV, ESQ.                                  60 STATE STREET
         WILSON SONSINI GOODRICH & ROSATI                            BOSTON, MA 02109
             PROFESSIONAL CORPORATION                                 (617) 526-6000
                650 PAGE MILL ROAD
                PALO ALTO, CA 94304
                  (650) 493-9300

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
            Upon consummation of the Oberon merger described herein.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                                       PROPOSED MAXIMUM        PROPOSED MAXIMUM
SECURITIES                             AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING         AMOUNT OF
TO BE REGISTERED                      REGISTERED(1)            PER SHARE(2)              PRICE(2)         REGISTRATION FEE(3)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock $0.001 par value...     2,265,000 shares             $0.10                  $226,500                $0.00
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Represents the number of shares of the common stock of the Registrant that may be issued to stockholders of Oberon Software Incorporated, a Massachusetts corporation, pursuant to the merger, assuming the exercise of 3,481,639 options to purchase common stock and a warrant to purchase 20,000 shares of common stock.

(2) Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended and computed pursuant to Rules 457(f)(2) based on the book value of Oberon's common stock as of the latest practicable date.

(3) Pursuant to Rule 457(b) under the Securities Act, $439.50 of the $59.80 registration fee is offset by the filing fee in the same amount previously paid by Registrant in connection with the filing of preliminary proxy materials on Schedule 14A on February 18, 2000. Accordingly, a registration fee is not being paid herewith.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [ONDISPLAY LOGO]

To our stockholders:

     You are cordially invited to attend the special meeting of stockholders of OnDisplay, Inc. to be held at the principal executive offices of OnDisplay at 12667 Alcosta Boulevard, Suite 300, San Ramon, California 94583 on March 30, 2000 at 9:00 a.m., Pacific time.

     The proposals to be acted upon at the meeting are the issuance of OnDisplay shares of common stock under a merger agreement by and among OnDisplay, ObiOne Acquisition Corporation, a wholly owned subsidiary of OnDisplay, Oberon Software Incorporated, and Joseph Chappell as representative of the Oberon stockholders, as amended, pursuant to which Oberon will become a subsidiary of OnDisplay, an amendment to the 1996 Stock Plan to increase the number of shares of common stock reserved for issuance under the plan and approval of the 1999 Employee Stock Purchase Plan. The proposals are described in detail in the attached notice of special meeting of stockholders and proxy statement/ prospectus.

     After careful consideration, your board of directors has approved the Oberon merger and the issuance of OnDisplay shares in the merger, and has determined these transactions to be fair to and in the best interests of OnDisplay and its stockholders. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ISSUANCE OF ONDISPLAY SHARES IN THE MERGER, FOR THE AMENDMENT TO THE 1996 STOCK PLAN AND FOR THE APPROVAL OF THE 1999 EMPLOYEE STOCK PURCHASE PLAN.

     YOUR VOTE IS VERY IMPORTANT. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person.

                                          Sincerely,

                                          /s/  Mark Pine
                                          Chairman of the Board and
                                          Chief Executive Officer

     Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of this transaction or the securities to be issued or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

 This proxy statement/prospectus is dated March 9, 2000 and was first mailed to
               OnDisplay stockholders on or about March 10, 2000

                                ONDISPLAY, INC.
                       12667 ALCOSTA BOULEVARD, SUITE 300
                          SAN RAMON, CALIFORNIA 94583
                                 (925) 355-3200
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD MARCH 30, 2000 AT 9:00 A.M.

To our stockholders:

     A special meeting of stockholders of OnDisplay, Inc. will be held at the executive offices of OnDisplay located at 12667 Alcosta Boulevard, Suite 300, San Ramon, California 94583 on March 30, 2000 at 9:00 a.m., Pacific time, for the following purposes:

          1. To approve the issuance of shares of OnDisplay common stock to stockholders of Oberon Software Incorporated in connection with the merger of a wholly-owned subsidiary of OnDisplay with and into Oberon as contemplated by the Agreement and Plan of Reorganization dated as of January 17, 2000, among OnDisplay, ObiOne Acquisition Corporation, a wholly-owned subsidiary of OnDisplay, Oberon and Joseph Chappell as representative of the Oberon stockholders, as amended.

          2. To approve an amendment to the 1996 Stock Plan to increase the number of shares of common stock issuable under the plan from 4,975,000 to 6,975,000 shares.

          3. To approve the 1999 Employee Stock Purchase Plan.

     The accompanying proxy statement/prospectus describes the proposed merger and other proposals in more detail. We encourage you to read the entire document carefully.

     We have fixed the close of business on March 3, 2000 as the record date for the determination of our stockholders entitled to vote at this meeting.

     STOCKHOLDERS OF ONDISPLAY HOLDING IN THE AGGREGATE APPROXIMATELY 54.2% OF THE ONDISPLAY COMMON STOCK HAVE AGREED TO VOTE ALL OF THEIR SHARES IN FAVOR OF THE ISSUANCE OF ONDISPLAY COMMON STOCK IN ACCORDANCE WITH THE MERGER AGREEMENT. CONSEQUENTLY, APPROVAL OF ISSUANCE OF ONDISPLAY COMMON STOCK IN ACCORDANCE WITH THE MERGER AGREEMENT, AS AMENDED, BY THE ONDISPLAY STOCKHOLDERS IS ASSURED.

                                          By order of the board of directors of
                                          OnDisplay

                                          /s/  Mario Rosati
                                          Secretary

San Ramon, California
March 10, 2000

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                          OBERON SOFTWARE INCORPORATED
                                215 FIRST STREET
                         CAMBRIDGE, MASSACHUSETTS 02142

                                 March 10, 2000

Dear fellow stockholder,

     Oberon Software Incorporated has entered into a merger agreement with OnDisplay, Inc., ObiOne Acquisition Corporation, a Massachusetts corporation and wholly-owned subsidiary of OnDisplay, and Joseph Chappell as representative of Oberon's stockholders. Under that agreement, as amended, OnDisplay will acquire Oberon through the statutory merger of ObiOne Acquisition Corporation, with and into Oberon. This proxy statement/prospectus is being sent to you to solicit your proxy to vote for adoption of the merger agreement, as amended, at a special meeting of stockholders to be held on Thursday, March 30, 2000, at 10:00 a.m. local time at the headquarters of Oberon at 215 First Street, Cambridge, Massachusetts 02142 and at any adjournment or postponement of that meeting.

     In the merger, each share of Oberon common stock and preferred stock will be exchanged for .0912 shares of OnDisplay common stock. There is no public trading market for Oberon common stock or preferred stock. OnDisplay common stock is quoted on the Nasdaq Stock Market under the symbol "ONDS". The closing price for OnDisplay common stock reported on the Nasdaq Stock Market on March 6, 2000 was $101.00 per share.

     The merger has been structured with the intent that you will not recognize gain or loss for federal income tax purposes on the receipt of OnDisplay common stock in exchange for your Oberon stock. A more detailed discussion of the material federal income tax consequences of the merger is contained in the accompanying proxy statement/prospectus.

     Attached is a notice of special meeting of stockholders and a proxy statement/prospectus relating to the merger. This document describes the merger in detail. We encourage you to read it carefully and to consider the risk factors relating to the merger that are described starting on page 22 of this proxy statement/prospectus.

     A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS, AS WELL AS THE FULL BOARD OF DIRECTORS, HAS CAREFULLY CONSIDERED THE TERMS OF THE PROPOSED MERGER, AND DETERMINED THAT THE MERGER AGREEMENT, AS AMENDED, AND THE MERGER ARE IN THE BEST INTERESTS OF OBERON AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

     Your vote is important regardless of the number of shares you own. We urge you to read the enclosed materials carefully and to complete, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the special meeting of stockholders. Your prompt cooperation and continued support of Oberon is greatly appreciated.

                                          Sincerely,

                                          /s/  Joseph J. Chappell
                                          President and Chief Executive Officer

                          OBERON SOFTWARE INCORPORATED
                                215 FIRST STREET
                         CAMBRIDGE, MASSACHUSETTS 02142

                                 March 10, 2000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 30, 2000

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Oberon Software Incorporated will be held on Thursday, March 30, 2000, at 10:00 a.m. local time at the offices of Oberon at 215 First Street, Cambridge, Massachusetts 02142.

     Pursuant to Massachusetts law only Oberon stockholders of record as of the close of business on the next day preceding the date on which this notice is given are entitled to attend and vote at the special meeting. At the special meeting, you will be asked to consider and vote upon the following proposals:

          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 17, 2000, by and among OnDisplay, Inc., a Delaware corporation, ObiOne Acquisition Corporation, a Massachusetts corporation, Oberon, a Massachusetts corporation, and Joseph Chappell as representative of the Oberon stockholders, as amended, pursuant to which Oberon will become a wholly owned subsidiary of OnDisplay.

          2. To transact such other business as may properly come before the special meeting or any adjournment(s) of the special meeting.

     A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS, AS WELL AS THE FULL BOARD OF DIRECTORS OF OBERON, UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, AS AMENDED, AND APPROVAL OF THE MERGER.

     STOCKHOLDERS OF OBERON HOLDING IN THE AGGREGATE APPROXIMATELY 87.6% OF THE OBERON CAPITAL STOCK, 100.0% OF THE OBERON SERIES 1 CONVERTIBLE PARTICIPATING PREFERRED STOCK AND 64.7% OF THE OBERON SERIES 2 CONVERTIBLE NON-PARTICIPATING PREFERRED STOCK HAVE AGREED TO VOTE ALL OF THEIR SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. CONSEQUENTLY, STOCKHOLDER APPROVAL OF THE MERGER AGREEMENT, AS AMENDED, AND THE MERGER IS ASSURED.

     Detailed information concerning the merger agreement and the merger is contained in the accompanying proxy statement/prospectus. We encourage you to read this entire document carefully.

                                          For the board of directors of Oberon

                                          /s/ Joseph J. Chappell
                                          President and Chief Executive Officer

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. A STOCKHOLDER WHO EXECUTED A PROXY MAY REVOKE IT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE OF REVOCATION TO OBERON, BY SUBSEQUENTLY DELIVERING ANOTHER PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

     YOU SHOULD NOT SEND STOCK CERTIFICATES WITH YOUR PROXIES. A TRANSMITTAL LETTER FOR YOUR STOCK WILL BE SENT TO YOU BY ONDISPLAY AFTER THE CLOSING.

                           NOTICE OF APPRAISAL RIGHTS

     If the merger agreement is approved by the stockholders of Oberon and the merger of Oberon is consummated, any Oberon stockholder:

     - who, before the taking of the vote on approval of the merger agreement, files with Oberon a written objection to the proposed merger stating that he, she or it intends to demand payment for his, her or its Oberon shares if the merger is consummated; and

     - whose shares are not voted in favor of the merger, has or may have the right to demand in writing from Oberon, as it exists after the merger, within twenty days after the date of mailing to him, her or it of notice in writing that the merger has been consummated, payment for his, her or its shares and an appraisal for the value thereof.

     Oberon and any such stockholder shall in such cases have the rights and duties and shall follow the procedures set forth in Sections 85 to 98, inclusive, of Chapter 156B of the General Laws of the Commonwealth of Massachusetts. A copy of these sections of the General Laws of the Commonwealth of Massachusetts is attached to the proxy statement/prospectus accompanying this notice as Annex D. For a summary of these rights, duties and procedures, see "THE OBERON SPECIAL MEETING -- Appraisal Rights" in the Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS FOR ONDISPLAY AND OBERON
  STOCKHOLDERS..............................................    4
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS...................    7
  The Companies.............................................    7
  Summary of the Oberon Merger..............................    7
SELECTED FINANCIAL DATA OF ONDISPLAY........................   14
SELECTED FINANCIAL DATA FOR OBERON..........................   15
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...........   16
Unaudited Pro Forma Combined Balance Sheet..................   16
Unaudited Pro Forma Combined Statement of Operations........   17
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL
  STATEMENTS................................................   18
SELECTED COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER
  SHARE DATA................................................   20
MARKET PRICE INFORMATION....................................   21
RISK FACTORS................................................   22
THE ONDISPLAY SPECIAL MEETING...............................   32
THE OBERON SPECIAL MEETING..................................   34
APPRAISAL RIGHTS............................................   36
THE OBERON MERGER...........................................   38
  Background of the Oberon Merger and Related Agreements....   38
  OnDisplay's Reasons for the Merger........................   39
  Recommendation of OnDisplay's Board of Directors..........   40
  Oberon's Reasons for the Oberon Merger....................   40
  Recommendation of Oberon's Board of Directors.............   40
  Opinion of OnDisplay's Financial Advisor..................   41
  Opinion of Oberon's Financial Advisor.....................   46
  Interests of Certain Directors, Officers and Affiliates of
     Oberon in the Merger...................................   49
  Indemnification and Insurance.............................   52
  Completion and Effectiveness of the Merger................   52
  Structure of the Merger and Conversion of Oberon Common
     Stock..................................................   52
  Exchange of Oberon Stock Certificates for OnDisplay Stock
     Certificates...........................................   52
  No Dividends..............................................   53
  Material United States Federal Income Tax Considerations
     of the Oberon Merger...................................   53
  Treatment of Oberon Common and Preferred Stock............   55
  Accounting Treatment of the Merger........................   55
  Regulatory Filings and Approvals Required to Complete the
     Merger.................................................   55
  Restrictions on Sales of Shares of OnDisplay to be Issued
     in the Merger..........................................   55
  Listing on the Nasdaq Stock Market of OnDisplay Common
     Stock to be Issued in the Merger.......................   56
THE OBERON MERGER AGREEMENT.................................   57
  Representations and Warranties............................   57
  Oberon Representations and Warranties.....................   57
  OnDisplay Representations and Warranties..................   58
  Oberon's Conduct of Business Before Completion of the
     Merger.................................................   58
  No Other Negotiations Involving Oberon; Solicitation By
     Oberon.................................................   59
  Oberon's Employee Benefit Plans...........................   59
  Treatment of Oberon Stock Options and Warrants............   60
  Conditions to Completion of the Merger....................   60
  Escrow Fund...............................................   62

                                                              PAGE
                                                              ----
  Termination of the Merger Agreement.......................   62
  Extension, Waiver and Amendment of the Merger Agreement...   62
AGREEMENTS RELATED TO THE MERGER............................   63
  OnDisplay Voting Agreements...............................   63
  Oberon Voting Agreement...................................   63
  Affiliate Agreements......................................   64
  Employment Agreements.....................................   64
  Severance Agreements......................................   64
COMPARISON OF RIGHTS OF HOLDERS OF OBERON COMMON STOCK AND
  ONDISPLAY COMMON STOCK....................................   66
CERTAIN INFORMATION REGARDING ONDISPLAY.....................   74
  Overview..................................................   74
  Industry Background.......................................   74
  e-Business Portals........................................   74
  e-Marketplaces............................................   74
  OnDisplay Solution........................................   75
  OnDisplay Strategy........................................   76
  Products..................................................   77
  Services..................................................   82
  Architecture..............................................   83
  Customers.................................................   84
  Sales and Marketing.......................................   84
  Competition...............................................   85
  Intellectual Property and Proprietary Rights..............   85
  Employees.................................................   86
  Facilities................................................   86
  Legal Proceedings.........................................   86
ONDISPLAY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   87
  Overview..................................................   87
  Results of Operations.....................................   88
  Years Ended December 31, 1998 and 1999....................   88
  Years Ended December 31, 1997 and 1998....................   90
  Quarterly Results of Operations...........................   91
  Liquidity and Capital Resources...........................   92
  Year 2000 Compliance......................................   93
ONDISPLAY MANAGEMENT........................................   95
  Executive Officers and Directors..........................   95
  Director Compensation.....................................   97
  Executive Compensation....................................   98
  Option Grants in Last Fiscal Year.........................   98
  Aggregate Option Exercises in Last Fiscal Year and Values
     of Unvested Options at Fiscal Year End.................   99
ONDISPLAY RELATED PARTY TRANSACTIONS........................  100
  Private Stock Financings..................................  100
  Officer Loans.............................................  101
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF ONDISPLAY...................................  102
CERTAIN INFORMATION REGARDING OBERON........................  104

                                                              PAGE
                                                              ----
  Business..................................................  104
OBERON'S MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................  105
  Overview..................................................  105
  Results of Operations.....................................  105
  Comparison of Results for the Three Months Ended December
     31, 1999 and 1998......................................  105
  Comparison of Results for the Years Ended September 30,
     1999 and 1998..........................................  106
  Comparison of Results for the Years Ended September 30,
     1998 and 1997..........................................  108
  Liquidity and Capital Resources...........................  108
  Year 2000 Readiness Disclosure............................  109
EXECUTIVE OFFICERS AND DIRECTORS OF OBERON JOINING
  ONDISPLAY.................................................  111
  Executive Officers........................................  111
  Executive Compensation....................................  111
  Summary Compensation Table................................  111
  Option Grants During 1999.................................  112
  Related Party Transactions................................  112
  Aggregate Option Exercises in 1999 and Option Values......  113
  Security Ownership of Certain Beneficial Holders and
     Management of Oberon...................................  113
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY
  ONDISPLAY STOCKHOLDERS....................................  115
  PROPOSAL NO. 1 -- APPROVAL OF AMENDMENT TO 1996 STOCK
     PLAN...................................................  115
  PROPOSAL NO. 2 -- APPROVAL OF 1999 EMPLOYEE STOCK PURCHASE
     PLAN...................................................  117
LEGAL OPINION...............................................  118
EXPERTS.....................................................  118
STOCKHOLDER PROPOSALS.......................................  119
WHERE YOU CAN FIND MORE INFORMATION.........................  120
INDEX TO FINANCIAL INFORMATION..............................  F-1
ANNEX A -- The Oberon Merger Agreement
ANNEX AA -- Amendment No. 1 to the Oberon Merger Agreement
ANNEX B -- Opinion of OnDisplay Financial Advisor
ANNEX C -- Opinion of Oberon Financial Advisor
ANNEX D -- Sections 85 to 98 of Chapter 156B of the General
  Laws of the Commonwealth of Massachusetts

          QUESTIONS AND ANSWERS FOR ONDISPLAY AND OBERON STOCKHOLDERS

Q: WHY ARE THE COMPANIES PROPOSING TO MERGE? (SEE PAGES 39 AND 40)

A: OnDisplay and Oberon are proposing to merge because we believe the resulting combination will strengthen the combined company's product offerings, competitive position, management depth, research and development capabilities and growth potential.

   We believe that Oberon's business process automation and technology integration solutions for business-to-business, business-to-consumer and electronic marketplace applications are highly complimentary to existing OnDisplay e-business offerings. Creating a combined entity that is stronger and more competitive than either company on a standalone basis.

Q: WHAT IS THE OBERON MERGER? (SEE PAGE 38)

A: The board of directors of OnDisplay and Oberon, as well as a special committee of the Oberon board of directors, have voted to merge a wholly-owned subsidiary of OnDisplay into Oberon, resulting in the exchange of Oberon's shares for shares of OnDisplay. This exchange will make Oberon a wholly-owned subsidiary of OnDisplay.

Q: WHAT WILL OBERON COMMON AND PREFERRED STOCKHOLDERS RECEIVE IN THE MERGER?

A: When the Oberon merger is completed, Oberon stockholders will receive .0912 shares of OnDisplay common stock in exchange for each share of Oberon common stock or preferred stock they hold. After the merger, the former stockholders of Oberon will own approximately 8.8% of OnDisplay. No fractional shares will be issued. Instead of any fractional share, Oberon stockholders will receive cash, based on such fraction multiplied by $91.575.

   Options or warrants to purchase shares of Oberon common stock will become options or warrants to purchase shares of OnDisplay common stock.

Q: WHAT ARE THE TRANSFER RESTRICTIONS ON THE ONDISPLAY COMMON STOCK OBERON
   STOCKHOLDERS WILL RECEIVE IN THE MERGER? (SEE PAGE 55)

A: The OnDisplay common stock to be received by the Oberon stockholders in the merger may not be sold or otherwise transferred without the prior written consent of OnDisplay until June 14, 2000. However, if OnDisplay stockholders whose shares are restricted from transfer by agreements made in connection with OnDisplay's initial public offering are permitted to sell their shares before June 14, 2000, the former Oberon stockholders will also be permitted to sell at that time. In addition, shares of OnDisplay issued in the merger to Oberon directors and officers who may be deemed to be affiliates of Oberon may be sold during the first year after the merger only under Rule 145 limitations. Any such persons who become affiliates of OnDisplay will be under Rule 144 limitations so long as they have that status.

Q: WILL A PORTION OF THE SHARES ISSUED IN THE MERGER BE PLACED IN ESCROW?

A: Yes. Ten percent of the shares of OnDisplay common stock to be received by the stockholders of Oberon will be deposited in escrow to serve as security for indemnification of OnDisplay and its affiliates against losses resulting from:

   - a breach or inaccuracy of a representation or warranty of Oberon in the merger agreement or an instrument delivered in connection with the merger agreement;

   - Oberon's failure to perform or comply with a covenant in the merger agreement; and

   - Oberon incurring expenses in excess of the amount estimated in the merger agreement.

   Escrowed shares that are not needed to satisfy indemnification claims made within one year after the merger will be distributed to the former Oberon stockholders.

Q: DOES THE BOARD OF DIRECTORS OF ONDISPLAY RECOMMEND VOTING IN FAVOR OF THE
   ISSUANCE OF ONDISPLAY SHARES IN THE MERGER?

A: Yes. After careful consideration, OnDisplay's board of directors recommends that its stockholders vote in favor of the issuance of shares of OnDisplay common stock in the merger.

Q: DOES THE BOARD OF DIRECTORS OF OBERON RECOMMEND VOTING IN FAVOR OF THE OBERON
   MERGER?

A: Yes. Both a special committee of the Oberon board of directors, as well as the full board of directors, unanimously recommend that Oberon stockholders vote in favor of the Oberon merger agreement, as amended, and the proposed merger.

Q: WHAT STOCKHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER?

A: Approval of the merger agreement and the merger under Massachusetts law and Oberon's articles of organization requires the affirmative vote of the holders of:

   - at least two-thirds of the outstanding shares of common stock and shares of series 1 and 2 preferred stock on an as converted basis voting as a single class; and

   - at least a majority of the outstanding shares of series 1 and 2 preferred stock, each voting as a separate class.

    Holders of at least two-thirds of the outstanding shares of Oberon common stock, series 1 and series 2 preferred stock as well as 100% of the outstanding series 1 and approximately 64.7% of the outstanding series 2 preferred stock have agreed, by way of voting agreements, to provide the requisite approval.

    Approval of the issuance of OnDisplay common stock in the merger is required by a majority of the shares of common stock of OnDisplay present or represented by proxy at the special meeting. A majority of the outstanding shares of OnDisplay common stock have agreed, by way of voting agreements, to approve the issuance.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE OBERON
   MERGER?

A: Yes. In evaluating the Oberon merger, you should carefully consider the factors discussed in the section entitled "Risk Factors" beginning on page 22.

Q: WHAT DO I NEED TO DO NOW? (SEE PAGE 52)

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the appropriate meeting.

Q: AS AN OBERON STOCKHOLDER, SHOULD I SEND IN MY OBERON STOCK CERTIFICATES NOW?

A: No. After the merger is completed, OnDisplay will send you written instructions for exchanging your Oberon stock certificates for OnDisplay stock certificates.

Q: WHEN AND WHERE IS THE ONDISPLAY SPECIAL MEETING?

A: The special meeting of OnDisplay stockholders will be held at 9:00 a.m.
   Pacific time, on March 30, 2000 at 12667 Alcosta Boulevard, Suite 300, San Ramon, California 94583.

Q: WHEN AND WHERE IS THE OBERON SPECIAL MEETING?

A: The special meeting of Oberon stockholders will be held at 10:00 a.m., local time, on March 30, 2000 at the headquarters of Oberon at 215 First Street, Cambridge, Massachusetts 02142.

Q: IF MY ONDISPLAY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER
   VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE? (SEE PAGES 33 AND 36)

A: If you want to change your vote, send to the secretary of OnDisplay or the clerk of Oberon, as relevant, a later-dated, signed proxy card before your meeting or attend the meeting in person. You may also revoke your proxy by sending written notice to the relevant secretary or clerk before the meeting or attending the meeting. If you have signed a voting agreement, you may not revoke your proxy.

Q: WHEN IS THE OBERON MERGER EXPECTED TO BE COMPLETED? (SEE PAGE 52)

A: We hope to complete the merger during the second calendar quarter of 2000.

Q: WILL I RECOGNIZE AN INCOME TAX GAIN OR LOSS ON THE EXCHANGE OF MY OBERON
   SHARES IN THE MERGER?

A: We expect that you will not recognize gain or loss for United States federal income tax purposes in connection with the merger, except with respect to cash received instead of fractional shares. However, you are urged to consult your own tax advisor to determine your particular tax consequences.

Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS? (SEE PAGE 36)

A: OnDisplay stockholders are not entitled to dissenter's or appraisal rights in connection with the merger.

   Each Oberon stockholder is entitled to dissenter's rights. If the merger is consummated and if:

   - before the vote on approval of the merger agreement is taken, you file with the clerk of Oberon a written objection to the proposed merger stating your intention to demand payment for your Oberon shares if the merger is consummated;

   - you do not vote in favor of the merger; and

   - you demand in writing from Oberon, within twenty days after notice to you that the Oberon merger has been consummated, payment for your shares and an appraisal of the value of such shares.

     In such cases, Oberon and you shall have the rights and duties set forth in
     Section 85 to 98, inclusive, of Chapter 156B of the General Laws of the Commonwealth of Massachusetts, copy of which is attached as Annex D to this proxy statement/prospectus. See page 36 for more information.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: OnDisplay stockholders should call Dave Larson at (925) 355-3200, with any questions about the merger.

   Oberon stockholders should call David Collard at (617) 761-4229, with any questions about the merger.

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

     This proxy statement/prospectus pertains to the merger of a wholly-owned subsidiary of OnDisplay with and into Oberon, and is being sent to the holders of capital stock of both companies. This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents referenced in it for a more complete understanding of the Oberon merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement, as amended, which is attached as Annex A and Annex AA, the opinion of FleetBoston Robertson Stephens, Inc. which is attached as Annex B, and the opinion of SoundView Technology Group, which is attached as Annex C.

                                 THE COMPANIES

[ONDISPLAY LOGO]
ONDISPLAY, INC.
12667 Alcosta Boulevard, Suite 300
San Ramon, CA 94583
(925) 355-3200
http://www.ondisplay.com

     OnDisplay offers a comprehensive suite of software applications that enable companies to rapidly deploy and easily manage e-business portals and e-marketplaces. OnDisplay's solution addresses the unique challenges faced by e-business portals and e-marketplaces in both business-to-business and business-to-consumer e-commerce. OnDisplay's infrastructure solutions allow both business-to-business and business-to-consumer e-commerce companies to rapidly automate and continuously manage the flow of information and transactional data among their suppliers, distributors and customers. OnDisplay's products enable its e-business portal and e-marketplace customers to achieve rapid time-to-market, engage and retain customers, increase revenues and market share and attain agile e-business relationships.

[OBERON LOGO]
OBERON SOFTWARE INCORPORATED
215 First Street
Cambridge, MA 02142
(617) 494-0990
http://www.oberon.com

     Oberon offers software solutions designed to help its customers automate the integration of multiple application software offerings. Oberon's solutions enable the connection of customers and suppliers, the automation of internal business processes required to work effectively with customers and suppliers, and the ability to rapidly respond to changes in these relationships. This is accomplished through Oberon's e-Enterprise suite of integration products, a visual integration development environment and suite of intelligent applications and technology adapters. Together, these simplify the integration of business applications, and a growing network of third-party application and service partners. Oberon's products and services are designed to support each stage of e-business integration; including intra-enterprise, business-to-business, business-to-consumer and e-marketplace.

                          SUMMARY OF THE OBERON MERGER

THE OBERON MERGER (SEE PAGE 38)

     In the Oberon merger, Oberon will merge with a wholly-owned subsidiary of OnDisplay, called ObiOne Acquisition Corporation. Oberon will survive the merger as a wholly-owned subsidiary of OnDisplay. Following the merger, Oberon common and preferred stockholders will be entitled to exchange each of their shares for
 .0912 shares of OnDisplay common stock. The shares of OnDisplay common stock which Oberon common and preferred stockholders will be entitled to receive may not be sold or otherwise transferred without the prior written consent of OnDisplay until June 14, 2000. However, if OnDisplay stockholders whose shares are restricted from transfer by agreements made in connection with OnDisplay's initial public offering are permitted to sell those shares prior to June 14, 2000, Oberon stockholders will be allowed to sell at that time as well.

     The merger agreement, as amended, is attached to this proxy statement/prospectus as Annex A and Annex AA. You are encouraged to read it carefully.

ESCROW FUND

     Ten percent of the OnDisplay shares of common stock to be received by the holders of outstanding Oberon common stock and preferred stock will be deposited in an escrow fund for a period of one year to serve as security for indemnification of OnDisplay and its officers, directors and affiliates against losses resulting from:

     - any breach or inaccuracy of a representation or warranty of Oberon in the merger agreement or an instrument delivered in connection to the merger agreement;

     - any failure by Oberon to perform or comply with a covenant in the merger agreement; or

     - Oberon incurring expenses in excess of the amount estimated in the merger agreement.

CONDITIONS TO COMPLETION OF THE OBERON MERGER (SEE PAGE 60)

     OnDisplay's and Oberon's obligations to complete the Oberon merger are subject to certain closing conditions. These conditions, which must be satisfied or waived before the completion of the merger, include:

  - No statute, rule, regulation or order is enacted or issued which prohibits the merger or makes it illegal.

  - No injunction or other legal restraint prohibiting or preventing the consummation of the merger is entered.

  - The merger agreement must be approved by the stockholders of Oberon and the issuance of OnDisplay common stock in the merger must be approved by the stockholders of OnDisplay.
  - OnDisplay's S-4 registration statement must be declared effective with no stop orders or proceedings for suspension pending.

  - OnDisplay and Oberon must each receive from their respective tax counsel, an opinion stating that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

  - Approvals from any governmental entity required to consummate the merger shall have been obtained.

     If either OnDisplay or Oberon waives any conditions, we will each consider the facts and circumstances at that time and make a determination whether a resolicitation of proxies from our respective stockholders is appropriate.

VOTE REQUIRED FOR APPROVAL

     The holders of a majority of the shares of OnDisplay common stock present or represented by proxy at the stockholders' meeting must approve the issuance of OnDisplay common stock in the merger. OnDisplay stockholders are entitled to cast one vote per share of OnDisplay common stock owned as of the record date. As of the record date, OnDisplay stockholders holding approximately 54.2% of outstanding OnDisplay common stock have agreed to vote their shares of OnDisplay common stock in favor of the issuance of OnDisplay common stock in the merger.

     The holders of at least two-thirds of the shares of Oberon common stock and preferred stock outstanding voting together as a single class on an as converted basis, must approve the merger agreement and the merger. In addition, holders of at least a majority of each of the series 1 and series 2 preferred stock outstanding, voting as a separate class, must approve the merger agreement and the merger. As of March 6, Oberon stockholders who collectively held approximately 87.6% of the outstanding capital stock and 100% of the series 1 and 64.7% of the series 2 preferred stock outstanding, have agreed to vote their shares of Oberon capital stock in favor of the merger agreement and the merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 62)

     The merger agreement may be terminated at any time prior to completion of the merger:

  - by mutual agreement of OnDisplay and Oberon;

  - by either OnDisplay or Oberon if the merger is not completed before July 31, 2000;

  - by either OnDisplay or Oberon if a court order is in effect or any statute, rule, regulation or order is enacted, prohibiting the merger or making it illegal;

  - by OnDisplay if there is any governmental action taken, prohibiting OnDisplay's ownership or operation of any portion of the business of Oberon or compelling either OnDisplay or Oberon to dispose of or hold separate any portion of its business or assets as a result of the merger;

  - by OnDisplay upon an uncurable breach by Oberon of its representations, warranties, covenants or agreements contained in the merger agreement; and

  - by Oberon upon an uncurable breach by OnDisplay of any of its representations, warranties, covenants or agreements contained in the merger agreement.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT (SEE PAGE 62)

     OnDisplay and Oberon may amend the merger agreement before completion of the merger by mutual written consent.

     Either OnDisplay or Oberon may, in writing, extend the other's time for any obligation under the merger agreement, waive any inaccuracies in the other's representations and warranties or compliance by the other with the merger agreement.

EXCLUSIVITY (SEE PAGE 59)

     Until the earlier of completion of the merger or termination of the merger agreement, Oberon has agreed not, nor permit any of its officers, directors, affiliates, employees, stockholders, contract workers, agents or representatives, to directly or indirectly take any of the following actions with any party other than OnDisplay and its designees:

  - solicit, knowingly encourage, initiate, inquire about, negotiate, discuss, or enter into any agreement or proposal to acquire any part of Oberon's business, property or any material amount of stock;

  - disclose, or afford access to, any information concerning Oberon's business, technology or property not customarily disclosed;

  - assist or cooperate with any person to make any proposal to purchase all or any material part of Oberon's assets or common or preferred stock other than in the ordinary course of business; and

  - enter into any agreement for the acquisition of Oberon and to immediately notify OnDisplay of any offer to do so.

THE VOTING AGREEMENTS (SEE PAGE 63)

     OnDisplay stockholders who collectively hold approximately 54.2% of the outstanding OnDisplay common stock as of the record date, entered into voting agreements requiring them to vote their shares of OnDisplay common stock in favor of the issuance of shares of OnDisplay common stock in the merger in accordance with the merger agreement.

     Oberon stockholders who collectively hold approximately 87.6% of the outstanding Oberon capital stock and 100% of the series 1 and 64.7% of the series 2 preferred stock outstanding, as of March 6, 2000, entered into voting agreements in which they have agreed to vote their shares of Oberon capital stock in favor of the merger agreement and the merger and against any other alternative transaction. An alternative transaction is:

     - a transaction where any third party, acquires more than 20% of the outstanding shares of Oberon common stock;

     - any business combination involving Oberon where a third party acquires more than 20% of the outstanding shares of Oberon common stock or any surviving entity;

     - any other transaction where a third party acquires assets, having a fair market value equal to more than 20% of the fair market value of all the assets of Oberon immediately prior to the transaction; or

     - any public announcement by a third party of an intention to do any of the above.

OPINIONS OF ONDISPLAY'S AND OBERON'S FINANCIAL ADVISORS (SEE PAGES 41 AND 46)

     In deciding to approve the Oberon merger, OnDisplay's board of directors considered an opinion from its financial advisors, Robertson Stephens. A special committee of Oberon's board of directors, as well as the full board of directors, considered an opinion from its financial advisors, SoundView Technology Group, as to the fairness of the exchange ratio from a financial point of view. The full text of the written opinions of the financial advisors are attached to the back of this document as Annex B and Annex C, and should be read carefully in their entireties for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinion of Robertson Stephens is directed to the OnDisplay board and the opinion of SoundView is directed to the special committee of Oberon's board, and these opinions do not address the prices at which OnDisplay's common stock will trade after the proposed merger and do not constitute a recommendation as to how to vote with respect to any matter relating to the proposed merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 53)

     We have structured the Oberon merger so that, in general, OnDisplay, OnDisplay's stockholders, Oberon and Oberon's stockholders will not recognize gain or loss for United States federal income tax purposes in the merger, except for cash payments received by Oberon stockholders instead of fractional shares. It is a condition to the merger that both OnDisplay and Oberon receive legal opinions to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

ACCOUNTING TREATMENT OF THE OBERON MERGER (SEE PAGE 55)
     OnDisplay intends to account for the merger as a "purchase" for financial accounting purposes, in accordance with generally accepted accounting principles.

INTERESTS OF CERTAIN PERSONS IN THE OBERON MERGER (SEE PAGE 49)

     When considering the recommendations of OnDisplay's board of directors and Oberon's special committee of the board of directors, as well as its full board of directors, you should be aware that certain OnDisplay and Oberon directors and executive officers have interests in the merger that are different from, or are in addition to, yours. These interests include:

  - OnDisplay has agreed to cause the surviving corporation to fulfill and honor the obligations pursuant to Oberon's articles of organization and bylaws relating to indemnification of directors and officers and any indemnification agreements between Oberon and its directors and officers existing prior to completion of the merger.

  - M. McMahon and M. Wick have agreed to be employees of OnDisplay after completion of the merger and J. Chappell and D. Collard have entered into severance agreements effective upon completion of the merger.

  - Oberon has agreed to grant options to certain executive officers prior to the completion of the merger that have exercise prices of approximately $27.43 per OnDisplay share.

  - J. Mandile is on the board of directors of both OnDisplay and Oberon. Entities affiliated with Matrix Partners, a venture capital firm, are stockholders of both OnDisplay and Oberon and general partners of Matrix Partners serve as directors of both OnDisplay and Oberon.

  - Upon completion of the merger, options to purchase an aggregate of approximately 578,000 shares of Oberon common stock granted to directors and executive officers of Oberon will accelerate. The foregoing amounts do not include options that have been or may be issued by Oberon after December 31, 1999.

     In considering the fairness of the merger to each of the OnDisplay and Oberon stockholders, OnDisplay's board of directors and the special committee of Oberon's board of directors, as well as its full board, took into account these interests. J. Mandile and T. Barrows, general partners of Matrix Partners and members of the OnDisplay board of directors were excused from the meetings of the OnDisplay directors considering and approving the merger. J. Mandile and M. Humphreys, general partners of Matrix Partners and members of the Oberon board of directors, were not members of the special committee of the Oberon board of directors that approved the merger.

DISSENTERS' RIGHTS

     If the merger is completed, Oberon stockholders who object to the merger are entitled to appraisal rights under Massachusetts law. In order to exercise appraisal rights, Oberon stockholders must strictly adhere to the provisions of Massachusetts law governing appraisal rights. A copy of the relevant provisions of Massachusetts law are attached hereto as Annex D.

     In order to exercise your appraisal rights, you must take the following steps:

     - send a written objection to the merger to Oberon before the special meeting stating your intention to demand payment for your shares of Oberon capital stock if the merger occurs;

     - do NOT vote in favor of the merger; and

     - send a written demand to Oberon for payment for your Oberon shares within twenty days after you received notice from Oberon that the merger has occurred. Oberon will send the notice within 10 days after the merger is completed.

     The written objection and written demand should be delivered registered or certified mail, return receipt requested to Oberon Software Incorporated, 215 First Street, Cambridge, Massachusetts 02142, Attention: Clerk.

RESTRICTIONS ON THE ABILITY TO SELL ONDISPLAY STOCK (SEE PAGE 55)

     All shares of OnDisplay common stock received by Oberon stockholders in connection with the Oberon merger will be freely transferable unless the holder is considered an affiliate of either Oberon or OnDisplay under the Securities Act. Shares of OnDisplay held by affiliates may only be sold pursuant to a registration statement or an exemption from the Securities Act.

     The shares of OnDisplay common stock that Oberon stockholders will be entitled to receive, may not be sold or otherwise transferred without the prior written consent of OnDisplay until June 14, 2000. However, if OnDisplay stockholders whose shares are restricted from transfer by agreements made in connection with OnDisplay's initial public offering not to sell their shares of OnDisplay common stock are permitted to sell their shares before June 14, 2000, Oberon stockholders will also be permitted to sell at that time. In addition, shares of OnDisplay common stock deposited on behalf of Oberon stockholders into the escrow fund may not be transferred during the one year term of the escrow fund unless the shares are sold by the stockholder representative on the owner's behalf and at least $91.5750 per share from the sale is placed in the fund in lieu of the shares sold.

FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS/ PROXY STATEMENT

     This proxy statement/prospectus contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to OnDisplay's and Oberon's financial condition, results of operations and business and on the expected impact of the Oberon merger on OnDisplay's financial performance. Words such as anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify forward-looking statements.

     These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

These risks and uncertainties include the following:

     General risks relating to the proposed merger

     - OnDisplay and Oberon may not achieve the benefits they expect from the merger which may have a material adverse effect on the combined company's business, financial condition and operating results and/or could result in loss of key personnel.

     - Oberon stockholders will receive a fixed number of shares of OnDisplay common stock despite changes in market value of OnDisplay common stock.

     Risks relating to OnDisplay and the combined company

     - We have a history of losses and expect losses in the future. If we do not achieve or sustain profitability in the future, our viability will be in doubt and our stock price will decline.

     - We may need to raise additional capital that may not be available on terms favorable to us, if at all.

     - Our quarterly operating results are volatile and difficult to predict and if we fail to meet the expectations of public market analysts and investors, the market price of our common stock may decrease significantly.

     - Our revenues depend on a limited number of product lines.

     - The market for e-business portals and e-marketplaces is new and emerging and if it does not grow as rapidly as we anticipate or fails to emerge at all, our planned growth and financial objectives will not be met.

     - Our products have long and variable sales cycles; it is therefore difficult to predict the timing of individual orders and match revenues with operating expenses, which are relatively fixed in the short term.

     - We face competition primarily from companies developing their own internal e-business infrastructure systems and other providers of e-business infrastructure solutions, and if we are unable to compete successfully, we will not achieve our financial objectives.

     - We need to expand our direct sales operations if we are to increase market awareness of and revenues derived from our products and related services.

     - Our operations and growth prospects may be significantly impeded if we are unable to retain our key personnel or attract additional key personnel, especially because experienced and skilled personnel are in short supply.

     - If we fail to successfully manage our planned expansion of operations, our growth prospects will be diminished and our operating expenses could exceed budgeted amounts.

     - If we fail to adequately respond to rapid technological changes, our existing products will become obsolete or unmarketable.

     - If our products contain errors, our revenues and net operating results will be negatively impacted and our reputation and the market acceptance of these products will be jeopardized.

     - If we fail to adequately protect our intellectual property rights our ability to compete could be seriously harmed, and if other companies bring lawsuits claiming that we infringe their intellectual property rights we could be liable for significant damages.

     - There is substantial risk that future regulations could be enacted that either directly restrict our business or indirectly impact our business by limiting the growth of Internet commerce.

     - Our planned international operations may not be successful and will make us susceptible to various risks.

     - Our systems are susceptible to external events that may impact our ability to conduct our business operations.

     - Problems related to the "year 2000 issue" could adversely affect our business.

     - We may need to raise additional capital that may not be available on terms favorable to us, if at all.

     - This document contains forward-looking statements; these statements are not guarantees of future performance and are susceptible to risks, uncertainties and other factors, some of which are beyond our control.

     In evaluating the Oberon merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on page 22.

MARKET PRICE INFORMATION (SEE PAGE 21)

     Shares of OnDisplay common stock are listed on the Nasdaq Stock Market. On January 14, 2000, the last full trading day prior to the public announcement of the proposed Oberon merger, OnDisplay's common stock closed at $94.00 per share. On March 6, 2000, OnDisplay's common stock closed at $101.00 per share. OnDisplay and Oberon urge you to obtain current market quotations.

                   SELECTED FINANCIAL DATA OF ONDISPLAY, INC.

     The statement of operations data for the three years in the period ended December 31, 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from Financial Statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this proxy statement/prospectus. The statement of operations data for the period from inception to December 31, 1996 and the balance sheet data at December 31, 1996 and 1997 are derived from OnDisplay's Financial Statements audited by PricewaterhouseCoopers LLP, that are not included in this proxy statement/prospectus.

                                                   PERIOD FROM
                                                   AUGUST 14,
                                                      1996
                                                    (DATE OF
                                                  INCEPTION) TO         YEAR ENDED DECEMBER 31,
                                                  DECEMBER 31,    ------------------------------------
                                                      1996           1997         1998         1999
                                                  -------------   ----------   ----------   ----------
                                                   (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
License revenues................................    $       --    $      265   $    2,229   $    6,839
Service revenues................................            --            --        1,114        4,259
                                                    ----------    ----------   ----------   ----------
          Total revenues........................            --           265        3,343       11,098
                                                    ----------    ----------   ----------   ----------
Cost of license revenues........................            --            --            2            7
Cost of service revenues........................            --            --        1,618        4,251
                                                    ----------    ----------   ----------   ----------
          Total cost of revenues................            --            --        1,620        4,258
                                                    ----------    ----------   ----------   ----------
Gross profit....................................            --           265        1,723        6,840
Operating expenses:
  Sales and marketing...........................            42         2,810        5,747       11,917
  Research and development......................           393         1,986        2,636        4,714
  General and administrative....................           182         1,158        1,201        3,418
  Amortization of deferred stock-based
     compensation...............................            --            --          618        3,697
                                                    ----------    ----------   ----------   ----------
          Total operating expenses..............           617         5,954       10,202       23,746
                                                    ----------    ----------   ----------   ----------
Loss from operations............................          (617)       (5,689)      (8,479)     (16,906)
Interest income and other.......................            46           173          174          532
Interest expense................................            (1)          (18)         (43)        (394)
                                                    ----------    ----------   ----------   ----------
Net loss........................................    $     (572)   $   (5,534)  $   (8,348)  $  (16,768)
                                                    ==========    ==========   ==========   ==========
Net loss per share -- basic and diluted.........    $    (0.17)   $    (1.62)  $    (2.34)  $    (3.70)
                                                    ==========    ==========   ==========   ==========
Shares used in per share calculation -- basic
  and diluted...................................     3,400,000     3,410,313    3,572,353    4,533,282
                                                    ==========    ==========   ==========   ==========

                                                                        DECEMBER 31,
                                                           --------------------------------------
                                                            1996     1997       1998       1999
                                                           ------   -------   --------   --------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents................................   2,751   $ 3,900   $  4,648   $109,617
Working capital..........................................   2,663     3,748      4,584    107,140
Total assets.............................................   2,986     4,710      8,253    117,102
Long-term debt, less current portion.....................       3       128        240      2,338
Mandatorily redeemable convertible preferred stock.......       3    10,200     18,982         --
Accumulated deficit......................................    (572)   (6,106)   (14,454)    31,222
Total stockholders' equity (deficit).....................   2,838    (6,098)   (13,729)   106,697

            SELECTED FINANCIAL DATA FOR OBERON SOFTWARE INCORPORATED

     The statement of operations data for the fiscal years ended September 30, 1997, 1998, and 1999 and the balance sheet data for September 30, 1998, and 1999 for Oberon are derived from its financial statements of which have been audited by Ernst & Young LLP, independent accountants, and are included elsewhere in this proxy statement/prospectus. The statement of operations data for the fiscal years ended September 30, 1995 and 1996 and the balance sheet data for September 30, 1995, 1996 and 1997 have been derived from Oberon financial statements audited by Ernst & Young LLP, independent accountants, which are not included elsewhere in this proxy statement/prospectus. The statements of operations data for the three month periods ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1999 are derived from unaudited financial statements included elsewhere in this proxy statement/prospectus. These statements include, in the opinion of Oberon's management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position for such periods. The statements of operations data for the two three month periods ended December 31, 1998 and 1999 are not necessarily indicative of the results to be expected for the entire year.

                                                                                                           THREE MONTHS
                                                     YEAR ENDED SEPTEMBER 30,                           ENDED DECEMBER 31,
                                  ---------------------------------------------------------------    ------------------------
                                     1995         1996         1997         1998         1999           1998          1999
                                  ----------   ----------   ----------   ----------   -----------    ----------    ----------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software licenses.............               $  219,274   $  469,592   $1,357,917   $ 2,849,784    $  522,638    $  486,525
  Services......................  $   10,500                   169,395      395,593     1,358,859       273,673       691,169
  Royalties.....................                                87,602      215,731       443,592                     295,423
                                  ----------   ----------   ----------   ----------   -----------    ----------    ----------
        Total revenues..........      10,500      219,274      726,589    1,969,241     4,652,235       796,311     1,473,117
Operating expenses:
  Cost of software..............                   47,088      109,723      100,229       138,530        20,637       102,585
  Cost of services..............      93,852      253,207      330,773      402,516     1,410,750       272,198       580,985
  Research and development......   1,292,145    1,442,234    1,504,174    2,376,107     3,681,413       726,205     1,233,530
  Marketing and sales...........     447,349    1,207,072    3,239,253    2,869,627     4,935,750       922,000     1,516,943
  General and administrative....     666,171      860,238    1,442,921    1,298,821     1,004,124       278,616       229,349
                                  ----------   ----------   ----------   ----------   -----------    ----------    ----------
        Total operating
          expenses..............   2,449,517    3,809,839    6,626,844    7,047,300    11,170,567     2,219,656     3,663,392
                                  ----------   ----------   ----------   ----------   -----------    ----------    ----------
Loss from operations............   2,489,017    3,509,565    5,900,255    5,078,059     6,518,332     1,423,345     2,190,275
Other (income) expense:
  Interest income...............    (104,629)     (73,390)    (111,189)    (208,830)     (321,207)      (53,500)      (79,424)
  Interest expense..............     150,000      150,207      144,386      126,186        31,814         5,674        79,980
  Other expense.................      85,334        1,999       16,023        7,688        56,033         1,033        14,984
                                  ----------   ----------   ----------   ----------   -----------    ----------    ----------
                                     130,705       78,816       49,220      (74,956)     (233,360)      (46,793)       15,540
                                  ----------   ----------   ----------   ----------   -----------    ----------    ----------
  Net loss......................  $2,619,722   $3,669,381   $5,949,475   $5,003,103   $ 6,284,972    $1,376,552    $2,205,815
                                  ==========   ==========   ==========   ==========   ===========    ==========    ==========
Basic and diluted loss per share
  information:
  Net loss......................       $5.87        $7.97       $10.18        $2.55         $1.05          $.23         $0.36
                                  ==========   ==========   ==========   ==========   ===========    ==========    ==========
  Weighted average shares
    outstanding.................     446,538      460,538      584,160    1,960,720     6,011,805     5,893,822     6,211,162
                                  ==========   ==========   ==========   ==========   ===========    ==========    ==========

                                                                                                                   AS OF
                                                                                                                DECEMBER 31,
                                              1995          1996         1997          1998         1999            1999
                                           -----------   ----------   -----------   ----------   -----------    ------------
BALANCE SHEET DATA:
  Cash, cash equivalent and short-term
    investments..........................  $ 1,100,731   $5,459,776   $   692,263   $5,150,268   $10,214,307    $ 8,053,576
  Working capital........................      396,378    3,678,702        52,540    4,373,331     8,626,890      6,087,446
  Total assets...........................    1,356,395    5,826,142     1,996,657    6,569,814    13,142,525     10,545,386
  Long-term liabilities, net of current
    portion..............................    2,000,000    1,000,000     3,752,447      183,094     3,842,870      3,416,878
  Total stockholders' equity (deficit)...   (1,404,486)   2,929,744    (2,987,913)   3,216,017     4,242,776      2,053,343

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements give effect to the merger using the purchase method of accounting and include pro forma adjustments described in the accompanying notes. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements of OnDisplay and Oberon included elsewhere in this proxy statement/prospectus.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                           PRO FORMA     PRO FORMA
                                                 ONDISPLAY     OBERON     ADJUSTMENTS    COMBINED
                                                 ---------    --------    -----------    ---------
ASSETS
Current Assets:
  Cash and cash equivalents....................  $109,617     $  8,053     $     --      $117,670
  Trade accounts receivable, net...............     4,419        1,411           --         5,830
  Prepaid and other current assets.............     1,171          206           --         1,377
                                                 --------     --------     --------      --------
          Total current assets.................   115,207        9,670           --       124,877
Property and equipment, net....................     1,581          850           --         2,431
Deposits and other assets......................       314           25           --           339
Goodwill and other intangible assets...........        --           --      189,320       189,320
                                                 --------     --------     --------      --------
          Total assets.........................  $117,102     $ 10,545     $189,320      $316,967
                                                 --------     --------     --------      --------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.............................  $  1,262     $    748     $     --      $  2,010
  Accrued liabilities..........................     2,989          742           --         3,731
  Deferred revenue.............................     2,617        1,135       (1,135)        2,617
  Current portion of long term debts...........     1,199          959           --         2,158
                                                 --------     --------     --------      --------
          Total current liabilities............     8,067        3,584       (1,135)       10,516
  Long term debts, net of current portion......     2,338        3,416           --         5,754
  Deferred credit..............................        --        1,492       (1,492)           --
                                                 --------     --------     --------      --------
          Total liabilities....................    10,405        8,492       (2,627)       16,270
Stock and additional paid in capital...........   168,882       38,903      171,097       378,882
Deferred stock-based compensation..............   (29,175)          --           --       (29,175)
Notes receivable from stockholders.............    (1,788)          --           --        (1,788)
Accumulated deficit............................   (31,222)     (36,850)      20,850       (47,222)
                                                 --------     --------     --------      --------
          Total stockholders' equity...........   106,697        2,053      191,947       300,697
                                                 --------     --------     --------      --------
          Total liabilities and stockholders'
            equity.............................  $117,102     $ 10,545     $186,947      $316,967
                                                 --------     --------     --------      --------

         See accompanying notes to the pro forma financial statements.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                         PRO FORMA     PRO FORMA
                                             ONDISPLAY       OBERON      ADJUSTMENT     COMBINED
                                             ----------    ----------    ----------    ----------
License revenue............................  $    6,839    $    2,814     $     --     $    9,653
Service and other revenue..................       4,259         2,515           --          6,774
                                             ----------    ----------     --------     ----------
          Total revenue....................      11,098         5,329           --         16,427
                                             ----------    ----------     --------     ----------
Cost of license revenue....................           7           220           --            227
Cost of service and other revenue..........       4,251         1,720           --          5,971
                                             ----------    ----------     --------     ----------
          Total cost of revenue............       4,258         1,940           --          6,198
                                             ----------    ----------     --------     ----------
Gross profit...............................       6,840         3,389           --         10,229
Operating expenses:
  Sales and marketing......................      11,917         5,531           --         17,448
  Research and development.................       4,714         4,189           --          8,903
  General and administrative...............       3,418           954           --          4,372
  In process research and development......          --            --       16,000         16,000
  Amortization of goodwill and other
     intangible assets.....................          --            --       47,722         47,722
  Amortization of deferred stock-based
     compensation..........................       3,697            --           --          3,697
                                             ----------    ----------     --------     ----------
          Total operating expenses.........      23,746        10,674       63,722         81,142
                                             ----------    ----------     --------     ----------
Loss from operations.......................     (16,906)       (7,285)     (63,722)       (70,913)
Other income, net..........................         138           171           --            309
                                             ----------    ----------     --------     ----------
Net loss...................................  $  (16,768)   $   (7,114)    $(63,722)    $  (70,604)
                                             ==========    ==========     ========     ==========
Net loss per share -- basic and diluted....  $    (3.70)   $    (1.15)                 $   (10.94)
                                             ==========    ==========                  ==========
Shares used in per share
  calculation -- basic and diluted.........   4,533,282     6,211,162                   6,455,653
                                             ==========    ==========                  ==========

         See accompanying notes to the pro forma financial statements.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

NOTE 1 -- PRO FORMA BASIS OF PRESENTATION:

     The unaudited pro forma combined balance sheet as of December 31, 1999 reflects the combination of the financial statements of OnDisplay and Oberon as of December 31, 1999 and the unaudited pro forma combined statement of operations reflects the combined results of operations of OnDisplay and Oberon or if the merger had taken place on January 1, 1999.

     These unaudited pro forma combined financial statements reflect the issuance of 1,922,371 shares of OnDisplay common stock in exchange for an aggregate of 21,088,410 shares of Oberon common and preferred stock (estimated outstanding as of the effective date) in connection with the merger, based on the Exchange Ratio of 0.0912 as set forth in the following table:

Oberon Common and preferred stock and warrants outstanding
  as of December 31, 1999...................................  21,088,410
Exchange ratio..............................................      0.0912
Number of shares of OnDisplay common stock exchanged........   1,922,371
Number of shares of OnDisplay common stock outstanding at
  December 31, 1999.........................................  19,647,303
                                                              ----------
Number of shares of combined company common stock
  outstanding after the completion of the merger............  21,569,674
                                                              ==========

     The actual number of shares of OnDisplay common stock to be issued will be determined at the Effective Time based on the number of shares of Oberon common stock outstanding at that date. In addition, based on the number of Oberon options estimated to be outstanding at the Effective Time, OnDisplay would assume options to purchase 343,180 shares of OnDisplay common stock. The actual number of options to be assumed will depend on the actual number of Oberon options outstanding at the Effective Time.

     The total estimated purchase price of Oberon has been calculated as follows (in thousands):

Value of securities issued..................................  $176,041
Assumption of Oberon options................................    28,959
                                                              --------
                                                               205,000
Estimated transaction costs and expenses....................     5,000
                                                              --------
          Total estimated purchase cost.....................  $210,000
                                                              ========

     The value of the securities issued has been based on the average of the closing market price of OnDisplay for the period January 10th through January 14, 2000, the date on which the merger was publicly announced.

     The preliminary purchase price allocation is as follows (in thousands):

                                                                    ANNUAL       USEFUL
                                                      AMOUNT     AMORTIZATION     LIVES
                                                     --------    ------------    -------
Tangible net assets..............................    $  4,680          N/A           N/A
In-process research & development................      16,000          N/A           N/A
Developed technologies...........................       4,700      $ 1,567       3 years
Goodwill.........................................     184,620       46,155       4 years
                                                     --------      -------
                                                     $210,000      $47,722
                                                     ========      =======

NOTE 2 -- PRO FORMA ADJUSTMENTS:

     The unaudited pro forma combined financial statements give effect to the allocation of the total purchase price to the assets and liabilities of Oberon based on their respective fair values and the related amortization over the estimated useful lives of amounts allocated to intangible assets, including goodwill. The unaudited pro forma combined balance sheet also reflect the write off of in-process research and development at December 31, 1999. The unaudited pro forma combined statement of operations reflects the write off of in-process research & development as of December 31, 1999. The unaudited pro forma net loss per share is based on the weighted average number of shares of OnDisplay common stock outstanding during the year plus the shares issued in the merger, assumed to have been issued on January 1, 1999.

     SELECTED COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

     The following tabulation reflects (a) the historical net income and book value per share of OnDisplay common stock in comparison with the pro forma net income and book value per share after giving effect to the proposed merger, accounted for as a "purchase", with Oberon Software Incorporated; and (b) the historical net income and book value per share of Oberon Software Incorporated common and preferred stock on an "as converted" basis stock in comparison with the equivalent pro forma net income and book value per share attributable to
0.0912 of a share of OnDisplay, Inc. common stock which will be received for each share of Oberon Software Incorporated. The information presented in this tabulation should be read in conjunction with the unaudited pro forma combined financial statements and the separate financial statements of the respective companies and the notes thereto appearing elsewhere herein.

       ONDISPLAY, INC. (YEAR ENDED DECEMBER 31, 1999)         HISTORICAL     PRO FORMA
       ----------------------------------------------         ----------    ------------
Net Loss per share..........................................    $(3.70)       $(10.94)
Book value per share........................................    $ 5.77        $ 14.73

                                                                             EQUIVALENT
OBERON SOFTWARE INCORPORATED (YEAR ENDED SEPTEMBER 30, 1999)  HISTORICAL    PRO FORMA(1)
------------------------------------------------------------  ----------    ------------
Net loss per share..........................................    $(0.33)       $ (1.00)
Book value per share........................................    $ 0.23        $  1.34

---------------
(1) Pro forma amounts for OnDisplay, Inc. multiplied by 0.0912, the exchange ratio.

                            MARKET PRICE INFORMATION

     OnDisplay common stock has been traded on the Nasdaq Stock Market under the symbol "ONDS" since December 17, 1999, the date of OnDisplay's initial public offering. The following table sets forth, for the periods indicated, the high and low close prices per share of OnDisplay common stock as reported on the Nasdaq Stock Market.

                                                                    ONDISPLAY
                                                                -----------------
                                                                 HIGH       LOW
                                                                -------    ------
Quarter ending December 31, 1999 (commencing December 17,
  1999).....................................................    $104.56    $77.00
Quarter ending March 31, 2000 (through March 3, 2000).......     129.63     74.50

     The table below presents the per share closing prices of OnDisplay common stock on the Nasdaq Stock Market and the pro forma equivalent market value of OnDisplay common stock to be issued for Oberon capital stock in the merger as of the dates specified. January 14, 2000 was the last trading date before announcement of the merger. Oberon pro forma equivalent market value was determined by multiplying the closing prices of the OnDisplay common stock as of the specified dates by the exchange ratio of .0912. March 6, 2000 was the most recent practicable date before the date of this proxy statement/prospectus.

                                                                 OBERON CAPITAL STOCK
                                ONDISPLAY                             PRO FORMA
           DATE                COMMON STOCK    EXCHANGE RATIO      EQUIVALENT VALUE
           ----                ------------    --------------    --------------------
January 14, 2000...........      $ 94.00           .0912                $8.57
March 6, 2000..............      $101.00           .0912                $9.21

     Oberon stockholders are advised to obtain current market quotations for OnDisplay common stock. No assurance can be given as to the market prices of OnDisplay common stock at any time before the consummation of merger or at any time after merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate Oberon stockholders for any decrease in the market price of OnDisplay common stock which could occur before the merger becomes effective. In the event the market price of OnDisplay common stock decreases or increases prior to the consummation of the merger, the value of the OnDisplay common stock to be received in the merger in exchange for Oberon capital stock would correspondingly decrease or increase.

     OnDisplay and Oberon have never paid cash dividends on their respective shares of capital stock. The OnDisplay board presently intends to retain any earnings for use in its business and has no present intention to pay cash dividends before or after the merger.

                                  RISK FACTORS

     The merger involves a high degree of risk. By voting in favor of the Oberon merger, you will be choosing to invest in OnDisplay common stock. An investment in OnDisplay common stock involves a high degree of risk. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

GENERAL RISKS RELATING TO THE PROPOSED MERGER

ONDISPLAY AND OBERON MAY NOT ACHIEVE THE BENEFITS THEY EXPECT FROM THE MERGER WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON THE COMBINED COMPANY'S BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS AND/OR COULD RESULT IN LOSS OF KEY PERSONNEL.

     OnDisplay will need to overcome significant issues in order to realize any benefits or synergies from the merger, including the timely, efficient and successful execution of a number of post-merger events. Key events include:

     - integrating the operations of the two companies;

     - retaining and assimilating the key personnel of each company;

     - offering the existing products and services of each company to the other company's customers;

     - retaining the existing customers and strategic partners of each company;

     - developing new services that utilize the assets of both companies; and

     - maintaining uniform standards, controls, procedures and policies.

     The successful execution of these post-merger events will involve considerable risk and may not be successful. These risks include:

     - the potential disruption of the combined company's ongoing business and distraction of its management;

     - the difficulty of incorporating acquired technology and rights into the combined company's products and services;

     - unanticipated expenses related to technology integration;

     - the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

     - potential unknown liabilities associated with the acquired business.

     The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to OnDisplay's stockholders resulting from the issuance of shares in connection with the merger, OnDisplay's financial results, including earnings per share, could be adversely affected.

OBERON STOCKHOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF ONDISPLAY COMMON STOCK DESPITE CHANGES IN MARKET VALUE OF ONDISPLAY COMMON STOCK.

     Upon the merger's completion, each share of Oberon common and preferred stock, will be exchanged for .0912 shares of OnDisplay common stock. There will be no adjustment for changes in the market price of OnDisplay common stock. In addition, neither Oberon nor OnDisplay may terminate the merger agreement or "walk away" from the merger solely because of changes in the market price of OnDisplay common stock. Accordingly, the specific dollar value of OnDisplay common stock that Oberon stockholders will receive upon the merger's completion will depend on the market value of OnDisplay common stock when the merger is completed and may decrease from the date you submit your proxy. The share price of OnDisplay common stock has risen substantially over a short period which could increase its susceptibility to a sharp decline in the event of any adverse development affecting OnDisplay or technology company stock prices. We urge you to obtain recent market quotations for OnDisplay common stock. OnDisplay cannot predict or give any assurances as to the market price of OnDisplay common stock at any time before or after the completion of the merger.

THE MARKET PRICE OF ONDISPLAY COMMON STOCK MAY DECLINE AS A RESULT OF THE
MERGER.

     The market price of OnDisplay common stock may decline as a result of the merger for a number of reasons including if:

     - the integration of OnDisplay and Oberon is unsuccessful;

     - OnDisplay does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

     - the effect of the merger on OnDisplay's financial results is not consistent with the expectations of financial or industry analysts; or

     - investors react negatively to the effect on OnDisplay's net operating results from the annual amortization over four years of the approximately $184,620,000 of goodwill created by the merger.

OBERON'S OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

     The directors and officers of Oberon participate in arrangements that provide them with interests in the merger that are different from, or in addition to, yours, including the following:

     - Options to purchase shares of Oberon common stock granted to directors and executive officers of Oberon will accelerate upon the completion of the merger. These options cover an aggregate of approximately 578,000 shares, excluding any options that may be granted by Oberon after December 31, 1999.

     - M. McMahon and M. Wick have agreed to be employees of OnDisplay after completion of the merger and J. Chappell and D. Collard have entered into severance agreements in the form attached to the merger agreement.

     - J. Mandile is on the board of directors of both OnDisplay and Oberon and owns OnDisplay common stock. Entities affiliated with Matrix Partners, a venture capital firm, are stockholders of both OnDisplay and Oberon. One general partner of Matrix Partners serves as a director of OnDisplay and another serves as a director of Oberon.

     - OnDisplay has agreed to cause the surviving corporation in the merger to fulfill and honor in all respects the obligations of Oberon pursuant to its articles of organization and bylaws and any indemnification agreements between Oberon and each of its directors and officers existing prior to the completion of the merger.

     For the above reasons, the directors and officers of Oberon could be more likely to vote to favor the merger than if they did not hold these interests. Oberon stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT ONDISPLAY'S STOCK PRICE AND OBERON AND/OR ONDISPLAY'S FUTURE BUSINESS AND OPERATIONS.

     If the merger is not completed for any reason, Oberon and OnDisplay may be subject to a number of material risks, including the following:

     - the price of OnDisplay common stock may decline to the extent that the relevant current market price reflects a market assumption that the merger will be completed; and

     - costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

     In addition, Oberon's and/or OnDisplay's customers and strategic partners, in response to the announcement of the merger, may delay or defer decisions concerning either company. Any delay or deferral of those decisions by customers, strategic partners or suppliers could have a material adverse effect on the business of the affected company, regardless of whether the merger is ultimately completed. Similarly, current and prospective Oberon and/or OnDisplay employees may experience uncertainty about their future roles with the combined companies until OnDisplay's strategies with regard to Oberon are announced or executed. This may adversely affect Oberon's and/or OnDisplay's ability to attract and retain key management, sales, marketing and technical personnel.

     Further, if the merger is terminated and Oberon's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger. In addition, while the merger agreement is in effect, Oberon is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than OnDisplay.

RISKS RELATING TO ONDISPLAY AND THE COMBINED COMPANY

WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES IN THE FUTURE. IF WE DO NOT ACHIEVE OR SUSTAIN PROFITABILITY IN THE FUTURE, OUR VIABILITY WILL BE IN DOUBT AND OUR STOCK PRICE WILL DECLINE.

     We were incorporated in August 1996 and first recognized revenues in the fourth quarter of 1997. As of December 31, 1999, we had an accumulated deficit of approximately $31.2 million. To date, we have not had a profitable quarter and do not expect to have a profitable quarter in 2000. If we do achieve profitability, we cannot be certain that we can sustain profitability in the future. To date, we have funded our operations from the sale of equity securities and have not generated cash from operations. We expect to continue to incur significant costs developing and introducing enhancements to our suite of e-business infrastructure applications and related services and expanding our direct sales and marketing activities, leading to losses at least through 2002. Included in our expenses will be stock-based compensation as a result of stock options granted through December 15, 1999, of $15.4 million in 2000, $8.0 million in 2001, $4.2 million in 2002 and $1.6 million in 2003. These losses could impede our ability to compete effectively by creating doubt among our potential customers as to our long-term viability, and cause a decrease in the market price of our common stock. Although our revenues have grown in recent quarters, we do not believe that we can sustain these growth rates, or that these growth rates are indicative of future revenue growth rates. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE MAY NEED TO RAISE ADDITIONAL CAPITAL THAT MAY NOT BE AVAILABLE ON TERMS FAVORABLE TO US, IF AT ALL.

     We may need to raise additional capital and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we cannot raise additional capital on acceptable terms, we may not be able to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements.

OUR QUARTERLY OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT AND IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE SIGNIFICANTLY.

     Our quarterly operating results have varied in the past and may vary significantly in the future. Because our business is evolving rapidly and we have a limited operating history, we have little experience in forecasting our revenues. Since our operating results are volatile and difficult to predict, we believe that period-to-period comparisons of our operating results are not a reliable indication of our future performance. Our future quarterly operating results may be below the expectations of public market analysts and investors. In this event, the market price of our common stock may decrease significantly. Our future quarterly operating results may vary for several reasons, including the numerous risk factors discussed below.

     In the past, we have recognized a substantial portion of our revenues in the last few days of a quarter, which is typical of many companies in the software industry, and we believe is primarily due to the budgetary cycles of and the timing of purchasing decisions by our customers. Accordingly, we cannot accurately predict our financial results for any quarter until very late in that quarter. In addition, we derive a significant portion of our revenues in each quarter from a small number of large orders. A delay in completing an anticipated sale near the end of a quarter can seriously harm our net operating results for that quarter.

     Our expense levels are relatively fixed in the short term and are based, in part, on our expected future revenues. Our inability to adjust spending in a timely manner to compensate for any unexpected revenue shortfall could accentuate the negative effect on our quarterly results.

OUR REVENUES DEPEND ON A LIMITED NUMBER OF PRODUCT LINES.

     Most of our revenues in 1998 and 1999, were derived from software licenses and service fees from one suite of products, CenterStage, which until recently has consisted of CenterStage eContent and CenterStage eIntegrate. We have recently introduced three new products to our CenterStage product suite, CenterStage eNotify, CenterStage eBizXchange and CenterStage eSyndicate. Additionally, upon completion of this offering, we will offer an Oberon-developed product, eEnterprise. We expect that the CenterStage suite of products will continue to account for the substantial majority of our total revenues for at least the next several quarters.

     Our products are at an early stage of commercialization, particularly our three new products. Therefore, the level of market acceptance they will attain is difficult to forecast. Market acceptance could be seriously impeded in the following circumstances:

     - broad standards for conducting e-business emerge and become widely adopted, thus reducing the need for our infrastructure products;

     - information services departments of potential customers choose instead to create their e-business portals and e-marketplaces internally or use third-party professional developers to create and maintain their sites;

     - competitors develop products, technologies or capabilities that render our CenterStage products and related services obsolete or noncompetitive or that shorten the life cycles of these products and services;

     - our CenterStage products do not meet customer performance needs or fail to remain free of significant software defects or bugs; or

     - we are unable to recruit and retain the additional sales personnel needed to effectively market our CenterStage products.

     Furthermore, to remain competitive, software products like ours typically require frequent updates that add new features. There can be no assurance that we will succeed in creating and selling updated or new versions of our CenterStage products. A decline in demand for, or in the average selling price of, our CenterStage products would have a direct negative effect on our primary source of revenues and could cause our stock price to fall.

THE MARKET FOR E-BUSINESS PORTALS AND E-MARKETPLACES IS NEW AND EMERGING AND IF IT DOES NOT GROW AS RAPIDLY AS WE ANTICIPATE OR FAILS TO EMERGE AT ALL, OUR PLANNED GROWTH AND FINANCIAL OBJECTIVES WILL NOT BE MET.

     Our success is dependent on the emergence of the market for e-business portals and e-marketplaces. We are planning to dedicate all of our sales, marketing and product development efforts toward e-business portals and e-marketplaces. If these markets do not develop as rapidly as we expect, our planned growth and financial objectives will not be met. A number of factors could prevent or hinder the emergence of these markets, including the following:

     - the unwillingness of customers to change their traditional method of conducting commerce;

     - the failure of the Internet network infrastructure to keep pace with substantial growth; and

     - adverse publicity and consumer concern about the security of electronic commerce transactions.

OUR CENTERSTAGE PRODUCTS HAVE LONG AND VARIABLE SALES CYCLES; IT IS THEREFORE DIFFICULT TO PREDICT THE TIMING OF INDIVIDUAL ORDERS AND MATCH REVENUES WITH OPERATING EXPENSES, WHICH ARE RELATIVELY FIXED IN THE SHORT TERM.

     Variations in the length of our sales cycles could cause our revenues to fluctuate widely from period to period. Because our operating expenses are relatively fixed over the short term, these revenue fluctuations could have an accentuated effect on our net operating results in some future periods. While the average sales cycle for our CenterStage products has been approximately 75 days, our sales cycles could be much longer for larger opportunities with new customers. Since a number of factors influence the sales process, the period between our initial contact with a new customer and the time we recognize revenues from that customer varies widely. We spend significant time educating and providing information to our prospective customers regarding the use and benefits of our CenterStage products. Even after purchase, our customers tend to deploy our solution slowly and deliberately. Deployment schedules depend on the specific technical capabilities of each customer, the size of the deployment, the complexity of each customer's network environment, and the quantity of hardware and the degree of hardware configuration required.

WE FACE COMPETITION PRIMARILY FROM COMPANIES DEVELOPING THEIR OWN INTERNAL E-BUSINESS INFRASTRUCTURE SYSTEMS AND OTHER PROVIDERS OF E-BUSINESS INFRASTRUCTURE SOLUTIONS, AND IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, WE WILL NOT ACHIEVE OUR FINANCIAL OBJECTIVES.

     The market for e-business infrastructure applications and services is intensely competitive, rapidly evolving and susceptible to significant technological change. We expect the intensity of our competition to increase in the future. Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we have. In addition, many of our competitors have well-established relationships with current and potential customers of ours, have extensive knowledge of our industry and are capable of offering alternative solutions. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products and services than we can. In addition, many of our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties that may improve their ability to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could negatively impact our ability to sell our products at the price levels required to support our continuing operations. See "Business -- Competition" for a discussion of our current and potential competitors.

WE NEED TO EXPAND OUR DIRECT SALES OPERATIONS IF WE ARE TO INCREASE MARKET AWARENESS OF AND REVENUES DERIVED FROM OUR CENTERSTAGE PRODUCTS AND RELATED SERVICES.

     If we fail to expand our direct sales capabilities as we have planned, our prospects for revenue growth will be diminished. Our CenterStage products and related services require a sophisticated sales effort targeted at senior management of our prospective customers. We have recently expanded our direct sales force and plan to hire additional sales personnel. Competition for qualified sales personnel is intense in each of the locations we plan to expand, and we might not be able to hire and retain the type and number of sales personnel we are targeting. New hires will require extensive training and typically take several months to achieve productivity. We cannot be certain that our recent hires will be as productive as necessary.

OUR OPERATIONS AND GROWTH PROSPECTS MAY BE SIGNIFICANTLY IMPEDED IF WE ARE UNABLE TO RETAIN OUR KEY PERSONNEL OR ATTRACT ADDITIONAL KEY PERSONNEL, ESPECIALLY BECAUSE EXPERIENCED AND SKILLED PERSONNEL ARE IN SHORT SUPPLY.

     Competition for key personnel is intense, particularly in the San Francisco Bay Area, where our headquarters are located. We have experienced difficulties attracting, hiring, training and retaining new personnel in the past, and our key personnel, including members of our management team, may terminate their employment with us or decide to work for one of our competitors at any time for any reason. Currently, we are particularly dependent upon the services of our founder and Chief Executive Officer, M. Pine, and founder and Chief Technical Officer, T. Dung. The loss of M. Pine's or T. Dung's services would materially impede the operation and growth of our business. We do not maintain key person life insurance for any of our personnel.

IF WE FAIL TO SUCCESSFULLY MANAGE OUR PLANNED EXPANSION OF OPERATIONS, OUR GROWTH PROSPECTS WILL BE DIMINISHED AND OUR OPERATING EXPENSES COULD EXCEED BUDGETED AMOUNTS.

     Our ability to offer our CenterStage products and related services in a quickly evolving market requires an effective planning and management process. We have expanded our operations rapidly since inception, and we intend to continue to expand them in the foreseeable future. This rapid growth places significant demand on our managerial and operational resources and our internal training capabilities. In addition, we have recently hired a significant number of employees and plan to further increase our total headcount. We also plan to expand the geographic scope of our operations, both domestically and internationally. This expansion will continue to substantially burden our management team. To manage growth effectively, we must:

     - implement and improve our operational, financial and other systems, procedures and controls on a timely basis;

     - expand, train and manage our workforce, particularly our sales and marketing and support organizations; and

     - identify and move into suitable office space to expand our facilities.

     We cannot be certain that our systems, procedures or controls will be adequate to support our current or future operations or that our management will be able to manage expansion and still achieve the rapid execution necessary to meet our growth expectations. Failure to manage our growth effectively could diminish our growth prospects and could result in lost opportunities as well as operating expenses exceeding the amount budgeted.

IF WE FAIL TO ADEQUATELY RESPOND TO RAPID TECHNOLOGICAL CHANGES, OUR EXISTING PRODUCTS WILL BECOME OBSOLETE OR UNMARKETABLE.

     New approaches to gather, exchange, integrate, personalize and syndicate information over the Internet based on new technologies and industry standards could render our CenterStage products obsolete and unmarketable. We believe that to succeed we must enhance our CenterStage products, develop new products on a timely basis to keep pace with technological developments and satisfy the increasingly sophisticated requirements of our customers. Therefore, we cannot be certain that we will successfully respond to technological change, evolving industry standards or customer requirements. If we are unable to adequately respond to these changes, our revenues and market share could rapidly decline. In connection with the introduction of new products and enhancements, we have experienced development delays and related cost overruns, which are not unusual in the software industry. We could encounter these problems or more serious delays in the future. Any delays in developing and releasing new products or enhancements to our CenterStage products could result in:

     - customer dissatisfaction;

     - cancellation of orders and license agreements;

     - negative publicity;

     - loss of revenues;

     - slower market acceptance; and

     - legal action by customers against us.

     Our CenterStage products are designed to work on a variety of hardware and software platforms used by our customers. However, these products may not operate well with future versions of hardware and software platforms, programming languages, database environments, accounting and other systems that our customers use. We must constantly modify and improve our technology to keep pace with changes made to these platforms and to operational applications and other Internet-related applications. This may result in uncertainty relating to the timing and nature of new product announcements, introductions or modifications, which may harm our business. If we fail to modify or improve our CenterStage products in response to evolving industry standards, they could rapidly become obsolete or unmarketable, which would have a direct negative effect on our revenues.

IF OUR CENTERSTAGE PRODUCTS CONTAIN ERRORS, OUR REVENUES AND NET OPERATING RESULTS WILL BE NEGATIVELY IMPACTED AND OUR REPUTATION AND THE MARKET ACCEPTANCE OF THESE PRODUCTS WILL BE JEOPARDIZED.

     Our e-business infrastructure applications are complex and may contain undetected errors or result in system failures, especially when first introduced or when new versions or enhancements are released. Despite extensive testing, errors could occur in any of our current or future product offerings after commencement of commercial shipments. We have discovered software defects in our new products after their introduction. Testing of our CenterStage products is particularly challenging because it is difficult to simulate the wide variety of computer environments into which they are deployed. The implementation of our CenterStage products typically involves working with sophisticated software, computing and communications systems. If our software contains undetected errors or we fail to meet our customers' expectations in a timely manner we could experience:

     - loss of or delay in revenues and loss of market share;

     - loss of customers;

     - failure to achieve market acceptance;

     - diversion of development resources;

     - diversion of customer support resources;

     - negative publicity;

     - increased service and warranty costs;

     - legal actions by customers against us; and

     - increased insurance costs.

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

     Because our customers use our CenterStage products for mission-critical applications, errors or defects in or other performance problems associated with these products could result in financial or other damages to our customers. Our customers may then seek damages from us for their losses. We have not experienced any product liability claims to date. However, a product liability claim brought against us, even if not successful, would likely be time-consuming and costly and could harm our reputation.

     Our licenses with customers generally contain provisions designed to limit our exposure to potential product liability claims such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, our license agreements generally limit the amounts recoverable for damages to the amounts paid by our customers to us for the products or services giving rise to the damages. We cannot be certain that the limitations of liability we include in our contracts will be enforceable since existing or future laws or unfavorable judicial decisions could negate these liability limiting provisions. The successful assertion of one or more large claims that exceed contractual limitations on our liability could have a significant negative impact on our results of operations and cause our stock price to fall.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OUR ABILITY TO COMPETE COULD BE SERIOUSLY HARMED, AND IF OTHER COMPANIES BRING LAWSUITS CLAIMING THAT WE INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS WE COULD BE LIABLE FOR SIGNIFICANT DAMAGES.

     Our success depends in large part on our ability to adequately protect our intellectual property rights. We seek to protect our source code, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We require our customers to enter into license agreements, which impose restrictions on our customers' ability to utilize our CenterStage products. In addition, we seek to avoid disclosure of our trade secrets by, among other methods, restricting access to our source code and requiring those persons with access to our proprietary information to sign confidentiality agreements with us. However, some of these confidentiality agreements contain provisions that may permit these persons, in some circumstances, to develop products based on our proprietary information as a result of their access to our source code. If these persons develop products based on our proprietary information, the value of our proprietary information will be adversely impacted. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology is difficult, and while we are unable to determine the extent to which piracy of our CenterStage products exists, software piracy can be a persistent problem. In addition, as we expand our operations globally, we become increasingly exposed to intellectual property infringement since the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may copy our CenterStage products, independently develop similar technology, or design around our intellectual property. If we fail to adequately protect our intellectual property, our ability to compete may be seriously harmed.

     There has been a substantial amount of litigation in the software industry regarding intellectual property rights. It is possible that in the future third parties may claim that our current or future products infringe their intellectual property. We expect that software developers will increasingly be susceptible to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any intellectual property claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Any royalty or licensing agreements, if required, may not be available on terms acceptable to us, or may not be available at all, which could jeopardize the viability of our business.

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

THERE IS SUBSTANTIAL RISK THAT FUTURE REGULATIONS COULD BE ENACTED THAT EITHER DIRECTLY RESTRICT OUR BUSINESS OR INDIRECTLY IMPACT OUR BUSINESS BY LIMITING THE GROWTH OF INTERNET COMMERCE.

     As Internet commerce evolves, we expect federal, state or foreign agencies to adopt regulations covering many issues, including user privacy, pricing, content and quality of products and services. If enacted, these laws, rules or regulations could limit the market for our CenterStage products and related services, which could adversely affect our operating results and business prospects. Although many of these regulations may not apply to our business directly, we expect that laws regulating the solicitation, collection or processing of personal/consumer information could indirectly affect our business. The Telecommunications Act of 1996 prohibits some types of information and content from being transmitted over the Internet. The prohibition's scope and the liability associated with a Telecommunications Act violation are currently unsettled. In addition, although substantial portions of the Communications Decency Act were held to be unconstitutional, we are unsure whether similar legislation will be enacted and upheld in the future. It is possible that legislation could expose companies involved in Internet commerce to liability, which could limit the growth of Internet commerce generally. Legislation like the Telecommunications Act and the Communications Decency Act could dampen the growth of Internet usage and decrease its acceptance as a commercial medium. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. Our costs could increase and our growth could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and on-line businesses.

OUR PLANNED INTERNATIONAL OPERATIONS MAY NOT BE SUCCESSFUL AND WILL MAKE US SUSCEPTIBLE TO VARIOUS RISKS.

     We began our international operations in the fourth quarter of 1999 by hiring our initial employees in Europe. Establishing our international operations will require significant management attention and financial resources and could harm our financial performance by increasing our costs. We have very limited experience in marketing, selling and distributing our CenterStage products and related services internationally. We may encounter difficulties in staffing and managing offices in foreign countries because of our inexperience and unfamiliarity with local conditions, as well as shortages of qualified personnel in some countries. Some countries provide little or no protection of intellectual property rights. Our products may be copied with impunity in such countries. We may find that the costs of customizing our products in some foreign countries exceeds our estimates or results in delays in product readiness. Some countries provide only minimal levels of protection to trade creditors in collecting amounts due, which could result in difficulties in collecting accounts receivable.

OUR SYSTEMS ARE SUSCEPTIBLE TO EXTERNAL EVENTS THAT MAY IMPACT OUR ABILITY TO CONDUCT OUR BUSINESS OPERATIONS.

     We are vulnerable to a major earthquake and other calamities. Our operational facilities are located in the San Francisco Bay area, a seismically active region. Our computer systems, as well as the telecommunications and other infrastructure serving our operations, are potentially vulnerable to a major earthquake. We have not undertaken a systematic analysis of the potential consequences to our business and financial results from a major earthquake and do not have a recovery plan for earthquake, fire, flood, systemic power or communication failure, sabotage or similar disasters. We are unable to predict the effects of any such event, but the effects could be seriously harmful to our business.

PROBLEMS RELATED TO THE "YEAR 2000 ISSUE" COULD ADVERSELY AFFECT OUR BUSINESS.

     The "year 2000 issue" refers generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results. We designed our CenterStage products to be year 2000 compliant provided that the operating system of the host computer and any other software used with our products are year 2000 compliant. Risks are posed if, despite our investigation and remediation efforts, one or more of the following occurs:

     - our own CenterStage software products contain undetected errors or defects associated with the year 2000 problem;

     - third party hardware and software used with our CenterStage products experiences problems which are wrongly attributed to us;

     - our suppliers, internal information technology systems or non-information technology systems, including telecommunications systems and utilities, experience problems; and

     - our customers experience year 2000 problems.

     Although we have not to date experienced these problems to any significant extent the occurrence of any of these problems later in the year 2000 is possible and could result in delays or losses of revenues, diversion of our development resources, damage to our reputation, increased service and warranty costs and litigation costs. Our current or future customers may incur significant expenses to achieve year 2000 compliance. If our customers are not year 2000 compliant, they may experience material costs to remedy problems, they may face litigation costs and they may delay purchases or implementation of our CenterStage products. Year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for purchases of our CenterStage products and related services. As a result, our revenues could be adversely affected. Regardless of whether we experience year 2000 problems, enterprises may reduce their spending on software and systems during early 2000 in connection with the potential effects of the year 2000 or to concentrate their resources on remediation. In addition, we may experience material problems and costs with year 2000 compliance that could adversely affect our net operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance." We have not developed a contingency plan to address situations that may result if we are unable to achieve year 2000 readiness of our critical operations or if our customers or vendors encounter significant year 2000 compliance problems.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS; THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUSCEPTIBLE TO RISKS, UNCERTAINTIES AND OTHER FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

     This proxy statement/prospectus contains forward-looking statements that involve risks and uncertainties. We use the words "anticipates," "believes," "plans," "expects," "future," "seeks," "estimates" and "intends" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of e-commerce and the use of the Internet for engaging in purchasing transactions. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in "Risk Factors" and elsewhere in this prospectus.

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

                         THE ONDISPLAY SPECIAL MEETING

DATE, TIME AND PLACE OF ONDISPLAY'S SPECIAL MEETING

     The date, time and place of the special meeting of OnDisplay stockholders are as follows:

                                 March 30, 2000
                             9:00 a.m. Pacific Time
                       12667 Alcosta Boulevard, Suite 300
                          San Ramon, California 94583

PURPOSE OF THE SPECIAL MEETING

     The special meeting is being held so that OnDisplay stockholders may consider and vote upon a proposal to approve issuance of OnDisplay common stock in a merger with Oberon Software Incorporated that will cause Oberon to become a wholly-owned subsidiary of OnDisplay. The meeting is also being held so that OnDisplay stockholders may consider and vote upon a proposal to approve an increase of the number of shares of common stock reserved for issuance of stock options under the 1996 Stock Plan from 4,975,000 to 6,975,000 and such other business as may properly come before the special meeting. The merger agreement is included as Annex A to the attached proxy statement/prospectus. If the merger is approved, among other things:

     - ObiOne Acquisition Corporation, a wholly-owned subsidiary of OnDisplay, will merge with and into Oberon.

     - OnDisplay will issue shares of common stock in the merger as contemplated by the merger agreement. OnDisplay will issue .0912 shares of OnDisplay common stock for each share of outstanding Oberon capital stock.

  RECORD DATE AND OUTSTANDING SHARES

     OnDisplay's board of directors has fixed the close of business on March 3, 2000 as the record date for the special meeting. Only holders of record of OnDisplay common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were approximately 20,175,507 shares of OnDisplay common stock outstanding and entitled to vote, held of record by approximately 177 stockholders.

VOTE AND QUORUM REQUIRED

     Under OnDisplay's certificate of incorporation and bylaws, and under Delaware law, no vote of OnDisplay stockholders is required to approve the merger and issuance of OnDisplay shares. However, because Mr. J. Mandile is a director of both Oberon and OnDisplay and owns OnDisplay common stock, entities affiliated with Matrix Partners are stockholders of both Oberon and OnDisplay and one of the general partners of Matrix Partners serves as a director of OnDisplay while another serves as a director of Oberon, a stockholder vote is required under rule 4460(i) of the NASD rules relating to the Nasdaq Stock Market.

     Holders of OnDisplay's common stock are entitled to one vote for each share held as of the record date. Approval of each of the proposals to be voted upon by OnDisplay stockholders requires the affirmative vote of a majority of the common stock of OnDisplay present in person or represented by proxy at the meeting. Attendance at the meeting in person or by proxy of a majority of the outstanding common stock of OnDisplay is required for a quorum.

     THE HOLDERS OF APPROXIMATELY 54.2% OF THE OUTSTANDING SHARES OF ONDISPLAY HAVE AGREED TO VOTE FOR APPROVAL OF THE ISSUANCE OF ONDISPLAY COMMON STOCK IN THE MERGER. THEREFORE, THE REQUISITE STOCKHOLDER APPROVAL IS ASSURED.

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

     On the record date, directors, executive officers and affiliates of OnDisplay as a group beneficially owned approximately 11,039,342 shares of OnDisplay common stock, excluding any shares that may have been purchased by affiliates since February 15, 2000.

ABSTENTIONS; BROKER NON-VOTES

     Abstentions will be included in determining the number of shares present and voting at the meeting and will have the same effect as votes against these proposals. In the event that a broker, bank, custodian, nominee or other record holder of OnDisplay common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

EXPENSES OF PROXY SOLICITATION

     OnDisplay will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, OnDisplay and its agents also may solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, OnDisplay will request brokers, custodians, nominees and other record holders of OnDisplay common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of OnDisplay common stock and to request authority for the exercise of proxies. In such cases, OnDisplay upon the request of the record holders, will reimburse such holders for their reasonable expenses.

PROXIES

     The proxy accompanying this proxy statement/prospectus is solicited on behalf of the OnDisplay board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to OnDisplay. All properly signed proxies that OnDisplay receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the issuance of OnDisplay common stock in connection with the Oberon merger and increase of the number of shares reserved under the 1996 Stock Plan.

REVOCABILITY OF PROXIES

     Unless you have signed a voting agreement, you may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

     - delivering a written notice to the secretary of OnDisplay by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

     OnDisplay's board of directors does not know of any matter that is not referred to in this proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

                           THE OBERON SPECIAL MEETING

GENERAL: DATE, PLACE AND TIME

     This document is being furnished to holders of Oberon stock in connection with the solicitation of proxies by the Oberon board of directors for use at the special meeting of stockholders of Oberon to be held on March 30, 2000, at 10:00 a.m. local time at the headquarters of Oberon located at 215 First Street, Cambridge, Massachusetts 02142, and at any adjournment or postponement of the meeting.

MATTERS TO BE CONSIDERED

     At the special meeting, Oberon stockholders will be asked to consider and vote upon a proposal to adopt and approve the merger agreement and the merger.

BOARD OF DIRECTORS' RECOMMENDATION

     A special committee of Oberon's board of directors, as well as the full board, has unanimously approved the merger agreement and the merger and recommends a vote FOR adoption of the merger agreement and approval of the merger.

RECORD DATE

     Pursuant to Massachusetts law, the close of business on the next day preceding the date on which notice is given is the record date for the special meeting. Accordingly, only holders of Oberon capital stock of record at the close of business will be entitled to notice of, and to vote at, the special meeting.

STOCKHOLDERS ENTITLED TO VOTE

     As of the close of business on March 6, 2000, there were approximately 6,633,062 shares of common stock, 11,300,000 shares of series 1 convertible participating preferred stock and 3,399,598 shares of series 2 convertible non-participating preferred stock of Oberon outstanding and entitled to vote. The holders of common stock are entitled to cast one vote for each share of common stock they hold on each matter submitted to the common stockholders for a vote at the special meeting. The holders of series 1 and 2 preferred stock are entitled to cast one vote for each share of common stock into which their series 1 and 2 preferred stock, as the case may be, could then be converted on each matter submitted to a vote at the special meeting. The presence in person or by proxy of the holders of a majority of the shares of Oberon stock entitled to vote is necessary to constitute a quorum for the transaction of business at the special meeting.

REQUIRED VOTE

     Approval of the merger agreement under Massachusetts law and Oberon's articles of organization requires the affirmative vote of the holders of:

     - at least two-thirds of the outstanding shares of common stock and shares of series 1 and 2 preferred stock voting as a single class on an as converted basis; and

     - at least a majority of the outstanding shares of series 1 and 2 preferred stock, each voting as a separate class.

     The holders of approximately 87.6% of the outstanding shares of Oberon capital stock and 100% of the Oberon series 1 and 64.7% of the Oberon series 2 preferred stock have agreed to vote in favor of approval of the merger agreement and the merger and against any other alternative transaction. An alternative transaction is:

     - a transaction pursuant to which any third party other than OnDisplay or its affiliates acquires more than 20% of the outstanding shares of Oberon common stock pursuant to a tender offer, exchange offer or otherwise;

     - a merger or other business combination involving Oberon pursuant to which any third party acquires more than 20% of the outstanding shares of common stock of Oberon or of the surviving entity;

     - any other transaction where any third party acquires assets, of Oberon having a fair market value equal to more than 20% of the fair market value of all the assets of Oberon immediately prior to such transaction; or

     - any public announcement by a third party of its intention to do any of the foregoing or any agreement to engage in any of the foregoing.

PROXIES

     This document is being furnished to Oberon stockholders in connection with the solicitation of proxies by the Oberon board of directors for use at the special meeting, and is accompanied by a form of proxy.

     All shares of Oberon stock that are entitled to vote and are represented at the Oberon special meeting by properly executed proxies received before or at the meeting, and not revoked, will be voted at the meeting in accordance with the instructions indicated on the proxies. If a proxy is properly executed but no vote is specified, the proxy will be voted for adoption of the merger agreement and approval of the merger, except for proxies submitted by record holders of shares of Oberon stock who indicate that they have not received voting instructions from the beneficial holders of those shares.

     If any other matters are properly presented for consideration at the Oberon special meeting, the persons named in the enclosed form of proxy will have the discretion to vote on those matters using their best judgment. Additional matters which may come before the meeting include consideration of a motion to adjourn the meeting to another time and/or place, which may be necessary for the purpose of soliciting additional proxies from Oberon stockholders. The proxy holders will not adjourn the meeting if there are insufficient votes to approve the proposals at the date of the meeting.

REVOCABILITY OF PROXIES

     Any person who gives a proxy pursuant to this solicitation may revoke it at any time before it is voted. To revoke a proxy, you must:

     - submit a later dated proxy with respect to the same shares at any time before the vote on the adoption of the merger agreement;

     - deliver written notice of revocation to the Clerk of Oberon at any time before the vote; or

     - attend the special meeting and vote in person.

     Your attendance at the special meeting alone is not sufficient to revoke a proxy.

     Any written notice of revocation or subsequent proxy must be delivered at or before the taking of the vote at the special meeting to Oberon Software Incorporated, 215 First Street, Cambridge, Massachusetts 02142, Attention:
Clerk.

     If you have signed a voting agreement, you may not revoke your proxy.

SOLICITATION OF PROXIES

     The expense of the solicitation of proxies for the special meeting will be borne by OnDisplay, including the cost of printing and mailing this document. In addition to solicitation by mail, directors, officers and employees of Oberon may solicit proxies in person or by telephone, fax or other means of communications. These directors, officers and employees will not receive additional compensation.

OBERON STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

                                APPRAISAL RIGHTS

     If the merger is completed, holders of Oberon capital stock who object to the merger are entitled to appraisal rights under Massachusetts law. In order to exercise appraisal rights, Oberon stockholders must strictly adhere to the provisions of Massachusetts law governing appraisal rights. The following is a summary of the relevant provisions of Massachusetts law. The description below is only a summary and is qualified by reference to the relevant provisions of Massachusetts law, a copy of which is attached hereto as Annex D.

     In order to exercise your appraisal rights, you must take the following steps:

     - send a written objection to the merger to Oberon before the special meeting stating your intention to demand payment for your shares of Oberon capital stock if the merger is approved and the merger occurs;

     - do NOT vote in favor of the merger; and

     - send a written demand to Oberon for payment for your Oberon shares within twenty days after you received notice from Oberon that the merger has occurred. Oberon will send the notice within 10 days after the merger is completed.

     The written objection and written demand should be delivered to Oberon Software Incorporated, 215 First Street, Cambridge, Massachusetts 02142,
Attention: Clerk. We recommend that you send the objection and demand by registered or certified mail, return receipt requested.

     Please note that, if you file a written objection with Oberon prior to the special meeting, you do not need to vote against the merger. However, if you file a written objection with Oberon prior to the special meeting and vote in favor of the merger, you will be deemed to have waived your right to exercise appraisal rights.

     If you have followed the procedures set forth above and the merger is completed, Oberon will contact you within 10 days after the effective time of the merger in order to determine the fair value of your Oberon capital stock. The "fair value" of your Oberon capital stock will be determined as of the day before approval of the merger by the Oberon stockholders and will exclude any value arising from the expectation of the merger. If Oberon and you have not agreed as to the fair value of your stock within 30 days after you receive notice from Oberon that the merger has occurred, both you and Oberon will have the right to have the court determine the fair value by filing a bill in equity in the Superior Court Department of Middlesex County, Massachusetts no later than four months after the expiration of the negotiation period.

     After filing the bill in equity, the court or special master will hold a hearing and enter a decree determining the fair value of your Oberon capital stock and ordering Oberon to make payment to you of such value. You will also be paid interest from the date of the special meeting to the time that you surrender your certificates representing your shares of Oberon capital stock to the exchange agent. The determination of fair value made by the court or special master will be binding on and enforceable by you and the other Oberon stockholders who have properly executed their appraisal rights.

     The fair value of the Oberon capital stock could be worth more than, the same as, or less than the value of the OnDisplay common stock you would otherwise have received by exchanging your shares of Oberon capital stock for share of OnDisplay common stock.

     Your appraisal rights are your only remedy if you object to the merger, unless the merger is determined to have been illegal, fraudulent or in breach of the fiduciary duties of the Oberon board of directors.

     If you exercise your appraisal rights, after the merger is completed you will not have any rights as an Oberon or OnDisplay stockholder, including the right to receive notices of meetings, vote at meeting or receive dividends, if any.

                               THE OBERON MERGER

     This section of the proxy statement/prospectus describes the proposed Oberon merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we referred to for a more complete understanding of the merger.

BACKGROUND OF THE OBERON MERGER AND RELATED AGREEMENTS

     OnDisplay is regularly involved in the review of private and public companies with which it may form strategic partnerships to further its objectives in the Internet commerce market. During the course of 1997, OnDisplay was made aware of Oberon by J. Mandile, an OnDisplay director and an Oberon director who is affiliated with Sigma Partners, a venture capital firm. In 1997 the two companies were in different markets with similar challenges. The Chief Executive Officers of each company, M. Pine of OnDisplay and J. Chappell of Oberon, were introduced and began a series of infrequent discussions on the markets and the companies.

     On August 25, 1999, Mr. Pine met Mr. Chappell and certain executives at Oberon's headquarters in Cambridge, Massachusetts to discuss potential strategic opportunities for the two companies.

     On September 1, 1999, Mr. Pine invited Mr. Chappell to visit OnDisplay's headquarters in San Ramon, California, to provide an overview of Oberon and discuss strategic opportunities for the two companies. On September 9, 1999, Mr. Chappell made a strategic overview presentation to the OnDisplay board of directors on the potential benefits of a strategic partnership with Oberon.

     No further meetings or discussions ensued until December 16, 1999, when Mr. Pine, who was in New York City on other business, met with Mr. Chappell for breakfast. Mr. Pine invited Mr. Chappell to meet with OnDisplay management in San Ramon and broaden the scope of the September discussions.

     At a December 20, 1999 meeting of the Oberon board of directors, Mr. Chappell reviewed the discussions with Mr. Pine and the potential benefits of a strategic relationship. Mr. Chappell was authorized to begin discussions with OnDisplay about a potential business combination.

     On December 23, 1999, Mr. Pine and Mr. Chappell met with OnDisplay's V. Mohan, Chief Operating Officer, S. Pierini, Vice President of Product Marketing, and other managers of OnDisplay and Mr. Chappell presented an overview of Oberon. Following the meeting, Mr. Pine and Mr. Chappell discussed the possibility of a business combination and scheduled a visit to Cambridge, Massachusetts for exchange of business and technical information.

     On January 4, 2000, OnDisplay and Oberon both signed a confidentiality agreement.

     From January 4 through January 17, 2000 the two companies and their respective financial and legal advisors conducted due diligence and negotiations relating to a potential strategic relationship and proposed terms of the merger agreement.

     At a January 10, 2000 meeting of the Oberon board of directors, Mr. Chappell updated the directors concerning ongoing discussions with OnDisplay, including a proposed merger in which OnDisplay would issue shares having a value of approximately $200 million for all shares of Oberon capital stock and options. The directors discussed the proposal and authorized a special committee composed of all of the directors other than J. Mandile and M. Humphreys, a general partner of Matrix Partners, to engage SoundView, as financial advisor, and authorized the execution of a letter in which Oberon agreed not to engage in any discussions with third parties with regard to possible business combinations prior to January 20, 2000 and directed management to continue negotiations with OnDisplay. Following this meeting, the special committee retained SoundView as a financial advisor.

     On January 10, 2000, OnDisplay engaged Robertson Stephens, Inc. to provide financial advisory services to OnDisplay in connection with a combination with Oberon.

     On January 13, 2000, OnDisplay held a special board of directors meeting to discuss the proposed business combination. At the outset of the meeting, J. Mandile and T. Barrows, a general partner of Matrix Partners, were excused from any discussions on the matter. The board of directors discussed the proposed key terms of the transaction and the results of the investigations of Oberon by the management and attorneys of OnDisplay. The board of directors received a presentation from its financial advisor and authorized management to continue discussions.

     On January 14, 2000, the Oberon special committee met to review a draft merger agreement, including the representations and warranties, closing conditions and indemnification and escrow provisions. Management was directed to continue negotiations with OnDisplay.

     On January 16, 2000, the Oberon special committee met with its legal and financial advisors. At this meeting, the special committee reviewed the terms of the merger agreement and related agreements. Representatives of SoundView reviewed the financial aspects of the proposed transaction and rendered an oral opinion, subsequently confirmed in writing, that the terms of the proposed transaction were fair, from a financial point of view, to the Oberon stockholders. The special committee subsequently unanimously recommended approval of the Oberon merger and merger agreement to the full Oberon board of directors. At a meeting of the Oberon board immediately following the special committee meeting, the Oberon board unanimously voted to approve the merger and the merger agreement.

     On January 17, 2000, the OnDisplay board of directors met. At this meeting the board of directors reviewed final terms of the transaction documents and received from Robertson Stephens, Inc., its financial advisor, its oral opinion, subsequently confirmed in writing, that the consideration to be paid by OnDisplay in the merger was fair from a financial point of view, to OnDisplay. Thereafter, the board of directors of OnDisplay, with J. Mandile and T. Barrows excused, unanimously approved the merger and merger agreement.

     On January 18, 2000 prior to the opening of the Nasdaq Stock Market, OnDisplay announced the execution of the merger agreement.

ONDISPLAY'S REASONS FOR THE MERGER

     In deciding to approve the merger and merger agreement, the OnDisplay board concluded that acquiring Oberon was in the best interests of OnDisplay and its stockholders. In reaching this decision, the OnDisplay board discussed and considered several potential benefits created by the pending business combination:

     - Merging with Oberon should expand the functionality and breadth of our product offerings to existing and prospective OnDisplay clients -- particularly, in fulfilling the need for business process automation software and application integration for business-to-business, business-to-consumer and electronic marketplace applications. OnDisplay should be able to integrate Oberon's eEnterprise software suite and broad selection of application adapters, or Oberon Building Blocks, into the OnDisplay product line. Oberon's software suite and Oberon Building Blocks represent a highly complementary solution to OnDisplay's existing CenterStage platform for e-business portals and e-marketplaces.

     - Using the combined product set, OnDisplay customers should be able to implement standard business processes -- including order acknowledgements and inventory status checks -- without the need to know which applications their trading partners have deployed, and without having to write code. When combined with our additional content aggregation, syndication and notification products, the integrated suite provides one of the industry's most comprehensive e-business infrastructure solutions.

     - Merging with Oberon should give OnDisplay a competitive advantage in the business-to-business integration market. The addition of Oberon's business process automation capabilities to OnDisplay's already strong aggregation, integration and exchange technologies creates one of the most comprehensive, easy to use, and high-performance e-business infrastructure software solutions on the market, thereby erecting a significant competitive barrier to other vendors.

     - Merging with Oberon will expand On Display's research and development resources, making available a stable and productive engineering team in Cambridge, Massachusetts, a visual software design environment and domain expertise in the business process automation and application integration market.

     The discussion of the information and factors considered by the OnDisplay board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the OnDisplay board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

RECOMMENDATION OF ONDISPLAY'S BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, THE ONDISPLAY BOARD OF DIRECTORS HAS DETERMINED THE MERGER AGREEMENT AND THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF ITS STOCKHOLDERS. IN CONNECTION WITH THE MERGER, ONDISPLAY'S BOARD OF DIRECTORS, WITH THE EXCEPTION OF TWO DIRECTORS WHO WERE RECUSED FOR A POTENTIAL CONFLICT OF INTEREST, RECOMMENDS APPROVAL OF THE ISSUANCE OF SHARES OF ONDISPLAY COMMON STOCK IN THE MERGER AS DESCRIBED IN THIS PROSPECTUS/PROXY STATEMENT.

OBERON'S REASONS FOR THE OBERON MERGER

     Oberon believes the following are reasons why the merger will be beneficial to Oberon and its stockholders:

     - the exchange ratio;

     - the merger will enable Oberon to capitalize on OnDisplay's strong direct sales organization with proven marketing and distribution expertise in the e-business market, and the significant financial resources of OnDisplay will increase the visibility and accessibility of Oberon's products;

     - OnDisplay's research and development staff will enable Oberon to focus and accelerate its product development activities and OnDisplay's larger professional services staff will enable Oberon to accelerate its product implementation activities;

     - the merger will provide Oberon with immediate access to additional financial resources to accelerate its growth, as well as access to the public markets for further capital, if needed; and

     - the consideration to be paid to Oberon's stockholders in the merger will be shares of OnDisplay common stock, which are publicly traded on the Nasdaq National Market and more readily marketable than shares of Oberon stock.

RECOMMENDATION OF OBERON'S BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, A SPECIAL COMMITTEE OF OBERON'S BOARD OF DIRECTORS, AS WELL AS THE FULL BOARD OF DIRECTORS, UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF ITS STOCKHOLDERS AND UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER, AS DESCRIBED IN THIS PROSPECTUS/PROXY STATEMENT.

     In considering the recommendation of a special committee of Oberon's board of directors, as well as the full board of directors, with respect to the merger agreement, you should be aware that some directors and officers of Oberon have interests in the merger that are different from, or are in addition to the interests of Oberon stockholders generally. Please see the section entitled "Interests of Certain Directors, Officers and Affiliates in the Merger" on page 49 of this proxy statement/prospectus.

OPINION OF ONDISPLAY'S FINANCIAL ADVISOR (SEE APPENDIX B FOR A COPY OF THE FULL OPINION)

     Under a letter agreement dated January 10, 2000, OnDisplay engaged Robertson Stephens to render an opinion as to the fairness of the exchange ratio, from a financial point of view, to OnDisplay.

     On January 16, 2000, at a meeting of the OnDisplay board held to evaluate the proposed merger, Robertson Stephens delivered to OnDisplay's board its oral opinion that, as of January 16, 2000 and based on the matters considered and the limitations on the review undertaken described in the opinion, the 0.0912 exchange ratio was fair from a financial point of view to OnDisplay. Shortly thereafter, Robertson Stephens delivered a written opinion, dated January 17, 2000 to the same effect. The 0.0912 exchange ratio was determined through negotiations between the respective managements of OnDisplay and Oberon. Robertson Stephens was not asked by, and did not recommend to, OnDisplay that any specific exchange ratio constituted the appropriate exchange ratio for the merger.

     You should consider the following when reading the discussion of the opinion of OnDisplay's financial advisor in this document:

     - We urge you to read carefully the entire opinion of Robertson Stephens, which is set forth in appendix B to this proxy statement/prospectus and is incorporated by reference.

     - The following description of the Robertson Stephens opinion is qualified by reference to the full opinion located in appendix B to this proxy statement/prospectus. The full opinion sets forth, among other things, the assumptions made by Robertson Stephens, the matters it considered and the limitations on the review undertaken.

     - The Robertson Stephens opinion was prepared for the benefit and use of the OnDisplay board in its consideration of the merger and does not constitute a recommendation to stockholders of OnDisplay as to how they should vote at the special meeting, or take any other action, in connection with the merger.

     - The Robertson Stephens opinion does not address the relative merits of the merger and any other transactions or business strategies discussed by the OnDisplay board as alternatives to the merger agreement or the underlying business decision of the OnDisplay board to proceed with or effect the merger.

     Although developments following the date of the Robertson Stephens opinion may affect the opinion, Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The Robertson Stephens opinion is necessarily based upon market, economic and other conditions that were in effect on, and information made available to Robertson Stephens as of, the date of the opinion. You should understand that subsequent developments may affect the conclusion expressed in the Robertson Stephens opinion, and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion. The Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the 0.0912 exchange ratio to OnDisplay.

Opinion and Analysis of Robertson Stephens

     In connection with the preparation of the Robertson Stephens opinion, Robertson Stephens:

     - reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning (a) Oberon prepared by the managements of Oberon and OnDisplay, respectively, and (b) OnDisplay prepared by the management of OnDisplay;

     - reviewed with OnDisplay certain publicly available research estimates of research analysts regarding OnDisplay;

     - held discussions with the respective managements of Oberon and OnDisplay concerning the businesses, past and current operations, financial condition and future prospects of both Oberon and

       OnDisplay, independently and combined, including discussions with the managements of Oberon and OnDisplay concerning their views regarding the strategic rationale for the merger;

     - reviewed the financial terms and conditions set forth in the draft merger agreement;

     - reviewed the stock price and trading history of OnDisplay common stock;

     - compared the financial performance of Oberon with that of certain publicly traded companies that it deemed comparable with Oberon;

     - compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that it deemed relevant;

     - reviewed the pro forma impact of the merger on OnDisplay's revenue per share and earnings per share;

     - prepared an analysis of the relative contributions of Oberon and OnDisplay to the combined company;

     - participated in discussions and negotiations among representatives of Oberon and OnDisplay and their financial and legal advisors; and

     - made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

     In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all the financial and other information provided to it (including information furnished to it orally by the managements of OnDisplay and Oberon) or publicly available and neither attempted independently to verify, nor assumed responsibility for verifying, any of such information. Robertson Stephens relied upon the assurances of the managements of OnDisplay and Oberon that they were not aware of any facts that would make the information inaccurate or misleading. Furthermore, Robertson Stephens did not make or obtain, or assume responsibility for making or obtaining, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of OnDisplay or Oberon, nor was it furnished with any such evaluations or appraisals.

     With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of OnDisplay and Oberon that Robertson Stephens reviewed, upon the advice of the managements of OnDisplay and Oberon, Robertson Stephens assumed that:

     - these forecasts and projections were reasonably prepared in good faith on the basis of reasonable assumptions;

     - these forecasts and projections reflected the best currently available estimates and judgments as to the future financial condition and performance of OnDisplay and Oberon; and

     - these projections and forecasts would be realized in the amounts and in the time periods currently estimated.

     In addition, Robertson Stephens assumed that:

     - the merger will be consummated upon the terms set forth in the draft merger agreement made available to it without material alteration, including, among other things, that the merger will be accounted for as a "purchase method" business combination in accordance with United States generally accepted accounting principles;

     - the merger will be treated as a "reorganization" as defined in the Internal Revenue Code of 1986, as amended;

     - the historical financial statements of each of OnDisplay and Oberon reviewed by it were prepared and fairly presented in accordance with United States generally accepted accounting principles consistently applied; and

     - the exchange ratio will not be increased as a result of provisions of the draft merger agreement.

     Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of its legal counsel.

     Robertson Stephens expressed no opinion as to:

     - the value of any employee agreement or other arrangements entered into in connection with the merger;

     - any tax or other consequences that may result from the merger; or

     - the value of OnDisplay common stock when issued to Oberon's stockholders in connection with the merger or the price at which shares of OnDisplay common stock may be traded in the future.

     The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Certain of the information in this section is presented in tabular form. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY ROBERTSON STEPHENS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE ROBERTSON STEPHENS OPINION IS BASED ON THE TOTALITY OF THE VARIOUS ANALYSES WHICH IT PERFORMED, AND NO PARTICULAR PORTION OF THE ANALYSIS HAS ANY MERIT STANDING ALONE.

     Comparable Company Analysis. Using publicly available information, Robertson Stephens analyzed, among other things, the trading multiples of OnDisplay and the following selected publicly traded companies in the Internet infrastructure software segment:

     - Active Software

     - BEA Systems

     - New Era of Networks

     - TIBCO

     - TSI Software

     - Vitria

     Revenues. As set forth in the following table, applying a range of multiples for these companies for calendar years 1999 and 2000 to corresponding revenue data for OnDisplay resulted in the following range of implied exchange ratios and equity values for calendar years 1999 and 2000.

                                             RANGE OF           IMPLIED              IMPLIED
             CALENDAR YEAR                  MULTIPLES       EXCHANGE RATIO        EQUITY VALUE
             -------------                --------------    ---------------    -------------------
1999....................................  15.0x to 50.0x    0.038x - 0.122x    $ 86 - $273 million
2000....................................  10.0x to 30.0x    0.044x - 0.128x    $ 99 - $286 million
With Control Premium(a)
1999....................................                    0.045x - 0.181x    $102 - $406 million
2000....................................                    0.053x - 0.190x    $118 - $427 million

---------------
(a) Assumed a control premium in the 20% - 50% range.

     Precedent Transaction Analysis. Robertson Stephens analyzed the aggregate value and implied transaction value multiples paid or proposed to be paid in selected precedent transactions in the Internet infrastructure software industry, including:

     Mergent Systems, Inc./Commerce One (January 5, 2000)

     Signio/VeriSign (December 17, 1999)

     Tradex/Ariba (December 16, 1999)

     Rubric/Broadbase Software (December 9, 1999)

     NetDialog/Kana (December 6, 1999)

     Business Evolution/Kana (December 6, 1999)

     RightPoint Software/E.piphany (November 16, 1999)

     NetEffects/Ask Jeeves (November 15, 1999)

     Trading Dynamics/Ariba (November 15, 1999)

     TheoryCenter/BEA Systems (November 10, 1999)

     Robertson Stephens compared, among other things, the aggregate value in these transactions as a multiple of the preceding twelve months' revenues ("LTM"), the following 12 months' revenues ("NTM") and the number of employees. Applying these multiples to similar revenue figures for OnDisplay resulted in the following range of implied exchange ratios and implied equity values. Revenue data was not publicly available for a number of the companies represented in the selected precedent transactions.

                                            RANGE OF            IMPLIED              IMPLIED
                                            MULTIPLES       EXCHANGE RATIO        EQUITY VALUE
                                         ---------------    ---------------    -------------------
NTM Revenues...........................   30.0x to 50.0x    0.128x - 0.211x    $286 - $473 million
Employees..............................    $3.0 - $8.0MM    0.136x - 0.359x    $306 - $806 million

     Robertson Stephens analyzed the aggregate value, and compared the aggregate value as a multiple of the last round of financing, for selected precedent transactions in the Internet industry, including:

     Signio/VeriSign (December 17, 1999)

     Tradex/Ariba (December 16, 1999)

     Rubric/Broadbase Software (December 9, 1999)

     Netmind/Puma Technology (December 8, 1999)

     Business Evolution/Kana (December 6, 1999)

     RightPoint Software/E.piphany (November 16, 1999)

     Net Effects/Ask Jeeves (November 15, 1999)

     WebMD/Healtheon (May 20, 1999)

     Applying these multiples resulted in the following range of implied exchange ratios and implied equity values.

                                              RANGE OF          IMPLIED              IMPLIED
                                             MULTIPLES      EXCHANGE RATIO        EQUITY VALUE
                                            ------------    ---------------    -------------------
Multiple of latest round of financing.....  5.0x - 10.0x    0.132x - 0.263x    $295 - $590 million

     No company, transaction or business used in the Comparable Company Analysis or the Selected Precedent Transaction Analysis as a comparison is identical to OnDisplay, Oberon or the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies or the business segment, company or transactions to which they are compared.

     Contribution Analysis. Robertson Stephens analyzed the respective contributions of OnDisplay and Oberon to the estimated revenues of the combined company for fiscal years 1999, 2000 and 2001. The actual results achieved by the combined company may vary from projected results and the variations may be material.

                                                             ONDISPLAY'S             OBERON'S
                                                           CONTRIBUTIONS TO      CONTRIBUTIONS TO
                                                          COMBINED COMPANY'S    COMBINED COMPANY'S
                      FISCAL YEAR                         ESTIMATED REVENUE     ESTIMATED REVENUES
                      -----------                         ------------------    ------------------
1999....................................................         65.8%                 34.2%
2000....................................................         69.2%                 30.8%
2001....................................................         71.6%                 28.4%

     The above contribution analysis resulted in the following implied exchange ratios and implied equity values for fiscal years 1999, 2000 and 2001.

                                                                 IMPLIED           IMPLIED
                        FISCAL YEAR                           EXCHANGE RATIO     EQUITY VALUE
                        -----------                           --------------    --------------
1999........................................................      0.453x        $1,016 million
2000........................................................      0.388x        $  871 million
2001........................................................      0.346x        $  776 million

     Pro Forma Merger Analysis. Robertson Stephens analyzed the impact of the merger on the revenues of the combined company for fiscal years 2000 and 2001 based on management estimates for OnDisplay and Oberon. The following table summarizes the results of this analysis:

Fiscal year 2000 estimated net revenue per share
  accretion.................................................  24.0%
Fiscal year 2001 estimated net revenue per share
  accretion.................................................  26.7%

     The actual results achieved by the combined company may vary from projected results and such variations may be material.

     Other Factors. While this summary describes the analysis and factors that Robertson Stephens deemed material in its presentation to the OnDisplay board, it is not a comprehensive description of all analysis and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Robertson Stephens is based on all analyses and factors taken as a whole and also on application of Robertson Stephens' own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters many of which are beyond the control of Oberon or Robertson Stephens. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty. Furthermore, no opinion is being expressed as to the prices at which shares of OnDisplay common stock may be traded at any future time.

     OnDisplay's engagement letter with Robertson Stephens provides that, for its services, Robertson Stephens is entitled to receive $500,000 due and payable as follows: $250,000 in cash upon execution of the engagement letter and the remaining $250,000 in cash upon delivery of the opinion, whether or not the opinion is favorable. OnDisplay has also agreed to reimburse Robertson Stephens for its out-of-pocket expenses and to indemnify and hold harmless Robertson Stephens and its affiliates and any other person, director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to OnDisplay. The terms of the fee arrangement with Robertson Stephens, which OnDisplay and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between OnDisplay and Robertson Stephens, and the OnDisplay board was aware of these fee arrangements.

     Robertson Stephens was retained based on Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Robertson Stephens' investment banking relationship and familiarity with OnDisplay. Robertson Stephens has provided financial advisory and investment banking services to OnDisplay from time to time, including acting as lead managing underwriter for OnDisplay's initial public offering. Robertson Stephens may actively trade the equity of OnDisplay for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in these securities.

     Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

OPINION OF OBERON'S FINANCIAL ADVISOR

     SoundView Technology Group was retained by the special committee of the board of directors of Oberon to render an opinion as to whether the exchange ratio to be offered in the merger is fair, from a financial point of view, to the Oberon stockholders.

     On January 16, 2000, SoundView delivered its opinion to the special committee of the board of directors of Oberon that, as of such date, based upon the facts and circumstances as they existed at that time, and subject to certain assumptions made, matters considered and limits of review set forth therein, the exchange ratio to be offered in the merger is fair, from a financial point of view, to the Oberon stockholders.

     The full text of the written opinion of SoundView, dated January 16, 2000, which sets forth, among other things, the assumptions made, matters considered, and the scope and limitations of the review undertaken and procedures followed by SoundView in rendering its opinion, is included in Appendix C to this proxy statement/prospectus. SoundView's opinion is directed only to the fairness of the exchange ratio to be offered in the merger, from a financial point of view, to the Oberon stockholders. SoundView's opinion was delivered for the use and benefit of the special committee of the board of directors of Oberon in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any Oberon stockholder as to how such stockholder should vote with respect to the proposed merger. The summary of the opinion of SoundView set forth below is qualified by reference to the full text of the opinion. Oberon stockholders are urged to read this opinion in its entirety.

     In connection with rendering its opinion, SoundView, among other things:

     (i) reviewed the Agreement and Plan of Reorganization and the specific terms of the merger set forth therein, and have assumed that the final form of the Agreement and Plan of Reorganization would not vary in any regard that is material to its analysis;

     (ii) reviewed Oberon's financial and operating information for the two-year period ended September 30, 1999 and the three-month period ended December 31, 1999;

     (iii) reviewed OnDisplay's financial and operating information for the three year period ended December 31, 1999;

     (iv) reviewed certain financial and operating information regarding the businesses, operations and prospects of Oberon and OnDisplay, including forecasts and projections, provided to us by the managements of Oberon and OnDisplay, respectively;

     (v) reviewed certain publicly available financial information concerning certain other companies it deemed to be reasonably similar to Oberon and OnDisplay and the trading markets for certain of such companies' securities;

     (vi) reviewed the financial terms of the merger and compared them with the financial terms, to the extent publicly available, of certain recent mergers and acquisitions that it deemed relevant;

     (vii) conducted discussions with certain members of senior management of Oberon and OnDisplay concerning their respective businesses and operations, assets, present condition and future prospects; and

     (viii) performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors as it deemed, in its sole judgment, to be necessary, appropriate or relevant to render its opinion.

     SoundView also took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. Its opinion is necessarily based upon conditions as they existed and could be evaluated as of January 16, 2000.

     In arriving at its opinion, SoundView did not make, obtain or assume any responsibility for any independent evaluation or appraisal of the properties and facilities or of the assets and liabilities, contingent or otherwise of either Oberon or OnDisplay. SoundView assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by it in arriving at its opinion, and did not attempt independently to verify, or undertake any obligation to verify, such information. SoundView further relied upon the assurances of the managements of Oberon and OnDisplay that they were not aware of any facts that would make such information inaccurate or misleading. In addition, SoundView assumed that the forecasts and projections provided to it by OnDisplay and Oberon represented the best currently available estimates and judgments of OnDisplay's and Oberon's managements as to the future financial condition and results of operations of OnDisplay and Oberon, respectively, and assumed that such forecasts and projections were reasonably prepared based on such currently available estimates and judgments. SoundView assumed no responsibility for and expressed no view as to such forecasts and projections or the assumptions on which they were based.

     SoundView did not express any view as to the price at which OnDisplay's stock will trade prior to or subsequent to the closing of the merger. Its opinion did not constitute a recommendation of the merger over any other alternative transactions which may have been available to Oberon and did not address the underlying business decision of the special committee of the board of directors of Oberon to proceed with or effect the merger.

     The following is a brief summary of all material aspects of the analyses performed by SoundView in connection with rendering its opinion.

Analyses Relating to Oberon:

Analysis of Selected Comparable Publicly Traded Companies

     Using publicly available information, SoundView compared certain financial, market and operating information of selected publicly traded enterprise application integration vendors that were, in SoundView's judgment, similar to Oberon. Companies analyzed by SoundView in connection with this analysis were Active Software, Inc., BEA Systems, Inc., IONA Technologies plc, New Era of Networks, Inc., Persistence Software, Inc., Tibco Software Inc., TSI International Software Ltd. and Vitria Technology, Inc. For each of the selected companies, SoundView calculated a multiple of market capitalization to projected calendar 2000 and 2001 revenues and a multiple of market capitalization to one-year forward revenues at the time of that company's initial public offering. The table below sets forth the results of such analysis.

                                                                  OBERON COMPARABLE COMPANIES
                                                               ---------------------------------
                                                  OBERON(1)    LOW     MEAN     MEDIAN     HIGH
                                                  ---------    ----    -----    ------    ------
Market Capitalization/2000 Revenue                10.0x        6.8x    40.6x    16.8x     157.2x
  (Projected)...................................
Market Capitalization/2001 Revenue                5.4x         5.5x    24.9x    12.0x     86.7x
  (Projected)...................................
Market Capitalization/One-Year Revenue(2).......  10.0x        1.5x    6.4x     6.4x      14.7x

-------------------------
(1) Market capitalization computed based on closing price of OnDisplay common stock on January 13, 2000.

(2) Market capitalization at initial public offering pricing divided by projected revenue for the one year period after the initial public offering pricing date.

Comparable Transaction Analysis

     Using publicly available information, SoundView analyzed the purchase prices and multiples paid in selected acquisitions of enterprise application integration software vendors that, in SoundView's judgment, were comparable to the business of Oberon. However, SoundView noted that none of such acquisitions took place under market conditions or competitive conditions or circumstances that are directly comparable to a merger as of the date of SoundView's opinion and that, accordingly, qualitative judgments must be made concerning the difference between the characteristics of these transactions and other factors and issues which would affect the price an acquiror is willing to pay in an acquisition. For each of the selected targets, SoundView calculated a multiple of transaction value to LTM revenue. Transaction value was calculated by adding net debt to the company's market capitalization. Net debt was calculated by subtracting cash and cash equivalents from total debt. SoundView analyzed 11 transactions that were completed between December 27, 1997 and December 27, 1999. The table below sets forth the results of such analysis.

                                                                OBERON COMPARABLE TRANSACTIONS
                                                                -------------------------------
                                                   OBERON(3)    LOW     MEAN    MEDIAN    HIGH
                                                   ---------    ----    ----    ------    -----
Transaction Value/LTM Revenue....................  37.8x        1.0x    8.0x    4.0x      28.7x

-------------------------
(3) Transaction value computed based on closing price on OnDisplay common Stock on January 13, 2000.

Analyses Relating to OnDisplay:

Analysis of Selected Comparable Publicly Traded Companies

     Using publicly available information, SoundView analyzed certain financial, market and operating information of selected publicly traded Internet infrastructure companies that were, in SoundView's judgment, similar to OnDisplay. Companies analyzed by SoundView were Allaire Corporation, Art Technology Group, Inc., Bluestone Software, Inc., BroadVision, Inc., InterWoven, Inc., Open Market, Inc. Tibco Software Inc. and Vignette Corporation. For each of the selected companies, SoundView calculated a multiple of market capitalization to projected calendar 2000 and 2001 revenues. The table below sets forth the results of such analysis.

                                                                ONDISPLAY COMPARABLE COMPANIES
                                                              ----------------------------------
                                              ONDISPLAY(1)     LOW     MEAN     MEDIAN     HIGH
                                              ------------    -----    -----    ------    ------
Market Capitalization/2000 Revenue            99.1x           16.2x    63.7x    69.7x     102.8x
  (Projected)...............................
Market Capitalization/2001 Revenue            51.9x           10.8x    39.7x    41.1x     70.x
  (Projected)...............................

-------------------------
(1) Revenues are for the Calendar Years Ended December 31.

Implied Exchange Ratio Analysis

     SoundView calculated ranges of implied exchange ratios using the implied share prices of OnDisplay and Oberon. SoundView derived implied market capitalizations for Oberon and OnDisplay from the comparable company analyses discussed above and from OnDisplay's multiple of market capitalization calendar 2000 revenue as of January 13, 2000, respectively. SoundView then derived an implied market capitalization of Oberon from the comparable company analyses discussed above and discounted this market capitalization by a range of private company discounts between 30% and 50%. Based on calendar 2000 revenue multiples and an implied market capitalization for OnDisplay based on the comparable company analyses, the analysis implied an exchange ratio range of 0.10225 to
0.14315. Assuming OnDisplay's multiple of market capitalization to calendar 2000 revenue as of January 13, 2000, the analysis implied an exchange ratio range of
0.07189 to 0.10065.

     In arriving at its opinion and in discussing its opinion with Oberon's special committee of the board of directors, SoundView performed various financial analyses. While the foregoing summary describes all material analyses and factors considered by SoundView in rendering its opinion, such summary does not purport to be a complete description of SoundView's analyses. SoundView believes that its analyses and summaries should be considered as a whole, and that selecting portions of its analyses or the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses and summary description. In performing its analyses, SoundView considered general economic, market and financial conditions and other matters, many of which are beyond the control of Oberon and OnDisplay. The analyses performed by SoundView are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     SoundView is a nationally recognized investment banking firm. As part of its investment banking services, SoundView is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. SoundView was retained by the special committee of the Oberon board of directors to act as its financial advisor in connection with the merger based upon SoundView's experience as a financial advisor in mergers and acquisitions as well as SoundView's familiarity with the enterprise application integration and Internet infrastructure industries.

     SoundView was retained by the Oberon special committee pursuant to an engagement letter dated January 10, 2000. Oberon agreed to pay SoundView a fee of $290,000, one half at the time of the agreement and one half at the time the fairness opinion was rendered. Oberon has also agreed to indemnify and hold harmless SoundView and its affiliates and any other person, director, employee or agent of SoundView or any of its affiliates, or any person controlling SoundView or its affiliates, for certain losses, claims, damages, expenses and liabilities arising out of services provided by SoundView as financial advisor to Oberon.

     Except as described above, SoundView has not rendered material financial advisory or investment banking services to Oberon or to OnDisplay during the last three years. In the ordinary course of its business, SoundView may actively trade in the equity securities of OnDisplay for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such security.

INTERESTS OF CERTAIN DIRECTORS, OFFICERS AND AFFILIATES OF OBERON IN THE MERGER

     When considering the recommendation of the special committee of Oberon's board of directors, as well as the full board of directors, you should be aware that certain Oberon directors and officers have interests in the merger that are different from, or are in addition to, your interests. The Oberon board of directors was aware of these potential conflicts and considered them.

     As of January 31, 2000, Matrix Partners, a venture capital firm, owns 24.05% of shares of the series 1 and series 2 preferred stock and 15.44% of the common stock of Oberon and 15% of shares of the common stock of OnDisplay. T. Barrows, a general partner of Matrix Partners, serves on the board of directors of OnDisplay and M. Humphreys, a general partner of Matrix Partners, serves on the board of directors of Oberon. J. Mandile, a general partner of Sigma Partners, a venture capital firm, serves on the board of directors of Oberon and OnDisplay. In addition, as of February 15, 2000, J. Mandile holds 145,551 shares of common stock of OnDisplay.

     Oberon Stock Options and Common Stock Subject to Repurchase. Assuming the merger is completed on February 29, 2000, options to purchase an aggregate of approximately 578,000 shares of Oberon common stock granted to directors and executive officers of Oberon will accelerate upon the completion of the merger. The foregoing amounts do not include options that have been or may be issued by Oberon after December 31, 1999.

     The option acceleration and termination of repurchase rights for the executive officers and directors of Oberon are set forth below as of December 31, 1999, assuming the merger occurs on February 29, 2000.

                                                 NUMBER OF                 NUMBER OF SHARES        OPTION
                                                 SHARES OF                 OF COMMON STOCK         SHARES
                                     DATE OF    COMMON STOCK              SUBJECT TO OPTIONS   ACCELERATED IN
                                      OPTION     SUBJECT TO    EXERCISE    THAT ARE VESTED       CONNECTION
        OFFICER OR DIRECTOR           GRANT       OPTIONS       PRICE     AS OF 12/31/1999*     WITH MERGER
        -------------------          --------   ------------   --------   ------------------   --------------
Joseph Chappell....................  10/04/96      61,000       $0.15           48,600             12,400
                                     01/07/97     100,000        0.20           70,000             30,000
David Collard......................  04/28/99      50,000        0.50               --             50,000
Michael McMahon....................  11/06/95     120,000        0.15          120,000                 --
                                      10/4/96     110,000        0.15           88,000             22,000
Mark Wick..........................  11/06/95      24,000        0.15           24,000                 --
                                     10/04/96      93,000        0.15           74,400             18,600
                                     04/28/98     100,000        0.50               --             45,000
James Burkhardt....................    9/1/99     400,000        0.50               --            400,000
Alexander Kuli.....................        --          --          --               --                 --
Douglas Percy......................        --          --          --               --                 --
Michael Humphreys..................        --          --          --               --                 --
John Mandile.......................        --          --          --               --                 --

---------------
* Under the 1990 Plan, options have a term of five years from the date of grant and become exercisable as to 20% at the date of grant and as to an additional 10% of the original number of shares at the end of each successive full, six-month period. Under the 1998 Plan, some options have a term of 5 1/2 years from the date of grant and become exercisable as to 20% of the shares covered at the end of the first anniversary following the date of grant and as to an additional 5% of the original number of shares at the end of each successive full, three-month period and other options have a term of 4 1/2 years from the date of grant and become exercisable as to 25% of the shares covered at the end of the first anniversary following the date of grant and as to an additional 6.25% of the original number of shares at the end of each successive full three-month period.

                                                                       NUMBER OF
                                                   NUMBER              SHARES OF        NUMBER OF SHARES
                                                 OF SHARES              COMMON              FOR WHICH
                                             BENEFICIALLY OWNED     STOCK NO LONGER     REPURCHASE RIGHTS
                                                 SUBJECT TO           SUBJECT TO          TERMINATE IN
                                                 REPURCHASE        REPURCHASE RIGHTS     CONNECTION WITH
            OFFICER OR DIRECTOR                   RIGHTS*           AS OF 2/29/2000          MERGER
            -------------------              ------------------    -----------------    -----------------
Joseph Chappell............................      938,000(1)             328,300              609,700
David Collard..............................      350,000(2)             105,000              245,000
Michael McMahon............................      235,000(3)              82,250               70,500
Mark Wick..................................      158,400(4)              55,458               47,535
Alexander Kuli.............................       50,000(5)              15,000               35,000
Douglas Percy..............................       50,000(6)              15,000               35,000
James Burkhardt............................             --                   --                   --
Michael Humphreys..........................             --                   --                   --
John Mandile...............................             --                   --                   --

---------------
 * For shares issued under the five-year vesting agreement, Oberon's repurchase rights terminate at a rate of 5% per quarter.

(1) 938,000 shares issued on April 20, 1998.

(2) 350,000 shares issued on July 23, 1998.

(3) 235,000 shares issued on April 20, 1998.

(4) 158,400 shares issued on April 20, 1998.

(5) 50,000 shares issued on July 23, 1998.

(6) 50,000 shares issued on July 23, 1998.

     Employment Agreements. M. McMahon and M. Wick have agreed to be employees of OnDisplay after completion of the merger. They have executed employment agreements with OnDisplay that become effective upon the completion of the merger and terminate two years after the merger. Each of these agreements provides for the following:

     - a minimum of six months severance payments unless the employee's termination is for cause or at the election of the employee;

     - each employee is entitled to participate in the employee benefit plans and programs of OnDisplay; and

     - each employee shall be considered for any employee bonus program, including retention bonus programs.

     Severance Agreements. Certain officers of Oberon have entered into severance agreements with Oberon including J. Chappell and D. Collard. J. Chappell's agreement provides for the following:

     - $150,000 in severance pay paid in one lump sum payment on the date of termination of his employment;

     - each outstanding option to purchase shares of common stock becoming immediately exercisable and each outstanding restricted stock award fully vesting on the date of termination of his employment; and

     - eligibility for continuing benefits under COBRA and reimbursement for COBRA premiums until the earlier of one year from termination of his employment or the loss of COBRA eligibility.

        D. Collard's agreement provides for the following:

     - $70,000 in severance pay paid in one lump sum payment on the date of termination of his employment;

     - each outstanding option to purchase shares of common stock becoming immediately exercisable and each outstanding restricted stock award fully vesting on the date of termination of his employment; and

     - eligibility for continuing benefits under COBRA and reimbursement for COBRA premiums until the earlier of six months from termination of his employment or the loss of COBRA benefits.

     Retention Options. Pursuant to the merger agreement, on January 16, 2000 Oberon granted options to certain of its employees, including M. McMahon and M. Wick, to acquire shares of Oberon common stock. These options have an exercise price of $2.50 per share and become exercisable as to 50% of the shares subject to options on the first anniversary of the merger, with the balance becoming exercisable over the next 36 months. M. McMahon was granted options to purchase 305,789 shares and M. Wick was granted options to purchase 175,000 shares.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that for six years after the completion of the merger, OnDisplay will not alter or impair any exculpatory or indemnification provision now existing in the Oberon bylaws. In addition, the merger agreement provides that OnDisplay will fulfill and honor in all respects the obligations of Oberon pursuant to Oberon's articles of organization and bylaws and any indemnification agreements between Oberon of its respective directors and officers existing prior to the closing of the merger. Oberon has entered into indemnification agreements with each of its directors and with J. Chappell, D. Collard, M. McMahon and M. Wick.

     Insofar as indemnification for liabilities arising under the Securities Act or 1933 is permitted to directors or officers, the companies have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed on the Act and is therefor unenforceable.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the merger agreement and the merger by the stockholders of Oberon and approval of the issuance of OnDisplay common stock in the merger by stockholders of OnDisplay. The merger will become effective upon the filing of the certificate of merger with the State of Massachusetts.

STRUCTURE OF THE MERGER AND CONVERSION OF OBERON COMMON STOCK

     Pursuant to the merger agreement, ObiOne Acquisition Corporation, a wholly-owned subsidiary of OnDisplay, will merge with and into Oberon. Oberon will then be a wholly-owned subsidiary of OnDisplay.

     Upon completion of the Oberon merger, each outstanding share of Oberon capital stock will be converted into the right to receive .0912 shares of OnDisplay common stock. No fractional shares of OnDisplay common stock will be issued pursuant to the merger. In lieu of the issuance of any fractional shares of OnDisplay common stock, OnDisplay will distribute cash equal to the product of any fractional share amount, after aggregating all fractional shares otherwise due to such holder otherwise due to a former Oberon stockholder and $91.575.

EXCHANGE OF OBERON STOCK CERTIFICATES FOR ONDISPLAY STOCK CERTIFICATES

     When the Oberon merger is completed, OnDisplay's exchange agent will mail to Oberon stockholders a letter of transmittal and instructions for use in surrendering Oberon stock certificates in exchange for OnDisplay stock certificates. When you deliver your Oberon stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, your Oberon stock certificates will be canceled and you will receive OnDisplay stock certificates representing the number of full shares of OnDisplay common stock to which you are entitled under the merger agreement. You will receive
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payment in cash, without interest, in lieu of any fractional shares of OnDisplay common stock which would have been otherwise issuable to you in the merger.

     OBERON STOCKHOLDERS SHOULD NOT SUBMIT THEIR OBERON STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

NO DIVIDENDS

     Oberon stockholders are not entitled to receive any dividends or other distributions on OnDisplay common stock until the Oberon merger is completed and they have surrendered their Oberon stock certificates in exchange for OnDisplay stock certificates.

     Subject to the effect of applicable laws, promptly following surrender of Oberon stock certificates and the issuance of the corresponding OnDisplay certificates, Oberon stockholders will be paid the amount of dividends or other distributions, without interest, with a record date after the completion of the merger which were previously paid with respect to their whole shares of OnDisplay common stock. At the appropriate payment date, Oberon stockholders will also receive the amount of dividends or other distributions, without interest, with a record date after the completion of the merger and a payment date after they exchange their Oberon stock certificates for OnDisplay stock certificates.

     OnDisplay will only issue Oberon stockholders an OnDisplay stock certificate or a check in lieu of a fractional share in a name in which the surrendered Oberon stock certificate is registered. If Oberon stockholders wish to have their certificates issued in another name they must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that they paid any applicable stock transfer taxes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE OBERON MERGER

     In the opinion of Wilson Sonsini Goodrich & Rosati, PC, and Hale and Dorr LLP, the following are the material United States federal income tax consideration of the merger assuming that the merger is effected as described in the merger agreement and in this proxy-statement prospectus. These opinions and the following discussion are based on and subject to the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Internal Revenue Code, existing administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, and assumptions, limitations, representations and covenants, including those contained in certificates of officers of OnDisplay and Oberon. We do not discuss all United States federal income tax considerations that may be relevant to you in light of your particular circumstances or if you are subject to special rules. Factors which could alter the tax consequences of the merger to you include:

     - if you are a dealer in securities;

     - if you are subject to the alternative minimum tax provisions of the Internal Revenue Code;

     - if you are a foreign person or entity;

     - if you are a financial institution or insurance company;

     - if you do not hold your Oberon shares as capital assets;

     - if you acquired your shares in connection with stock option or stock purchase plans or in other compensatory transactions;

     - if you hold Oberon capital stock as part of an integrated investment, including a "straddle," comprised of shares of Oberon capital stock and one or more other positions; or

     - if you hold Oberon capital stock subject to the constructive sale provisions of Section 1259 of the Internal Revenue Code.

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

     In addition, we do not discuss the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger whether or not any such transactions are undertaken in connection with the merger, including, without limitation, any transactions in which Oberon shares are acquired or shares of OnDisplay are disposed of, or the tax consequences to holders of options, warrants or similar rights to acquire Oberon capital stock.

     The obligations of OnDisplay and Oberon to complete the merger are conditioned on, among other things, the receipt by OnDisplay of an opinion from Wilson Sonsini Goodrich & Rosati, PC and the receipt of an opinion by Oberon from Hale and Dorr LLP, in each case dated as of the completion of the merger and stating that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Alternatively, this condition also will be satisfied upon the delivery of such tax opinion to OnDisplay and Oberon from either Wilson Sonsini Goodrich & Rosati, PC or Hale and Dorr LLP. The opinions of counsel to be provided at the completion of the merger will be based on the existing law, will assume the absence of changes in existing facts, and will rely on assumptions, representations and covenants including those contained in certificates executed by officers of OnDisplay, ObiOne Acquisition Corporation and Oberon. The opinions neither bind nor preclude the Internal Revenue Service from adopting a contrary position, and it is possible that the Internal Revenue Service may assert successfully a contrary position in litigation or other proceedings. Neither OnDisplay nor Oberon intends to obtain a ruling from the Internal Revenue Service with respect to the tax consequences of the merger.

     In the opinion of counsel to OnDisplay and Oberon, the following material federal income tax consequences will result from the merger constituting a reorganization within the meaning of Section 368(a) of the Internal Revenue
Code:

     - You will not recognize any gain or loss upon your receipt of OnDisplay common stock in the merger, except on cash received for a fractional share of OnDisplay common stock.

     - The aggregate tax basis of the OnDisplay common stock received by you in the merger, including any fractional share of OnDisplay common stock not actually received, will be the same as the aggregate tax basis as the Oberon capital stock surrendered in exchange therefor.

     - If you hold your Oberon shares as a capital asset at the time of the merger, the holding period of the OnDisplay common stock received by you in the merger will include the period for which the Oberon capital stock surrendered in exchange therefor was considered to be held.

     - Cash payments received by you for a fractional share of OnDisplay common stock will be treated as if such fractional share had been issued in the merger and then redeemed by OnDisplay. You will recognize gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the basis in such fractional share.

     - You will be treated as having received the OnDisplay common stock deposited into the escrow fund upon consummation of the merger. Until such shares are released, the interim basis of the OnDisplay stock you received will be determined as though you received the maximum number of shares of OnDisplay. You will not recognize gain or loss and no amount will be included in your income by reason of the release of the OnDisplay shares from escrow. However, you may recognize gain or loss upon the return of such shares to OnDisplay. If gain is recognized, the value of such returned shares will be added to the tax basis of the OnDisplay common stock you retain.

     - You will recognize gain or loss if you exercise appraisal rights and receive payment for Oberon capital stock in cash, measured by the difference, if any, between the amount of cash received and the basis in such shares, provided that the payment is not treated as a dividend distribution for tax purposes. An appraisal rights payment should not be treated as a dividend distribution if, after the payment, you own no shares of OnDisplay or Oberon, actually or constructively.

     - OnDisplay, ObiOne Acquisition Corporation and Oberon will not recognize gain or loss solely as a result of the merger.

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

     Even if the merger qualifies as a reorganization, you could recognize gain to the extent that shares of OnDisplay common stock are considered to be received in exchange for services or property, other than solely for Oberon capital stock. All or a portion of such gain may be taxable as ordinary income. Gain also may have to be recognized to the extent that you are treated as receiving, directly or indirectly, consideration other than OnDisplay common stock in exchange for your Oberon capital stock.

     If the Internal Revenue Service successfully challenges the status of the merger as a reorganization, you would recognize taxable gain or loss with respect to each share of Oberon capital stock surrendered equal to the difference between your basis in such share and (a) the fair market value, as of the completion of the merger, of the OnDisplay common stock, and (b) cash in lieu of a fractional share of OnDisplay common stock received in exchange therefor. In such event, your aggregate basis in the OnDisplay common stock so received would equal its fair market value as of the effective time of the merger, and your holding period for such stock would begin the day after the merger.

     THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OR ANY OTHER CONSEQUENCES OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

TREATMENT OF OBERON COMMON AND PREFERRED STOCK

     In the merger, each share of Oberon capital stock will be exchanged for shares of OnDisplay common stock.

     HOLDERS OF OBERON CAPITAL STOCK SHOULD NOT SEND THEIR OBERON CAPITAL STOCK CERTIFICATES AT THIS TIME. FOLLOWING THE EFFECTIVE TIME OF THE MERGER, HOLDERS OF OBERON CAPITAL STOCK WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF SUCH STOCK CERTIFICATES.

ACCOUNTING TREATMENT OF THE MERGER

     OnDisplay intends to account for the merger as a "purchase" for financial reporting and accounting purposes, under generally accepted accounting principles.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     OnDisplay is not aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and compliance with applicable corporate laws of Massachusetts.

RESTRICTIONS ON SALES OF SHARES OF ONDISPLAY TO BE ISSUED IN THE MERGER

     The OnDisplay common stock to be received by the Oberon stockholders in the merger may not be sold or otherwise transferred without the prior written consent of OnDisplay until June 14, 2000. However, if OnDisplay stockholders whose shares are restricted from transfer by agreements made in connection with OnDisplay's initial public offering are permitted to sell their shares before June 14, 2000, the former Oberon stockholders will also be permitted to sell at that time.

     Ten percent of the OnDisplay shares of common stock to be received by the holders of Oberon common stock and preferred stock will be deposited in an escrow fund to serve security for indemnification of OnDisplay and its officers, directors and affiliates against losses resulting from:

     - a breach or inaccuracy of a representation or warranty of Oberon in the merger agreement or an instrument delivered pursuant to the merger agreement;

     - Oberon's failure to perform or comply with a covenant in the merger agreement; and

     - expenses in excess of the amount estimated in the merger agreement.
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

     Escrowed shares that are not needed to satisfy indemnification claims made within one year after the merger will be distributed to the former Oberon stockholders.

     These shares may not be transferred during the one year period unless a sale is effectuated through the stockholder representative, J. Chappell, and at least $91.575 per share from the sale of such shares is placed in the escrow fund in lieu of such shares.

     The shares of OnDisplay common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of OnDisplay common stock issued to any person who is an affiliate of Oberon. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of Oberon and may include some of their respective officers and directors, as well as their respective principal stockholders. Affiliates may not sell their shares of OnDisplay common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under paragraph
(d) of Rule 145 under the Securities Act or any other applicable exemption under the Securities Act.

LISTING ON THE NASDAQ STOCK MARKET OF ONDISPLAY COMMON STOCK TO BE ISSUED IN THE MERGER

     OnDisplay has agreed to cause the shares of OnDisplay common stock to be issued in the merger to be approved for listing on Nasdaq.

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

                          THE OBERON MERGER AGREEMENT

     This section of the proxy statement/prospectus describes the Oberon merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement, as amended, is attached to this proxy statement/prospectus as Annex A and Annex AA and we urge you to read it carefully

REPRESENTATIONS AND WARRANTIES

     OnDisplay and Oberon each made a number of representations and warranties in the merger agreement regarding aspects of its respective businesses, financial condition, structure and other facts pertinent to the Oberon merger.

OBERON REPRESENTATIONS AND WARRANTIES

     Oberon's representations and warranties include representations as to:

     - Oberon's corporate organization and its qualification to do business;

     - Oberon's articles of incorporation and bylaws;

     - Oberon's capitalization;

     - authorization of Oberon to enter into the merger agreement and related agreements;

     - the effect of the merger on obligations of Oberon and under applicable laws;

     - regulatory approvals required to complete the merger;

     - Oberon's compliance with applicable laws;

     - Oberon's financial statements;

     - Oberon's liabilities;

     - changes in Oberon's business since September 30, 1999;

     - Oberon's taxes;

     - restrictions on the conduct of Oberon's business;

     - Oberon's title to the properties it owns and leases;

     - intellectual property used, owned and/or sold by Oberon;

     - Oberon's material contracts;

     - permits required to conduct Oberon's business and compliance with those permits;

     - litigation involving Oberon;

     - Oberon's minute books;

     - Oberon's employee benefit plans;

     - information supplied by Oberon in the merger agreement and this proxy statement/prospectus and the related registration statement filed by OnDisplay;

     - environmental laws that apply to Oberon;

     - payments, if any, required to be made by Oberon to brokers and agents on account of the merger;

     - approval by the Oberon board;

     - Oberon's insurance; and

     - the lack of any interested party transactions.
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

     The representations and warranties of Oberon expire at the effective time of the merger.

ONDISPLAY REPRESENTATIONS AND WARRANTIES

     The representations and warranties of OnDisplay and ObiOne Acquisition Corporation include representations as to:

     - corporate organization and qualification to do business;

     - authorization of OnDisplay and ObiOne Acquisition Corporation to enter into the merger agreement;

     - regulatory approvals required to complete the merger;

     - OnDisplay common stock to be used in the merger;

     - OnDisplay's filings and reports with the Securities and Exchange Commission;

     - OnDisplay's intellectual property;

     - litigation involving OnDisplay and ObiOne Acquisition Corporation;

     - information supplied by OnDisplay and ObiOne Acquisition Corporation in this proxy statement/prospectus and the related registration statement filed by OnDisplay; and

     - approval by the OnDisplay board.

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent and Sub."

OBERON'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     Oberon agreed that, until the earlier of the completion of the merger or termination of the merger agreement or unless OnDisplay consents in writing, with the goal of preserving unimpaired its goodwill and ongoing businesses, it will carry on its business in the usual, regular and ordinary course in substantially the same manner as it has prior to signing the merger agreement, pay its debts and taxes when due and use its reasonable efforts consistent with past practices and policies to:

     - preserve intact its present business organization;

     - keep available the services of its present officers and employees; and

     - preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     Oberon also agreed that unless OnDisplay consents in writing, Oberon would conduct its business in compliance with certain specific restrictions contained in the merger agreement relating to the following:

     - commitments or transactions exceeding $100,000;

     - restricted stock and stock options;

     - employees and employee benefits, including severance and termination payments;

     - intellectual property;

     - marketing, distribution, development or similar rights to Oberon's products or technology;

     - the issuance of dividends or other distributions;

     - the issuance of securities;

     - modification of Oberon's articles of incorporation and bylaws;

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

     - the acquisition of assets or other entities;

     - the sale, lease, license and disposition of assets;

     - the incurrence of indebtedness;

     - the grant of loans or purchase of debt securities;

     - payment or settlements of liabilities;

     - modification or violation of contracts;

     - commencement or settlement of any litigation;

     - accounting policies and procedures;

     - strategic alliances or joint marketing arrangements;

     - hiring or termination of employees or contract workers; and

     - making of tax elections.

     The provisions related to the conduct of Oberon's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Conduct Prior to the Effective Time."

NO OTHER NEGOTIATIONS INVOLVING OBERON; SOLICITATION BY OBERON

     Until the merger is completed or the merger agreement is terminated, Oberon has agreed not to, nor permit any of its officers, directors, affiliates, employees, stockholders, agents or representatives to, directly or indirectly take any of the following actions with any party other than OnDisplay and its designees:

  - solicit, knowingly encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any proposal to acquire any material part of Oberon's business, properties or technologies, or any material amount of Oberon's stock, whether or not outstanding; by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction;

  - disclose any information not customarily disclosed concerning Oberon's business, technologies or properties, or afford access to its properties, technologies, books or records, not customarily afforded such access;

  - assist or cooperate in any proposal to purchase all or any material part of Oberon's stock or assets other than inventory in the ordinary course of business; or

  - enter into any agreement providing for the acquisition of Oberon, whether by merger, purchase of assets, license, tender offer or otherwise.

     In the event Oberon receives any offer, proposal or request of the type discussed above, it has agreed to immediately notify OnDisplay and provide information as to the identity of the offeror and the specific terms of such offer or proposal, and such other information related thereto as OnDisplay may reasonably request.

OBERON'S EMPLOYEE BENEFIT PLANS

     OnDisplay has agreed, to the extent permitted by applicable law and existing benefit plans and arrangements provided by Oberon are terminated after completion of the merger, to provide benefits to Oberon employees that are on parity with the benefits currently provided to employees of OnDisplay. Oberon employees will get credit for all service with Oberon prior to the merger for eligibility and vesting purposes and vacation accrual, to the extent possible. With respect to any medical or dental benefit plan of OnDisplay, OnDisplay shall waive any preexisting condition exclusion and actively-at-work requirements and any covered expenses incurred before the merger will be taken into account for satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.
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

TREATMENT OF OBERON STOCK OPTIONS AND WARRANTS

     Upon completion of the merger, each outstanding option to purchase Oberon common stock will be converted into an option to purchase the number of shares of OnDisplay common stock adjusted based on the exchange ratio, rounded down to the nearest whole number of shares. The exercise price will be equal to the exercise price per share of Oberon common stock divided by the exchange ratio, rounded up to the nearest whole cent. Upon completion of the merger, all outstanding warrants to purchase Oberon common stock will be assumed by OnDisplay, except that each warrant will be exercisable for the number of shares of OnDisplay common stock adjusted based on the exchange ratio, rounded down to the nearest whole number of shares. The exercise price of the warrants will be equal to the exercise price per share for Oberon common stock divided by the exchange ratio, rounded up to the nearest whole cent.

     Prior to the completion of the merger, outstanding purchase rights under Oberon's Employee Stock Purchase Plan will be exercised, and each share of Oberon common stock purchased will be converted into the right to receive a number of shares of OnDisplay common stock equal to the exchange ratio in the merger.

     OnDisplay will file a registration statement on Form S-8 for the shares of OnDisplay common stock issuable with respect to options under the Oberon stock option plans.

CONDITIONS TO COMPLETION OF THE MERGER

     The obligations of OnDisplay and Oberon to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following closing conditions before completion of the merger:

     - No statute, rule, regulation or other order must be enacted or issued which has the effect of prohibiting the merger or making it illegal.

     - No injunction or other order issued by a court preventing the consummation of the merger shall be in effect, nor shall any proceeding brought by a governmental authority or instrumentality, domestic or foreign, seeking an injunction be pending.

     - The merger agreement must be approved by the stockholders of Oberon and the issuance of OnDisplay common stock in the merger must be approved by the stockholders of OnDisplay.

     - OnDisplay's S-4 registration statement must be effective, no stop order suspending its effectiveness will be in effect and no proceedings for suspension of its effectiveness or similar proceeding with respect to the proxy statement/prospectus it contains will be initiated before or threatened in writing by the Securities and Exchange Commission.

     - OnDisplay and Oberon must each receive from their respective tax counsel, an opinion to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     - Approvals from any governmental authority that are required to consummate the merger shall have been timely obtained.

     OnDisplay's and ObiOne Acquisition Corporation's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional closing conditions before completion of the merger:

     - Oberon's representations and warranties must be true and correct as of January 17, 2000, and at and as of the date the merger is to be completed as if made at and as of such time except:

      - if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate does not constitute a material adverse effect on Oberon, then this condition will be deemed satisfied; or

      - for changes contemplated by the merger agreement.
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

     - Oberon must perform or comply in all material respects with all of the agreements and covenants required by the merger agreement to be performed by Oberon at or before completion of the merger.

     - There shall be no action or proceeding of any nature pending, or overtly threatened by or on behalf of a governmental entity, against OnDisplay or Oberon, their respective properties or officers or directors, arising out of, or in any way connected with, the merger or the other transactions contemplated by the terms of the merger agreement.

     - Holders of no more than 7.5% of the outstanding shares of Oberon's common stock and preferred stock shall have exercised dissenters' rights with respect to the transactions contemplated by the merger agreement.

     - OnDisplay shall have received a written resignation from each of the directors of Oberon effective as of the completion of the merger.

     - OnDisplay shall have received a legal opinion from legal counsel to Oberon in a form reasonably acceptable to legal counsel to OnDisplay.

     - Certain Oberon employees shall have executed and delivered to OnDisplay non-competition agreements in the form attached to the merger agreement.

     - Certain Oberon employees shall have agreed to be employees of OnDisplay after completion of the merger and certain Oberon employees shall have executed severance agreements in the form attached to the merger agreement.

     - Oberon shall have obtained all consents, waivers, approvals and assignments listed in the schedule attached to the merger agreement.

     - To the extent Oberon's representations and warranties address matters only as of a particular date, they must be true and correct as of that date.

     Oberon's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - OnDisplay's representations and warranties must be true and correct as of January 17, 2000 and at and as of the date the merger is to be completed as if made at and as of such time except:

      - if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, does not constitute a material adverse effect on OnDisplay, then this condition will be deemed satisfied; or

      - for changes contemplated by the merger agreement.

     - OnDisplay and ObiOne Acquisition Corporation must perform or comply in all material respects with all of the agreements and covenants required by the merger agreement to be performed by OnDisplay at or before completion of the merger.

     - The shares of OnDisplay common stock to be issued or reserved for issuance in the merger must have been approved for quotation on the Nasdaq National Market System subject to notice of issuance.

     - No law, regulation or order must be enacted or issued which has the effect of making the merger illegal or otherwise prohibiting the merger substantially on the terms contemplated by the merger agreement.

     - To the extent OnDisplay's representations and warranties address matters only as of a particular date, they must be true and correct as of that date.

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

ESCROW FUND

     Ten percent of the OnDisplay shares of common stock to be received by the holders of outstanding Oberon common stock and preferred stock will be deposited in an escrow fund for a period of one year to serve as security for indemnification of OnDisplay and its officers, directors and affiliates against losses resulting from:

     - any breach or inaccuracy of a representation or warranty of Oberon in the merger agreement or an instrument delivered pursuant to the merger agreement;

     - any failure by Oberon to perform or comply with a covenant in the merger agreement; or

     - Oberon incurring third party expenses in excess of the amount estimated in the merger agreement.

     Shares of OnDisplay common stock deposited on behalf of Oberon stockholders into the escrow fund may not be transferred during the one year term of the escrow fund unless the shares are sold by the stockholder representative on the owner's behalf and at least $91.575 per share from the sale is placed in the fund in lieu of the shares sold.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to completion of the merger:

     - By mutual written consent of OnDisplay and Oberon.

     - By OnDisplay or Oberon, if the merger is not completed before July 31, 2000, except that this right of termination is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before July 31, 2000, and such action or failure to act constitutes a breach of the merger agreement.

     - By OnDisplay or Oberon, if there shall be a final order of any court in effect preventing consummation of the merger, or there shall be any statute, rule, regulation or order enacted, promulgated or issued that would make it illegal.

     - By OnDisplay if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued by any governmental entity, which would prohibit OnDisplay's ownership or operation of any portion of Oberon's business or compel OnDisplay or Oberon to dispose of or hold separate all or any portion of their business or assets as a result of the merger.

     - By OnDisplay, upon a breach of any representation, warranty, covenant or agreement of OnDisplay contained in the merger agreement so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by OnDisplay, Oberon may not terminate the merger agreement for 10 days after delivery of written notice from OnDisplay of the breach.

     - By Oberon, upon a breach of any representation, warranty, covenant or agreement of Oberon contained in the merger agreement so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by Oberon, OnDisplay may not terminate the merger agreement for 10 days after delivery of written notice from Oberon of the breach.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     OnDisplay, Oberon and J. Chappell, as representative at the Oberon stockholders, may amend the merger agreement before completion of the merger by unanimous written consent.

     Either OnDisplay or Oberon may, to the extent legally allowed, in writing, extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement, prior to completion of the merger.

                        AGREEMENTS RELATED TO THE MERGER

     This section of the proxy statement/prospectus describes agreements related to the merger agreement, including the OnDisplay voting agreements and the Oberon voting agreements. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you.

ONDISPLAY VOTING AGREEMENTS

     As a condition to Oberon's entering into the merger agreement, Oberon and each of Matrix IV Entrepreneurs Fund, L.P., Matrix IV Management Co. L.L.C., Atlas Venture Fund II, L.P., O. Sermet, D. Larson, M. Pine, V. Mohan, T. Dung, Norwest Venture Partners VI, M. Deppe, M. Taylor, and C. Villani entered into voting agreements. By entering into the voting agreements these OnDisplay stockholders have irrevocably appointed Oberon as their lawful attorney and proxy. These proxies give Oberon the limited right to vote the shares of OnDisplay common stock beneficially owned by these OnDisplay stockholders, including shares of OnDisplay common stock acquired after the date of the voting agreements, in favor of issuance of shares of OnDisplay common stock in the merger in accordance with the merger agreement. These OnDisplay stockholders may vote their shares of OnDisplay common stock on all other matters.

     As of the record date, 10,927,330 shares, all the shares owned by these individuals, or approximately 54.2% of the outstanding OnDisplay common stock, are subject to the voting agreement. None of the OnDisplay stockholders who are parties to the voting agreements were paid any consideration in connection with this agreement.

     Under these voting agreements, each of these OnDisplay stockholders agrees not to sell the OnDisplay common stock and options owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the termination of the merger agreement or the completion of the merger, unless the transfer is in accordance with the stockholder agreement and each person to which any shares or any interest in any shares is transferred agrees to be bound by the terms and provisions of the voting agreement. These voting agreements will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger.

OBERON VOTING AGREEMENT

     As a condition to OnDisplay's entering into the merger agreement, OnDisplay and each of M. McMahon, M. Wick, Toyo Information Systems Co., Ltd., J. Chappell, D. Collard, D. Percy, A. Kuli, Matrix Partners IV, L.P., Sigma Partners IV, L.P., Sigma Associates IV, L.P., Sigma Investors IV, L.P., Matrix IV Entrepreneurs Fund, L.P., Charles River VIII-A L.L.C., and Charles River Partnership VIII entered into voting agreements. By entering into the voting agreements these Oberon stockholders have irrevocably appointed OnDisplay as their lawful attorney and proxy. These proxies give OnDisplay the limited right to vote all the shares of Oberon capital stock beneficially owned by these Oberon stockholders, including shares of Oberon common stock acquired after the date of the voting agreements in favor of approval of the merger agreement as modified or amended from time to time, and the merger and against any other alternative transaction. These Oberon stockholders may vote their shares of Oberon common stock on all other matters.

     As of March 6, 2000, these individuals and entities collectively beneficially owned approximately 87.6% of the outstanding capital stock and 100% of the series 1 and 64.7% of the series 2 preferred stock outstanding and have agreed to vote their shares of Oberon capital stock in favor of the merger agreement and the merger. None of the Oberon stockholders who are parties to the voting agreements were paid additional consideration in connection with this agreement.

     Under these voting agreements, each of these Oberon stockholders agreed not to sell the Oberon common stock and options owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the termination of the merger agreement or the completion of the merger, unless the transfer is in accordance with the stockholder agreement and each person to which any shares or any interest in any shares is transferred agrees to be bound by the terms and provisions of the voting agreement. These voting agreements will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger.

AFFILIATE AGREEMENTS

     OnDisplay will be entitled to place appropriate legends on the certificates evidencing any OnDisplay common stock to be received by these persons and to issue stop transfer instructions to the transfer agent for the OnDisplay common stock. These persons have acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of OnDisplay common stock to be received by them in the merger. OnDisplay and Oberon have agreed to use commercially reasonable efforts to cause its affiliates to execute affiliate agreements as promptly as possible.

EMPLOYMENT AGREEMENTS

     M. McMahon and M. Wick have agreed to be employees of OnDisplay after completion of the merger. They have executed employment agreements with OnDisplay that become effective upon the merger and terminate two years after the merger. Each of these agreements provides for the following:

     - a minimum of six months severance payments unless the employee's termination is for cause or at the election of the employee;

     - an agreement to enter into non-competition agreements;

     - each employee is entitled to participate in the employee benefit plans and programs of OnDisplay; and

     - each employee shall be considered for any employee bonus program, including retention bonus programs.

SEVERANCE AGREEMENTS

     Certain officers of Oberon have entered into severance agreements with Oberon. These persons include J. Chappell and D. Collard. Mr. Chappell's agreement provides for the following:

     - $150,000 in severance pay paid in one lump sum on the date of termination of his employment;

     - each outstanding option to purchase shares of common stock will accelerate and become immediately exercisable and each outstanding restricted stock award shall fully vest; and

     - eligibility for continuing benefits under COBRA and reimbursement for COBRA premiums until the earlier of one year from termination of his employment or the loss of COBRA eligibility.

     Mr. Collard's agreement provides for the following:

     - $70,000 in severance pay paid in one lump sum on the date of termination of his employment;

     - each outstanding option to purchase shares of common stock will accelerate and become immediately exercisable and each outstanding restricted stock award shall fully vest; and

     - eligibility for continuing benefits under COBRA or reimbursement for COBRA premiums until the earlier of six months from termination of his employment or the loss of COBRA eligibility.

     Indemnification and Insurance. The merger agreement provides that for six years after the completion of the merger, OnDisplay will not alter or impair any exculpatory or indemnification provision now existing in the Oberon bylaws. In addition, the merger agreement provides that OnDisplay will fulfill and honor in all respects the obligations of Oberon pursuant to Oberon's articles of organization and bylaws relating to indemnification and any indemnification agreements between Oberon and its respective directors and officers existing prior to the closing of the merger. In connection with the merger agreement, Oberon has entered into indemnification agreements with each of its directors and with J. Chappell, D. Collard, M. McMahon and M. Wick.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 is permitted to directors or officers, the companies have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefor unenforceable.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                            OBERON COMMON STOCK AND
                             ONDISPLAY COMMON STOCK

     This section of the proxy statement/prospectus describes certain differences between Oberon capital stock and OnDisplay capital stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to Oberon stockholders, including the certificate of incorporation and bylaws of OnDisplay and the articles of incorporation and bylaws of Oberon. Oberon stockholders should read this entire document and the other documents referred to carefully for a more complete understanding of the differences between Oberon common stock and OnDisplay common stock.

     Oberon's articles of incorporation and bylaws currently govern the rights of stockholders of Oberon. After the completion of the Oberon merger, Oberon's common stockholders will become stockholders of OnDisplay. As a result, former Oberon stockholders' rights will be governed by OnDisplay's certification of incorporation and bylaws. Furthermore, because OnDisplay is a Delaware corporation, after the Oberon merger former Oberon stockholders' rights will be governed by the Delaware General Corporation Law, rather than by Massachusetts law. The following paragraphs summarize certain differences between the rights of OnDisplay stockholders and Oberon stockholders under the certificate of incorporation and bylaws of OnDisplay and articles of incorporation and bylaws of Oberon, and under Delaware and Massachusetts law, as applicable.

                                       ONDISPLAY                                     OBERON
                                       (DELAWARE)                               (MASSACHUSETTS)
                                       ----------                               ---------------
Common stock.........  OnDisplay is authorized to issue            Oberon is authorized to issue 25,000,000
                       25,000,000 shares of common stock. On       shares of common stock. On March 3, 2000,
                       March 3, 2000, the record date,             approximately 6,633,862 shares of common
                       approximately 20,175,507 shares of common   stock were outstanding. One class is
                       stock were outstanding. One class is        issued and outstanding. Holders are
                       issued and outstanding. Holders are         entitled to one vote per share.
                       entitled to one vote per share.
Preferred stock......  The OnDisplay certificate of incorporation  Oberon is authorized to issue 11,300,000 authorizes the board of directors to issue  shares of series 1 convertible
                       shares of preferred stock in series, to     participating preferred stock and
                       establish from time to time the number of   4,200,000 shares of series 2 convertible
                       shares to be included in such series, and   non-participating preferred stock. On
                       to fix the designation, powers preferences  March 3, 2000, all of the authorized and rights of the shares to be included in  shares of series 1 participating preferred
                       each series and the qualifications,         stock outstanding and approximately
                       limitations and restrictions thereof. The   3,399,598 of series 2 convertible non-
                       OnDisplay certificate of incorporation      participating preferred stock were
                       reserves for issuance 11,600,000 shares of  outstanding.
                       preferred stock. On the record date, there
                       were no shares of preferred stock
                       outstanding.
Special meeting of
  stockholders.......  Under Delaware law, a special meeting of    Oberon's bylaws provide that a special
                       stockholders may be called by the board of  meeting of stockholders may be called by
                       directors or any other person authorized    the president or the directors. A special
                       to do so in the certificate of              meeting must be called by the clerk upon
                       incorporation or the bylaws. OnDisplay's    written application of one or more
                       bylaws authorize the board of directors,    stockholders who are entitled to vote at
                       the chairman of the Board or the president  the meeting and hold at least a one-tenth to call a special meeting of stockholders.  part in the stock entitled to vote at the
                       Therefore, stockholders of OnDisplay are    meeting.
                       not authorized to call special meeting of
                       stockholders.

                                       ONDISPLAY                                     OBERON
                                       (DELAWARE)                               (MASSACHUSETTS)
                                       ----------                               ---------------
Action by written
  consent lieu of a
  stockholders'
  meeting............  Under Delaware law, stockholders may take   Under Massachusetts law, any action to be
                       action by written consent in lieu of        taken by stockholders may be taken without
                       voting at a stockholders meeting. Delaware  a meeting only by unanimous written
                       law permits a corporation, pursuant to a    consent and a corporation may not provide
                       provision in such corporation's             otherwise in its articles of organization
                       certificate of incorporation, to eliminate  or bylaws.
                       the ability of stockholders to act by       Oberon's bylaws provide that any action by
                       written consent.                            stockholders may be taken without a
                                                                   meeting and by written consent if all the
                                                                   stockholders entitled to vote on the
                                                                   matter consent.
Record date for
  determining
  stockholders.......  The OnDisplay bylaws provide that the       The Oberon bylaws provide that the
                       board of directors may fix a record date    directors may fix, in advance, a record
                       that: shall not be more than 60 days, nor   date not more than sixty days prior to the
                       less than 10 days, before the date of the   date of any stockholder meeting, the date
                       meeting.                                    for the payment of any dividend or the
                       Furthermore, the bylaws provide that if     making of any distribution to stockholders
                       the board of directors does not fix a       or the last day on which the consent or
                       record date in the manner described above,  dissent of stockholders may be effectively
                       then the record date for determining        expressed for any purpose.
                       stockholders entitled to notice of or to    If no record date is fixed and the
                       vote at a meeting of stockholders shall be  transfer books are not closed:
                       at the close of business on the day next    - The record date for determining
                       preceding the day on which notice is          stockholders having the right to notice
                       given, or, if notice is waived, at the        of or to vote at a meeting of
                       close of business on the day next             stockholders shall be at the close of
                       preceding the day on which the meeting is     business on the day next preceding the
                       held.                                         day on which notice is given.
                                                                   - The record date for determining
                                                                     stockholders for any other purpose shall
                                                                     be at the close of business on the day
                                                                     on which the board of directors acts
                                                                     with respect thereto.
                                                                   Additionally, pursuant to Oberon's
                                                                   articles of incorporation, if any
                                                                   reorganization or merger of Oberon occurs,
                                                                   Oberon must provide the holders of
                                                                   preferred stock with 20 days notice of any
                                                                   record date. The date the merger or
                                                                   reorganization is expected to become
                                                                   effective and the date holders of common
                                                                   stock can exchange these stock for
                                                                   securities or property of the acquiror.
Advance notice
  provisions for
  board nomination
  and other
  stockholders
  business -- annual
  meetings...........  The OnDisplay bylaws require that           Oberon's bylaws provide that the annual
                       nominations of persons for election to the  meeting of stockholders must be held
                       board of directors and the proposal of      within six months of the end of
                       business to be considered at any            corporation's fiscal year. The date

                                       ONDISPLAY                                     OBERON
                                       (DELAWARE)                               (MASSACHUSETTS)
                                       ----------                               ---------------
                       meeting of stockholders must be made by:    and hour of the annual meeting is fixed by
                       - the board of directors, or proxy          the board of directors. In the event that
                         committee appointed by the board of       no date for the annual meeting is
                         directors: or                             established or if no annual meeting is
                       - a stockholder who gives proper notice     held, a special meeting may be held in
                       For nominations or other business to be     lieu of the annual meeting.
                       properly brought before a stockholders
                       meeting by a stockholder, the stockholder
                       must have given timely notice thereof in
                       writing to the secretary of OnDisplay and
                       such other business must otherwise be a
                       proper matter for stockholder action. To
                       be timely, stockholders notice shall be
                       delivered to the principal executive
                       offices of OnDisplay not later than the
                       close of business on the 60th day nor
                       earlier than the close of business on the
                       90th day prior to the meeting; provided,
                       however, that in the event that less than
                       65 days' notice of the meeting is given to
                       the stockholders, notice by the
                       stockholder to be timely must be delivered
                       not later than the close of business on
                       the 7th day following the day on which the
                       notice of the meeting was mailed.
Advance notice
  provisions for
  board nomination
  and other
  stockholders
  business -- special
  meetings...........  The OnDisplay bylaws provide for the same   Under Massachusetts law, seven days notice
                       requirements for raising business at        is required before any shareholder
                       special meetings of stockholders as for     meeting.
                       raising business at annual meetings.        Oberon's bylaws provide that a special
                                                                   meeting of stockholders may be called by
                                                                   the president or the directors. A special
                                                                   meeting must be called by the clerk upon
                                                                   written application of one or more
                                                                   stockholders who are entitled to vote at
                                                                   the meeting and hold at least a one-tenth
                                                                   part in the stock entitled to vote at the
                                                                   meeting.
Number of
  directors..........  The OnDisplay bylaws provide that the       Oberon's articles and bylaws provide that
                       board of directors shall consist of 7       its board of directors shall not have less
                       members. This number may be changed by a    than three (3) members, unless there are
                       duly adopted amendment to the certificate   less than three (3) shareholders.
                       of incorporation or by an amendment to the
                       bylaws adopted by the vote or written
                       consent of holders of a majority of the
                       stock issued and outstanding and entitled
                       to vote or by a resolution of a majority
                       of the board of directors.

                                       ONDISPLAY                                     OBERON
                                       (DELAWARE)                               (MASSACHUSETTS)
                                       ----------                               ---------------
Classified board of
  directors..........  Delaware law provides that a corporation's  Massachusetts law provides that a
                       board of directors may be divided into      corporation's board of directors may be
                       various classes with staggered terms of     divided into various classes with
                       office. OnDisplay directors are elected to  staggered terms of office. Oberon's bylaws
                       a term of one year and until their          provide for a single class of directors
                       successors are elected and qualified.       who are elected at the annual
                                                                   stockholder's meeting and hold office
                                                                   until their successors are elected and
                                                                   qualified.
Removal of
  directors..........  Under Delaware law, except as otherwise     Oberon's articles of incorporation do not
                       provided in the corporation's certificate   contain any provisions regarding the
                       of incorporation, a director of a           removal of directors. Oberon's bylaws
                       corporation that has a classified board of  provide that a director may be removed
                       directors may be removed only with cause.   from office, with or without cause, by the
                       The OnDisplay bylaws provide that any       holders of a majority of the shares
                       director or the entire board of directors   entitled to vote in the election of
                       may be removed by the holders of a          directors. A director may be removed for
                       majority of the shares then entitled to     cause by vote of a majority of the
                       vote at an election of directors.           directors then in office after reasonable
                                                                   notice and an opportunity to be heard.
Board of director
  vacancies..........  Under Delaware law, vacancies and newly     Oberon's articles of incorporation do not
                       created directorships may be filled by a    contain any provisions regarding the
                       majority of the directors then in office,   filling of vacancies. Oberon's bylaws
                       even though less than a quorum, unless      provide that vacancies may be filled by
                       otherwise provided in the certificate of    the directors then in office or the
                       incorporation or bylaws. The OnDisplay      stockholders at a special meeting called
                       bylaws provide that vacancies on the board  at least in part for the purpose of
                       of directors may only be filled by the      filling the vacancy. Any director chosen
                       vote of the majority of directors then in   by the stockholders shall displace any
                       office, including, in the case of any       chosen by the directors.
                       vacancy created by resignation which is to
                       be effective at a future date, those
                       directors who have so resigned. The
                       OnDisplay bylaws also provide that
                       vacancies and newly created directorships
                       resulting from any increase in the
                       authorized number of directors may be
                       filled by a majority of the directors that
                       are in office, although less than a
                       quorum, or by a sole remaining director.
Notice of special
  meetings of the
  board of
  directors..........  The OnDisplay bylaws provide that special   Oberon's bylaws provide that special
                       meetings of the board of directors may be   meetings of the board of directors may be
                       called by the chairman of the board, the    called by the president, clerk, secretary,
                       president, any vice president, the          any two directors or one in the event
                       secretary or any two directors. Notice of   there is only one director.
                       the time and place of special meeting
                       shall be delivered by mail, facsimile or
                       electronic delivery. If by mail, the
                       notice must be deposited in the United
                       States mail at least four days before the
                       time of the holding of the meeting. If the
                       notice is delivered personally or

                                       ONDISPLAY                                     OBERON
                                       (DELAWARE)                               (MASSACHUSETTS)
                                       ----------                               ---------------
                       by telephone, or by facsimile or
                       electronic delivery, it must be delivered
                       at least 48 hours before the time of the
                       holding of the meeting.
Approval of loans to
  officers...........  The OnDisplay bylaws provide that           Oberon's bylaws do not provide for loans
                       OnDisplay may lend money to or otherwise    to officers. Under Massachusetts law, the
                       assist any officer or other employee        directors and officers who participate in
                       whenever the directors judge such a loan    a loan by Oberon to any of its officers
                       or assistance reasonably to be expected to  shall be jointly and severely liable for
                       benefit the corporation.                    any unpaid portions of the loan, unless a
                                                                   majority of disinterested shares entitled
                                                                   to vote for directors approve or ratify
                                                                   the loan as one reasonably expected to
                                                                   benefit the Oberon.
Indemnification......  The OnDisplay certificate of incorporation  Under Massachusetts law, a director is
                       and bylaws provide that the directors and   generally not exculpated from liability
                       officers shall be indemnified to the        under provisions of Massachusetts law
                       fullest extent authorized by law against    relating to unauthorized distributions and
                       any action, proceeding or suit brought      loans to insiders. Massachusetts law
                       against such a person by reason of the      provides that no indemnification may be
                       fact that he or she is or was a director,   provided with respect to any matter in
                       officer, employee or agent of the           which the director or officer shall have
                       corporation or serves or served at any      been adjudicated not to have acted in good
                       other enterprise as at the request of the   faith in the reasonable belief that his
                       corporation. Under Delaware law, such       action was:
                       provision may not eliminate or limit        - in the best interest of the corporation,
                       director monetary liability for:              or
                       - breaches of the director's duty of        - to the extent that such matter relates
                         loyalty to the corporation or its           to service with respect to any employee
                         stockholders;                               benefit plan, in the best interests of
                       - acts or omissions not in good faith         the participants or beneficiaries of
                         involving intentional misconduct or         such employee benefit plan.
                         knowing violations of law;                Massachusetts law does not explicitly
                       - the payment of unlawful dividends or      address indemnifying persons against
                         unlawful stock repurchases or             judgments in actions brought by or in the
                         redemptions; or                           right of the corporation. The previously
                       - any transaction in which the director     discussed standard applies to such cases.
                         received an improper personal benefit.    Oberon's bylaws provide that Oberon will,
                       The OnDisplay bylaws provide that the       to the extent legally permissible,
                       corporation indemnifies each of its         indemnify any person who is or was serving
                       directors and officers against expenses     as a director or officer of Oberon against
                       including attorneys fees, judgments,        all liabilities and expenses, including
                       fines, settlements and other amounts        attorney's fees, reasonably incurred by
                       actually and reasonably incurred in         him in connection with the defense of a
                       connection with any proceeding, arising by  civil or criminal proceeding, while in
                       reason of the fact that such person is or   office or thereafter, by reason of his
                       was an agent of the corporation.            being or having been a director or
                       Insofar as indemnification for liabilities  officer. No amendment to or repeal of this
                       arising under the Securities Act of 1933    provision of the Oberon articles shall
                       as permitted to directors or officers, the  apply to or have any effect on the
                       companies have been informed that, in the   liability or alleged liability of any
                       opinion of the Securities and Exchange      director for or with respect to any acts
                       Commission, such indemnification is         or omissions of such director occurring
                       against public policy as expressed in the   prior to such amendment or repeal.
                       Act and is therefor unenforceable.            Insofar as indemnification for
                                                                   liabilities arising under the Securities

                                       ONDISPLAY                                     OBERON
                                       (DELAWARE)                               (MASSACHUSETTS)
                                       ----------                               ---------------
                                                                   Act of 1933 is permitted to directors or
                                                                   officers, the companies have been informed
                                                                   that, in the opinion of the Securities and
                                                                   Exchange Commission, such indemnification
                                                                   is against public policy as expressed in
                                                                   the Act and is therefor unenforceable.
  Stockholder
  approval of certain
  business
  combinations.......  Under Delaware law, "business               Massachusetts law prohibits a business
                       combinations" by corporations with          combination with an interested
                       "interested stockholders" are subject to a  stockholder, general defined as a person
                       moratorium of three or five years,          beneficially owning 5% or more of Oberon's
                       respectively, unless specified conditions   outstanding voting stock, or an interested
                       are met. The prohibited transactions        stockholder's affiliate or associate, for
                       include, a merger with, disposition of      a three-year period following the date
                       assets to, or the issuance of stock to,     that a stockholder becomes an interested
                       the interested stockholder, or certain      stockholder. This only applies to
                       transactions that have the effect of        corporations with 200 or more stockholders
                       increasing the proportionate share of the   of record. As a result, this statute is
                       outstanding securities held by the          inapplicable to this transaction because
                       interested stockholder. Under Delaware      Oberon has fewer than two hundred
                       law, an interested stockholder may avoid    stockholders of record.
                       the prohibition against effecting certain   Massachusetts law provides that a merger
                       significant transactions with the           agreement must be approved by a vote of
                       corporation if the board of directors,      two-thirds of the shares of each class of
                       prior to the time such stockholder becomes  stock, unless the articles of organization
                       an interested stockholder, approves such    of the corporation provide otherwise, but
                       transaction or the transaction by which     it may not be less than a majority of
                       such stockholder becomes an interested      shares outstanding and entitled to vote.
                       stockholder or if at or subsequent to such  See "The Oberon Special Meeting --
                       time the board of directors and the         Required Vote" on page 55 for a discussion
                       stockholders approve such transaction.      on the voting provisions in the Oberon
                       These provisions of Delaware law apply to   articles with respect to the merger.
                       a Delaware corporation unless the
                       corporation "opts out" of the provisions
                       in its certificate of incorporation or
                       bylaws. OnDisplay has not opted out of
                       these provisions in its certificate of
                       incorporation or bylaws and consequently
                       is subject to these provisions.
  Par value,
  dividends and
  repurchases of
  shares.............  The concepts of par value, capital and      Under Massachusetts law, corporations
                       surplus are retained under Delaware law.    generally are permitted to pay dividends
                       Delaware law permits a corporation to       as long as the action is not taken when
                       declare and pay dividends out of surplus    the corporation is insolvent, does not
                       or, if there is no surplus, out of the net  render the corporation insolvent and does
                       profits for the fiscal year in which the    not violate the corporation's articles of
                       dividend is declared and/or for the         organization. The directors of
                       preceding fiscal year as long as the        Massachusetts corporations may be jointly
                       amount of capital of the corporation        and severally liable to the corporation to
                       following the declaration and payment of    the extent that the directors authorize a
                       the dividend is not less than the           dividend when the corporation is insolvent
                       aggregate amount of the capital             or where the amount of the dividend
                       represented by the issued and outstanding   exceeds the
                       stock of all

                                       ONDISPLAY                                     OBERON
                                       (DELAWARE)                               (MASSACHUSETTS)
                                       ----------                               ---------------
                       classes having a preference upon the        permissible amounts and is not repaid to
                       distribution of assets. In addition,        the corporation.
                       Delaware law generally provides that a      Oberon's charter provides that the holders
                       corporation may redeem or repurchase its    of the preferred stock are entitled to
                       shares only if such redemption or           receive dividends, out of funds legally
                       repurchase would not impair the capital of  available for dividend payment, at the
                       the corporation. Notwithstanding the        same rate as dividends are paid to the
                       foregoing, a Delaware corporation may       common stock. So long as shares of
                       redeem or repurchase shares having a        preferred stock are outstanding, Oberon
                       preference upon the distribution of any of  shall not declare or pay any dividends on
                       its assets if such shares will be retired   any other class of stock unless each of
                       upon acquisition, and provided that, after  the preferred stockholders have been paid
                       the reduction in capital made in            all dividends in full.
                       connection with such retirement of shares,
                       the corporation's remaining assets are
                       sufficient to pay any debts not otherwise
                       provided for.
Dissenters' or
  appraisal rights...  Such rights are not available with respect  Under Massachusetts law, a stockholder
                       to a merger or consolidation by a           may, before the taking of the vote on
                       corporation the shares of which are either  approval of a merger agreement, file with
                       listed on a national securities exchange    Oberon a written objection to the proposed
                       or held of record by more than 2,000        merger stating that he intends to demand
                       stockholders if such stockholders are       payment for his Oberon shares if the
                       required to receive only shares of the      merger is consummated. If the shares are
                       surviving corporation, shares of any other  not voted in favor of the merger, the
                       corporation which are either listed on a    shareholder may have the right to demand
                       national securities exchange or held of     in writing from Oberon, as it exists after
                       record by more than 2,000 holders, cash in  the Oberon merger, within twenty days lieu of fractional shares or a combination  after the date of mailing to him of notice
                       of the foregoing.                           in writing that the merger has been
                                                                   consummated, payment for his shares and an
                                                                   appraisal for the value thereof.
Description of common
  stock..............  The holders of OnDisplay common stock are   The holders of Oberon common stock are
                       entitled to one vote for each share held    entitled to one vote for each share held
                       of record on all matters submitted to a     of record on all matters submitted to a
                       vote of stockholders. Holders of common     vote of stockholders. Holders of common
                       stock have no preemptive rights or rights   stock have no preemptive rights or rights
                       to convert their common stock into any      to convert their common stock into any
                       other securities. There are no redemption   other securities. There are no redemption
                       or sinking fund provisions applicable to    or sinking fund provisions applicable to
                       the common stock. All outstanding shares    the common stock. All outstanding shares
                       of common stock are fully paid and          of common stock are fully paid and
                       non-assessable and have a par value of      non-assessable and have a par value of
                       $0.001 per share.                           $0.001 per share.
Description of
  preferred stock....  Pursuant to the restated certificate of     Pursuant to Oberon's articles of
                       incorporation, the board of directors has   organization, each holder of series 1 or
                       the authority, without further action by    series 2 preferred stock is entitled to
                       the stockholders, to issue up to            one vote for each share of common stock
                       11,600,000 shares of preferred stock,       into which the shares of series 1
                       $0.001 par value per share, in one or more  preferred stock and series 2 preferred
                       series and to fix the designations,         stock are then convertible. The holders of
                       powers, preferences, privileges and         preferred stock and common stock will vote
                       relative participating, optional or         together as a single class on

                                       ONDISPLAY                                     OBERON
                                       (DELAWARE)                               (MASSACHUSETTS)
                                       ----------                               ---------------
                       special rights and the qualifications,      all matters except as provided in the
                       limitations or restrictions thereof,        articles. Oberon also gives the holders of
                       including dividend rights, conversion       each of series 1 preferred stock and
                       rights, voting rights, terms of redemption  series 2 preferred stock the right to vote and liquidation preferences, any or all of  on enumerated actions that if taken by
                       which may be greater than the rights of     Oberon would impair their rights,
                       the common stock. The board, without        preferences and privileges. Accordingly,
                       stockholder approval, can issue preferred   Oberon must first obtain the affirmative
                       stock with voting, conversion or other      vote or written consent of the holders of
                       rights that could adversely affect the      a majority of the outstanding shares of
                       voting power and other rights of the        such series of preferred stock being
                       holders of common stock. Preferred stock    adversely affected, before taking actions
                       could thus be issued quickly with terms     such as:
                       calculated to delay or prevent a change in  - changing the rights, preferences or
                       control of OnDisplay or make removal of       privileges of preferred stock or any
                       management more difficult. Additionally,      other capital stock of Oberon;
                       the issuance of preferred stock may have    - increasing the number of authorized
                       the effect of decreasing the market price     shares of preferred stock;
                       of the common stock, and may adversely      - authorizing or issuing any new class or
                       affect the voting and other rights of the     series of securities senior or equal to
                       holders of common stock. There are no         such series of preferred stock;
                       shares of preferred stock outstanding and   - amend the articles of organization and
                       OnDisplay has no plans to issue any of the    bylaws of Oberon; and
                       preferred stock.                            - incur new obligations in the nature of
                                                                     debt for money borrowed, leases or
                                                                     guarantees of third party obligations in
                                                                     excess of $500,000.
Stockholder
  derivative suits...  Under Delaware law, a stockholder may only  Under Massachusetts law, a stockholder may bring a derivative action on behalf of the  only bring a derivative action if the
                       corporation if the stockholder was a        stockholder owned stock in Oberon at the
                       stockholder at the time of the transaction  time of the act or omission complained of in question or his or her stock thereafter  or acquired the stock by operation of law
                       devolved upon him or her by operation of    from one who was a stockholder at such
                       law.                                        time.

                    CERTAIN INFORMATION REGARDING ONDISPLAY

OVERVIEW

     We offer a comprehensive suite of software applications that enable companies to rapidly deploy and easily manage e-business portals and e-marketplaces. Our solution addresses the unique challenges faced by e-business portals and e-marketplaces in both business-to-business and business-to-consumer e-commerce. Our infrastructure solutions allow both business-to-business and business-to-consumer e-commerce companies to rapidly automate and continuously manage the flow of information and transactional data among their suppliers, distributors and customers. Our products enable our e-business portal and e-marketplace customers to: achieve rapid time-to-market, engage and retain customers, increase revenues and marketshare and attain agile e-business relationships. Our e-business portal and e-marketplace customers include Aspect Development, ClubComputer.com, FASTXchange, Harbinger Corporation, Moore North America Ltd., PurchasePro.com, TRIP.com, Travelocity.com and W.W. Grainger, Inc.

INDUSTRY BACKGROUND

     Companies in all industries around the world face the strategic imperative of re-creating themselves into electronic commerce, or e-commerce, companies. By augmenting or even replacing their traditional distribution, supply chain and customer-service channels with Internet-based channels, these companies seek to build new revenue streams and gain competitive advantage. Although the first generation of e-commerce consisted primarily of basic Web sites offering product information for marketing purposes, today the stakes are higher. We believe successful companies now need to create value-added relationships with suppliers and distributors and offer differentiated and unique online services to customers. By extending core business processes over the Internet and integrating systems with suppliers, distributors and customers, these companies seek to achieve significant competitive advantage, increased customer satisfaction and new sources of revenues. This next generation of e-commerce, often referred to as e-business, is transforming the way business is done and has given rise to the "Internet economy."

     With the evolution of the Internet as a primary means of conducting business, both in business-to-business and business-to-consumer markets, competitive pressures have driven new and more sophisticated forms of e-commerce to emerge. In the Internet economy, companies find it increasingly difficult to differentiate their offerings on the basis of products, price or location. As a result, vendors must deliver comprehensive business services and information to offer enhanced value to their suppliers, distributors and customers. In particular, companies seek to participate in two complementary e-business channels -- e-business portals and e-marketplaces -- as distinct ways to capitalize on the Internet, expand their businesses and protect their revenue opportunities. These channels are complementary since many vendors will create an e-business portal to directly sell their own goods and services in addition to offering those goods and services through participation in an e-marketplace.

     E-BUSINESS PORTALS. An e-business portal is an online destination site where vendors create value-added relationships with their suppliers, distributors and customers by offering an expanded set of information and services. For example, a business-to-consumer, travel-oriented e-business portal enables visitors to gain information about all aspects of the travel experience, including airfare, hotel availability, cultural activities, weather and current events, and then purchase all of the goods and services for a particular trip without having to leave the portal at any point in the process.

     E-MARKETPLACES. An e-marketplace is a comprehensive trading hub designed to efficiently manage transactions and services among multiple buyers and sellers. For example, a business-to-business e-marketplace acts as an intermediary to enable businesses to interact with potentially thousands of discrete vendors, compare parts, prices and configurations among those vendors, and then purchase all of the goods and services from one or several vendors without having to leave the e-marketplace at any point in the process.

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

     The Internet economy is poised for rapid growth, across both business-to-business and business-to-consumer markets. According to Forrester Research, the volume of business-to-business e-commerce transacted through e-business portals, e-marketplaces and other e-business offerings will grow from $43 billion in 1998 to $1.3 trillion in 2003.

     There are many demands placed on the infrastructure of e-business portals and e-marketplaces. Companies deploying e-business portals and e-marketplaces must be able to offer a broad range of dynamic information and services from a large, diverse set of trading partners, and do so faster than their competitors. Compounding this challenge is the fact that these e-business relationships require agility in terms of flexible, adaptable connections that accommodate rapid change. No single standard can be imposed on all suppliers of information and services offered by e-business portals and e-marketplaces.

     To successfully address these business requirements, e-business portals and e-marketplaces must meet complicated technical requirements. Key technical requirements include:

     - Aggregation -- capturing and transforming diverse information from a broad range of sources and in multiple formats;

     - Integration -- integrating e-business portals and e-marketplaces with operational systems to synchronize and automate services and transactions; and

     - Exchange -- enabling the exchange of business documents, including purchase orders and invoices, for secure, real-time business process automation.

     Given these requirements, e-business portals and e-marketplaces face significant challenges in effectively expanding their businesses to fully capitalize on the opportunities created by the Internet. Existing approaches for addressing these challenges are limited. The most common approaches consist of manual, custom systems, which may be adequate initially, but tend to break down as the e-business portals and e-marketplaces expand to provide additional services and information from an ever-increasing number of suppliers, distributors and customers. Many of these custom approaches incorporate single-function products that address particular infrastructure needs but do not offer a comprehensive solution that spans each of the important requirements. These custom approaches often lack:

     - speed of deployment;

     - ability to accommodate growth to thousands of discrete participants;

     - agility to accommodate rapid change; and

     - comprehensiveness to meet the demands of a broad range of e-business relationships and interactions.

     As a result, there is a need for e-business infrastructure applications that provide a comprehensive solution for enabling e-business portals and e-marketplaces. This solution must be open, expandable to many concurrent users and adaptable to enable the rapid aggregation, integration, and exchange of dynamic information and services.

ONDISPLAY SOLUTION

     We provide a comprehensive suite of software applications that enable companies to rapidly deploy and easily manage e-business portals and e-marketplaces. Our solution addresses the unique challenges faced by e-business portals and e-marketplaces in both business-to-business and business-to-consumer e-commerce. Our product suite spans each of the key infrastructure requirements: aggregation and syndication of diverse content and information; automation of critical business-to-business transactions; integration with operational systems; and proactive notification to enhance customer loyalty.

     Our solution enables our e-business portal and e-marketplace customers to:

     - ACHIEVE RAPID TIME-TO-MARKET. Our products enable our customers to rapidly deploy e-business portals and e-marketplaces. We provide a comprehensive application suite that eliminates the need for months of custom programming and that reduces the customer's reliance on complex systems integration. As a result, we enable our customers to dramatically reduce their time-to-market.

     - ENGAGE AND RETAIN CUSTOMERS. By automating the aggregation of a wide variety of rich, relevant, and timely information and services, our solution enables e-business portals and e-marketplaces to transform their Web sites into highly convenient destination locations for their customers. In addition to aggregating diverse information and services, we offer a personalization product that enables our customers to automatically notify their participants of newly available information. These personalization and rich content capabilities enable e-business portals and e-marketplaces to turn temporary visitors into buyers and to then build high-quality relationships with those buyers over time.

     - INCREASE REVENUES AND MARKET SHARE. Our products enable our customers to create superior Internet revenue channels through the rapid delivery of high quality information and services, and through achieving efficient interactions with suppliers, distributors and other business affiliates. These superior Internet revenue channels may, in turn, drive market share expansion as our customers are able to enhance their competitive position and extend their market leadership.

     - ENABLE EXPANDABLE AND AGILE E-BUSINESS. Our solution enables our customers to be more agile in responding to the rapid pace of change associated with the Internet economy. By delivering an easy-to-use and highly flexible product suite, we provide our customers with the ability to handle a broad range of rapidly changing business relationships. Our solution is capable of growing to support thousands of participants, flexible to accommodate rapidly changing relationships and industry standards, and adaptable to manage disparate systems and ways of doing business.

ONDISPLAY STRATEGY

     Our objective is to become the leading provider of comprehensive e-business infrastructure solutions that enable the creation of e-business portals and e-marketplaces. Key elements of our strategy to achieve this objective are:

     - TARGET E-BUSINESS PORTAL AND E-MARKETPLACE MARKETS. We intend to establish our brand and expand market share in two large and growing e-business markets: e-business portals and e-marketplaces. In the e-business portal market we will target both traditional and Internet-based businesses across specific markets with critical and urgent e-business needs. Our strategy is to pursue industries that have a large number of fragmented buyers and sellers and conduct large amounts of commerce. At the same time, we intend to aggressively expand our presence in the e-marketplace market, which we believe represents a major opportunity as e-marketplace businesses become pioneers in the use of automated, robust and expandable information exchange solutions.

     - ADDITIONAL EXPOSURE THROUGH NETWORK EFFECTS. As our customers use our solution across their network of suppliers, buyers and other market participants, numerous other e-businesses become aware of our products and their features and are continually exposed to our products with subsequent exchanges of critical business information. We believe this allows participants in e-business transactions to experience the benefits that our products deliver first hand, which creates a powerful network effect to drive more rapid product recognition and adoption. We intend to take maximum advantage of this visibility across our targeted markets in order to drive increased sales.

     - CONTINUE OUR TECHNOLOGICAL INNOVATION. We intend to continue to innovate comprehensive e-business infrastructure solutions based on our technology and emerging industry standards. Our core CenterStage technology provides a powerful foundation for seamless information exchange among e-business participants. With each succeeding generation of our technology, we have extended this foundation and added features that increase the range of functions and ease-of-use of our solutions. For example, as the Internet becomes the preferred medium for business transactions of all types, companies are increasingly using extensible markup language, or XML, as the software protocol upon which to base their interactions with suppliers, distributors and customers. We intend

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

       to take advantage of this trend by continually enhancing our highly automated, easy-to-use XML solution.

     - BUILD UPON OUR NETWORK OF RELATIONSHIPS. We are building relationships with a variety of industry leading independent software vendors, platform providers and systems integrators. We intend to utilize and extend this network to reach target markets, accelerate the adoption of our technologies, and test and validate our next-generation product and technology. These relationships enable us to focus on our core competencies, while offering our customers highly complementary technologies from industry leaders and innovators. We believe that these relationships, in addition to others that we intend to pursue, will help validate and accelerate the widespread adoption of our e-business infrastructure solutions.

     - EXPAND OUR INTERNATIONAL PRESENCE. We intend to penetrate global markets by establishing a worldwide field sales, marketing, and services organization. We are currently establishing and staffing international headquarters and field sales offices in Europe. We also expect to establish relationships with international distributors and systems integrators.

PRODUCTS

     We provide an integrated solution for enabling the rapid deployment and seamless management of e-business portals and e-marketplaces. Our products are complementary, but can be purchased separately, so that online businesses can select the individual products they need to meet their immediate business objectives and then add additional CenterStage products as their requirements evolve.

     The license fee for each CenterStage product is based on the number of servers running the software and the number of different information sources accessed. The list price of each CenterStage product starts at $75,000. License fees for installations typically range from $100,000 to $400,000. The CenterStage product suite includes:

     - CENTERSTAGE ECONTENT -- Our CenterStage eContent application enables our customers to aggregate, or gather, and transform a wide range of information, or content, for their e-business portals and e-marketplaces. Whether the source format is structured, as with database or application data, or unstructured, as with Web pages, CenterStage eContent lets users specify, select, transform, update and manage diverse content rapidly and easily. CenterStage eContent can handle high volumes of data, for example, aggregating text and graphics on hundreds of thousands of products. As a result, CenterStage eContent enables e-business portals and e-marketplaces to deliver a wide array of rich, relevant information to keep their customers from having to leave their Web sites to access this information.

       Travel portals, for example, use CenterStage eContent to pull up-to-date airline, hotel, cruise package, car rental and weather information onto their Web sites from hundreds of affiliated companies. By presenting customers with this pertinent and timely information, these travel portals are better able to engage and retain their customers and increase their bookings.

     - CENTERSTAGE EBIZXCHANGE -- Our CenterStage eBizXchange application takes advantage of advanced technologies to rapidly and securely exchange business transaction information across a wide array of trading partners. This information exchange can be accomplished across corporate security systems, or firewalls, using both "tight" and "loose" collaboration models. CenterStage eBizXchange's tight collaboration model allows business partners to define a standard approach for secure business-to-business information exchange, using a mutually agreed upon format. The product's loose collaboration model, enables the e-business to complete a transaction with its online trading partner by mimicking a user's actions on the trading partner's Web site, without the need for an explicit format agreement between the partners. CenterStage eBizXchange can handle thousands of transactions simultaneously, which enables our customers to expand their e-business applications to meet the needs of increasing numbers of users.

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

       Industrial supplies e-marketplaces, for example, use CenterStage eBizXchange to manage transactions among multiple buyers and sellers, using a range of transaction formats and protocols. These e-marketplaces use CenterStage eBizXchange to automatically request and route electronic business documents including purchase orders, requisitions, inventories and pick lists. These e-marketplaces may use tight collaboration for large buyers and suppliers, while they employ loose collaboration for smaller groups that might not have the resources to implement specific technology formats.

     - CENTERSTAGE eINTEGRATE -- Our CenterStage eIntegrate product provides a complete solution for linking the e-business portal or e-marketplace with its existing internal applications, including enterprise resource planning, or ERP, systems. This linking, or integration, enables the portal's customers, partners and suppliers to perform a range of functions on the Web-based portal, including placing an order with the source data, such as inventory availability, accessible from an internal system. CenterStage eIntegrate can handle thousands of internal application updates and data requests simultaneously, which enables our customers to expand their e-business applications to meet the needs of increasing numbers of users. CenterStage eIntegrate can use existing technologies, including popular message brokers, to request and route data. In addition, customers can purchase and use integration toolkits to create tighter links between their e-business portals and their internal applications, including those from Oracle, PeopleSoft and SAP.

       A computer and electronics portal, for example, may use CenterStage eIntegrate to process customer orders and enter these orders directly into the e-business's internal accounting system. The portal's customers could also check the status of their orders by accessing that information directly from the internal accounting system using CenterStage eIntegrate.

     - CENTERSTAGE eNOTIFY -- Our CenterStage eNotify product allows e-businesses to offer customer-requested updates, or alerts, to build relationships with their customers. Unlike many existing programs that track each user's behavior patterns to create targeted sales offers, CenterStage eNotify enables online visitors to enter their own information requests about specific events on the e-business Web site. The CenterStage eNotify system would then deliver notifications of new requested information via email or pager update directly to the customer. CenterStage eNotify can support thousands of information requests, which enables our customers to meet the needs of increasing numbers of users. This event-based execution enables customers to receive notifications based on timely information.

       An online gift store, for example, can use CenterStage eNotify to invite customers to specify the product and price they want, and to then alert those customers when the requested item is available.

     - CENTERSTAGE eSYNDICATE -- Our CenterStage eSyndicate product enables e-businesses to offer, or publish, select information from their e-business portals or e-marketplaces, based on customers' information requests, or subscriptions. CenterStage eSyndicate intelligently manages and routes the requested information using any electronic format, open standard or industry protocol. CenterStage eSyndicate is capable of routing a wide range of continuously changing information from an array of original sources, including databases and Web pages.

       An automotive manufacturer, for example, may use CenterStage eSyndicate to publish parts catalogs to its dealer network. Dealers in the network would select the parts information they need and specify how often they want the manufacturer to update the information. As the manufacturer adds new parts or changes prices on its Web site, CenterStage eSyndicate would automatically update dealers on the changes relevant to them.

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

     - XML CONNECT(TM) -- Our XML Connect product is a free, downloadable software product that allows e-commerce participants -- including buyers, suppliers and e-marketplaces -- to establish secure, reliable, guaranteed XML business document exchange, without the need to install and manage closed or proprietary XML servers. With XML Connect acting as a standardized XML transport, e-commerce participants can achieve secure online document exchange quickly and easily.

       A chemical supplies e-marketplace, for example, may use XML Connect to quickly establish secure online document exchange with multiple suppliers of laboratory equipment. The e-marketplace and each of its suppliers would simply download the free XML Connect product, and then use XML Connect to select and schedule documents for exchange.

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

--------------------------------------------------------------------------------------------------
          PRODUCT                         FEATURES                           BENEFITS
--------------------------------------------------------------------------------------------------
 CenterStage eContent         - Rapid, automated content         - Quick access to rich, relevant
                                aggregation from diverse           content from the most
                                sources                            appropriate source available
                              - Access to structured and         - Fresh content delivered
                                unstructured data                  automatically
                              - Easy-to-use interface            - Reduces deployment cost by not
                                                                   requiring programmer support
                              - Expandable to many concurrent    - Supports data from a variety of
                                users                              sources and multiple concurrent
                                                                   users
--------------------------------------------------------------------------------------------------
 CenterStage eBizXchange      - Automated transaction exchange   - Time and cost savings from
                                between market participants        elimination of manual processes
                              - Support for "loose"              - Exchange transactions with
                                collaboration                      multiple trading partners
                                                                   without requiring changes to
                                                                   the partner's infrastructure
                              - Support for "tight"              - Rapidly facilitates business
                                collaboration models using         transactions using reliable,
                                industry standards                 highly secure connections
                              - High-volume execution            - Quick and reliable business
                                environment                        exchange processing
--------------------------------------------------------------------------------------------------
 CenterStage eIntegrate       - Automated, rapid integration of  - Reduces manual integration
                                e-business portal with internal    processes
                                applications
                              - Expandable, real-time execution  - Support for high transaction volumes with complex business
                                                                   process routing
                              - Integration with industry        - Flexibility to route
                                leading message brokers            transactions and messages while
                                                                   optimizing existing enterprise
                                                                   infrastructures
                              - PeopleSoft, Oracle and SAP       - Tight integration with leading
                                Integration Toolkits               enterprise resource planning
                                                                   applications
--------------------------------------------------------------------------------------------------
 CenterStage eNotify          - Customer request-based           - Proactive, permission-based
                                notification                       interaction to engage and
                                                                   retain customers
                              - Event-based execution            - Notifications based on fresh,
                                                                   relevant content
                              - Delivery of alerts via email     - Immediate, reliable
                                and pager                          notification using customer's
                                                                   preferred medium
--------------------------------------------------------------------------------------------------
 CenterStage eSyndicate       - Automated content publication    - Customized information based on
                                based upon user subscriptions      company specific requirements
                              - Content publishing in multiple   - Flexibility to syndicate
                                formats                            content to a wide range of
                                                                   market participants
                              - Continuous routing of dynamic    - Automatic support for fast-
                                data using industry standards      changing information
--------------------------------------------------------------------------------------------------

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

                                   [GRAPHIC]
     [Diagram labeled "e-Business Portals" of a server with arrows pointing from it to images of computer screens labeled "suppliers" on the right, to images of computer terminals labeled "buyers" and "affiliates" and servers labeled "e-Marketplace" on the left, and to a cylinder shape labeled "internal applications" below.]

     Using the CenterStage application suite, an e-business portal can rapidly automate and continuously manage the flow of information among its suppliers, distributors and customers. In the diagram above, the e-business portal uses CenterStage eContent to quickly gather and transform diverse product and other information from a large community of suppliers, regardless of source format. In addition, the e-business portal uses CenterStage eBizXchange to automate business transactions with suppliers and also with e-marketplaces and other affiliates. CenterStage eIntegrate is used to link the e-business portal with internal systems. The e-business portal may use CenterStage eNotify to proactively deliver requested notifications to customers, while it uses CenterStage eSyndicate to publish customized product catalogs and price lists to affiliates and e-marketplaces.

                                   [GRAPHIC]
     [Diagram labeled "e-marketplaces" of a server with arrows pointing from it to images of computer screens labeled "suppliers" on the right and to images of computer terminals labeled "Buyers/Affiliates" on the left. The computer screens have a two way arrow pointing between them and a cylinder labeled "Internal Applications." The computer terminals also have a two way arrow pointing between them and a cylinder labeled "Internal Applications."]

     An e-marketplace may use the CenterStage product suite to automate and seamlessly manage the flow of information and transactions among multiple buyers, suppliers and distributors. The e-marketplace is able to use CenterStage eContent to capture and transform diverse data from multiple suppliers, while using CenterStage eBizXchange to handle multiple simultaneous transactions among buyers, affiliates and suppliers. CenterStage eSyndicate can be used to proactively publish information of interest to buyers and affiliates using a variety of formats. Concurrently, participant buyers and suppliers can use CenterStage eIntegrate to link their e-business operations with their internal applications.

     Each of the participants in the e-business value chain are able to use our CenterStage product suite to exchange information and services with other participants. For example, suppliers may use CenterStage eSyndicate to publish information to multiple e-marketplaces simultaneously, just as an e-business portal is able to publish information to its customers. Similarly, corporate buyers may use CenterStage eIntegrate to link their Web-based procurement applications to operational systems.

SERVICES

     Our professional services organization works with customers to ensure that they meet their business objectives and achieve their expected return on investment. We focus on the rapid deployment of e-business solutions by taking advantage of an experienced team of consultants. Our professional services organization brings a diverse set of skills and experiences -- combining both business and technical expertise to quickly meet our customers' requirements. Our professional services include:

     - design system and application architectures that best utilize the functionality of our software;

     - installation of our software and implementation within customers' existing information technology infrastructure;

     - transformation of data from one format to another;

     - development of interfaces between disparate software applications;

     - training of users at the location of implementation; and

     - maintenance and support of our software by skilled professional services providers.

ARCHITECTURE

     Our CenterStage product suite is based on the CenterStage technology platform. This platform provides a means to develop and execute agents for accessing, gathering, transforming and distributing information and transactions using multiple approaches. Our CenterStage technology platform provides easy application customization capabilities along with a high-performance execution engine for production environments.

     The CenterStage architecture provides the following environments:

     - rapid development environment -- graphical development environment for creating CenterStage agents and for customizing the resulting information display; and

     - execution/routing environment -- featuring a high-volume execution server for processing information agents.

                                   [Graphic]

   [Diagram labeled "CenterStage Architecture" of an arch labeled "Destinations" overlaying a semi-circle labeled "products" resting on three rectangles stacked one above another. The uppermost rectangle is labeled "Execution/Routing Environment," the rectangle it rests upon is labeled "Development Environment" and the rectangle on the bottom is labeled "Sources."]

     Rapid Development Environment

     At the core of our CenterStage technology platform is a graphical development environment to create and test information retrieval and transformation agents. These agents have the ability to access information from multiple sources in many different formats. Some of these sources include the Web, databases, software applications and various information systems.

     Flexible Execution/Routing Environment

     Our flexible CenterStage technology architecture can process agents in three ways:

     - the Agent Engine processes large batches of information on a one-time or regularly scheduled basis;

     - the Agent Server handles multiple requests simultaneously and also includes a load balancing feature, which distributes requests across multiple servers; and

     - the Content Broker enables the publishing of agents based on user-defined events. These agents can be published through a wide variety of delivery mechanisms, including message brokers, application interfaces, Internet connections, e-mail and pagers.

CUSTOMERS

     The following is a representative list of our customers as of December 31, 1999 who have purchased CenterStage products for use in e-business portal or e-marketplace applications.

AltaVistaShopping.com                   Moore North America Ltd.
Aspect Development                      OrderTrust
Carlson Travel Group                    Orlando Sentinel Communications
Classified Ventures                     PurchasePro.com
Corporate Software and Technologies     RMI.NET
Extricity Software, Inc.                SciQuest.com
Fashionmall.com                         TPN Register
FASTXchange                             Travelocity.com
Harbinger Corporation                   TRIP.com
W.W. Grainger, Inc.                     Vignette Corporation

     No customer accounted for more than 10% of our revenues in the year ended December 31, 1999. For the year ended December 31, 1998, one customer accounted for 13% of total revenue and a second customer accounted for 11%.

SALES AND MARKETING

     We market our CenterStage products and related services primarily through a direct sales organization. Our direct sales organization focuses on sales to recently formed companies that are creating e-business portals and e-marketplaces and larger corporate customers building or improving their Web presence. We maintain a sales office in our headquarters in San Ramon, California and in offices located in the following metropolitan areas: Atlanta, Boston, Denver, Farmington, Connecticut, Houston, Indianapolis, Kansas City, Los Angeles, Mt. Laurel, New Jersey, Vienna, Virginia and West Orange, New Jersey. We intend to increase our North American sales force by opening additional field sales offices and adding sales representatives to our existing territories. Additionally, we are expanding our presence in international markets by building an international sales force.

     Since our inception, we have invested substantial resources in a broad range of marketing activities to generate demand, gain corporate brand identity, establish the e-business portal and e-marketplace product category and educate the market about our products and services. These activities have included advertising, including both print and online, direct marketing, including direct mail and e-mail and online seminars, public relations, participating in trade shows and conferences and providing product information through our Web site.

     In addition to the direct sales channel, we have also entered into several marketing and referral agreements with industry leading software companies. As part of these agreements these companies introduce our products and services to prospective customers to generate qualified sales leads. In some cases we pay a referral fee for these leads. These fees are based on the net license revenue we receive from these leads and are included in marketing expense when paid. These agreements enable us to expand our potential market and help to validate our solution.

     As part of our sales and service offerings, we provide comprehensive product support through a variety of methods. Our experienced support team members understand the problems our customers face and work closely with them to help provide solutions. This comprehensive support enables us to ensure our customers' satisfaction and increases opportunities for repeat sales and positive customer references.

COMPETITION

     The market for our products and services is intensely competitive, evolving and prone to rapid technological change. We expect the intensity of competition to increase in the future. Competitors vary in size and in the scope and breadth of the products and services offered. To date, we have faced competition and sales resistance from the internal information technology departments of current and potential customers that have developed or may develop in-house systems that may substitute for those we offer. We expect that internally developed infrastructure systems will continue to be a principal source of competition for the foreseeable future. In the business to business integration market, we encounter competition from webMethods and Vitria Technology, Inc. If we are successful, we expect to encounter many additional competitors in the future. In addition, because there are relatively low barriers to entry in the software market, we expect additional competition from other established and emerging companies as the Internet software market continues to develop and expand. In particular, we believe we may face competition from IBM, Microsoft, Oracle and Sun Microsystems as those companies may perceive entry into our market segment as strategic. We also may face competition from established companies in the enterprise application integration and e-business platform markets, any of which could build and market products that would reduce or eliminate the need for our technology.

     We believe that the principal competitive factors affecting our market include core technology, product features, product quality and performance and customer service. Although we believe that our products and services currently compete favorably with respect to these factors, our market is relatively new and is rapidly evolving. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

     Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we have. In addition, many of our competitors have well-established relationships with current and potential customers of ours, have extensive knowledge of our industry and are capable of offering a comparable solution. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products and services than we can. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products and services to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of software industry consolidations.

     Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our business, operating results and financial condition. We may not be able to compete successfully against current and future competitors.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we seek to protect through a combination of copyright, trade secret and trademark law. We also enter into confidentiality or license agreements with our employees and consultants, and other companies with whom we have concluded marketing agreements and generally seek to control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. We pursue the registration of our trade and service marks in the United States and internationally, and we have registered the trademarks OnDisplay and CenterStage in the United States. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet, and policing unauthorized use of our proprietary information is difficult.

     Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving. We cannot give any assurance as to the future viability or value of any of our proprietary rights. In addition, we cannot give any assurance that the steps taken by us will prevent misappropriation or infringement of our proprietary information. Any intellectual property infringement or misappropriation, should it occur, could have a material adverse effect on our business, operating results and financial condition.

     In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any intellectual property litigation would result in substantial costs and diversion of resources and management attention and could have a material adverse effect on our business, operating results and financial condition. Our business activities may infringe upon the proprietary rights of others, and other parties may assert infringement claims against us. Any claim and resultant litigation, should it occur, might subject us to significant liability for damages and might result in invalidation of our proprietary rights and even if not meritorious, would be time consuming and expensive to defend and would result in the diversion of management time and attention, any of which might have a material adverse effect on our business, operating results and financial condition.

EMPLOYEES

     As of December 31, 1999, we employed 175 persons. Our success will depend in large part upon our ability to attract and retain employees. We face competition in this regard from other companies, but we believe that we maintain good relations with our employees.

FACILITIES

     We sublease approximately 38,000 square feet of office space in two office locations in San Ramon, California and smaller sales offices located in the following metropolitan areas: Atlanta, Boston, Denver, Farmington, Connecticut, Houston, Indianapolis, Kansas City, Missouri, Los Angeles, Mt. Laurel and West Orange, New Jersey and Vienna, Virginia. We believe that our San Ramon facilities will meet our space requirements for the next year. The sublease for the San Ramon facilities expire in July 2000 and July 2002 with no option to extend.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceeding.

                 ONDISPLAY MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements based upon current expectations that involve risks and uncertainties. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions as they relate to OnDisplay are included to identify forward-looking statements. The following discussion should be read in conjunction with the Financial Statements and Notes included elsewhere in this prospectus. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We expect that the significant majority of our revenues will continue to be derived from our CenterStage product suite and related services for the foreseeable future. Our revenues, which consist of software license revenues and service revenues, totaled $265,000, $3.3 million and $11.1 million for the years ended December 31, 1997, 1998, and 1999. Substantially all of our revenues since inception have been derived from the license of applications based on our CenterStage technology platform and related services. Our product pricing is principally based on the number of servers running the software and the number of different information sources accessed by each customer. Service revenues consist of fees received for consulting, maintenance, customer support and training.

     We sell our CenterStage products and related services primarily through a direct sales force based in the United States. In addition, we have entered into co-marketing arrangements to enhance our indirect sales channels. In the future, we expect that the majority of our revenues will continue to be derived from our direct sales force.

     Revenues from software license agreements are recognized upon shipment or upon notification to the customer of the downloadable software location, provided that a signed contract exists, the fee is fixed and determinable, and collection of the resulting receivable is probable and, if applicable, acceptance criteria are met. Service revenues are recognized as services are performed or, with respect to maintenance, ratably over the contract term, typically over one year.

     Our cost of revenues includes costs associated with the electronic transmission of software and royalties for third party embedded software, which are not material, salaries and related expenses for our consulting and training services and customer support organizations, cost of third parties contracted to provide consulting services to customers and an allocation of our facilities and depreciation expenses.

     We allocate the total costs for facilities to each functional area that uses the overhead and facilities services based on their headcount. These allocated charges include facility rent for the corporate office, communication charges, and depreciation expense for office furniture and equipment.

     Since inception, we have incurred substantial research and development costs and invested heavily in the expansion of our sales, marketing and professional services organizations to support our long-term growth strategy. The number of our full-time employees increased from 39 as of December 31, 1997, to 65 as of December 31, 1998, and to 175 as of December 31, 1999. As a result of these expenses, we have incurred net losses in each fiscal quarter since inception and, as of December 31, 1999, had an accumulated deficit of $31.2 million. We intend to continue expanding our sales and marketing groups and to implement significant marketing programs to solidify our market position, gain name recognition, establish an international presence and introduce new products and services. We also intend to increase our research and development and professional services groups so that we can continue investing in new products and adding additional services to benefit our customers. As a result of these anticipated expenditures we expect to incur net losses in the foreseeable future.

     Through December 31, 1999, we have recorded aggregate deferred stock-based compensation of $33.5 million in connection with stock option grants. This compensation will be amortized over the four-year vesting period of the options. Included in our expenses will be stock-based compensation as a result of stock options granted through December 31, 1999, of $15.4 million in 2000, $8.0 million in 2001, $4.2 million in 2002 and $1.6 million in 2003.

     We believe that period-to-period comparisons of our operating results should not be relied upon as indicative of future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets. There can be no assurance we will be successful in addressing such risks and difficulties. Although we have experienced revenue growth recently, this growth may not continue. In addition, we may not achieve or maintain profitability in the future.

RESULTS OF OPERATIONS

     The following table sets forth statement of operations data as a percentage of total revenues for the periods indicated:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1999         1998
                                                              -----------    -------
License revenues............................................       61.6%        66.7%
Service revenues............................................       38.4         33.3
                                                                -------      -------
     Total revenues.........................................      100.0        100.0
Cost of license revenues....................................         --           --
Cost of service revenues....................................       38.4         48.5
     Total cost of revenues.................................       38.4         48.5
                                                                -------      -------
Gross profit................................................       61.6         51.5
                                                                -------      -------
Operating expenses:
  Sales and marketing.......................................      107.4        171.9
  Research and development..................................       42.5         78.9
  General and administrative................................       30.8         35.9
  Amortization of deferred stock-based compensation.........       33.3         18.5
                                                                -------      -------
     Total operating expenses...............................      214.0        305.2
Loss from operations........................................     (152.3)      (253.6)
Interest income and other, net..............................        1.2          3.9
                                                                -------      -------
Net loss....................................................     (151.1)      (249.7)
                                                                =======      =======

YEARS ENDED DECEMBER 31, 1998 AND 1999

  Revenues

     Our revenues are derived from software licenses and related services. Our revenues were $3.3 million and $11.1 million for the years ended December 31, 1998 and 1999. In 1998 two customers accounted for more than 10.0% of our total revenues. In 1999 no customer accounted for more than 10.0% of our total revenues.

     License Revenues. Our license revenues were $2.2 million and $6.8 million for 1998 and 1999, and represented 66.7% and 61.6% of total revenues. This dollar increase reflected initial market acceptance of our CenterStage products in the e-commerce markets in 1999, and an increase in the size and productivity of the sales force. During 1998, license revenues were derived primarily from enterprise resource planning markets.

     Service Revenues. Our service revenues were $1.1 million and $4.3 million for 1998 and 1999, and represented 33.3% and 38.4% of total revenues. The increase in 1999 service revenues, compared to the 1998 service revenues, was primarily due to the increase in our customer base and service contracts performed during this period. We expect that the proportion of our service revenues to total revenues will fluctuate in the future, depending in part on our customers' breadth and scope of implementation and the mix of products implemented.

  Cost of Revenues

     Our cost of revenues was $1.6 million, representing 48.5% of revenues, and $4.3 million, representing 38.4% of revenues, for 1998 and 1999. This dollar increase was primarily due to an increase in professional service support personnel to manage and support our growing customer base. Cost of service revenues, which constitutes substantially all of cost of revenues, has exceeded service revenues primarily due to our investment in our consulting and training services and customer support organizations. Cost of revenues as a percentage of revenues may vary between periods due to the mix of services we provide and the extent to which we utilize outside subcontractors to perform our service work.

  Operating Expenses

     Sales and Marketing. Our sales and marketing expenses increased 107.4% from $5.7 million, representing 171.9% of revenues, in 1998 to $11.9 million, representing 107.4% of revenues, in 1999. This dollar increase was primarily due to an increase of approximately $3.7 million in compensation and recruiting expenses, resulting principally from increased staffing and higher sales commissions related to the period to period increase in revenues, and increased spending of $1.5 million on marketing programs. We believe sales and marketing will increase substantially in future periods as we continue to expand our sales force, establish our international presence and expand our marketing programs.

     Research and Development. Our research and development expenses increased 78.8% from $2.6 million, representing 78.9% of revenues, in 1998 to $4.7 million, representing 42.5% of revenues, in 1999. This dollar increase was primarily due to an increased personnel costs of approximately $900,000 as well as increased costs related to contract development personnel of approximately $823,000. We believe that research and development expenditures will increase substantially in future periods as we continue to develop additional products and enhance existing products. Technological feasibility of our software is generally not established until substantially all product development is complete. Historically, software development costs eligible for capitalization have been insignificant, and all costs related to research and development have been expensed as incurred.

     General and Administrative. Our general and administrative expenses increased 184.6% from $1.2 million, representing 35.9% of revenues in 1998, to $3.4 million, representing 30.8% of revenues, in 1999. This dollar increase was primarily due to increased personnel costs of approximately $777,000, facilities expansion costs of approximately $446,000, professional and outside service fees of approximately $586,000, and other costs related to supporting the expansion of our business. We believe that general and administrative costs will increase in future periods as we incur additional costs related to the overall growth of our company.

     Amortization of Deferred Stock-Based Compensation. During 1998 and 1999, we recorded deferred compensation of $2.2 million and $31.3 million in connection with stock option grants. We are amortizing this amount over the vesting periods of the applicable options, resulting in amortization expense of $618,000 and $3.7 million for 1998 and 1999.

     Loss From Operations. For 1999 we had an operating loss of $16.9 million compared to an operating loss of $8.5 million for 1998. The increase in our operating loss from the prior year period was the result of our operating expenses increasing $13.5 million, the largest components of which were the $6.2 million increase in sales and marketing expenses and the $3.1 million increase in amortization of stock-based compensation, while gross profit increased $5.1 million.

     Interest Income and Other. Our Interest income and other was $174,000 and $532,000 for 1998 and 1999. The increase in interest income was primarily the result of higher average cash balances available for investment.

     Interest Expense. Our interest expense was $43,000 and $394,000 for 1998 and 1999. Increased interest expense resulted from additional borrowings and higher capital lease obligations during 1999; including the expense related to the valuation of warrants granted to a lender as part of these borrowings.

YEARS ENDED DECEMBER 31, 1997 AND 1998

  Revenues

     Our revenues were $265,000 and $3.3 million for 1997 and 1998. In 1997, three customers accounted for more than 10.0% of total revenues, and in 1998 two customers accounted for more than 10.0% of our total revenues.

     License Revenues. Our license revenues were $265,000 and $2.2 million in 1997 and 1998. This increase in license revenues was attributable to an increase in sales to new customers resulting from increased headcount in our sales force.

     Service Revenues. Our service revenues were $1.1 million in 1998, which was the first year we offered consulting, implementation, maintenance, training and customer support services. We began recognition of revenues from maintenance contracts in 1998. Service revenues represented 33.3% of our total revenues in 1998.

  Cost of Revenues

     Our cost of revenues was $1.6 million in 1998, which was the first year we offered consulting, implementation, maintenance, training and customer support services. In 1998 we established our consulting and customer support organization, which required hiring and training of personnel prior to selling and recognizing revenues for such services.

  Operating Expenses

     Sales and Marketing. Our sales and marketing expenses were $2.8 million and $5.7 million, in 1997 and 1998. This increase was primarily due to our investment in our sales and marketing infrastructure, which included significant personnel-related expenses such as salaries, benefits and commissions, recruiting fees, and related costs of hiring sales management, sales representatives, sales engineers and marketing personnel. Personnel-related expenses increased approximately $2.0 million in 1998.

     Research and Development. Our research and development expenses were $2.0 million and $2.6 million, in 1997 and 1998. These increases were primarily due to the increase in the number of software developers, quality assurance personnel and outside contractors to support our product development and testing activities related to the development and release of our CenterStage suite of products. Personnel-related expenses increased approximately $644,000 in 1998.

     General and Administrative. Our general and administrative expenses were $1.2 million in both 1997 and 1998. These expenses remained flat from 1997 to 1998, as we directed our resources toward growing our sales and marketing and our research and development organizations, rather than expanding our general and administrative organization.

     Amortization of Deferred Stock-Based Compensation. During 1998 we recorded deferred compensation of $2.2 million in connection with stock option grants. We are amortizing this amount over the vesting periods of the applicable options, resulting in amortization expenses of $618,000 in 1998.

     Loss From Operations. Our operating losses were $5.7 million and $8.5 million for 1997 and 1998. The year to year increase in our operating loss from the prior year period was the result of our operating expenses increasing at a rate higher than our revenues and gross profit.

     Interest Income and Other. Our interest income and other were $173,000 and $174,000 in 1997 and 1998. Interest income and other was earned from the investment of cash generated from the proceeds of preferred stock sales.

     Interest Expense. Our interest expense was $18,000 and $43,000 in 1997 and 1998. Interest expense resulted from a financing agreement established in June 1997 to purchase equipment.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited statement of operations data for the eight quarters in the two year period ended December 31, 1999 and data expressed as a percentage of our total revenues for the periods indicated. This data has been derived from our unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the financial statements and Notes. Our quarterly results have been in the past and may in the future be susceptible to significant fluctuations. As a result, we believe that results of operations for interim periods should not be relied upon as any indication of the results to be expected in any future period.

                                                                          QUARTER ENDED
                                  ----------------------------------------------------------------------------------------------
                                  MAR. 31,    JUN. 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUN. 30,    SEPT. 30,    DEC. 31,
                                    1998        1998        1998         1998        1999        1999        1999         1999
                                  --------    --------    ---------    --------    --------    --------    ---------    --------
                                                                          (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA
License revenues................  $   445     $   431      $   692     $   661     $   628     $ 1,309      $ 2,081     $ 2,821
Service revenues................       87         189          376         462         922         796          832       1,709
                                  -------     -------      -------     -------     -------     -------      -------     -------
    Total revenues..............      532         620        1,068       1,123       1,550       2,105        2,913       4,530
Cost of license revenue.........       --          --            1           1           1           2            2           2
Cost of service revenue.........      114         356          484         664         877       1,101          644       1,629
    Total cost of revenue.......      114         356          485         665         878       1,103          646       1,631
                                  -------     -------      -------     -------     -------     -------      -------     -------
Gross profit....................      418         264          583         458         672       1,002        2,267       2,899
                                  -------     -------      -------     -------     -------     -------      -------     -------
Operating expenses:
  Sales and marketing...........    1,092       1,296        1,737       1,622       1,600       2,493        2,838       4,986
  Research and development......      673         682          648         633         738         900        1,187       1,889
  General and administrative....      194         167          324         516         564         686          641       1,527
  Amortization of deferred
    stock-based compensation....       77         117          182         242         322         447          782       2,146
                                  -------     -------      -------     -------     -------     -------      -------     -------
    Total operating expenses....    2,036       2,262        2,891       3,013       3,224       4,526        5,448      10,548
Loss from operations............   (1,618)     (1,998)      (2,308)     (2,555)     (2,552)     (3,524)      (3,181)     (7,649)
Interest income and other.......       39          17           59          59          85          --          150         297
Interest expense................      (10)        (11)         (11)        (11)        (12)        (71)        (162)       (149)
                                  -------     -------      -------     -------     -------     -------      -------     -------
Net loss........................  $(1,589)    $(1,992)     $(2,260)    $(2,507)    $(2,479)    $(3,595)     $(3,193)    $(7,501)
                                  =======     =======      =======     =======     =======     =======      =======     =======
AS A PERCENTAGE OF TOTAL
  REVENUES
License revenues................     83.6%       69.5%        64.8%       58.9%       40.5%       62.2%        71.4%       62.3%
Service revenues................     16.4        30.5         35.2        41.1        59.5        37.8         28.6        37.7
                                  -------     -------      -------     -------     -------     -------      -------     -------
    Total revenues..............    100.0       100.0        100.0       100.0       100.0       100.0        100.0       100.0
    Cost of license revenue.....       --          --           --          --          --          --           --          --
    Cost of service revenue.....     21.4        57.4         45.5        59.2        56.6        52.4         22.2        36.0
    Total cost of revenue.......     21.4        57.4         45.4        59.2        56.6        52.4         22.2        36.0
                                  -------     -------      -------     -------     -------     -------      -------     -------
Gross profit....................     78.6        42.6         54.6        40.8        43.4        47.6         77.8        64.0
                                  -------     -------      -------     -------     -------     -------      -------     -------
Operating expenses:
  Sales and marketing...........    205.3       209.0        162.6       144.4       103.2       118.4         97.4       110.7
  Research and development......    126.5       110.0         60.7        56.4        47.6        42.8         40.7        41.9
  General and administrative....     36.5        26.9         30.3        45.9        36.4        32.6         22.0        33.9
  Amortization of deferred
    stock-based compensation....     14.5        18.9         17.0        21.5        20.8        21.2         26.8        47.6
                                  -------     -------      -------     -------     -------     -------      -------     -------
    Total operating expenses....    382.7       364.8        270.7       268.3       208.0       215.0        187.0       234.2
Loss from operations............   (304.1)     (322.3)      (216.1)     (227.5)     (164.6)     (167.4)      (109.2)     (169.8)
Interest income and other.......      7.3         2.8          5.5         5.2         5.4          --          5.2         6.6
Interest expenses...............     (1.9)       (1.8)        (1.0)       (0.9)       (0.7)       (3.4)        (5.6)        3.3
                                  -------     -------      -------     -------     -------     -------      -------     -------
Net loss........................   (298.7)%    (321.3)%     (211.6)%    (223.2)%   ( 159.9)%    (170.8)%     (109.6)%    (166.5)%
                                  =======     =======      =======     =======     =======     =======      =======     =======

     Our quarterly operating results have fluctuated significantly in the past, and will continue to fluctuate in the future, as a result of a number of factors, many of which are outside our control. These factors include:

     - demand for and timing of the sales of our CenterStage products and related services;

     - actions taken by our competitors, including new product introductions and enhancements;

     - changes in the rapidly evolving market for e-business infrastructure applications;

     - our ability to develop, introduce and market e-business infrastructure applications and enhancements to our existing CenterStage products on a timely basis;

     - changes in our pricing policies and those of our competitors; and

     - our inability to complete large sales on schedule.

     We have experienced delays in the planned release dates of our new software products or upgrades in the past, and have discovered software defects in our new products after their introduction. Our new products or upgrades may not be released according to schedule, or when released may contain defects. Either of these situations could result in adverse publicity, loss of revenues, delay in market acceptance and claims by customers brought against us, any of which could harm our business. In addition, the timing of individual sales has been difficult for us to predict, and large individual sales have, in some cases, occurred in quarters subsequent to those anticipated by us. The loss or deferral of one or more significant sales may harm our quarterly operating results.

     We expect that, based on seasonal factors that typically affect companies in the software industry, our license revenues in the first quarter may in the future tend to be lower than those in the fourth quarter.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1999 we had cash and equivalents of $109.6 million, compared to $4.6 million at December 31, 1998, an increase of $105 million.

     In December 1999, we completed our initial public offering of 3,500,000 shares of common stock and, concurrently, completed a private offering of 300,000 shares of common stock, generating total net proceeds of $97.6 million. During 1999 we generated an additional $16.4 million from the sale of preferred stock. We also raised $3.0 million from the issuance of long-term debt, and had financed equipment purchases totaling approximately $729,000.

     During 1999 $11.2 million in cash was used in operating activities primarily to fund ongoing operations.

     In 1999, our investing activities consisted of purchases of property and equipment. Capital expenditures, including those under capital leases, totaled $1.4 million.

     We expect to experience significant growth in our operating expenses in the future, particularly in sales and marketing and research and development in order to execute our business plan. As a result, we anticipate that these operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or product lines. We believe that we have working capital sufficient to meet our operational and capital expenditure requirements for at least the next twelve months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all.

YEAR 2000 COMPLIANCE

  Background of Year 2000 Issues

     Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates because these systems were developed using two digits rather than four to determine the applicable year. For example, computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This error could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with year 2000 requirements.

  State of Readiness

     Our business is dependent on the operation of numerous systems that could potentially be affected by year 2000 related problems. Those systems include, among others:

     - software products sold to customers;

     - hardware and software systems used by us to deliver products and services to customers, including our proprietary software systems as well as software supplied by third parties;

     - communications networks such as the Internet and private Intranets;

     - the internal systems of our customers and suppliers;

     - the hardware and software systems used internally by us in the management of our business; and

     - non-information technology systems and services, such as power, telephone systems and building systems.

     We have tested our software products and have determined that current versions of all of our software products are year 2000 compliant by ensuring our products support the use, output, storage, entry and creation of all dates before, on, and after January 1, 2000. However, we cannot assure you that all other hardware and software products used by our customers in conjunction with our products can properly exchange accurate date data.

     We have established a year 2000 compliance team, composed of high-level representatives of the product, information systems and general administrative departments to evaluate our internal and external systems. The team was charged with the responsibility of formulating and implementing our year 2000 readiness and applied a phased approach to analyzing our operations and relationships as they relate to the year 2000 problem. The phases of our year 2000 program were as follows:

     Phase 1:  establishment of a year 2000 team;

     Phase 2: assignment of responsibility for external issues, such as products licensed by us, internal issues, such as systems, facilities, equipment, software and legal audit;

     Phase 3: inventory of all aspects of our operations and relationships susceptible to the year 2000 problem; and

     Phase 4:  remediation and testing.

     We have completed all of the phases of our program and have not experienced any year 2000 issues.

  Cost of Product and Internal Systems Preparation

     To date, the total cost of year 2000 preparation and remediation have not been material.

  Risks Related to Year 2000 Issues

     Based on our assessment to date, we believe the current versions of our software products are year 2000 compliant. However, our products are generally integrated into enterprise and other systems involving sophisticated hardware and complex software products which may not be year 2000 compliant. In addition, in some cases, some earlier year 2000 compliant versions of our software, while compatible with earlier, non-year 2000 compliant versions of other software products with which our software is integrated, are not compatible with some more recent year 2000 compliant versions of other software providers. While we do not believe we have any obligation under these circumstances given that these customers are using our older versions of our software products, there can be no assurance that we will not be susceptible to claims or complaints by our customers. Our year 2000 compliance efforts may depend on our customers' ability to manage their own year 2000 issues. We sell our products to companies in a variety of industries, each of which is experiencing different year 2000 compliance issues. Customer difficulties with year 2000 issues might require us to devote additional resources to resolve underlying problems.

     Although we have not been a party to any litigation or arbitration proceeding related to year 2000 compliance issues to date involving our products or services, there can be no assurance that we will not be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on year 2000 issues. The costs of defending and resolving year 2000 related disputes, regardless of the merits of such disputes, and any liability for year 2000 related damages, including consequential damages, could have a material adverse effect on our business, operating results and financial condition.

     Purchases of our products by customers and potential customers may be affected by year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for year 2000 compliance or to deal with the consequences of any failures to achieve year 2000 compliance. To the extent year 2000 issues cause significant delay in, or cancellation of, decisions to purchase our products or services, our business would be adversely affected.

     To date, we have not encountered any material year 2000 problems with our internal computer systems or any other equipment that might be susceptible to such problems. Our plan for the year 2000 called for compliance verification of external vendors supplying software and information systems to us and communication with significant suppliers to determine the readiness of third parties' remediation of their own year 2000 issues. To date we have found none of our suppliers to be year 2000 noncompliant. In the event that any such third parties' products, services or systems do not meet year 2000 requirements on a timely basis, we could experience substantial disruptions to our business. We could also experience adverse effects on our business if we fail to identify all year 2000 dependencies in our systems and in the systems of our suppliers, customers and financial institutions. We may not identify and remediate all significant year 2000 problems on a timely basis, remediation efforts may involve significant time and expense, and unremediated problems may cause major disruptions to our continuing operations and may lead to delays, lost sales and material losses.

     We are unable to determine at this time whether these or other year 2000 failures will occur and will have a material impact on our business, results of operations, or financial condition. This inability is particularly due to the potential scope of the year 2000 problem and our inability to assure the year 2000 compliance of customers or to confirm the assurances received from vendors and service providers such as utilities. Although we have considered our possible responses to some year 2000 contingencies, we have not developed and have no current effort underway to develop a contingency plan to attempt to deal with the complex and extreme circumstances that could accompany a likely worst case scenario involving year 2000 related failures in our internal systems, our supply channels, our customers' businesses and the general business infrastructure.

                              ONDISPLAY MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning our executive officers and directors as of February 15, 2000:

                    NAME                       AGE                      POSITION
                    ----                       ---                      --------
Mark Pine....................................  45    Chairman of the Board and Chief Executive
                                                     Officer
Venkat Mohan.................................  47    President, Chief Operating Officer and Director
David Larson.................................  52    Vice President and Chief Financial Officer
Trung Dung...................................  32    Chief Technology Officer
Mark Deppe...................................  47    Vice President, Software Development
Olivier Sermet...............................  35    Vice President, Worldwide Field Operations
Carol Richwood...............................  38    Vice President, Corporate Controller
Santi Pierini................................  36    Vice President, Global Product Management
Peter Buzzard................................  33    Vice President, Product Marketing
Janet Azevedo................................  40    Vice President, Human Resources
Timothy Barrows(1)...........................  42    Director
Promod Haque(1)(2)...........................  51    Director
John Mandile.................................  38    Director
Christopher Spray............................  44    Director
Margaret Taylor..............................  48    Director
Carmine Villani(2)...........................  57    Director

---------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Mark Pine is a founder of OnDisplay and has served as our Chief Executive Officer and as a member of our board of directors since August 1996, and also as our President until November 1999. From 1994 to August 1996, Mr. Pine served as a part-time consultant to various software companies. From 1990 to 1994, Mr. Pine was the Vice President of Engineering and Senior Vice President of Sybase, Inc., a database software company, overseeing Sybase's largest product division. Prior to joining Sybase, Mr. Pine was a part of the founding management team of ARIX Corporation, a computer manufacturer, and Parallel Computers, a computer manufacturer. Mr. Pine holds a B.A. from University of California, San Diego.

     Venkat Mohan became our President and Chief Operating Officer in November 1999 and became a director in January 2000. Prior to joining OnDisplay, he had been Vice President, Global Marketing and E-Commerce at General Electric Information Services, Inc., a subsidiary of General Electric Company, since August 1996. Mr. Mohan was the President and Chief Operating Officer of Cadis Inc., a software company, from November 1993 to August 1996, and was the Executive Vice President, Marketing of VMX, Inc., a voice processing technology company, from 1990 to 1993. He holds a technology degree from the Indian Institute of Technology, an MS degree in Industrial and System Engineering from the University of Florida and an MBA degree from the Harvard Business School, where he was a Baker Scholar.

     David Larson has served as our Vice President and Chief Financial Officer since October 1999. From November 1998 to September 1999, Mr. Larson served as Senior Vice President and Chief Financial Officer of AboveNet Communications Inc., a provider of managed co-location and Internet connectivity solutions. From December 1997 to November 1998, Mr. Larson served as Vice President and Treasurer of Silicon Valley Group, Inc., a manufacturer of semiconductor equipment. From August 1993 to December

1997, Mr. Larson served as Silicon Valley Group's Director of Planning and from July 1991 to August 1993, Mr. Larson served as Silicon Valley Group's Corporate Controller. Mr. Larson received a B.S. from California Polytechnic State University, San Luis Obispo.

     Trung Dung is a founder of OnDisplay and has served as our Chief Technology Officer since August 1996. From August 1995 to June 1996, Mr. Dung was a senior software engineer at Open Market, Inc., an e-commerce software provider. From August 1994 to July 1995, Mr. Dung was a senior software engineer with Software Emancipation Technology, a software company. Mr. Dung holds a B.S. from University of Massachusetts and attended graduate school at Boston University from 1988 to 1993.

     Mark Deppe has served as our Vice President Software Development since October 1996. From August 1990 to October 1996, Mr. Deppe served in various technical positions, including Senior Director of Engineering, at Sybase, Inc., a software company. Prior to joining Sybase, Mr. Deppe held senior management positions at Hewlett-Packard Company, a manufacturer of computers and other automated systems, Apple Computer, a computer manufacturer, Software Publishing Corporation, a software company and Cooperative Solutions, a software company. Mr. Deppe holds a B.S.E. and M.S.E. from University of Michigan.

     Olivier Sermet has served as our Vice President, Worldwide Field Operations since May 1997. From June 1995 to May 1997, Mr. Sermet served as Vice President of Operations and General Manager for Dun & Bradstreet Software, a software company. From 1994 to June 1995 Mr. Sermet served as Regional Sales Manager at Racal Datacom, a manufacturer of telecommunications equipment. Mr. Sermet holds a Baccalaureate from Ecole de Provence (Marseille, France) and an M.B.A. from Northern Illinois University.

     Carol Richwood has served as our Vice President, Corporate Controller since April 1999. From June 1997 to April 1999, Ms. Richwood served in various senior accounting positions at PeopleSoft, Inc., an enterprise software supplier, including as a divisional controller of PeopleSoft. From June 1994 to June 1997, she served as controller of various divisions of VeriFone, Inc., a supplier of transaction automated systems. Ms. Richwood holds a B.S. from San Francisco State University and is a certified public accountant.

     Santi Pierini has served as Vice President, Global Product Management since November 1999, and also held positions as our Vice President of Technology from February to November 1999, and as our Director of Worldwide Presales (technical support) from July 1997 to February 1999. From August 1994 to July 1997, Mr. Pierini served as Director, Presales of Dun & Bradstreet Software, Inc. Mr. Pierini holds a B.S. from California Polytechnic State University, San Luis Obispo.

     Peter Buzzard has served as Vice President of Product Marketing since September 1999. From February 1996 to November 1998, Mr. Buzzard served as Manager of Worldwide Channel Marketing at Open Market, Inc., a software company. From May 1995 to February 1996, Mr. Buzzard served as Senior Product Marketing Manager at ON Technology, Inc., a software company. From July 1993 to May 1995, Mr. Buzzard served as Marketing Manager at MathSoft, Inc., a software company. Mr. Buzzard holds a B.S. from the College of Idaho and an M.I.M. from the American Graduate School of International Management.

     Janet Azevedo became our Vice President of Human Resources in November 1999. From October 1998 to November 1999, Ms. Azevedo performed independent consulting services. From May 1996 to September 1998, Ms. Azevedo served as Vice President, Human Resources of Genstar Container Corporation, a subsidiary of General Electric Company. From September 1993 to May 1996, Ms. Azevedo served as Vice President, Human Resources and Administration of GE Capital Computer Leasing, a subsidiary of General Electric Company. Ms. Azevedo holds a B.B.A. from Baylor University.

     Timothy Barrows has served as one of our directors since September 1996. Since 1985, Mr. Barrows has been a general partner of Matrix Partners, a venture capital firm. Mr. Barrows serves as director of SilverStream, Inc., Sycamore Networks, Inc. and several private companies. Mr. Barrows holds a B.A. from Williams College and an M.B.A. from Stanford University.

     Promod Haque has served as one of our directors since August 1997. Dr. Haque has since November 1990 served as a general partner of various of the Norwest Venture Partners venture capital funds. He is currently managing general partner of Norwest Venture Partners VII. Dr. Haque is a director of Showcase Corporation, Extreme Networks, Inc., Primus Knowledge Solutions, Cerent Corporation, Siara Systems, Transaction Systems Architects, Inc. and several privately held companies. Dr. Haque holds a Ph.D.E.E. degree and an M.S.E.E. degree from Northwestern University, an M.M. degree from the J.L. Kellogg Graduate School of Management, Northwestern University, and a B.S.E.E. degree from the University of Delhi, India.

     John Mandile has served as one of our directors since August 1996. Since September 1996, Mr. Mandile has been a general partner of Sigma Partners, a venture capital firm. From August 1995 to April 1996, Mr. Mandile was the President & Chief Executive Officer of Vermeer Technologies, Inc., a Web authoring company that was acquired by Microsoft. From 1988 to 1992 Mr. Mandile was Vice President of Engineering of SQL Solutions, a software company, which was acquired by Sybase and after the acquisition served as Vice President of System Management at Sybase from 1992 to July 1995. Mr. Mandile holds a B.S.E. in Engineering Science from Tufts University and an MS in Computer Science from Worcester Polytechnic State University.

     Christopher Spray has served as one of our directors since September 1996. Since 1986, Mr. Spray has been a general partner of Atlas Venture, a venture capital firm. Mr. Spray holds a B.A. from Oxford University and an M.B.A. from INSEAD.

     Margaret Taylor has served as one of our directors since March 1999. Since 1989, Ms. Taylor has served at PeopleSoft, Inc. as Senior Vice President of Operations. Ms. Taylor holds a B.A. from Lone Mountain College.

     Carmine Villani has served as one of our directors since April 1997. Since 1992, Mr. Villani has been Senior Vice President and Chief Information Officer of McKessonHBOC, Inc., a health information services company. Mr. Villani holds a B.A. from Rutgers University.

DIRECTOR COMPENSATION

     Directors currently do not receive any cash compensation from OnDisplay for their services as members of the board of directors, although members are reimbursed for expenses in connection with attendance at board of directors and committee meetings. At times in the past we have granted our outside directors options to purchase shares of our common stock under the 1996 Stock Plan. In October 1996, we granted J. Mandile an option to purchase 42,500 shares at a per share exercise price of $0.10. In April 1997, we granted C. Villani an option to purchase 20,000 shares at per share exercise price of $0.10 and in January 1999, we granted C. Villani an option to purchase an additional 20,000 shares at a per share exercise price of $0.40. In March 1999, we granted M. Taylor an option to purchase 30,000 shares at per share exercise price of $0.40. In December 1999, we granted options to T. Barrows, P. Haque and C. Spray each to purchase 30,000 shares at a per share exercise price of $8.00.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by us during the year ended December 31, 1999, to our chief executive officer and to our four other most highly compensated executive officers during that fiscal year. This proxy statement/prospectus refers to these executives as OnDisplay's named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                                                    ------------
                                                            ANNUAL COMPENSATION      SECURITIES
                                                           ---------------------     UNDERLYING
               NAME AND PRINCIPAL POSITION                 SALARY($)    BONUS($)      OPTIONS
               ---------------------------                 ---------    --------    ------------
Mark Pine................................................   180,000      159,000      250,000
  Chairman of the Board and Chief Executive Officer
Mark Deppe...............................................   163,750       75,375       50,000
  Vice President, Software Development
Olivier Sermet...........................................   163,750       45,626       60,000
  Vice President, Worldwide Field Operations
Santi Pierini............................................   123,750       17,286       55,000
  Vice President, Global Product Management
Venkat Mohan.............................................    25,852      165,312      350,000
  President and Chief Operating Officer

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information relating to stock options granted to each of OnDisplay's named executive officers during the fiscal year ended December 31, 1999. All of these options were granted under our 1996 stock plan and have a term of 10 years, subject to earlier termination in the event the optionee's services terminate. The options vest over a four year period from the date of grant but are exercisable at any time for all the option shares. If the optionee exercises an option to purchase shares that are unvested and the optionee's services to OnDisplay terminate before all the shares have vested, we have the right to repurchase the then unvested shares at the original exercise price. The exercise prices of the options are equal to the fair market value of our common stock on the date of grant, as determined by our board of directors.

     The potential realizable value in the table is calculated by assuming that the price of our common stock increases from $28.00 per share at assumed appreciation rates of 5% and 10%, compounded annually over the 10-year term of the option, and subtracting from that result the total option exercise price. These assumed appreciation rates comply with the rules of the Securities and Exchange Commission and do not represent our prediction of the performance of our stock price. The base of $28.00 per share was the initial offering price of the OnDisplay common stock in our public offering on December 17, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                            PERCENT OF                               VALUE AT ASSUMED ANNUAL
                              NUMBER OF    TOTAL OPTIONS                                    RATES OF
                              SECURITIES    GRANTED TO                                 STOCK APPRECIATION
                              UNDERLYING     EMPLOYEES     EXERCISE                      FOR OPTION TERM
                               OPTIONS        DURING       PER PRICE   EXPIRATION   -------------------------
            NAME               GRANTED        PERIOD         SHARE        DATE          5%            10%
            ----              ----------   -------------   ---------   ----------   -----------   -----------
Mark Pine...................   250,000         7.93%         $2.50      09/09/09    $10,384,203   $16,535,108
Mark Deppe..................    50,000         1.59%         $4.22      09/28/09    $ 1,936,756   $ 3,083,960
Olivier Sermet..............    60,000         1.90%         $3.45      09/28/09    $ 2,399,362   $ 3,820,583
Santi Pierini...............    55,000         1.74%         $7.17      12/13/09    $ 1,866,062   $ 2,971,391
Venkat Mohan................   350,000        11.10%         $6.50      11/08/09    $12,257,432   $19,517,912

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND VALUES OF UNVESTED OPTIONS AT FISCAL YEAR END

     The following table sets forth for each of OnDisplay's named executive officers information relating to option exercises during the fiscal year ended December 31, 1999 and the number and value of securities underlying vested and unvested options they held at December 31, 1999. As discussed in the text above the preceding table, all options are fully exercisable from the date of grant, but the underlying shares vest over a four year period. The "Value Realized for Exercised Options" is based on $28.00 per share, the initial offering price of our public offering on December 17, 1999. The "Value of Unexercised In-the-Money Options" at December 31, 1999 is based on $90.875 per share, the closing price on December 31, 1999. In each case, the per share exercise price is subtracted and the resulting amount is multiplied by the applicable number of shares.

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                         SHARES           VALUE              OPTIONS AT           IN-THE-MONEY OPTIONS AT
                       ACQUIRED ON      REALIZED         DECEMBER 31, 1999           DECEMBER 31, 1999
                       EXERCISE OF    FOR EXERCISED    ----------------------    --------------------------
        NAME             OPTIONS       OPTIONS($)       VESTED      UNVESTED       VESTED        UNVESTED
        ----           -----------    -------------    ---------    ---------    -----------    -----------
Mark Pine............    125,000       $3,187,500            --      125,000     $        --    $11,046,850
Mark Deppe...........         --       $       --       294,844      137,656     $26,764,441    $12,289,746
Olivier Sermet.......    185,000       $5,176,000            --       50,000     $        --    $ 4,340,750
Santi Pierini........     76,000       $2,118,250            --       49,000     $        --    $ 4,060,875
Venkat Mohan.........    100,000       $2,150,000            --      250,000     $        --    $21,093,750

                      ONDISPLAY RELATED PARTY TRANSACTIONS

PRIVATE STOCK FINANCINGS

     In September 1996 and June 1997, OnDisplay issued to various investors a total of 3,500,000 shares of series A preferred stock at a purchase price of $1.00 per share. In June 1997 and January 1998, OnDisplay issued to various investors a total of 3,202,381 shares of series B preferred stock at a purchase price of $2.10 per share. In July 1998 and October 1998, OnDisplay issued to various investors a total of 2,189,173 shares of series C preferred stock at a purchase price of $4.00 per share. In August 1999, OnDisplay issued to various investors 1,723,739 shares of series D preferred stock at a purchase price of $9.52 per share. Each share of each series of preferred stock converted into one share of common stock in OnDisplay's initial public offering in December 1999.

     In December 1999, OnDisplay issued to various investors in a private transaction occurring concurrently with OnDisplay's initial public offering, an aggregate of 300,000 shares of common stock at a purchase price of $26.04, which equalled the price at which shares of common stock were first offered to the public, less the underwriter discount. These shares are "restricted" under Rule 144 and not currently freely tradable.

     The following directors and holders of more than 5% of the outstanding stock purchased shares in these private offerings:

                                                              PREFERRED STOCK
                                                -------------------------------------------   COMMON
                                                SERIES A    SERIES B    SERIES C   SERIES D    STOCK
                                                ---------   ---------   --------   --------   -------
HOLDERS OF MORE THAN 5%:
  Amerindo Investment Advisers, Inc. and                                                       26,783
     affiliates(1)............................         --          --   945,000     52,521
  Matrix Partners IV, L.P(2)..................  1,800,000     629,870   340,909    137,214     15,920
  Atlas Venture Fund II, L.P..................  1,500,000     524,892   284,091     52,521         --
  Norwest Venture Partners VI, LP.............         --   1,904,762   500,000    119,088     30,862
DIRECTORS:
  Timothy Barrows(3)..........................  1,800,000     629,870   340,909    137,214     15,920
  Christopher Spray(4)........................  1,500,000     524,892   284,091     52,521         --
  Promod Haque(5).............................         --   1,904,762   500,000    119,088     30,362
  John Mandile................................    100,000      11,905        --         --         --
  Margaret Taylor.............................         --          --    25,000         --         --

---------------
(1) Amerindo Investment Advisors Inc. and its affiliates, which manages the accounts holding these shares, disclaims beneficial ownership of the shares.

(2) Includes 145,400 shares held by the Matrix IV Entrepreneurs Fund, L.P.

(3) Includes shares held by Matrix Partners IV, L.P and Matrix IV Entrepreneurs Fund, L.P. T. Barrows, a general partner of Matrix Partners IV, L.P and Matrix IV Entrepreneurs Fund, L.P., disclaims beneficial ownership of the shares held by Matrix Partners IV, L.P and Matrix IV Entrepreneurs Fund, L.P., except to the extent of his proportionate pecuniary interest therein.

(4) Includes shares held by Atlas Venture Fund II, L.P. C. Spray, a general partner of Atlas Venture Fund II, L.P., disclaims beneficial ownership of the shares held by Atlas Venture Fund II, L.P., except to the extent of his proportionate pecuniary interest therein.

(5) Includes shares held by Norwest Venture Partners VI, LP. P. Haque, a general partner of Norwest Venture Partners VI, LP, disclaims beneficial ownership of the shares held by Norwest Venture Partners VI, LP, except to the extent of his proportionate pecuniary interest therein.

OFFICER LOANS

     In December 1999, OnDisplay made loans to the following executive officers in order to fund the exercise of a portion of the stock options held by each of them:

                                                                  NUMBER OF
                        NAME                            AMOUNT     SHARES
                        ----                           --------   ---------
Mark Pine............................................  $312,500    125,000
Venkat Mohan.........................................  $650,000    100,000
Trung Dung...........................................  $325,000     50,000
David Larson.........................................  $500,000    100,000

OnDisplay has the right to repurchase unvested shares if the executive's employment terminates under some circumstances. Each loan was made under a full-recourse promissory note secured by pledge of the purchased shares. The notes will mature June, 2001 and bear interest at 5.66% compounded semiannually and payable at maturity.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ONDISPLAY

     The following table sets forth information regarding the beneficial ownership of OnDisplay common stock as of December 31, 1999, by the following individuals or groups:

     - each person, or group of affiliated persons, whom we know beneficially owns more than 5% of our outstanding stock;

     - each of our Named Executive Officers;

     - each of our directors; and

     - all of our directors and executive officers as a group.

     Unless otherwise indicated, the address for each stockholder in this table is c/o OnDisplay, Inc., 12667 Alcosta Boulevard, Suite 300, San Ramon, CA 94583. Except as otherwise noted, and dependent on applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power with respect to all of the shares of common stock held by them.

     This table sets forth percentage ownership based on 20,175,507 shares of common stock outstanding as of February 15, 2000 as adjusted to reflect the 1,938,971 shares of common stock which would be issued in the merger if such merger had been completed as of February 15, 2000. Options to purchase shares of our common stock that are exercisable within 60 days of February 28, 2000 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage. Options held by the persons in the table are fully exercisable and are therefore included in the table because the underlying shares are deemed to be beneficially owned. However, some of the underlying shares, as well as some shares that are held by such persons as a result of option exercises, are not fully vested. See "OnDisplay Management -- Option Grants in Last Fiscal Year."

                                                                 SHARES BENEFICIALLY OWNED
                                                        --------------------------------------------
                                                                     PERCENT BEFORE    PERCENT AFTER
                   BENEFICIAL OWNER                      NUMBER          MERGER          MERGER**
                   ----------------                     ---------    --------------    -------------
Matrix Partners IV, L.P(1)............................  2,949,002         14.6%             13.3%
  Bay Colony Corporate Center
  1000 Winter Street, Suite 4500
  Waltham, MA 02154
Norwest Venture Partners VI, LP.......................  2,594,181         12.9%             11.7%
  245 Lytton Avenue, Suite 250
  Palo Alto, CA 94111
Atlas Venture Fund II, L.P............................  2,365,004         11.7%             10.7%
  222 Berkeley Street
  Boston, MA 02116
Amerindo Investment Advisors, Inc. and
  affiliates(2).......................................  1,720,263          8.5%              7.8%
  One Embarcadero, Suite 2300
  San Francisco, CA 94111
Mark Pine(3)..........................................  1,585,275          7.8%              7.1%
Trung Dung............................................    987,175          4.9%              4.5%
Venkat Mohan(4).......................................    350,000          1.7%              1.6%
Mark Deppe(5).........................................    496,250          2.4%              2.2%
Olivier Sermet(6).....................................    235,000          1.2%              1.1%
Santi Pierini(7)......................................    125,000            *                 *
Timothy Barrows(8)....................................  2,979,802         14.8%             13.5%
Promod Haque(9).......................................  2,624,181         13.0%             11.9%
John Mandile(10)......................................    154,405            *                 *

                                                                 SHARES BENEFICIALLY OWNED
                                                        --------------------------------------------
                                                                     PERCENT BEFORE    PERCENT AFTER
                   BENEFICIAL OWNER                      NUMBER          MERGER          MERGER**
                   ----------------                     ---------    --------------    -------------
Christopher Spray(11).................................  2,395,004         11.9%             10.8
Margaret Taylor.......................................     55,000            *                 *
Carmine Villani.......................................     40,000            *                 *
All directors and executive officers as a group (16
  persons)............................................  12,402,092       58.09%            53.25%

---------------
  *  Less than 1% of the outstanding shares of common stock.
 ** Does not include shares any such person may receive in the merger as a result of being an Oberon Shareholder.

 (1) Includes 147,599 shares held by the Matrix IV Entrepreneurs Fund, L.P.

 (2) Amerindo Investment Advisors Inc. and its affiliates, which manages the accounts holding these shares, disclaims beneficial ownership of the shares.

 (3) Includes 246,000 shares beneficially held by trusts for the benefit of M. Pine's minor children and other family members. Also includes 125,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 15, 2000.

 (4) Includes 250,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 15, 2000.

 (5) Includes 432,500 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 15, 2000.

 (6) Includes 50,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 15, 2000.

 (7) Includes 49,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 15, 2000.

 (8) Includes shares held by Matrix Partners IV, L.P and Matrix IV Entrepreneurs Fund, L.P. T. Barrows, a general partner of Matrix Partners IV, L.P and Matrix IV Entrepreneurs Fund, L.P., disclaims beneficial ownership of the shares held by Matrix Partners IV, L.P and Matrix IV Entrepreneurs Fund, L.P., except to the extent of his proportionate pecuniary interest therein. Also includes 30,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 15, 2000.

 (9) Includes shares held by Norwest Venture Partners VI, LP. P. Haque, a general partner of Norwest Venture Partners VI, LP, disclaims beneficial ownership of the shares held by Norwest Venture Partners VI, LP, except to the extent of his proportionate pecuniary interest therein. Also includes 30,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 15, 2000.

(10) Includes 42,500 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 15, 2000.

(11) Includes shares held by Atlas Venture Fund II, L.P. C. Spray, a general partner of Atlas Venture Fund II, L.P., disclaims beneficial ownership of the shares held by Atlas Venture Fund II, L.P., except to the extent of his proportionate pecuniary interest therein. Also includes 30,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 15, 2000.

                      CERTAIN INFORMATION REGARDING OBERON

                             DESCRIPTION OF OBERON

BUSINESS

     Oberon is a leading developer of software solutions designed to automate the integration required to enable a business's effective transition to an e-business platform. Oberon's solutions enable the connection of customers and suppliers, the automation of internal business processes required to work effectively with customers and suppliers, and the ability to rapidly respond to changes in these relationships. This is accomplished through Oberon's e-Enterprise suite of integration products, a visual integration development environment and suite of intelligent applications and technology adapters that together simplify the integration of business applications, also known as Oberon Building Blocks, and a growing network of third-party and service partners. Oberon's products and services are designed to support each stage of e-business integration including intra-enterprise, business-to-business, business-to-consumer and e-marketplace.

     Oberon first shipped Oberon Prospero, now enhanced and reengineered for e-business and renamed Oberon e-Enterprise, in November 1999. E-business is the single largest factor influencing change in today's business community. It continues to take hold in both traditional organizations and the expanding number of Internet related companies. E-business will affect how every large organization does business and will enable the creation of many new forms of business. Oberon believes that a basic premise of enabling e-business is an effective integration strategy. A strategy that leverages the high quality information found in enterprise systems, and in the systems of outside services and suppliers, and connects such information to the many systems that link to the extended enterprise. Oberon's Oberon e-Enterprise product family fulfills that premise by providing a continuous optimization of multi-company business processes through a secure Internet-based platform architecture that integrates suppliers, customers, and partners.

     A key strength of Oberon e-Enterprise is its visual integration environment which allows customers to achieve the integration they desire using a unique object-oriented approach and to develop a visual plan for integrating enterprise systems. Using Oberon e-Enterprise Oberon's customers mix, match, and manipulate Oberon Building Blocks, connecting them together and designing the business processes which become the customer's integration solution. Oberon Building Blocks are pre-packaged, intelligent components that automate function integration that would otherwise require custom written interface codes. Oberon Building Blocks completely remove the complexity of implementing business-level processes that span enterprise applications, infrastructure, businesses, and e-commerce systems.

     Currently, Oberon directly markets its products in North America and Europe and has established distribution agreements in South America and Japan. Oberon has OEM relationships on a worldwide basis with leading application and technology vendors. As of December 31, 1999, Oberon's field operations organization consisted of 16 sales executives and sales engineers.

     As of December 31, 1999, Oberon had a total of 91 employees: 39 in engineering, 27 in sales and marketing, 16 in consulting services and customer support, and 7 in finance and administration. From time to time Oberon also employs independent contractors.

     Oberon was incorporated in Massachusetts in October 1989. Its executive offices are located at 215 First Street, Cambridge, Massachusetts 02142. Its telephone number is (617) 494-0990, and its Internet web site is located at http://www.oberon.com, "Oberon Software Incorporated", "Oberon e-Enterprise" and "Oberon Prospero" are all trademarks owned by Oberon.

               OBERON'S MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Oberon has experienced substantial losses since its inception, and as of December 31, 1999, it had an accumulated deficit of $36.8 million. These net losses and accumulated deficit resulted from Oberon's lack of substantial revenue and the significant costs incurred in the development of its products and the establishment of its sales and marketing organization. Oberon expects to increase its expenditures in all areas in order to execute its business plan, particularly in sales and marketing and customer support. The planned increases in sales and marketing will primarily result from the hiring of additional business development personnel, expansion of direct sales into Europe and expansion of marketing programs to increase awareness of Oberon. The planned increase in customer support will be a combination of additional support personnel and increasing the staffing in the professional service organization to support its customers. Oberon will also continue to increase investments in research and development.

     Although Oberon has experienced revenue growth in recent periods, there can be no assurance that such growth rates are sustainable, and therefore such growth rates should not be considered indicative of future operating results. There can also be no assurance that Oberon will be able to continue to increase its revenue or attain profitability or, if increases in revenue and profitability are achieved, that they can be sustained. Oberon believes that period-to-period comparisons of its historical operating results are not meaningful and should not be relied upon as an indication of future performance.

RESULTS OF OPERATIONS

  COMPARISON OF RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 1999 AND 1998

     Revenue

     Total revenue increased to $1.5 million for the three month period ended December 31, 1999 from $796,000 for the three month period ended December 31, 1998.

     Software Licenses. Software license revenue decreased to $487,000 for the three month period ended December 31, 1999 from $523,000 for the three month period ended December 31, 1998. Software license revenue was below Oberon's expectations as a number of potential customers delayed their purchase decisions.

     Services Revenue. Services revenue increased to $691,000 for the three month period ended December 31, 1999 from $274,000 for the three month period ended December 31, 1998. This increase was primarily attributable to increasing Oberon's consulting service capacity.

     Royalties Revenue. Royalties revenue was $295,000 in the three month period ended December 31, 1999 versus zero in the three month period ended December 31, 1998. The increase in royalties revenue can be attributed to the commencement of shipping of Oberon's software by its licensees as part of their integrated solution.

     Cost of Revenue

     Cost of Software. Cost of software increased to $103,000, or 13.1% of software and royalties revenue, for the three month period ended December 31, 1999 from $21,000, or 3.9% of software license and royalties revenue, for the three month period ended December 31, 1998. This increase was primarily attributable to incorporating more third party software into Oberon's products. Oberon anticipates that the cost of software as a percentage of software license and royalties revenue, primarily royalty obligations to third parties whose products are incorporated into Oberon's products, will decrease as these revenues increases.

     Cost of Services Revenue. Cost of services revenue increased to $581,000, or 84.1% of services revenue, for the three month period ended December 31, 1999 from $272,000, or 99.4% of services revenue, for the three month period ended December 31, 1998. The increase in the cost of services was primarily attributed to increased staffing as the number of service employees increased to 16 as of December 31, 1999 from 8 as of December 31, 1998.

     Operating Expenses

     Research and Development. Research and development expenses consist primarily of personnel and related costs associated with developing its family of software products. Research and development expenses increased to $1.2 million, or 83.7% of total revenue, for the three month period ended December 31, 1999 from $726,000, or 91.2% of total revenue, for the three month period ended December 31, 1998. The increase primarily resulted from costs associated with an increase in the number of research and development employees to 39 as of December 31, 1999 from 26 as of December 31, 1998. Oberon anticipates that research and development expenses will continue to increase in absolute dollars but at a lower rate than revenue growth.

     Sales and Marketing. Sales and marketing expenses consist primarily of compensation costs for sales and marketing personnel, including sales commissions, travel expenses, trade shows, and other costs related to product promotion and marketing programs. Sales and marketing expenses increased to $1.5 million, or 103.0% of total revenue, for the three month period ended December 31, 1999 from $922,000, or 115.8% of total revenue, for the three month period ended December 31, 1998. The increase was primarily due to increasing the size of the direct sales and business development organizations. Total sales and marketing personnel increased to 29 as of December 31, 1999 from 17 as of December 31, 1998. In addition, the increase in total sales and marketing expense was attributable to costs associated with an increase in public relations and marketing programs. Sales and marketing expenses are anticipated to continue to increase with the expansion into international markets and higher marketing expenditures to increase the awareness of Oberon.

     General and Administrative. General and administrative expenses consist primarily of compensation costs for finance, administration and executive management. General and administrative expenses decreased to $229,000, or 15.6% of total revenue, for the three month period ended December 31, 1999 from $279,000, or 35.0% of total revenue, for the three month period ended December 31, 1998.

     Other Income (Expense). Interest income increased to $79,000, or 5.4% of total revenue, for the three month period ended December 31, 1999 from $54,000, or 6.7% of total revenue for the three month period ended December 31, 1998. The increase was due to higher average cash balances. Interest expense increased to $80,000, or 5.4% of total revenue, for the three month period ended December 31, 1999 from $5,700, or 0.7% of total revenue, for the three month period ended December 31, 1998. The increase in interest expense was the result of Oberon's borrowing $4 million from Comdisco Ventures as of September 30, 1999. Other expense increased to $15,000 or 1.0% of total revenue, for the three month period ended December 31, 1999 from $1,000, or 0.1% of total revenue, for the three month period ended December 31, 1998.

  COMPARISON OF RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998

     Revenue

     Total revenue, consisting of software license, services revenue and royalties, increased to $4.7 million for the year ended September 30, 1999 from $2.0 million for the year ended September 30, 1998.

     Software Licenses. Software licenses revenue increased to $2.8 million for the year ended September 30, 1999 from $1.4 million for the year ended September 30, 1998. Oberon's Prospero 2.0 product was released for sale in March 1998 and was well received in the enterprise application integration, market place.

     Services Revenue. Services revenue increased to $1.4 million for the year ended September 30, 1999 from $396,000 for the year ended September 30, 1998. This increase was primarily attributable to implementation services for the new sales of Prospero 2.0 and to a lesser extent the increase in software maintenance contracts associated with the increase in license sales in 1999.

     Royalties Revenue. Royalties revenue increased to $444,000 for the year ended September 30, 1999 from $216,000 for the year ended September 30, 1998. The increase in royalties revenue can be primarily attributed to the commencement of shipping Oberon's software by its licensees as part of their integrated solution.

     Cost of Revenue

     Cost of Software. Cost of software and royalty revenue increased to $139,000, or 4.2% of software license and royalties revenue, for the year ended September 30, 1999 from $100,000, or 6.4% of software license and royalties revenue, for the year ended September 30, 1998. The major cost component consist of royalty paid to third party software companies for the right to incorporate their product in Oberon's software.

     Cost of Services Revenue. Cost of services revenue increased to $1.4 million, or 104% of services revenue, for the year ended September 30, 1999 from $403,000, or 102% of services revenue, for the year ended September 30, 1998. The increase in the cost of services was primarily attributable to an increase in personnel as the number of service employees increased to 13 as of September 30, 1999 from 7 as of September 30, 1998.

     Operating Expenses

     Research and Development. Research and development expenses increased to $3.7 million, or 79.1% of total revenue for the year ended September 30, 1999 from $2.4 million, or 120.7% of total revenue, for the year ended September 30, 1998. The increase primarily resulted from costs associated with an increase in the number of research and development employees to 40 as of September 30, 1999 from 26 as of September 30, 1998.

     Sales and Marketing. Sales and marketing expenses increased to $4.9 million, or 106.1% of total revenue, for the year ended September 30, 1999 from $2.9 million, or 145.7% of total revenue, for the year ended September 30, 1998. The increase was primarily due to:

     - costs associated with increasing the size of direct sales organization;

     - investments in a business development organization to sign up software companies to incorporate the Oberon software into their integration solution; and

     - higher costs associated with a substantial marketing effort to increase market awareness of Oberon and its products.

     General and Administrative. General and administrative expenses consist primarily of compensation costs for finance, administration and executive management, legal and audit. General and administrative expenses decreased to $1 million, or 21.6% of total revenue, for the year ended September 30, 1999 from $1.3 million, or 66% of total revenue, for the year ended September 30, 1998. The decrease primarily resulted from a reduction in legal expenses.

     Other Income (Expense). Interest income increased to $321,000, or 6.9% of total revenue, for the year ended September 30, 1999 from $209,000, or 10.6% of total revenue, for the year ended September 30, 1998 as a result of higher average cash balances during 1999. Interest expense decreased to $32,000 or 0.7% of total revenue, for the year ended September 30, 1999 from $126,000, or 6.4% of total revenue, for the year ended September 30, 1998. The decrease in interest expense was the result of less debt financing as a result of the recapitalization of the company in February 1998. Other expense increased to $56,000 or 1.2% of total revenue, for the year ended September 30, 1999 from $8,000, or 0.4% of total revenue, for the year ended September 30, 1998.

  COMPARISON OF RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997

     Revenue

     Total revenue increased to $2.0 million for the year ended September 30, 1998 from $727,000 for the year ended September 30, 1997. The increase was due to refocusing Oberon's activities from providing developer licenses, as well as to providing broader applications for the enterprise application integration market place. The average sales price is significantly higher in the enterprise application integration market versus the developer market.

     Cost of Revenue

     Cost of Software. Cost of software and royalty revenue decreased to $100,000, or 6.4% of software license and royalties revenue, for the year ended September 30, 1998 from $110,000, or 19.7% of software license and royalties revenue, for the year ended September 30, 1997. The major cost component consists of royalty paid to third party software companies for the right to incorporate their product in Oberon's software.

     Cost of Services Revenue. Cost of services revenue increased to $403,000, or 104% of services revenue, for the year ended September 30, 1998 from $331,000, or 195% of services revenue, for the year ended September 30, 1998. The increase in the cost of services was primarily attributed to increased staffing personnel as Oberon hired consultants to assist the customers in the implementation of the software.

     Operating Expenses

     Research and Development. Research and development expenses increased to $2.4 million for the year ended September 30, 1998 from $1.5 million for the year ended September 30, 1997. The increase primarily resulted from an increase in staffing as the company started investing in software development to assist in the implementation of software from the enterprise revenue planning software companies.

     Sales and Marketing. Sales and marketing expenses decreased to $2.9 million for the year ended September 30, 1998 from $3.2 million for the year ended September 30, 1997. The decrease was primarily attributable to reducing costs associated with the indirect sales channel on a world wide basis as part of Oberon's strategy to emphasize sales to major corporations in North America through direct sales.

     General and Administrative. General and administrative expenses decreased to $1.3 million for the year ended September 30, 1998 from $1.4 million for the year ended December 31, 1997.

     Other Income (Expense). Interest income increased to $209,000 for the year ended September 30, 1998 from $111,000 for the year ended September 30, 1997 due to higher average cash balance. Interest expense decreased to $126,000 for the year ended September 30, 1998 from $144,000 for the year ended September 30, 1997. Other expense decreased to $8,000 for the year ended September 30, 1998 from $16,000 for the year ended September 30, 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, Oberon has funded operations primarily through net cash proceeds from private placements of preferred stock totaling $38.9 million through December 31, 1999. As of December 31, 1999, Oberon had cash and cash equivalents totaling $8.0 million.

     Cash used for operating activities for the three month period ended December 31, 1999 was $2.1 million, primarily due to a net loss of $2.2 million and a decrease in accounts payable, accruals and deferred revenue partially offset by decreases in accounts receivables and prepaid expenses. Cash used for operating activities for the year ended September 30, 1999 was $5.8 million, primarily due to a net loss of $6.3 million and an increase in accounts receivable, partially offset by increases in accrued expenses and deferred revenue.

     Cash used for investing purposes for the three month period ended December 31, 1999 was $89,000 and for the year ended September 30, 1999 was $615,000. Investing activities for both periods primarily consisted of purchases of computers, networking equipment and software for internal use.

     No cash was provided by financing activities for the three month period ended December 31, 1999. Cash provided by financing activities for the year ended September 30, 1999 was $11.5 million, due to the issuance of preferred stock for net proceeds totaling $7.3 million, the borrowing of $4 million from Comdisco Ventures and $284,000 on an available equipment line of credit to finance investing activities.

     Oberon's primary financial commitments consisted of $165,000 payable under an equipment lease, a loan payable under the equipment line of credit of $284,000 and a loan payable to Comdisco Ventures in the amount of $4 million as of December 31, 1999 and $183,000, $284,000 and $4 million respectively as of September 30, 1999.

     As of September 30, 1999, Oberon has net operating loss carryforwards and research tax credit carryforwards of approximately $32 million and $1.13 million, respectively, available to reduce future federal and state income taxes payable to the extent permitted under the Internal Revenue Code, expiring in varying amounts through 2014. The net operating loss carryforwards and research tax credit carryforwards will be subject to the limitations provided in Internal Revenue Code sections 382 and 383.

     Oberon has a deferred tax asset at September 30, 1999 of approximately $12.1 million, attributable primarily to net operating loss and research tax credit carryforwards. This asset has been fully offset by a valuation allowance at September 30, 1999. The valuation allowance increased approximately $2.3 million during 1999.

     Management believes that the company has the financial resources and ability to meet its business and financial obligations in the normal course of business through December 31, 2000.

YEAR 2000 READINESS DISCLOSURE

     The "Year 2000 Issue" refers generally to problems that some software programs may have in determining the correct century for the year. For example, software and computer systems with date-sensitive functions that are not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results.

     Oberon has defined "Year 2000 compliant" as the ability to:

     - correctly handle date information needed for changes after December 31, 1999;

     - function according to the product documentation provided for this date change, without changes in operation, assuming correct configuration;

     - where appropriate, respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner;

     - store and provide output of date information in ways that are unambiguous as to the century if the date elements in interfaces and data storage specify the century; and

     - recognize the year 2000 as a leap year.

     The risks imposed by Year 2000 issues could adversely affect Oberon's business in a number of significant ways. Although Oberon believes that its internally developed systems and technology are Year 2000 compliant, the information and non-information technology systems Oberon uses nevertheless could be substantially impaired or cease to operate due to Year 2000 problems. Additionally, Oberon relies on information technology supplied by third parties.

     To date, Oberon has experienced no material adverse effects on any of its products due to the transition to Year 2000. Oberon cannot assure you that it will not experience problems resulting from any of the foregoing which could have a material adverse impact on its business, operating results or financial condition, that the implementation of modifications to any embedded products will not be delayed or that Oberon will not experience unexpected Year 2000 problems with its products.

     Oberon has conducted a Year 2000 readiness review for all versions of its products after version 2.0. This review included assessment, validation, testing and, where necessary, remediation, upgrading and replacement of product versions. Oberon continues to respond to customer questions about prior versions of its products on a case-by-case basis.

     Based on Oberon's review, it believes the versions of its products that it currently ships are Year 2000 compliant, when configured and used in accordance with the related documentation, so long as the underlying operating system of the host machine and any other software used with or in the host machine or with its products are also Year 2000 compliant. Oberon is currently shipping version
3.0 of its product. Oberon does not believe that versions of its products prior to version 2.0 are Year 2000 compliant, and has notified its customers of this fact and encouraged users of these versions to upgrade to the latest version. Oberon does not provide software patches or remedial software programs for versions of its products prior to version 2.0. Oberon's customers who have maintenance agreements with it each have the right to receive the latest version of our products without additional charge. Oberon's customers who do not have maintenance agreements may purchase the latest version of its products.

     Oberon has not separately tested software obtained from third parties that is incorporated into its products. Oberon has tested this third-party software as incorporated in its products as part of its product review. While Oberon believes that the third party software as incorporated in the current versions of its products is Year 2000 compliant, it has not been able to obtain assurances from all vendors.

     Errors or defects in Oberon's products could result in delay or loss of revenues, diversion of development resources, damage to reputation, increased service and warranty costs, or liability to its customers, any of which could materially and negatively affect Oberon's business and operating results. Some commentators have predicted significant litigation regarding Year 2000 compliance issues.

     Oberon has completed an assessment of its material internal information technology systems, including both software products and third-party software and hardware. Oberon has also completed an assessment of its non-information technology systems. To the extent that Oberon is not able to test the technology provided by third party vendors, it is seeking assurances from these vendors that their systems are Year 2000 compliant. Oberon is not currently aware of any material operational issues associated with preparing its internal information technology and non-information technology systems for the Year 2000. However, Oberon may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in its internal information technology and non-information technology systems.

     If Oberon's customers are not Year 2000 compliant, they may incur material costs to remedy problems, or they may face litigation expenses.

                        EXECUTIVE OFFICERS AND DIRECTORS
                          OF OBERON JOINING ONDISPLAY

EXECUTIVE OFFICERS

     Set forth below is each person who will become an executive officer of OnDisplay following the merger, collectively, referred to as the "Oberon named executive officers":

       NAME         AGE                  POSITION AT OBERON
       ----         ---                  ------------------
Michael McMahon...  42    Chief Technology Officer and Vice President
Mark Wick.........  33    Vice President of Product Development

     Michael McMahon. Before founding Oberon in 1989, Mr. McMahon founded Symbolics, Inc. in 1980 and was the principal architect of Symbolics' object-oriented user interface management and generic networking systems. Prior to Symbolics, between 1978 and 1979, Mr. McMahon conducted research at the Massachusetts Institute of Technology Artificial Intelligence Laboratory as part of the LISP Machine team.

     Mark Wick. Prior to joining Oberon in 1992, Mr. Wick was with Oracle Corporation between 1989 and 1992, where he helped design and develop Oracle's data browser. He earned a Bachelor of Science in computer science from the Massachusetts Institute of Technology in 1989.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the total compensation paid or accrued for the fiscal year ended September 30, 1999 for each of Oberon's named executive officers who was employed by Oberon on September 30, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION
                                            -------------------------------------------------------------
                                                                                        LONG-TERM
                                                                                   COMPENSATION AWARDS
                                                                                 ------------------------
                                                                                 NUMBER OF
                                                                                 SECURITIES    RESTRICTED
                                                                 OTHER ANNUAL    UNDERLYING      STOCK
NAME AND PRINCIPAL POSITION IN FISCAL 1999   SALARY     BONUS    COMPENSATION     OPTIONS        AWARDS
------------------------------------------  --------    -----    ------------    ----------    ----------
Michael McMahon.........................    $136,500     --          $130(1)           --         --
  Chief Technology Officer and Vice
  President
Mark Wick...............................    $115,000     --          $ 77(1)      100,000         --
  Vice President of Product Development

-------------------------
(1) Reflects insurance premiums paid by Oberon.

                           OPTION GRANTS DURING 1999

     The following table sets forth certain information regarding stock options granted in fiscal 1999 to Oberon's named executive officers.

                                                                                          POTENTIAL
                                             INDIVIDUAL GRANTS(1)                      REALIZABLE VALUE
                             -----------------------------------------------------        AT ASSUMED
                                            % OF TOTAL                                 ANNUAL RATES OF
                                             OPTIONS                                     STOCK PRICE
                             SECURITIES     GRANTED TO     EXERCISE                    APPRECIATION FOR
                             UNDERLYING    EMPLOYEES IN     OR BASE                     OPTION TERM(2)
                              OPTIONS      FISCAL YEAR       PRICE      EXPIRATION    ------------------
           NAME              GRANTED(1)        1999        ($/SHARE)       DATE        5%($)     10%($)
           ----              ----------    ------------    ---------    ----------    -------    -------
Michael McMahon............        --           --              --             --          --         --
Mark Wick..................   100,000          6.2%          $0.50       10/28/04     $13,814    $30,525

---------------
(1) Stock options were granted under Oberon's 1998 Stock Incentive Plan, as amended, at an exercise price equal to the fair market value of the Oberon common stock on the date of grant. Some options have a term of 5 1/2 years from the date of grant and become exercisable as to 20% of the shares covered on the first anniversary following the date of grant and as to an additional 5% of the original number of shares at the end of each successive full, three-month period. Other options have a term of 4 1/2 years from the date of grant and become exercisable as to 25% of the shares covered at the end of the first anniversary following the date of grant and as to an additional 6.25% of the original number of shares at the end of each successive full three-month period. Any shares subject to the Plan which have not already vested but would vest within 18 months after the closing of the merger will vest and become exercisable upon the closing of the merger.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming specified compounded rates of appreciation (5% and 10%) on Oberon common stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect Oberon's estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of Oberon's common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

                           RELATED PARTY TRANSACTIONS

     Upon completion of the merger, M. McMahon and M. Wick, have agreed to be employees of OnDisplay and J. Chappell and D. Collard have agreed to enter into severance agreements with OnDisplay in the form attached to the merger agreement. For more information relating to these employment agreements, please see the section entitled "Employment Agreements" under the caption "Agreements Related to the Merger" on page 64 of this proxy statement/prospectus.

     Some of the directors and officers of Oberon participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, your interests.

     Under the merger agreement, OnDisplay has agreed to cause the corporation surviving the merger to honor Oberon's obligations under indemnification agreements between Oberon and its directors and officers in effect before the completion of the merger and any indemnification provisions of Oberon's articles of incorporation and bylaws. OnDisplay has also agreed to provide for indemnification provisions in the articles of incorporation and bylaws of the surviving corporation of the merger that are at least as favorable as Oberon's provisions.

     As a result of these interests, these directors and officers of Oberon could be more likely to vote to approve the merger agreement than if they did not hold these interests. Oberon's stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

          AGGREGATE OPTION EXERCISES IN FISCAL 1999 AND OPTION VALUES

     The following table sets forth certain information regarding stock options exercised during the fiscal year ended September 30, 1999. There was no public trading market for Oberon common stock as of September 30, 1999. Accordingly, the unexercised stock options had no value as of September 30, 1999.

                                                                           NUMBER OF
                                                                          SECURITIES            VALUE OF
                                                                          UNDERLYING       UNEXERCISED IN-THE-
                                                                          UNEXERCISED       MONEY OPTIONS AT
                                             SHARES                    OPTIONS AT FISCAL   FISCAL YEAR-END($)
                                           ACQUIRED ON      VALUE         YEAR-END(#)         EXERCISABLE/
                  NAME                     EXERCISE(#)   REALIZED($)      EXERCISABLE         UNEXERCISABLE
                  ----                     -----------   -----------   -----------------   -------------------
Michael McMahon..........................    100,000       $35,000          230,000              $80,500
Mark Wick................................     11,300       $ 1,955          217,000              $75,950

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT OF OBERON

     The following table sets forth certain information as to the number of shares of Oberon common stock that will be beneficially owned as of December 31, 1999 by each person that beneficially owns more than 5% of the outstanding shares of Oberon common stock or preferred stock, each director of Oberon, the chief executive officer of Oberon, the four other most highly compensated Oberon executive officers who received annual compensation in excess of $100,000, collectively referred to below as the "executive officers," and all Oberon executive officers and directors as a group. Except as indicated by the notes to the following table, the holders listed below will have sole voting power and investment power over the shares beneficially owned by them.

                                                                  BENEFICIAL OWNERSHIP AS OF
                                                                     DECEMBER 31, 1999(1)
                                                            ---------------------------------------
                                                                                           PERCENT
                 NAME OF BENEFICIAL OWNER                   CLASS OF STOCK    SHARES(#)    OF CLASS
                 ------------------------                   --------------    ---------    --------
5% BENEFICIAL HOLDERS
Matrix Partners...........................................    Preferred(2)    3,419,859     24.05%
  Bay Colony Corporate Center                                    Common(3)    1,068,751     15.44
  1000 Winter Street, Suite 3300
  Waltham, MA 02154
Sigma Partners............................................    Preferred(4)    3,419,859     24.05
  20 Custom House                                                Common(5)    1,068,750     15.44
  Boston, MA 02109
Toyo Information Systems Co., Ltd.........................    Preferred       3,200,000     22.50
  7-24, Nihonbashi 2-chome, Chou-ku
  Tokyo 103 Japan
Charles River Ventures....................................    Preferred(6)    2,759,886     19.41
  Bay Colony Corporate Center                                    Common(7)      862,500     12.46
  1000 Winter Street, Suite 3300
  Waltham, MA 02154
Sterling Commerce Inc.....................................    Preferred       1,200,000      8.44
  4600 Lakehurst Court
  Dublin, OH 43016

DIRECTORS AND EXECUTIVE OFFICERS
Joseph Chappell...........................................       Common(8)    1,100,000     15.89
Michael McMahon...........................................       Common(9)      952,750     13.76
Mark Wick.................................................       Common(10)     448,020      6.47
David Collard.............................................       Common(11)     400,000      5.78

                                                                  BENEFICIAL OWNERSHIP AS OF
                                                                     DECEMBER 31, 1999(1)
                                                            ---------------------------------------
                                                                                           PERCENT
                 NAME OF BENEFICIAL OWNER                   CLASS OF STOCK    SHARES(#)    OF CLASS
                 ------------------------                   --------------    ---------    --------
James Burkhardt...........................................       Common(12)     400,000      5.78
Alexander Kuli............................................    Preferred          59,997         *
                                                                 Common          68,750         *
Douglas Percy.............................................    Preferred          59,997         *
                                                                 Common          68,750         *
Michael Humphreys.........................................           --              --        --
John Mandile..............................................           --              --        --
All executive officers and directors as a.................    Preferred         119,994         *
  group (9 individuals)...................................       Common(13)   3,038,270     43.89

---------------
  * Beneficial ownership does not exceed 1% of the outstanding Oberon common stock.

 (1) Includes shares subject to options which will be exercisable within 60 days following February 29, 1999 and shares which become exercisable upon the completion of the merger assuming that the merger is completed February 29, 2000. All percentages assume that the options of the particular person or group in question, and no others, have been exercised.

 (2) Includes 3,248,866 held by Matrix Partners IV, L.P. and 170,993 held by Matrix IV Entrepreneurs Fund L.P.

 (3) Includes 1,015,313 held by Matrix Partners IV, L.P. and 53,438 held by Matrix IV Entrepreneurs Fund L.P.

 (4) Includes 2,597,231 held by Sigma Partners IV, L.P., 735,371 held by Sigma Associates IV, L.P. and 87,257 held by Sigma Investors IV, L.P.

 (5) Includes 826,119 held by Sigma Partners IV, L.P., 215,824 held by Sigma Associates IV, L.P. and 26,807 held by Sigma Investors IV, L.P.

 (6) Includes 2,709,967 held by Charles River Partnership VIII and 49,914 held by Charles River VIII-A LLC.

 (7) Includes 846,884 held by Charles River Partnership VIII and 15,616 held by Charles River VIII-A LCC.

 (8) Includes 161,000 shares subject to options which will be exercisable within 60 days following February 29, 1999 and shares which become exercisable upon the completion of the merger.

 (9) Includes 230,000 shares subject to options which will be exercisable within 60 days following February 29, 1999 and shares which become exercisable upon the completion of the merger.

(10) Includes 162,000 shares subject to options which will be exercisable within 60 days following February 29, 1999 and shares which become exercisable upon the completion of the merger.

(11) Includes 50,000 shares subject to options which will be exercisable within 60 days following February 29, 1999 and shares which become exercisable upon the completion of the merger.

(12) Includes 400,000 shares subject to options which will be exercisable within 60 days following February 29, 1999 and shares which become exercisable upon the completion of the merger.

(13) Includes 1,003,000 shares subject to options which will be exercisable within 60 days following February 29, 1999 and shares which become exercisable upon the completion of the merger.

                    ADDITIONAL MATTERS BEING SUBMITTED TO A
                      VOTE OF ONLY ONDISPLAY STOCKHOLDERS

                                 PROPOSAL NO. 1

                    APPROVAL OF AMENDMENT TO 1996 STOCK PLAN

     OnDisplay stockholders are being asked to approve an amendment to the 1996 Stock Plan to provide for an increase in the number of shares of common stock reserved for issuance from 4,975,000 shares to 6,975,000 shares. The board believes that adding these shares to the plan is in the best interests of OnDisplay because they will be needed to attract and retain key employees whose efforts are critical to OnDisplay's success. Competition for key personnel is intense, particularly in the San Francisco Bay area where our headquarters is located. The plan plays an important role in OnDisplay's efforts to attract and retain employees of outstanding ability.

     The board of directors adopted the 1996 Stock Plan on August 13, 1996 and the stockholders initially approved the 1996 Stock Plan on September 17, 1996. Set forth below is a summary of the principal features of the 1996 Stock Plan. OnDisplay will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail within three business days of receipt of such request, a copy of the 1996 Stock Plan. Any such request should be directed as follows: Secretary, OnDisplay, Inc., 12667 Alcosta Boulevard, Suite 300, San Ramon, CA 94583; telephone number (925) 480-2000.

ONDISPLAY'S 1996 STOCK PLAN

     The 1996 Stock Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants.

  Number of Shares of Common Stock Available under the 1996 Stock Plan

     As of December 31, 1999, 4,975,000 shares of common stock were authorized for issuance pursuant to the 1996 Stock Plan, of which options to acquire 2,986,985 shares were issued and outstanding as of that date and 182,225 shares remained available for future option grants. On January 25, 2000 and February 29, 2000, the board of directors approved an increase of a total of 2,000,000 shares under the plan. The stockholders are being asked to approve this increase at the special meeting. The 1996 Stock Plan provides for annual increases in the number of shares available for issuance thereunder, on the first day of each new fiscal year, effective beginning with fiscal year 2001, equal to the lesser of 4.0% of the outstanding shares of common stock on the first day of the fiscal year, or 1,000,000 shares.

  Administration of the 1996 Stock Plan

     The administrator of the 1996 Stock Plan, which may be either the board of directors or a committee of the board of directors, administers the 1996 Stock Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares issuable upon exercise of each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise.

  Options

     The administrator determines the exercise price of nonstatutory stock options granted under the 1996 Stock Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must at least be equal to the fair market value of the common stock on the date of grant. The exercise price of all incentive stock options granted under the 1996 Stock Plan must be at least equal to the fair market value of the common stock on the date of grant and the term of such option may not exceed ten years. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The administrator determines the term of all other options.

     No optionee may be granted an option to purchase more than 500,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an option to purchase up to an additional 500,000 shares, which shall not count against the yearly limit set forth in the previous sentence.

     An optionee generally must exercise an option granted under the 1996 Stock Plan at the time set forth in the optionee's option agreement after termination of the optionee's status as an employee, director or consultant. Generally, in the case of the optionee's termination by death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of the option's term.

  Stock Purchase Rights

     The administrator determines the exercise price of stock purchase rights granted under the 1996 Stock Plan. In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement entered into in connection with the exercise of the stock purchase right shall grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase pursuant to restricted stock purchase agreements shall generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate that the administrator determines.

  Transferability of Options and Stock Purchase Rights

     An optionee generally may not transfer options and stock purchase rights granted under the 1996 Stock Plan and only the optionee may exercise an option and stock purchase right during his or her lifetime.

  Adjustments upon Merger or Asset Sale

     The 1996 Stock Plan provides that in the event of a merger, sale or reorganization of OnDisplay with or into any other corporation or the sale of all or substantially all of the assets or outstanding stock of OnDisplay, in which transaction our stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation, vesting of outstanding options shall accelerate by 18 months. The 1996 Stock Plan also provides that in the event of a merger of OnDisplay with or into another corporation, the successor corporation shall assume or substitute for each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator shall provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares issuable upon exercise of the option or stock purchase right, including unvested shares, for a period of 15 days from the date of the notice. Any unexercised portion of an option or stock purchase right will terminate upon the expiration of the 15-day period.

  Amendment and Termination of the 1996 Stock Plan

     Unless terminated sooner, the 1996 Stock Plan will terminate automatically in 2006. In addition, the Board of Directors has the authority to amend, suspend or terminate the 1996 Stock Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the 1996 Stock Plan.

  Stock Options Granted to Executive Officers

     The table on page 98 shows the stock options granted to the Named Executive Officers in 1999. There were no grants to the Named Executive Officers from the shares added to the 1996 Stock Plan by the amendment that is proposed to be approved at the special meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE 1996 STOCK PLAN.

                                 PROPOSAL NO. 2

                 APPROVAL OF 1999 EMPLOYEE STOCK PURCHASE PLAN

     OnDisplay stockholders are being asked to approve the 1999 Employee Stock Purchase Plan. The purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, is similar to purchase plans adopted by many companies with which OnDisplay competes to hire and retain qualified personnel. Our board of directors, which approved the purchase plan in July 1999, believes that it provides an incentive to such personnel by affording them an attractive opportunity to purchase OnDisplay share.

     Set forth below is a summary of the principal features of the 1999 Employee Stock Purchase Plan. OnDisplay will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail within three business days of receipt of such request, a copy of the 1999 Employee Stock Purchase Plan. Any such request should be directed as follows: Secretary, OnDisplay, Inc., 12667 Alcosta Boulevard, Suite 300, San Ramon, CA 94583; telephone number (925) 480-2000.

ONDISPLAY'S 1999 EMPLOYEE STOCK PURCHASE PLAN

  Number of Shares of Common Stock Available under the Purchase Plan

     A total of 1,500,000 shares of common stock is available for issuance under the purchase plan. In addition, the purchase plan provides for annual increases in the number of shares available for issuance under the purchase plan on the first day of each fiscal year, beginning with the fiscal year 2001, equal to the lesser of 1.5% of the outstanding shares of common stock on the first day of the fiscal year, 350,000 shares, or such other amount as may be determined by the board.

  Administration of the Purchase Plan

     The board of directors or a committee appointed by the board of directors administers the purchase plan. The board of directors or its committee has exclusive authority to interpret the terms of the purchase plan.

  Eligibility to Participate

     Employees are eligible to participate if they are customarily employed by OnDisplay or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not participate:

     - if such employee owns or holds options to purchase (including purchase rights under the purchase plan) 5% or more of the total capital stock of OnDisplay; or

     - if such employee's rights to purchase stock under all employee stock purchase plans of OnDisplay accrues at a rate that exceeds $25,000 for the calendar year.

  Offering Periods, Payroll Deductions and Purchases

     The purchase plan contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commenced on December 17, 1999 and will end on the last trading day on or before October 31, 2001.

     The purchase plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's eligible compensation, which includes the participant's base straight time gross earnings, commissions and cash incentive compensation, but exclusive of payments for overtime, shift premium, bonuses and other compensation. The maximum number of shares a participant may purchase during a six-month purchase period is 10,000 shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of OnDisplay common stock at the end of each six-month purchase period. The price is 85% of the market value of OnDisplay common stock at the beginning of the offering period, or, if lower, at the end of the purchase period. In the event the market value at the end of a purchase period is less than the market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares and will be automatically re-enrolled in the new offering period that begins immediately after the date of their purchase. Participants may end their participation at any time during an offering period, and they will be paid their accumulated payroll deductions through the withdrawal date. Participation ends automatically upon termination of employment.

  Transferability of Rights

     A participant may not transfer rights granted under the purchase plan other than by will, the laws of descent and distribution or otherwise provided under the purchase plan.

  Adjustments upon Merger or Asset Sale

     The purchase plan provides that, in the event of a merger of OnDisplay with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute for each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

  Amendment and Termination of the Purchase Plan

     The purchase plan will terminate in 2009. However, the board of directors has the authority to amend or terminate the purchase plan, except that, contingent on some exceptions described in the purchase plan, no such action may adversely affect any outstanding rights to purchase stock under the purchase plan.

                                 LEGAL OPINION

     The validity of the shares of OnDisplay common stock offered by this proxy statement/prospectus will be passed upon for OnDisplay by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

     The financial statements of OnDisplay, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 appearing in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors have audited Oberon Software Incorporated's financial statements at September 30, 1999 and 1998 and for each of the three years in the period ended September 30, 1999, as set forth in their report. We've included these financial statements in this document in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     Under Rule 14a-8 of the Exchange Act, OnDisplay stockholders may present proper proposals for inclusion in OnDisplay's proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to OnDisplay in a timely manner. In order to be so included for the 2000 annual meeting, stockholder proposals must have been received by OnDisplay no later than a reasonable time before OnDisplay begins to print and mail its proxy materials, and must have otherwise complied with the requirements of Rule 14a-8.

     In order to be considered at stockholder meetings, a stockholder proposal must, under OnDisplay's bylaws, be received not later than the 60th day nor earlier than the close of business on the 90th day prior to the meetings, provided, however, that in the event that less than 65 days' notice of the meeting is given to the stockholders, notice by the stockholder to be timely must be delivered not later than the close of business on the 7th day following the day on which the notice of the meeting was mailed.

                      WHERE YOU CAN FIND MORE INFORMATION

Reports, proxy statements and other             Reports, proxy statements and other
information concerning OnDisplay                information regarding Oberon may
may be inspected at:                            be inspected at:

The National Association of                     The National Association of
Securities Dealers                              Securities Dealers
1735 K Street, N.W.                             1735 K Street, N.W.
Washington, D.C. 20006                          Washington, D.C. 20006

Requests for documents relating to              Requests for documents relating to
OnDisplay should be directed to:                Oberon should be directed to:

OnDisplay, Inc.                                 Oberon Software Incorporated
12667 Alcosta Boulevard, Suite 300              215 First Street
San Ramon, CA 94583                             Cambridge, MA 02142
(925) 480-2000                                  (617) 761-4206

     OnDisplay files reports, proxy statements and other information with the SEC. Copies of its reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

Judiciary Plaza              Citicorp Center              Seven World Trade Center
Room 1024                    500 West Madison Street      13th Floor
450 Fifth Street, N.W.       Suite 1400                   New York, New York 10048
Washington, D.C. 20549       Chicago, Illinois 60661

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

     OnDisplay has filed a registration statement under the Securities Act with the SEC with respect to OnDisplay's common stock to be issued to Oberon stockholders in the merger. This proxy statement/prospectus constitutes the prospectus of OnDisplay filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE ONDISPLAY COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED IN THIS DOCUMENT BY REFERENCE OR IN ITS AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO OBERON AND ITS SUBSIDIARIES WAS PROVIDED BY OBERON. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO ONDISPLAY WAS PROVIDED BY ONDISPLAY.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
ONDISPLAY, INC.
Report of Independent Accountants...........................   F-2
Balance Sheet...............................................   F-3
Statement of Operations.....................................   F-4
Statement of Changes in Stockholders' Equity (Deficit)......   F-5
Statement of Cash Flows.....................................   F-6
Notes to Financial Statements...............................   F-7
OBERON SOFTWARE INCORPORATED
Report of Independent Auditors..............................  F-18
Balance Sheets..............................................  F-19
Statements of Operations....................................  F-20
Statements of Stockholders' Equity (Deficit)................  F-21
Statements of Cash Flows....................................  F-22
Notes to Financial Statements...............................  F-23

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of OnDisplay, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, changes in stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of OnDisplay, Inc. at December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
February 16, 2000

                                ONDISPLAY, INC.

                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Current assets:
  Cash and cash equivalents.................................  $  4,648    $109,617
  Accounts receivable, net of allowance for doubtful
     accounts of $250 in 1998 and $728 in 1999..............     2,600       4,419
  Prepaid and other current assets..........................        96       1,171
                                                              --------    --------
          Total current assets..............................     7,344     115,207
Property and equipment, net.................................       720       1,581
Deposits and other assets...................................       189         314
                                                              --------    --------
          Total assets......................................  $  8,253    $117,102
                                                              ========    ========

         LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $    386    $  1,262
  Accrued liabilities.......................................       823       2,989
  Deferred revenue..........................................     1,402       2,617
  Current portion of long term debts........................       149       1,199
                                                              --------    --------
          Total current liabilities.........................     2,760       8,067
                                                              --------    --------
Long term debts, net of current portion.....................       240       2,338
                                                              --------    --------
          Total liabilities.................................     3,000      10,405
                                                              --------    --------
Commitments (Note 4)
Preferred stock, Series A, B and C, $0.001 par value:
  Authorized: 11,600,000 shares issued and outstanding:
     8,891,554 shares at December 31, 1998 and none at
      December 31, 1999.....................................    18,982          --
                                                              --------    --------
Stockholders' equity (deficit) Common stock, $0.001 par
  value:
  Authorized: 25,000,000 shares; issued and outstanding:
     19,647,303 and 4,133,751 at December 31, 1998 and
      December 31, 1999.....................................         1          16
Additional paid-in capital..................................     2,328     168,866
Deferred stock-based compensation...........................    (1,604)    (29,175)
Notes receivable from shareholders..........................        --      (1,788)
Accumulated deficit.........................................   (14,454)    (31,222)
                                                              --------    --------
          Total stockholders' equity (deficit)..............     5,253     106,697
                                                              --------    --------
          Total liabilities, preferred stock and
            stockholders' equity (deficit)..................  $  8,253    $117,102
                                                              ========    ========

   The accompanying notes are an integral part of these financial statements.

                                ONDISPLAY, INC.

                            STATEMENT OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1997          1998          1999
                                                         ----------    ----------    ----------
License revenues.......................................  $      265    $    2,229    $    6,839
Service revenue........................................          --         1,114         4,259
                                                         ----------    ----------    ----------
          Total revenue................................         265         3,343        11,098
                                                         ----------    ----------    ----------
Cost of license revenue................................          --             2             7
Cost of service revenues...............................          --         1,618         4,251
                                                         ----------    ----------    ----------
          Total cost of revenues.......................          --         1,620         4,258
                                                         ----------    ----------    ----------
Gross profit...........................................         265         1,723         6,840
Operating expenses:
  Sales and marketing..................................       2,810         5,747        11,917
  Research and development.............................       1,986         2,636         4,714
  General and administrative...........................       1,158         1,201         3,418
  Amortization of deferred stock-based compensation....          --           618         3,697
                                                         ----------    ----------    ----------
          Total operating expenses.....................       5,954        10,202        23,746
                                                         ----------    ----------    ----------
Loss from operations...................................      (5,689)       (8,479)      (16,906)
Interest income and other..............................         173           174           532
Interest expense.......................................         (18)          (43)         (394)
                                                         ----------    ----------    ----------
Net loss...............................................  $   (5,534)   $   (8,348)   $  (16,768)
                                                         ==========    ==========    ==========
Net loss per share-basic and diluted...................  $    (1.62)   $    (2.34)   $    (3.70)
                                                         ==========    ==========    ==========
Shares used in per share calculation-basic and
  diluted..............................................   3,410,313     3,572,353     4,533,282
                                                         ==========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                                ONDISPLAY, INC.

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   NOTES
                                 COMMON STOCK       ADDITIONAL     DEFERRED      RECEIVABLE                         TOTAL
                              -------------------    PAID-IN     STOCK-BASED        FROM       ACCUMULATED   STOCKHOLDERS' EQUITY
                                SHARES     AMOUNT    CAPITAL     COMPENSATION   SHAREHOLDERS     DEFICIT          (DEFICIT)
                              ----------   ------   ----------   ------------   ------------   -----------   --------------------
Balances, January 1, 1997...   3,400,000    $--      $      8      $     --       $    --       $   (572)          $   (564)
Issuance of common stock in
  exchange for services
  rendered..................      20,000     --            --            --            --             --                 --
Issuance of common stock in
  connection with option
  exercises.................         625     --            --            --            --             --                 --
Net loss....................          --     --            --            --            --         (5,534)            (5,534)
                              ----------    ---      --------      --------       -------       --------           --------
Balances, December 31,
  1997......................   3,420,625     --             8            --            --         (6,106)            (6,098)
Issuance of common stock in
  connection with options
  exercised.................     754,520      1           106            --            --             --                107
Repurchase of unvested
  common stock..............     (41,394)    --            (8)           --            --             --                 (8)
Deferred compensation
  related to stock options
  granted...................          --     --         2,222        (2,222)           --             --                 --
Amortization of deferred
  stock-based
  compensation..............          --     --            --           618            --             --                618
Net loss....................          --     --            --            --            --         (8,348)            (8,348)
                              ----------    ---      --------      --------       -------       --------           --------
Balances, December 31,
  1998......................   4,133,751      1         2,328        (1,604)           --        (14,454)           (13,729)
Conversion of Mandatorily
  Redeemable Convertible
  Preferred Stock to common
  stock.....................  10,615,293     11        35,381            --            --             --             35,392
Issuance of common stock in
  connection with initial
  public offering, net of
  issuance costs............   3,500,000      4        89,763            --            --             --             89,767
Issuance of common stock in
  connection with private
  placement.................     300,000     --         7,812            --            --             --              7,812
Issuance of common stock in
  connection with options
  exercised.................   1,163,563     --         2,170            --        (1,788)            --                382
Repurchase of unvested
  common stock..............     (71,554)    --           (15)           --            --             --                (15)
Issuance of common stock in
  connection with services
  rendered..................       6,250     --            38            --            --             --                 38
Amortization of discount
  related to warrants issued
  in connection with long
  term loan.................          --     --           121            --            --             --                121
Deferred compensation
  related to stock options
  grants....................          --     --        31,268       (31,268)           --             --                 --
Amortization of deferred
  stock-based
  compensation..............          --     --            --         3,697            --             --              3,697
Net loss....................          --     --            --            --            --        (16,768)           (16,768)
                              ----------    ---      --------      --------       -------       --------           --------
Balances, December 31,
  1999......................  19,647,303    $16      $168,866      $(29,175)      $(1,788)      $(31,222)          $106,697
                              ==========    ===      ========      ========       =======       ========           ========

   The accompanying notes are an integral part of these financial statements.

                                ONDISPLAY, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1997      1998       1999
                                                              -------   -------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(5,534)  $(8,348)  $(16,768)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      123       306        518
     Loss from sale of property and equipment...............       --         9         --
     Provision for doubtful accounts........................       --       250        478
     Amortization of deferred stock-based compensation......       --       618      3,697
     Amortization of discount related to warrants issued in
       connection with long term loan.......................       --        --        121
     Issuance of common stock in connection with services
       rendered.............................................       --        --         38
     Change in operating assets and liabilities:
       Accounts receivable..................................     (187)   (2,661)    (2,297)
       Prepaid and other current assets.....................      (96)       43     (1,075)
       Accounts payable.....................................      125       166        876
       Accrued liabilities..................................      163       627      2,166
       Deferred revenue.....................................       11     1,391      1,215
       Other long term assets...............................       --      (189)      (125)
                                                              -------   -------   --------
          Net cash used in operating activities.............   (5,395)   (7,788)   (11,156)
                                                              -------   -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment.....................     (428)     (219)      (650)
  Proceeds from sales of property and equipment.............       --         3         --
                                                              -------   -------   --------
          Net cash used in investing activities.............     (428)     (216)      (650)
                                                              -------   -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sales and lease back of property and
     equipment..............................................      200        --         --
  Proceeds from issuance of preferred stock.................    6,800     8,782     16,410
  Proceeds from issuance of common stock, net...............       --       107     97,961
  Principal payment under capital lease obligations.........      (28)     (129)       (78)
  Proceeds from borrowings under long term loan received....       --        --      3,000
  Repayment of long term loan...............................       --        --       (503)
  Repurchases of unvested common stock......................       --        (8)       (15)
                                                              -------   -------   --------
          Net cash provided by financing activities.........    6,972     8,752    116,775
                                                              -------   -------   --------
Net increase in cash and cash equivalents...................    1,149       748    104,969
Cash and cash equivalents at beginning of year..............    2,751     3,900      4,648
                                                              -------   -------   --------
Cash and cash equivalents at end of year....................  $ 3,900   $ 4,648   $109,617
                                                              =======   =======   ========
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Property and equipment acquired under capital lease
     obligations............................................  $   196   $   337   $    729
                                                              =======   =======   ========
  Deferred stock-based compensation.........................  $    --   $ 2,222   $ 31,268
                                                              =======   =======   ========
  Issuance of common stock for notes receivable from
     shareholders...........................................  $    --   $    --   $  1,788
                                                              =======   =======   ========

   The accompanying notes are an integral part of these financial statements.

                                ONDISPLAY, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS:

     OnDisplay, Inc. (the "Company") develops and markets applications for powering e-business portals and e-marketplaces in both business-to-business and business-to-consumer e-commerce. The Company's product suite provides an open, scalable, adaptable solution to enable the rapid aggregation, exchange, integration, personalization and syndication of e-business information and services from a broad range of partners, suppliers and customers. Through the use of the internet, customers are able to align information systems of business allies without modification to existing applications or to migrate rapidly from their existing systems to new enterprise applications. The Company operates in a single business segment and does not have any separately reportable business segments as of December 31, 1999.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES:

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates include levels of reserves for accounts receivable, valuation of deferred tax assets and value of the Company's capital stock. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all investments purchased with an original or remaining maturity of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK

     The Company maintains its cash and cash equivalents in accounts with two major financial institutions in the United States. The Company has not experienced any losses on its deposits of cash and cash equivalents.

     The Company performs ongoing credit evaluations of its customers, and collateral is not required. The Company records an allowance for doubtful accounts for credit losses at the end of each period based on an analysis of individual aged accounts receivable balances. As a result of this analysis, the Company believes that its allowance for doubtful accounts is adequate but no excessive at December 31, 1998 and 1999.

     At December 31, 1999 two customers accounted for 21% and 15% of accounts receivable and at December 31, 1998 two different customers accounted for 24% and 12% of accounts receivable.

     The Company derives most of its license service and support revenues from one suite of products.

     In 1997, these customers represented 21%, 30% and 37% of total revenues and in 1998 two customers represented 11% and 13% of total revenues. No customer accounted for more than 10% of total revenues in 1999.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of certain of the Company's financial instruments, including cash, cash equivalents, trade accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its long-term debt approximates fair value.

                                ONDISPLAY, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life of the related assets of three years. Leasehold improvements and leased assets are amortized on a straight line basis over the lesser of their estimated useful life or the lease term. Gains and losses from the disposal of property and equipment are taken into income in the year of disposition. Repairs and maintenance costs are expensed as incurred.

REVENUE RECOGNITION

     Revenue consists of revenue earned under software license agreements, service agreements, and maintenance agreements,. Revenue from software license agreements is recognized upon shipment or upon notification to the customer of the downloadable software location, provided that a signed contract exists, the fee is fixed and determinable and collection of the resulting receivable is probable and, if applicable, acceptance criteria are met. In cases where a fee is due to a referring party under the Company's referral agreements, such fees are recorded as sales and marketing expenses when the accompanying sales are recorded.

     For contracts with multiple obligations (e.g., deliverable and undeliverable products, maintenance, installation and other services), revenue is allocated to each component of the contract based on objective evidence of its fair value, which is specific to the Company, or for products not being sold separately, the price established by management. The Company recognizes revenue allocated to undelivered products when the criteria for product revenue set forth above are met. The Company recognizes revenue from maintenance fees, including amounts allocated from product revenues for ongoing customer support and product updates ratably over the period of the maintenance contract. Payments for maintenance fees are generally made in advance and are non-refundable. For revenue allocated installation and training and for such services sold separately, the Company recognizes revenue as the related services are performed.

     Deferred revenue consists of payments received prior to delivery of licenses, fulfillment of acceptance criteria, or performance of services.

COST OF REVENUES

     Cost of license revenues includes costs associated with the electronic transmission of software and royalties for third party embedded software which were not material. Cost of service revenue includes salaries and related expenses for the service organization and cost of third parties contracted to provide services to customers.

RESEARCH AND DEVELOPMENT EXPENDITURES

     Expenditures for research and development are charged to expense as incurred. Under Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" certain software development costs are capitalized after technological feasibility has been established. Development costs incurred in the period between achievement of technological feasibility, which the Company defines as the establishment of working model, until the general availability of such software to customers, has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs to date.

STOCK-BASED COMPENSATION

     Pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation," the Company accounts for employee stock options under Accounting Principles Board Opinion ("APB") No. 25 and follows the

                                ONDISPLAY, INC.

disclosure-only provisions of SFAS 123. Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the estimated fair value of the Company's stock and the exercise price of options to purchase that stock.

INCOME TAXES

     Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

NET LOSS PER SHARE

     Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of vested common shares outstanding for the period. Diluted net loss per share is computed giving effect to all dilutive potential common stock, including nonvested common stock, options, warrants and preferred stock. Options, warrants, common stock subject to repurchase and preferred stock were not included in the computation of diluted net loss per share in the periods reported because the effect would be antidilutive.

     Antidilutive securities not included in net loss per share calculation for the periods:

                                                          YEAR ENDED DECEMBER 31,
                                                    ------------------------------------
                                                      1997          1998         1999
                                                    ---------    ----------    ---------
Common stock subject to repurchase................         --       377,732    1,154,521
Common stock options..............................  1,602,750     1,366,188    2,986,985
Warrants..........................................         --            --       85,537
Preferred Stock...................................  6,690,476     8,891,554           --
                                                    ---------    ----------    ---------
                                                    8,293,226    10,635,474    4,227,043
                                                    =========    ==========    =========

COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. The Company has no comprehensive income components other than its net loss.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities and will be adopted in the year 2000. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company is in process of evaluating the impact of this pronouncement.

     In December 1998, the Accounting Standards Executive Committee issued Statement of Position 98-9, modification of SOP 97-2, "Software Revenue Recognition," with Respect to Certain Transactions. SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. Retroactive application is prohibited. The Company believes the adoption of 98-9 will not have a material impact on its results of operation.

                                ONDISPLAY, INC.

NOTE 3 -- BALANCE SHEET ACCOUNTS:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1999
                                                              ------    ------
                                                               (IN THOUSANDS)
Property and equipment
  Computer hardware.........................................  $  869    $1,510
  Computer software.........................................     177       428
  Furniture and fixtures....................................      93       510
  Leasehold improvements....................................      13        83
                                                              ------    ------
                                                               1,152     2,531
  Less: accumulated depreciation and amortization...........    (432)     (950)
                                                              ------    ------
                                                              $  720    $1,581
                                                              ======    ======

     Included in property and equipment at December 31, 1998 and 1999 is approximately $537,000 and $1,266,000 of computer equipment purchased under capital leases. Accumulated amortization of assets acquired under capital leases is approximately $241,000 and $479,000 at December 31, 1998 and 1999.

                                                               DECEMBER 31,
                                                              --------------
                                                              1998     1999
                                                              ----    ------
                                                              (IN THOUSANDS)
Accrued liabilities
  Accrued commissions.......................................  $275    $1,413
  Accrued professional fees.................................   132       565
  Accrued vacation..........................................   190       372
  Accrued bonuses...........................................   226       372
  Other.....................................................    --       267
                                                              ----    ------
                                                              $823    $2,989
                                                              ====    ======

NOTE 4 -- COMMITMENTS:

OPERATING LEASE

     The Company leases various facilities under operating leases expiring through 2004. Under these leases, the Company is responsible for maintenance and insurance.

     The minimum lease payments, net of sublease income, required under these operating leases are as of December 31, 1999 are as follows (in thousands):

2000................................................  $1,012
2001................................................     884
2002................................................     559
2003................................................     114
2004................................................      99
                                                      ------
                                                      $2,668
                                                      ======

     Rent expense, net of sublease income, for the years ended December 31, 1999, 1998 and 1997 approximately was $740,000, $270,000 and $186,000, respectively.

                                ONDISPLAY, INC.

CAPITAL LEASE OBLIGATIONS

     In June 1997, the Company entered into a capital lease agreement which was amended March 16, 1998 under which the Company had $550,000 available to acquire equipment. As of December 31, 1999, the Company had a total of approximately $537,000 under this line. In February 1999, the Company entered into another financing agreement under which the Company has $1,350,000 available to purchase equipment. The draw down period under this agreement expires on August 19, 2000.

     As of December 31, 1999, the Company had drawn a total of approximately $729,000 under this line.

     Future minimum lease payment under capital lease agreements as of December 31, 1999 are as follows (in thousands):

2000........................................................  $1,048
2001........................................................     486
                                                              ------
Total minimum lease payments................................   1,534
Less amount representing interest...........................     494
                                                              ------
Present value of minimum lease payments.....................   1,040
Less: current portion.......................................    (784)
                                                              ------
                                                              $  256
                                                              ======

NOTE 5 -- LONG TERM DEBT:

     Long term debt consists of (in thousands):

                                                               DECEMBER 31,
                                                              ---------------
                                                              1998     1999
                                                              -----   -------
Long term loan..............................................  $  --   $ 2,497
Capital lease obligations (see Note 4)......................    389     1,040
                                                              -----   -------
                                                                389     3,537
Less: current portion.......................................   (149)   (1,199)
                                                              -----   -------
                                                              $ 240   $ 2,338
                                                              =====   =======

     In February 1999, the Company entered into a loan agreement which allows for borrowings of $3,000,000 bearing interest at 12.5% per annum. The Company borrowed the full amount in May 1999 and is required to make monthly payments of principal and interest of approximately $100,000 in 36 installments commencing June 1, 1999 through May 1, 2002. The amounts borrowed are collateralized by substantially all of the Company's assets. Dividends declared by the Company are subject to the approval of the lender under this loan agreement.

     Annual maturities under the loan as of December 31, 1999 are as follows (in thousands):

              FISCAL YEARS ENDING DECEMBER 31,
              --------------------------------
2000........................................................  $  943
2001........................................................   1,068
2002........................................................     486
                                                              ------
          Total.............................................  $2,497
                                                              ======

NOTE 6 -- 401(K) SAVINGS PLAN:

     In February 1997, the Company established a 401 (k) Savings Plan (the "Plan") that covers substantially all employees. Under the Plan, employees are permitted to contribute a portion of gross

                                ONDISPLAY, INC.

compensation not to exceed standard limitations provided by the Internal Revenue Service. The Company maintains the right to match employee contributions, no Company matching contributions have been made to date.

NOTE 7 -- PREFERRED STOCK:

     As of December 31, 1998 the convertible preferred stock comprises:

                                                       NUMBER
                                         NUMBER       OF SHARES      ANNUAL      LIQUIDATION
                                       OF SHARES     ISSUED AND     DIVIDEND        VALUE
                                       AUTHORIZED    OUTSTANDING    PER SHARE     PER SHARE
                                       ----------    -----------    ---------    -----------
Series A.............................   3,500,000     3,500,000       $0.08         $1.00
Series B.............................   3,500,000     3,202,381       $0.17         $2.10
Series C.............................   2,500,000     2,189,173       $0.32         $4.00
Series D.............................   2,100,000     1,723,739       $0.76         $9.52
                                       ----------    ----------
                                       11,600,000    10,615,293
                                       ==========    ==========

DIVIDENDS

     The holders of Series A, Series B, Series C and Series D preferred stock are entitled to receive the above annual dividends, when and if declared by the Board of Directors. After payment of any required dividends to the Series A, Series B, Series C and Series D stockholders, declared dividends shall be distributed among all holders of common stock and all holders of Series A, Series B, Series C and Series D preferred stock in proportion to the number of shares of common stock which would be held by each such holder if all shares of Series A, Series B, Series C and Series D preferred stock were converted to common stock. Dividends declared by the Company are contingent on approval by the lender of the long-term loan.

LIQUIDATION

     In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series A, Series B, Series C and Series D preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock by reason of their ownership, an amount equal to the sum of $1.00, $2.10, $4.00 and $9.52 for each outstanding share of Series A, Series B, Series C and Series D preferred stock, (as adjusted for any stock dividends, combinations or splits) plus any declared but unpaid dividends on such shares. If upon the occurrence of such event, the assets distributed among the holders of preferred stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets of the Company legally available for distribution are to be distributed first ratably among the holders of the preferred stock in proportion to the aggregate liquidation preference of the shares of preferred stock then held by them.

     After payment has been made to the holders of preferred stock, any remaining assets and funds are to be distributed pro rata among the holders of the preferred stock and the common stock on a per share basis, treating all shares of preferred stock convertible into shares of common stock as if converted; provided, however, that after the receipt by each share of preferred stock of distributions equal to two times the original purchase price for the preferred stock, then all remaining assets shall be distributed equally among the holders of the common stock on a per-share basis.

                                ONDISPLAY, INC.

CONVERSION

     Each share of preferred stock, at the option of the holder thereof, shall be convertible into such number of fully paid and nonassessable shares of common stock which results from dividing the issuance price per share by the conversion price per share in effect for the shares of preferred stock at the time of conversion. The issuance price per share and initial conversion price per share of Series A, B, Series C and Series D preferred stock are $1.00, $2.10, $4.00 and $9.52. The number of shares of common stock into which a share of a series of preferred stock is convertible is referred to as the conversion rate of such series. The initial conversion prices of Series A, B, C and D preferred stock may be adjusted under circumstances described in the Company's Restated Articles of Incorporation. At December 31, 1998 and September 30, 1999 the conversion ratio was one to one.

     Conversion is automatic at the then effective conversion price of such series immediately prior to the closing of a qualified initial public offering at an aggregate offering price to the public of not less than 20 million provided that the Series A, B and C preferred stock shall not be converted without the majority approval of such series, and the Series D preferred stock shall not be converted without the approval by more than 2/3 of the holders of Series D preferred stock.

VOTING

     The holders of Series A, Series B, Series C and Series D preferred stock are entitled to voting rights equal to the number of shares of common stock into which each share of preferred stock could be converted at the record date for a vote or consent of stockholders, except as otherwise required by law, and have voting rights and powers equal to the voting rights and powers of the shares of common stock.

REDEMPTION

     Preferred stock shall be redeemable at the option of the holders of a majority of the outstanding shares of preferred stock at any time after September 30, 2001 if the Company has not completed a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of the Corporation with an aggregate offering price to the public of not less than $20,000,000 defined hereafter as a "Qualified IPO." Such redemption right may be exercised by giving at least 120 day notice prior to the date of commencement of the redemption. After receipt of such notice of a redemption, the Company shall redeem all of the outstanding shares of preferred stock in three equal annual installments on the last day of each fiscal year (commencing with the first fiscal year ending after the 120 day notice period). The redemption price of the preferred stock shall be the original purchase price per share (as adjusted for any stock dividends, combinations or splits) plus any accrued but unpaid dividends. Any redemption of only a part of the outstanding preferred stock by the Company shall be pro rata as among all holders of preferred stock in proportion to the aggregate redemption price to be paid to such holders.

NOTE 8 -- STOCK OPTION AND STOCK PURCHASE PLANS:

STOCK OPTION PLAN

     Under the Company's 1996 Stock Plan as amended, incentive options to purchase the Company's common stock may be granted to employees at prices not lower than the fair market value per share on the date of grant, as determined by the Board of Directors. Nonstatutory options may be granted to key employees, including directors and consultants, at prices not lower than 85% of the fair market value (110% for qualified incentive stock options in certain cases) at the date of grant, as determined by the Board of Directors. The Board also has the authority to set the term of the options (no longer than ten years from date of grant and no more than five years in certain instances). Options granted generally

                                ONDISPLAY, INC.

vest over four years. Holders of options granted under the Plan may exercise their options prior to complete vesting of shares, subject to the Company's right of repurchase, such that, in the event of a termination of the optionee's employment or consulting relationship, any unvested shares may be repurchased at a price per share equal to the original exercise price per share for the option. Unexercised vested options expire three months after termination of employment with the Company. Shares repurchased by the Company were none, 41,394 and 71,554 in 1997, 1998 and 1999.

     At December 31, 1997, 1998 and 1999, the Company's repurchase rights applied to none, 377,732 and 1,154,521 shares of common stock outstanding.

     Activity under the Plan is set forth below:

                                                                  NUMBER      WEIGHTED
                                                     NUMBER      OF SHARES    AVERAGE
                                                   OF SHARES    ISSUED AND    EXERCISE    AGGREGATE
                                                   AUTHORIZED   OUTSTANDING    PRICE        PRICE
                                                   ----------   -----------   --------   -----------
Balances, January 1, 1997........................     933,000      767,000     $0.10     $    76,700
Shares reserved..................................     450,000           --                        --
Options granted..................................  (1,080,000)   1,080,000     $0.12         131,540
Options exercised................................          --         (625)    $0.10             (62)
Options cancelled................................     243,625     (243,625)    $0.10         (24,363)
                                                   ----------   ----------     -----     -----------
Balances, December 31, 1997......................     546,625    1,602,750     $0.11         183,815
Shares reserved..................................     400,000           --                        --
Options granted..................................    (781,750)     781,750     $0.27         213,948
Options exercised................................          --     (754,520)    $0.14        (107,366)
Options repurchased..............................      41,394           --        --              --
Options cancelled................................     263,792     (263,792)    $0.17         (45,575)
                                                   ----------   ----------     -----     -----------
Balances, December 31, 1998......................     470,061    1,366,188     $0.18         244,822
Shares reserved..................................   2,425,000           --        --              --
Options granted..................................  (3,152,650)   3,152,650     $4.88      15,395,700
Options exercised................................          --   (1,163,563)    $1.86      (2,170,000)
Options repurchased..............................      71,554           --        --              --
Options cancelled................................     368,260     (368,290)    $0.46        (168,245)
                                                   ----------   ----------     -----     -----------
Balances, December 31, 1999......................     182,225    2,986,985     $4.45     $13,302,277
                                                   ==========   ==========     =====     ===========

     For financial reporting purposes, the Company has determined that the estimated value of common stock was in excess of the exercise price, which was considered to be the fair market value as of the date of grant for 781,750 options issued in 1998 and 3,152,650 options issued in 1999. In connection with the grants of such options, the Company has recognized deferred compensation of approximately $2,220,000 in 1998 and $31,268,000 in 1999. Deferred stock-based compensation will be amortized over the vesting period which is generally 48 months from the date of grant; approximately $618,000 was expensed in the year ended December 31, 1998 and $3,697,000 in the year ended December 31, 1999. Future amortization based on options granted through December 31, 1999 is expected to be $15,441,000 and $7,987,000, $4,166,000 and $1,581,000 in the
years 2000, 2001, 2002 and 2003.

                                ONDISPLAY, INC.

     Options outstanding and vested by exercise price at December 31, 1999 are as follows:

                     OPTIONS OUTSTANDING              OPTIONS CURRENTLY
             ------------------------------------           VESTED
                            WEIGHTED                ----------------------
                             AVERAGE     WEIGHTED                 WEIGHTED
                            REMAINING    AVERAGE                  AVERAGE
  EXERCISE     NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
   PRICE     OUTSTANDING      LIFE        PRICE       VESTED       PRICE
  --------   -----------   -----------   --------   -----------   --------
   $0.10        482,500       6.86        $0.10       386,078      $0.10
   $0.21         49,000       8.18        $0.21        22,659      $0.21
   $0.40        254,250       9.02        $0.40        36,402      $0.40
   $0.80        123,835       9.43        $0.80            --      $0.80
   $1.20         51,000       9.55        $1.20            --      $1.20
   $2.50        314,500       9.69        $2.50            --      $2.50
   $5.00        163,000       9.72        $5.00            --      $5.00
   $6.50        812,400       9.82        $6.50            --      $6.50
   $8.00        736,500       9.95        $8.00            --      $8.00
              ---------                               -------
              2,986,985                               445,139
              =========                               =======

     At December 31, 1997 and 1998, 130,844 and 381,707 options at a weighted average prices of $0.10 and $0.10 were vested.

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation." Had compensation cost for the Plan been determined based on the fair value at grant date for all awards consistent with the provisions of SFAS No. 123, the impact on the Company's financial statements would be (in thousands) as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1997       1998        1999
                                                              -------    -------    --------
Net loss:
  As reported...............................................  $(5,534)   $(8,348)   $(16,768)
  Pro forma.................................................  $(5,542)   $(8,364)   $(17,039)
Basic and diluted net loss per share:
  As reported...............................................  $ (1.62)   $ (2.34)   $  (3.70)
  Pro forma.................................................  $ (1.62)   $ (2.34)   $  (3.76)

     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions:

                                                               1997       1998       1999
                                                              -------    -------    -------
Risk-free interest rate.....................................   6.3%       5.0%       5.2%
Expected life...............................................  5 years    5 years    5 years
Expected dividends..........................................    $--        $--        $--

     The weighted average per share fair value of common stock options granted during 1997, 1998 and 1999 were $0.10, $0.27 and $12.23.

EMPLOYEE STOCK PURCHASE PLAN

     In September 1999, the Company adopted an employee stock purchase plan (the "Purchase Plan"). 1,500,000 shares of common stock have been reserved for issuance under the Purchase Plan (subject to an annual increase), none of which had been issued at December 31, 1999.

                                ONDISPLAY, INC.

NOTE 9 -- WARRANTS:

     As part of a long-term borrowing agreement entered into in February 1999, the Company issued a warrant to purchase an aggregate of 85,537 shares of common stock at an exercise price of $6.05 per share. The warrant were exercisable upon grant and expire in January 2009.

     The Company valued the warrant using the Black-Scholes method. The fair value of $535,000 is amortized to interest expense over the term of the long-term loan.

NOTE 10 -- INCOME TAXES:

     At December 31, 1999, the Company had net operating loss carryforwards of approximately $23,800,000 and $18,600,000 for Federal and California purposes, respectively, available to reduce future taxable income, if any. These carryforwards expire through 2019 and 2004 for Federal and California purposes, respectively, if not utilized beforehand.

     At December 31, 1999, the Company had research and development credit carryforwards of approximately $479,000 and $302,000 for Federal and California income tax purposes, respectively. The research and development credit carryforwards expire beginning in the year 2011.

     The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has had a change in ownership, utilization of the carryforwards could be restricted.

     Temporary differences which gave rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
Net operating losses........................................  $ 4,761    $  9,181
Research and development credits............................      548         678
Depreciation and amortization...............................      (10)          9
Accrued liabilities.........................................      467         875
Other.......................................................       --           1
                                                              -------    --------
                                                                5,766      10,745
Less: valuation allowance...................................   (5,766)    (10,745)
                                                              -------    --------
                                                              $    --    $     --
                                                              =======    ========

     Due to uncertainty of realizing the benefits of the deferred tax assets, the Company has provided a valuation allowance against the net deferred tax assets.

                                ONDISPLAY, INC.

     The difference between the Company's effective income tax rate and the federal statutory rate is as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1998       1999
                                                              -------    -------    -------
Statutory tax benefit.......................................  $(1,882)   $(2,838)   $(5,701)
Permanent differences -- non-deductible expenses............       79        364         33
State taxes, net of federal tax benefit.....................     (327)      (510)      (756)
Stock option compensation...................................       --         --      1,257
Research and development experimentation credit.............     (273)      (276)      (266)
Change in valuation allowance...............................    2,402      3,138      4,979
Other.......................................................        1        122        454
                                                              -------    -------    -------
Net tax provision...........................................  $    --    $    --    $    --
                                                              =======    =======    =======

NOTE 11 -- SUBSEQUENT EVENT:

     The Company entered into a merger agreement with Oberon Software Incorporated ("Oberon") on January 17, 2000. The Company expects the merger, which will be accounted for under the purchase method, to be completed by March 31, 2000.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Oberon Software Incorporated

     We have audited the accompanying balance sheets of Oberon Software Incorporated (the Company) as of September 30, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oberon Software Incorporated at September 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1999 in conformity with accounting principles generally accepted in the United States.

November 12, 1999, except for
  Note 12, as to which the date
  is January 17, 2000

                          OBERON SOFTWARE INCORPORATED

                                 BALANCE SHEETS

                                     ASSETS

                                                          SEPTEMBER 30,
                                                   ----------------------------    DECEMBER 31,
                                                       1999            1998            1999
                                                   ------------    ------------    ------------
                                                                                   (UNAUDITED)
Current assets:
  Cash and cash equivalents......................  $ 10,214,307    $  5,150,268    $  8,053,576
  Accounts receivable, less allowance of $20,000
     for 1999 and $0 for 1998 for doubtful
     accounts....................................     1,670,429         626,622       1,410,807
  Prepaid expenses...............................       357,514         135,456         206,499
                                                   ------------    ------------    ------------
          Total current assets...................    12,242,250       5,912,346       9,670,882
Property and equipment, net......................       875,564         629,288         849,791
Other assets.....................................        24,711          28,180          24,713
                                                   ------------    ------------    ------------
          Total assets...........................  $ 13,142,525    $  6,569,814    $ 10,545,386
                                                   ============    ============    ============

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................  $    668,887    $    364,250    $    747,809
  Accrued expenses...............................       511,227         315,246         235,895
  Accrued compensation and benefits..............       327,525         336,565         432,763
  Deferred revenue...............................     1,383,607         455,762       1,134,649
  Current portion of capital lease obligations...        73,678          67,192          73,678
  Current portion of long-term debt..............       550,436                         958,642
                                                   ------------    ------------    ------------
          Total current liabilities..............     3,515,360       1,539,015       3,583,436
Capital lease obligations, net of current
  portion........................................       109,416         183,094          91,629
Long term-debt, net of current portion...........     3,733,454                       3,325,249
Deferred credit..................................     1,541,519       1,631,688       1,491,729
Stockholders' equity:
  Convertible Preferred Stock, 31,000,000 in 1999
     and 22,800,000 in 1998, authorized shares
     designated as:
     Series 1, Participating -- $.01 par value;
       11,300,000 shares issued and outstanding
       (liquidation preference of $1.00 per
       share)....................................    11,300,000      11,300,000      11,300,000
     Series 2, Non-Participating -- $0.01 par
       value; 2,919,598 shares issued and
       outstanding (liquidation preference of
       $2.50 per share)..........................     7,298,995                       7,298,995
  Common stock, $.01 par value, 25,000,000 in
     1999 and 20,700,000 in 1998 shares
     authorized, 6,139,862, 5,887,447 and
     6,289,242 shares issued and outstanding at
     September 30, 1999 and 1998 and December 31,
     1999........................................        61,399          58,874          62,892
  Treasury stock, at cost, 3,700 shares..........           (37)            (37)            (37)
  Additional paid-in capital.....................    20,226,330      20,216,119      20,241,219
  Accumulated deficit............................   (34,643,911)    (28,358,939)    (36,849,726)
                                                   ------------    ------------    ------------
          Total stockholders' equity.............     4,242,776       3,216,017       2,053,343
                                                   ------------    ------------    ------------
          Total liabilities and stockholders'
            equity...............................  $ 13,142,525    $  6,569,814    $ 10,545,386
                                                   ============    ============    ============

                            See accompanying notes.

                          OBERON SOFTWARE INCORPORATED

                            STATEMENTS OF OPERATIONS

                                                                                THREE MONTHS ENDED
                                          YEAR ENDED SEPTEMBER 30,                 DECEMBER 31,
                                    -------------------------------------   --------------------------
                                       1999          1998         1997         1999           1998
                                    -----------   ----------   ----------   -----------    -----------
                                                                            (UNAUDITED)    (UNAUDITED)
Revenues:
  Software licenses...............  $ 2,849,784   $1,357,917   $  469,592   $  486,525     $  522,638
  Services........................    1,358,859      395,593      169,395      691,169        273,673
  Royalties.......................      443,592      215,731       87,602      295,423
                                    -----------   ----------   ----------   ----------     ----------
          Total revenues..........    4,652,235    1,969,241      726,589    1,473,117        796,311
Operating expenses:
  Cost of software................      138,530      100,229      109,723      102,585         20,637
  Cost of services................    1,410,750      402,516      330,773      580,985        272,198
  Research and development........    3,681,413    2,376,107    1,504,174    1,233,530        726,205
  Marketing and sales.............    4,935,750    2,869,627    3,239,253    1,516,943        922,000
  General and administrative......    1,004,124    1,298,821    1,442,921      229,349        278,616
                                    -----------   ----------   ----------   ----------     ----------
          Total operating
            expenses..............   11,170,567    7,047,300    6,626,844    3,663,392      2,219,656
                                    -----------   ----------   ----------   ----------     ----------
Loss from operations..............    6,518,332    5,078,059    5,900,255    2,190,275      1,423,345
Other (income) expense:
  Interest income.................     (321,207)    (208,830)    (111,189)     (79,424)       (53,500)
  Interest expense................       31,814      126,186      144,386       79,980          5,674
  Other expense...................       56,033        7,688       16,023       14,984           1033
                                    -----------   ----------   ----------   ----------     ----------
                                       (233,360)     (74,956)      49,220       15,540        (46,793)
                                    -----------   ----------   ----------   ----------     ----------
Net loss..........................  $ 6,284,972   $5,003,103   $5,949,475   $2,205,815     $1,376,552
                                    -----------   ----------   ----------   ----------     ----------
Basic and diluted loss per share
  information:
  Net loss........................  $      1.05   $     2.55   $    10.18   $     0.36     $     0.23
                                    ===========   ==========   ==========   ==========     ==========
  Weighted average shares
     outstanding..................    6,011,805    1,960,720      584,160    6,211,162      5,893,822
                                    ===========   ==========   ==========   ==========     ==========

                            See accompanying notes.

                          OBERON SOFTWARE INCORPORATED

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                     SERIES A                   SERIES B                   SERIES 1           SERIES 2
                                 PREFERRED STOCK            PREFERRED STOCK            PREFERRED STOCK        PREFERRED STOCK
                             ------------------------   ------------------------   ------------------------   ---------
                               SHARES       AMOUNT        SHARES       AMOUNT        SHARES       AMOUNT       SHARES
                             ----------   -----------   ----------   -----------   ----------   -----------   ---------
Balance at September 30,
 1996......................   6,040,000   $ 6,040,000    5,650,000   $ 5,650,000
Issuance of Common Stock
 upon exercise of stock
 options...................
Repurchase of Common
 Stock.....................
Net loss...................
                             ----------   -----------   ----------   -----------
Balance at September 30,
 1997......................   6,040,000   $ 6,040,000    5,650,000   $ 5,650,000
Issuance of Common Stock
 upon exercise of stock
 options...................
Issuance of Common Stock
 upon exercise of
 warrants..................
Recapitalization of
 Preferred Stock...........  (6,040,000)   (6,040,000)  (5,650,000)   (5,650,000)   3,200,000   $ 3,200,000
Issuance of Series 1
 Preferred Stock, net of
 offering costs............                                                         8,100,000     8,100,000
Net loss...................
                             ----------   -----------   ----------   -----------   ----------   -----------   ---------
Balance at September 30,
 1998......................          --            --           --            --   11,300,000    11,300,000          --
Issuance of Common Stock
 upon exercise of stock
 options...................
Issuance of Common Stock
 upon exercise of
 warrants..................
Issuance of Series 2
 Preferred Stock, net of
 offering costs............                                                                                   2,919,598
Net loss...................
                             ----------   -----------   ----------   -----------   ----------   -----------   ---------
Balance at September 30,
 1999......................          --            --           --            --   11,300,000    11,300,000   2,919,598
Issuance of Common Stock
 upon exercise of stock
 options...................
Net loss...................
                             ----------   -----------   ----------   -----------   ----------   -----------   ---------
Balance at December 31,
 1999......................          --            --           --            --   11,300,000   $11,300,000   2,919,598
                             ==========   ===========   ==========   ===========   ==========   ===========   =========

                                  SERIES 2
                           FERRED STOCK
                                -------------   -------------------   ---------------     PAID-IN     ACCUMULATED       EQUITY
                                     AMOUNT      SHARES     AMOUNT    SHARES   AMOUNT     CAPITAL       DEFICIT        (DEFICIT)
                                   ----------   ---------   -------   ------   ------   -----------   ------------   -------------
Balance at September 30,
 1996......................                       474,429   $ 4,744                     $ 8,641,361   $(17,406,361)   $ 2,929,744
Issuance of Common Stock
 upon exercise of stock
 options...................                       219,462     2,195                          29,716                        31,911
Repurchase of Common
 Stock.....................                                           3,700     $(37)           (56)                          (93)
Net loss...................                                                                             (5,949,475)    (5,949,475)
                                                ---------   -------   -----     ----    -----------   ------------    -----------
Balance at September 30,
 1997......................                       693,891   $ 6,939   3,700     $(37)   $ 8,671,021   $(23,355,836)   $(2,987,913)
Issuance of Common Stock
 upon exercise of stock
 options...................                     2,174,800    21,748                          42,394                        64,142
Issuance of Common Stock
 upon exercise of
 warrants..................                     3,018,756    30,187                          21,563                        51,750
Recapitalization of
 Preferred Stock...........                                                              11,527,926                     3,037,926
Issuance of Series 1
 Preferred Stock, net of
 offering costs............                                                                 (46,785)                    8,053,215
Net loss...................                                                                             (5,003,103)    (5,003,103)
                                   ----------   ---------   -------   -----     ----    -----------   ------------    -----------
Balance at September 30,
 1998......................                --   5,887,447    58,874   3,700      (37)    20,216,119    (28,358,939)     3,216,017
Issuance of Common Stock
 upon exercise of stock
 options...................                       233,670     2,337                          31,360                        33,697
Issuance of Common Stock
 upon exercise of
 warrants..................                        18,750       188                           8,813                         9,001
Issuance of Series 2
 Preferred Stock, net of
 offering costs............        $7,298,995                                               (29,962)                    7,269,033
Net loss...................                                                                             (6,284,972)    (6,284,972)
                                   ----------   ---------   -------   -----     ----    -----------   ------------    -----------
Balance at September 30,
 1999......................         7,298,995   6,139,867    61,399   3,700      (37)    20,226,330    (34,643,911)     4,242,776
Issuance of Common Stock
 upon exercise of stock
 options...................                       149,375     1,493                          14,889                        16,382
Net loss...................                                                                             (2,205,815)    (2,205,815)
                                   ----------   ---------   -------   -----     ----    -----------   ------------    -----------
Balance at December 31,
 1999......................        $7,298,995   6,289,242   $62,892   3,700     $(37)   $20,241,219   $(36,849,726)   $ 2,053,343
                                   ==========   =========   =======   =====     ====    ===========   ============    ===========

                            See accompanying notes.

                          OBERON SOFTWARE INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                                                        THREE MONTHS ENDED
                                                  YEAR ENDED SEPTEMBER 30,                 DECEMBER 31,
                                           ---------------------------------------   -------------------------
                                              1999          1998          1997          1999          1998
                                           -----------   -----------   -----------   -----------   -----------
                                                                                     (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net loss.................................  $(6,284,972)  $(5,003,103)  $(5,949,475)  $(2,205,816)  $(1,376,552)
Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities:
  Depreciation...........................      368,942       311,408       149,764       115,052        70,662
  Loss on sales of equipment.............                                    7,112
  Provision for doubtful accounts........       20,000
  Recapitalization of note payable
     interest............................                    137,926
  Income recognized on deferred credit...      (90,169)     (168,312)                    (47,891)
  Changes in operating assets and
     liabilities:
     Accounts receivable.................   (1,063,807)     (113,903)     (471,359)      259,622       (10,284)
     Prepaid expenses....................     (222,058)      (55,775)       (5,717)      151,014        35,033
     Other assets........................        3,469        19,604       (13,453)                     (2,301)
     Accounts payable and accrued
       expenses..........................      500,618       172,913       246,443      (198,308)      (26,524)
     Accrued compensation and benefits...       (9,040)       27,084       173,223       105,238       (68,223)
     Deferred revenue....................      927,845       100,980       354,782      (248,958)      776,174
                                           -----------   -----------   -----------   -----------   -----------
Net cash provided by (used in) operating
  activities.............................   (5,849,172)   (4,571,178)   (5,508,680)   (2,070,047)      602,015
INVESTING ACTIVITIES
Purchases of property and equipment......     (615,218)     (276,486)     (253,665)      (89,278)      (98,138)
Proceeds from sales of equipment.........                                    1,371
                                           -----------   -----------   -----------   -----------   -----------
Net cash used in investing activity......     (615,218)     (276,486)     (252,294)      (89,278)      (98,138)
FINANCING ACTIVITIES
Proceeds from notes payable..............                  1,200,000     2,000,000
Payments on notes payable................                               (1,000,000)
Proceeds from long-term debt.............    4,283,890
Payments on capital lease obligations....      (67,192)      (63,438)      (38,357)      (17,788)      (16,222)
Proceeds from issuance of Series 1
  Preferred Stock, net...................                  8,053,215
Proceeds from issuance of Series 2
  Preferred Stock, net...................    7,269,033
Proceeds from issuance of Common Stock...       42,698       115,892        31,911        16,382         1,452
Repurchase of common stock...............                                      (93)
                                           -----------   -----------   -----------   -----------   -----------
Net cash provided by (used in) financing
  activities.............................   11,528,429     9,305,669       993,461        (1,406)      (14,770)
                                           -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents............................    5,064,039     4,458,005    (4,767,513)   (2,160,731)     (714,923)
Cash and cash equivalents at beginning of
  period.................................    5,150,268       692,263     5,459,776    10,214,307     5,150,268
                                           -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents at end of
  period.................................  $10,214,307   $ 5,150,268   $   692,263   $ 8,053,576   $ 4,435,345
                                           ===========   ===========   ===========   ===========   ===========

                            See accompanying notes.

                          OBERON SOFTWARE INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999

1. THE COMPANY AND ITS CAPITALIZATION

     Oberon Software Incorporated (the Company) is a leading provider of e-business integration solutions. The Company's software provides an unparalleled approach to integration that delivers rapid, flexible and highly maintainable solutions for dynamic collaboration among employees, partners, suppliers and their customers. The Company operates and reviews the performance of the business as one segment and substantially all its sales are with in the United States

     The environment of rapid technological change and intense competition which is characteristic of the software development industry results in frequent new products and evolving industry standards. The Company's ultimate success depends largely upon its ability to enhance current products and develop new products on a timely basis which keep pace with the changes in technology and competitors' innovations.

     In 1999, the Company issued 2,919,598 shares of Series 2 Convertible Non-Participating Preferred Stock in exchange for net proceeds of $7,269,033 in cash. The Company also entered into a subordinated loan and security agreement from which the Company received $4,000,000 in cash. Management believes that the proceeds from these transactions combined with cash from operations will allow the Company to operate through 2000.

2. SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     The Company recognizes revenues in accordance with Statement of Position 97-2, (SOP 97-2), Software Revenue Recognition, issued by the American Institute of Certified Public Accountants. Under the provisions of SOP 97-2, revenue related to the elements of software arrangements are recognized separately if no significant modification or customization of the software is required and vendor specific objective evidence of the pricing of each element of the arrangement exists. Accordingly, revenue from software product sales is recognized upon delivery of the software; services revenues are recognized as provided and maintenance fees are recognized ratably over the term of the maintenance agreement. The Company accrues the estimated cost of warranty and product returns in the period in which the product revenue is recognized; historically, these amounts have not been material.

     Royalties are recognized at the time the Company's third-party distributors license the Company's software to their customers.

RESEARCH AND DEVELOPMENT COSTS

     Development costs incurred in the research and development of new software products and enhancements are expensed as incurred to research and development until technological feasibility has been established. After technological feasibility is established, any additional development costs are capitalized in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Capitalized software costs are amortized over their estimated economic lives. As of September 30, 1999, no eligible costs have been capitalized due to the uncertainty of their recoverability.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and accounts receivable. Cash equivalents consist of temporary investments in money market funds with maturity dates of three months or less and have limited credit exposure. The risk with respect to accounts receivable is minimized by the creditworthiness of the Company's customers and the Company's credit and collection policies.

                          OBERON SOFTWARE INCORPORATED

                               SEPTEMBER 30, 1999

USE OF ESTIMATES

     The preparation of the Company's financial statements under generally accepted accounting principles requires management to make significant estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated by the straight-line method over estimated useful lives of three years. Capital lease assets are depreciated over the estimated useful life or the term of the lease, whichever is shorter.

STOCK-BASED COMPENSATION

     The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of the grant. The Company accounts for stock option grants to employees and directors in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, which is based on the intrinsic value method of measuring stock-based compensation. The Company has adopted the disclosure provisions only of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), which is based on the fair-value method of measuring stock-based compensation.

LOSS PER SHARE

     Loss per share is presented in accordance with SFAS No. 128, Earnings Per Share, which requires the disclosure of basic and diluted earnings (loss) per share. Basic loss per share is based upon the Company's net loss divided by the number of weighted shares outstanding during the reporting period. Diluted loss per share for loss periods is the same as basic loss per share since the effects of including the conversion of preferred stock and common stock equivalents of warrants and options is anti-dilutive.

INCOME TAXES

     The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

RECLASSIFICATIONS

     Certain amounts in 1998 have been reclassified to permit comparison with 1999.

INTERIM REPORTING

     The interim unaudited condensed financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission and in accordance with generally accepted accounting principles. Accordingly, certain information and footnotes disclosure normally included in annual financial statements have been omitted or condensed. In the opinion of management, all necessary adjustments (consisting of only normal recurring accruals) have been made to provide a fair presentation.

                          OBERON SOFTWARE INCORPORATED

                               SEPTEMBER 30, 1999

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
Computer equipment and software.............................  $1,047,775    $  830,164
Furniture and fixtures......................................     599,483       452,572
Leasehold improvements......................................      45,520
                                                              ----------    ----------
                                                               1,692,778     1,282,736
Less accumulated depreciation...............................    (817,214)     (653,448)
                                                              ----------    ----------
Total.......................................................  $  875,564    $  629,288
                                                              ==========    ==========

4. LEASES

     The Company leases certain equipment and office space under noncancelable operating leases. Amortization expense is included in depreciation. The net book value of all capital leases at September 30, 1999 is $164,305.

     Future minimum annual lease payments of the Company under noncancelable leases as of September 30, 1999 are as follows:

                                                              CAPITAL     OPERATING
                                                              --------    ---------
Year ending September 30:
  2000......................................................  $ 87,542    $316,328
  2001......................................................    87,542     305,255
  2002......................................................    29,181      25,700
                                                              --------    --------
Total minimum lease payments................................   204,265    $647,283
                                                                          ========
  Less amounts representing interest........................   (21,171)
                                                              --------
                                                               183,094
  Less amounts currently due................................   (73,678)
                                                              --------
                                                              $109,416
                                                              ========

     Aggregated future minimum rentals of $19,711 at September 30, 1999 will be received under noncancelable subleases through December 31, 1999.

     Rent expense under operating leases amounted to $254,298, $212,597 and $221,941 during the years ended September 30, 1999, 1998 and 1997, respectively.

     In July 1999, the Company entered into a Lease Agreement with Comdisco Incorporated which enables the Company to lease equipment and software up to $1,000,000 during the period of July 6, 1999 to July 6, 2000 with an annual interest rate of 7.5%. The Company has not leased any equipment or software as of September 30, 1999 under this agreement.

5. FINANCING ARRANGEMENTS

     In July 1999, the Company executed a Subordinated Loan and Security Agreement (the Agreement) with Comdisco Incorporated (Comdisco) which allows the Company to borrow up to $4,000,000. The terms of the Agreement provide for an annual interest rate of 10%. The Agreement requires the payment of interest only during the first nine months, and thereafter, equal payments representing the amortization of the principal and interest for 27 months.

                          OBERON SOFTWARE INCORPORATED

                               SEPTEMBER 30, 1999

     Under the terms of the Agreement, the Company granted Comdisco a security interest in substantially all of the Company's assets, subject to the Company's Loan and Security Agreement with Silicon Valley Bank described below.

     As part of the Agreement, Comdisco has the right to purchase 480,000 shares of the Company's Series 2 Convertible Non-Participating Preferred Stock at a price of $2.50 per share. The purchase option is exercisable, in whole or part, at any time, or from time to time, prior to the earlier of (i) an Initial Public Offering, or (ii) Merger Event, as defined in the Agreement. As of September 30, 1999, Comdisco has not exercised any of its purchase rights. The fair market value of these rights is being amortized as interest expense over the term of the Agreement.

     In March 1999, the Company entered into a Loan and Security Agreement with Silicon Valley Bank which enables the Company to borrow up to $1,500,000 under a working capital line of credit based on eligible accounts receivables and to borrow up to $600,000 under an equipment line of credit. The terms of the agreement have an annual interest rate of prime plus 0.50% for the working capital line of credit and prime plus 0.75% for the equipment line of credit. Substantially all of the assets of the Company serve as collateral under the agreement.

     Long-term debt consisted of the following as of September 30, 1999:

Obligation under the subordinated loan and security
  agreement.................................................  $4,000,000
Obligation under the loan and security agreement............     283,890
                                                              ----------
                                                               4,283,890
Less current portion........................................    (550,436)
                                                              ----------
Long-term debt..............................................  $3,733,454
                                                              ==========

     Maturities of long-term debt of the Company as of September 30, 1999 are as follow:

Year ending September 30:
  2000...........................................  $  550,436
  2001...........................................   1,695,610
  2002...........................................   1,873,163
  2003...........................................     164,681
                                                   ----------
                                                   $4,283,890
                                                   ==========

6. RECAPITALIZATION

     On February 13, 1998, the Company's then majority stockholder, Toyo Information Systems (TIS), relinquished all of its shares of Preferred Stock Series A and B and notes payable, together with accrued interest thereon of $4,837,926, for 3,200,000 shares of Preferred Stock Series 1. In connection with this transaction (Recapitalization), the Company surrendered certain rights under an existing license agreement with TIS. Prior to the Recapitalization, the Company and TIS were parties to a license agreement (License Agreement) whereby TIS was obligated to pay the Company a 30% royalty on certain sales in Japan of its product containing the Company's proprietary technology. Contemporaneous with the Recapitalization, the Company waived its rights to future royalties under this License Agreement for up to ten years. The Company obtained an independent appraisal of the value of the royalty waiver to determine the amount attributable to the transfer of the license to TIS as a return of capital in conjunction with the relinquishment of previously outstanding Preferred Stock and notes payable. The value of the royalty waiver of $1,800,000 has been recognized as a deferred credit on the balance sheet, with a corresponding reduction to stockholders' equity. The deferred credit will be recognized in income as TIS completes sales

                          OBERON SOFTWARE INCORPORATED

                               SEPTEMBER 30, 1999

of the Company's products in Japan for which a royalty would otherwise have been payable. In the event the deferred credit is not fully recognized in income upon the expiration of the License Agreement, the remaining balance will be credited to additional paid-in capital.

7. PREFERRED STOCK

     The Company's authorized capital includes Convertible Preferred Stock, Series 1 Participating (Series 1) and Series 2 Non-Participating (Series 2). Series 1 and 2 have been designated and issued. At September 30, 1999, Series 1 and 2 Preferred Stock represented all of the issued Convertible Preferred Stock.

CONVERSION

     Each share of Series 1 and 2 Preferred Stock is convertible at the stockholder's option. Each share of Series 1 and 2 Preferred Stock may be converted into shares of Common Stock at an initial conversion prices of $1.00 and $2.50 per share, respectively, as adjusted from time to time by a conversion factor (the Conversion Price).

     The shares will automatically convert into Common Stock at the then effective Conversion Price upon the closing of a public offering of the Company's Common Stock pursuant to an effective registration statement under the Securities Act of 1933.

DIVIDENDS

     The holders of Series 1 and 2 Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors of the Company, dividends in the same amount per share as would be payable on the number of shares of Common Stock into which the Preferred Stock is then convertible, payable in preference and priority to any payment of any cash dividend on Common Stock or any other class of stock or series thereof.

VOTING

     Series 1 and Series 2 Preferred shares are entitled to a number of votes on any matter submitted to the stockholders of the Company equal to the number of shares of Common Stock into which they are convertible.

LIQUIDATION

     Upon any liquidation of the Company, the holder of each share of Series 1 Preferred Stock shall be first entitled, before any distribution or payment is made to holders of Series 2 Preferred Stock and Common Stock, to be paid $1.00 per share plus any declared and unpaid dividends thereon. Additionally, after such payments have been made in full to the holders of Series 1 Preferred Stock, Series 2 Preferred Stock shall be entitled, before any distribution or payment is made to holders of Common Stock, to be paid $2.50 per share plus any declared and unpaid dividends thereon. After payments have been made in full, such holders of Series 1 Preferred Stock will participate with the holders of Common Stock in the distribution of any remaining assets not to exceed $4.00 per share, adjusted appropriately for stock splits, stock dividends and the like.

WARRANTS

     During 1998, in connection with the issuance of Series 1 Convertible Preferred Stock, the Company issued warrants to purchase 3,075,006 shares of the Company's Common Stock. The warrants are not

                          OBERON SOFTWARE INCORPORATED

                               SEPTEMBER 30, 1999

detachable, have an exercise price of $.02 and a term of five years. As of September 30, 1999, warrants to purchase 3,037,506 shares of common stock had been exercised.

     In connection with entering into a Lease Agreement with Comdisco Incorporated, the Company issued warrants to purchase 20,000 shares of the Company's Series 2 Convertible Non-Participating Preferred Stock at an exercise price of $2.50. The exercise period is ten years or five years from the effective date of the Company's initial public offering, whichever is earlier. As of September 30, 1999, none of the warrants issued had been exercised. The fair market value of these warrants is being amortized over the term of the Lease Agreement.

8. STOCK OPTION PLANS

     On December 27, 1990 (as amended on August 20, 1998), the Company established a Stock Option Plan (the Plan) whereby 2,100,766 shares of Common Stock were reserved for issuance for the benefit of employees, directors and consultants of the Company as authorized by the Board of Directors. Under the Plan, incentive stock options may be granted to employees and nonstatutory options may be granted to employees, directors and consultants of the Company.

     The purchase price per share of stock deliverable upon the exercise of an incentive stock option is required to be at least 100% of the fair market value of the stock at the date of grant. Each option granted under the Plan is exercisable either in full or in installments as set forth in each recipient's option agreement. Options may expire at periods set forth in each recipient's option agreement, but no longer than ten years from the date of grant. No options under the Plan may be granted after December 27, 2007. On August 20, 1998, the unissued options for the purchase of 102,300 shares of common stock were transferred to the 1998 Stock Option Plan described below.

1998 STOCK OPTION PLAN

     On March 23, 1998, the Company established a Stock Option Plan (1998 Plan) whereby 3,999,234 shares of Common Stock were reserved for issuance for the benefit of employees, directors and consultants of the Company as authorized by the Board of Directors. Under the 1998 Plan, incentive stock options may be granted to employees and nonstatutory options may be granted to employees, directors and consultants of the Company.

     The purchase price per share of stock deliverable upon the exercise of an incentive stock option is required to be at least 100% of the fair market value of the stock at the date of grant. Each option granted under the Plan is exercisable either in full or in installments as set forth in each recipient's option agreement. Options may expire at periods set forth in each recipient's option agreement, but no longer than five and one-half years from the date of grant.

                          OBERON SOFTWARE INCORPORATED

                               SEPTEMBER 30, 1999

     The following table presents the activity of the Plan for each of the three years in the period ended September 30, 1999.

                                             1999                   1998                    1997
                                     --------------------   ---------------------   --------------------
                                                 WEIGHTED                WEIGHTED               WEIGHTED
                                                 AVERAGE                 AVERAGE                AVERAGE
                                                 EXERCISE                EXERCISE               EXERCISE
                                      SHARES      PRICE       SHARES      PRICE      SHARES      PRICE
                                     ---------   --------   ----------   --------   ---------   --------
Outstanding options at beginning of
  year.............................  1,782,925    $0.11      1,359,275    $0.17       846,050    $0.15
Granted............................  1,604,000      .34      2,839,950      .03     1,175,000      .17
Exercised..........................   (233,670)     .14     (2,173,600)     .03      (219,462)     .15
Terminated.........................   (196,105)     .15       (242,700)     .15      (442,313)     .15
                                     ---------    -----     ----------    -----     ---------    -----
Outstanding options at end of
  year.............................  2,957,150      .23      1,782,925      .11     1,359,275      .17
Exercisable at end of year.........    732,125    $0.14        742,304    $0.15       617,040    $0.16
                                     =========    =====     ==========    =====     =========    =====
Available for grant at end of
  year.............................     44,189               1,452,084                 47,600
                                     =========              ==========              =========
Weighted average fair value per
  share of options granted during
  the year.........................               $0.09                   $0.01                  $0.04
                                                  =====                   =====                  =====

     The following table represents weighted average price and life information about significant option groups outstanding at September 30, 1999:

                   OPTIONS OUTSTANDING
           ------------------------------------
                          WEIGHTED                    OPTIONS EXERCISABLE
                           AVERAGE     WEIGHTED   ----------------------------
 OPTION                   REMAINING    AVERAGE                     WEIGHTED
  GRANT      NUMBER      CONTRACTUAL   EXERCISE     NUMBER         AVERAGE
  DATE     OUTSTANDING   LIFE (YRS.)    PRICE     EXERCISABLE   EXERCISE PRICE
 ------    -----------   -----------   --------   -----------   --------------
1990 Plan     812,850        1.9         $.17       607,750         $0.17
1998 Plan   2,144,300        4.5          .25       124,375          0.02
            ---------                               -------
            2,957,150                               732,125
            =========                               =======

     The pro-forma net loss and net loss per share for 1999, 1998 and 1997, if compensation cost for the Plan had been recognized based on the fair value at the grant date in accordance with the provisions of FAS 123, is as follows:

                                      NET LOSS
                        NET LOSS     PER SHARE
                        ---------    ----------
1999                    6,302,696      $ 1.05
1998                    5,019,458        2.56
1997                    5,958,660       10.20

     The fair value of options at the date of grant were estimated using the Minimum Value model with an estimated weighted average life of five years from the date of grant, assuming a risk free interest rate of approximately 6.0%. The Company does not intend to declare dividends on its common stock.

9. 401(k) PLAN

     In April 1997, the Company established the Oberon Software Incorporated 401(k) Plan (the Plan) without employer contributions. The Plan is maintained in accordance with the provisions of section 401(k) of the Internal Revenue Code (the Code) and allows all employees who have attained the age 21 to make annual tax-deferred voluntary contributions of up to the maximum percentage allowable under the Code.

                          OBERON SOFTWARE INCORPORATED

                               SEPTEMBER 30, 1999

10. INCOME TAXES

     As of September 30, 1999, the Company has net operating loss carryforwards and research tax credit carryforwards of approximately $32,000,000 and $1,130,000, respectively, available to reduce future federal and state income taxes payable to the extent permitted under the Internal Revenue Code, expiring in varying amounts through 2014. The net operating loss carryforwards and research tax credit carryforwards will be subject to the limitations provided in IRC sections 382 and 383.

     The Company has a net deferred tax asset balance at September 30, 1999 and 1998 which is comprised as follows:

                                                                  1999            1998
                                                              ------------    ------------
Net loss carry forward......................................  $ 12,800,000    $ 10,500,000
Research and development credit carry forward...............     1,130,000         818,000
Deferred credit.............................................       617,000         653,000
Accrued expenses............................................        77,000          42,000
Depreciation and amortization...............................       131,000           4,000
                                                              ------------    ------------
Total deferred tax assets...................................    14,755,000      12,017,000
Valuation allowance.........................................   (14,755,000)    (12,017,000)
                                                              ------------    ------------
Net deferred tax assets.....................................  $          0    $          0
                                                              ============    ============

11. RELATED-PARTY TRANSACTION

     The Company has a long-term loan receivable of $15,008 due from related party of the Company. Revenue recognized by the Company for the years ended September 30, 1999 and 1998 includes software product sales and royalties to a preferred stockholder of $90,169 and $215,731, respectively.

12. SUBSEQUENT EVENTS

     The Company entered into a merger agreement with OnDisplay, Inc. on January 17, 2000. The Company expects the merger to be completed by March 31, 2000.

                                                                  EXECUTION COPY

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                                ONDISPLAY, INC.,

                         OBIONE ACQUISITION CORPORATION
                                      AND

                          OBERON SOFTWARE INCORPORATED
                                      AND

                                JOSEPH CHAPPELL,

                         AS STOCKHOLDER REPRESENTATIVE

                          DATED AS OF JANUARY 17, 2000

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Article I     THE MERGER..................................................   A-5
              1.1  The Merger.............................................   A-5
              1.2  Effective Time.........................................   A-6
              1.3  Effect of the Merger...................................   A-6
              1.4  Certificate of Incorporation and Bylaws................   A-6
              1.5  Directors and Officers.................................   A-6
              1.6  Effect of Merger on the Capital Stock of the
              Constituent Corporations....................................   A-6
              1.7  Surrender of Certificates..............................   A-8
              1.8  No Further Ownership Rights in Company Common Stock....   A-9
              1.9  Lost, Stolen or Destroyed Certificates.................   A-9
              1.10 Tax Consequences.......................................   A-9
              1.11 Lock-up................................................   A-9
              1.12 Definitions............................................  A-10
              1.13 Taking of Necessary Action; Further Action.............  A-11

Article II    REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............  A-11
              2.1  Organization of the Company............................  A-12
              2.2  Company Capital Structure..............................  A-12
              2.3  Authority..............................................  A-12
              2.4  No Conflict............................................  A-13
              2.5  Consents...............................................  A-13
              2.6  Company Financial Statements...........................  A-13
              2.7  No Undisclosed Liabilities.............................  A-13
              2.8  No Changes.............................................  A-13
              2.9  Tax Matters............................................  A-15
              2.10 Restrictions on Business Activities....................  A-16
              2.11 Title of Properties; Absence of Liens and
              Encumbrances................................................  A-17
              2.12 Intellectual Property..................................  A-17
              2.13 Agreements, Contracts and Commitments..................  A-19
              2.14 Interested Party Transactions..........................  A-20
              2.15 Governmental Authorization.............................  A-20
              2.16 Litigation.............................................  A-20
              2.17 Minute Books...........................................  A-20
              2.18 Environmental Matters..................................  A-20
              2.19 Brokers' and Finders' Fees; Third Party Expenses.......  A-21
              2.20 Employee Benefit Plan and Compensation.................  A-21
              2.21 Insurance..............................................  A-24
              2.22 Compliance with Laws...................................  A-24
              2.23 Representations Complete...............................  A-24

Article III   REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB............  A-24
              3.1  Organization, Standing and Power.......................  A-24
              3.2  Authority..............................................  A-24
              3.3  Consents...............................................  A-25
              3.4  Parent Common Stock....................................  A-25
              3.5  Intellectual Property..................................  A-25

                                                                            PAGE
                                                                            ----
              3.6  Litigation.............................................  A-25
              3.7  SEC Reports; Financial Statements......................  A-25
              3.8  Representations Complete...............................  A-26

Article IV    CONDUCT PRIOR TO THE EFFECTIVE TIME.........................  A-26
              4.1  Conduct of Business of the Company.....................  A-26
              4.2  No Solicitation........................................  A-28

Article V     ADDITIONAL AGREEMENTS.......................................  A-28
              5.1  Information Statement; Registration Statement; Other
              Filings.....................................................  A-28
              5.2  Access to Information..................................  A-30
              5.3  Confidentiality........................................  A-30
              5.4  Expenses...............................................  A-30
              5.5  Public Disclosure......................................  A-30
              5.6  FIRPTA Compliance......................................  A-30
              5.7  Reasonable Efforts.....................................  A-30
              5.8  Notification of Certain Matters........................  A-30
              5.9  Additional Documents and Further Assurances............  A-31
              5.10 S-8 Registration.......................................  A-31
              5.11 Employee Arrangements and Items........................  A-31
              5.12 Affiliate Agreements...................................  A-31
              5.13 Nasdaq Listing.........................................  A-32
              5.14 Indemnification and Insurance..........................  A-32
              5.15 Termination of 401(k) Plan.............................  A-32
              5.16 Termination of Severance Plans.........................  A-32

Article VI    CONDITIONS TO THE MERGER....................................  A-32
              6.1  Conditions to Obligations of Each Party to Effect the
              Merger......................................................  A-32
              6.2  Conditions to the Obligations of Parent and Sub........  A-33
              6.3  Conditions to Obligations of the Company...............  A-34

Article VII   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW..........  A-34
              7.1  Survival of Representations, Warranties and
              Covenants...................................................  A-34
              7.2  Indemnification........................................  A-35
              7.3  Escrow Arrangements....................................  A-35
              7.4  Stockholder Representative.............................  A-40
              7.5  Maximum Payments; Remedy...............................  A-40

Article VIII  TERMINATION, AMENDMENT AND WAIVER...........................  A-41
              8.1  Termination............................................  A-41
              8.2  Effect of Termination..................................  A-41
              8.3  Amendment..............................................  A-41
              8.4  Extension; Waiver......................................  A-41

Article IX    GENERAL PROVISIONS..........................................  A-42
              9.1  Notices................................................  A-42
              9.2  Interpretation.........................................  A-42
              9.3  Counterparts...........................................  A-42
              9.4  Entire Agreement; Assignment...........................  A-43

                                                                            PAGE
                                                                            ----
              9.5  Severability...........................................  A-43
              9.6  Other Remedies.........................................  A-43
              9.7  Governing Law..........................................  A-43
              9.8  Rules of Construction..................................  A-43
              9.8  Rules of Construction..................................  A-43

                                                                  EXECUTION COPY

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of January 17, 2000 by and among OnDisplay, Inc., a Delaware corporation ("Parent"), ObiOne Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), Oberon Software Incorporated, a Massachusetts corporation (the "Company"), and with respect to Article VII and
Article IX hereof, Joseph Chappell (the "Stockholder Representative").

                                    RECITALS

     A. The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, (i) all of the issued and outstanding Company Capital Stock shall be converted into the right to receive the consideration set forth herein, and (ii) the stock option plans of the Company and all issued and outstanding options to purchase capital stock of the Company shall be assumed by the Surviving Corporation with shares of common stock of Parent being substituted for the shares of capital stock of the Company issuable thereunder.

     C. A portion of the consideration otherwise payable by Parent in connection with the Merger in respect of outstanding Company Capital Stock shall be placed in escrow by Parent as security for the indemnification obligations set forth in this Agreement.

     D. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements, in the form attached hereto as Exhibit A (the "Voting Agreements"), with Parent, certain employees of the Company are entering into Non-Competition Agreements in the form attached hereto as Exhibit B, and certain other employees of the Company are entering into Non-Competition Agreements in the form attached hereto as Exhibit B-1 (together with Exhibit B, the "Non-Competition Agreements").

     E. Concurrent with the execution and delivery of this Agreement, as a material inducement to the Company to enter into this Agreement, certain stockholders of Parent are entering Parent Voting Agreements in the form attached hereto as Exhibit C (the "Parent Voting Agreements").

     F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the Commonwealth of Massachusetts ("Massachusetts Law"), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the "Surviving Corporation."

     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the "Closing") will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Spear Street Tower, One Market, San Francisco, California, 94105, unless another time and/or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger (or like instrument) with the Secretary of the Commonwealth of Massachusetts (the "Articles of Merger"), in accordance with the applicable provisions of Massachusetts Law (the time of acceptance by the Secretary of the Commonwealth of Massachusetts of such filing, or such later time as may be specified in the Articles of Merger, shall be referred to herein as the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Massachusetts Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation and Bylaws.

     (a) Unless otherwise determined by Parent prior to the Effective Time, the articles of organization of Sub, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Massachusetts Law and as provided in such articles of organization; provided, however, that at the Effective Time, Article I of the Articles of Organization of the Surviving Corporation shall be amended and restated in its entirety to read as follows:
"The name of the corporation is Oberon Software Incorporated."

     (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Massachusetts Law and as provided in the articles of organization of the Surviving Corporation and such bylaws.

     1.5  Directors and Officers.

     (a) Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Massachusetts Law and the articles of organization and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

     (b) Unless otherwise determined by Parent prior to the Effective Time or as otherwise provided herein, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

     1.6  Effect of Merger on the Capital Stock of the Constituent
Corporations.

     (a) Conversion of Company Capital Stock. At the Effective Time, each outstanding share of Company Common Stock and Preferred (collectively, the "Company Capital Stock"), upon the terms and subject to the conditions set forth below and throughout this Agreement, will be canceled and extinguished and be converted automatically into the right to receive such number of shares of Parent Common Stock equal to the Exchange Ratio, upon the terms and subject to conditions set forth in this Section 1.6 and throughout this Agreement, including, without limitation, the escrow provisions set forth in Article VII hereof.

     (b) Assumption of Company Plans and Options. As soon as practicable following the Closing but effective as of the Effective Time, the Company's 1990 and 1998 Stock Incentive Plans (collectively, the "Plan") and each Company Option shall be assumed by the Surviving Corporation. Each Company Option so assumed by Parent pursuant to this Section 1.6(b) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Plan, and the option agreements relating thereto, as in effect immediately prior to the Effective Time, except that (A) such assumed Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such assumed Company Option was exercisable immediately prior to the Closing Date by the Exchange Ratio, rounded up to the nearest whole cent. Parent will issue to each holder of an outstanding Company Stock Option a notice describing the foregoing assumption of such Company Stock Option by Parent. It is intended that Company Stock Options assumed by the Surviving Corporation shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 1.6(b) shall be applied consistent with such intent.

     (c) Withholding Taxes. Any amounts payable to any Stockholder pursuant to this Section 1.6 shall be subject to, and reduced by an amount equal to, the amount of any state, federal and foreign withholding taxes incurred (and not previously paid by or on behalf of such stockholder of the Company) in connection with the acquisition of Company Common Stock or Preferred upon the exercise of Company Options, upon the lapsing of repurchase rights in respect of shares of Company Common Stock, or upon payment of a bonus in the form of Company Common Stock, if any, to such stockholder.

     (d) Stockholder Loans. In the event that any Stockholder has outstanding loans from the Company as of the Effective Time, the consideration payable to such stockholder pursuant to this Section 1.6 shall be reduced by an amount equal to the outstanding principal plus accrued interest of such stockholder's loans as of the Effective Time.

     (e) Capital Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Common Stock and Preferred (including Company Common Stock issuable upon exercise of outstanding Company Options at the Effective Time) who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Trading Price.

     (g) Sufficient Reserved Shares. Parent will reserve sufficient shares of Parent Common Stock for issuance under this Section 1.6.

     (h) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock or Preferred), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock or Preferred occurring on or after the date hereof and prior to the Effective Time.

     1.7  Surrender of Certificates.

     (a) Exchange Agent. The Corporate Secretary of Parent shall serve as the exchange agent (the "Exchange Agent") for the Merger.

     (b) Parent to Provide Parent Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock and Preferred; provided that, on behalf of the Stockholders, Parent shall deposit into the Escrow Fund (as defined in Section 7.3(a)) a number of shares of Parent Common Stock equal to the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise issuable to the Stockholders pursuant to
Section 1.6. Each Stockholder shall be deemed to have contributed his or her Pro Rata Portion of the Escrow Amount to the Escrow Fund (as defined in Section 7.3(a) below).

     (c) Exchange Procedures. On or promptly after the Effective Time, the Stockholders will surrender the certificates representing their Company Common Stock and Preferred (the "Stock Certificates") to the Exchange Agent for cancellation together with a letter of transmittal in such form and having such provisions that Parent may reasonably request. Upon surrender of a Stock Certificate for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.7(f) hereof, the holder of such Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 1.7(b) above and Article VII hereof), and the Stock Certificate so surrendered shall be canceled. Until so surrendered, each outstanding Stock Certificate will be deemed from and after the Effective Time, and for all corporate purposes, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock and Preferred shall have been so converted.

     (d) Dissenting Stockholders.

          (i) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock or Preferred held by a holder who, immediately prior to the Effective Time, acting in accordance with Sections 86 to 98 of Chapter 156B of the Massachusetts Law, (i) prior to the special meeting at which the Stockholders vote to approve the Merger (the "Special Meeting") has delivered to the Company written notice of his intention to demand payment for his shares of Company Common Stock or Preferred if the Merger is effectuated and (ii) has not voted in favor of the Merger, shall not have his shares of Company Common Stock or Preferred converted into a right to receive shares of Parent Common Stock. If, however, after the Effective Time such holder withdraws or loses his right to demand payment for his Company Common Stock or Preferred, such Company Common Stock or Preferred shall be treated as if it had been converted as of the Effective Time and (i) as of the occurrence of such event, such holder's Company Common Stock or Preferred shall treated as if it had been converted as of the Effective Time into the right to receive that number of shares of Parent Common Stock as is set forth Section 1.6 hereof, and (ii) promptly following the occurrence of such event, the Parent shall deliver to the Exchange Agent a certificate representing 90% of the shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.6(a) and shall deliver to the Escrow Agent a certificate representing the remaining 10% of the shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.6(a) (which shares shall be considered part of the Escrow Fund for all purposes of this Agreement).

          (ii) The Company shall give the Parent (i) prompt notice of any written demands for payment of any Company Common Stock or Preferred, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Massachusetts Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of Company Common Stock or Preferred or offer to settle or settle any such demands.

     (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Stock Certificate shall surrender such Stock Certificate. Subject to applicable law, following surrender of any such Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

     (f) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance and/or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (g) No Liability. Notwithstanding anything to the contrary in this Section
1.7 hereof, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock or Preferred for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock paid in respect of the surrender for exchange of shares of Company Common Stock and Preferred in accordance with the terms hereof, shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Common Stock and Preferred, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock and Preferred which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Common Stock/Preferred shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the stockholder who is the owner of such lost, stolen or destroyed certificates to deliver a bond in such amount as it may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     1.11 Lock-up. Each share of Parent Common Stock constituting Merger Shares may not be sold, transferred, hypothecated, pledged or otherwise transferred, without the prior written consent of Parent, prior to the earlier of (i) July 18, 2000 or (ii) the date on which any holders of Parent Common Stock that executed agreements with Fleet Boston, Robertson Stephens, Inc., Deutsche Bank AG, London Alex. Brown and Society General S.A. in connection with the initial public offering of the Parent Common Stock are permitted to sell shares of Parent Common Stock in an offering or otherwise. Parent may, in its

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sole discretion, legend the Merger Shares to give effect to this Section 1.11 and place stop transfer instructions with Parent's stock transfer agent to enforce this Section 1.11.

     1.12 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

          "Company Common Stock" shall mean shares of common stock, $.01 par value, of the Company.

          "Company Material Adverse Effect" shall mean, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole except for those changes, events and effects that are caused by (i) conditions affecting the United States economy as a whole,
     (ii) conditions affecting the industry in which Company competes as a whole, (iii) conditions resulting from the announcement or the pendency of the Merger, or (iv) actions that the Parent may take or not take in response to requests made by the Company for permission to take actions prohibited by, or to refrain from taking actions required by, Section 4.1.

          "Company Options" shall mean all issued and outstanding options, warrants or other rights to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any person or entity.

          "Escrow Agent" means a financial institution selected by Parent and reasonably acceptable to the Company to act hereunder as escrow agent.

          "Escrow Amount" shall mean, with respect to each Stockholder, an amount of Parent Common Stock equal to ten (10%) percent of the Merger Shares issued to such Stockholder pursuant to Section 1.6.

          "Estimated Third Party Expenses" shall mean the amount of Third Party Expenses (as defined in Section 5.4) payable by the Company estimated by the Company in good faith and based on reasonable assumptions of the Closing Date.

          "Exchange Ratio" shall mean an amount equal to the quotient obtained by dividing (x) the Merger Shares, by (y) the Total Outstanding Shares.

          "GAAP" shall mean United States generally accepted accounting principles consistently applied.

          "Knowledge" shall mean with respect to the Company, the knowledge of the Company's officers, directors and other managers, provided that such persons shall have made due and diligent inquiry of those employees and contract workers of the Company whom such officers, directors and managers reasonably believe would have actual knowledge of the matters represented.

          "Merger Shares" shall mean the number of shares of Parent Common Stock equal to the quotient of (x) the Total Consideration divided by (y) the Trading Price.

          "Parent Common Stock" shall mean registered shares of common stock, par value $0.001 per share, of Parent.

          "Parent Material Adverse Effect" shall mean, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of Parent and its subsidiaries, taken as a whole (except for those changes, events and effects that are caused by (i) conditions affecting the United States economy as a whole, (ii) conditions affecting the industry in which Parent competes as a whole,
     (iii) conditions resulting from the announcement or the pendency of the Merger, (iv) or any decline in Parent's stock price).

          "Parent Option" shall mean any option to purchase shares of Parent Common Stock issued pursuant to the terms of Section 1.6(e) hereof in connection with the assumption of a Company Option.
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

          "Preferred" shall mean the Series 1 Participating Convertible Preferred Stock, $0.01 par value and the Series 2, Non-Participating Convertible Preferred Stock, $0.01 par value, of the Company.

          "Pro Rata Portion" shall mean with respect to each Stockholder an amount equal to the quotient obtained by dividing (x) the number of shares of Company Common Stock owned by such Stockholder as of the Effective Time, including shares of Company Common Stock obtainable upon conversion of the Preferred by (y) the aggregate number of shares of Company Common Stock owned by all Stockholders as of the Effective Time, including all shares of Company Common Stock obtainable upon conversion of all Preferred issued and outstanding immediately prior to the Effective Time.

          "Retention Options" means up to 680,789 options to be granted, unless otherwise determined by Parent, to the persons indicated, and in the amounts indicated on Exhibit D-1 hereto which options shall (i) be granted under the Company's 1998 Stock Incentive Plan, (ii) shall have no acceleration or similar provisions (other than acceleration upon a change of control of Parent), (iii) 25% of which shall vest on the one-year anniversary of the Effective Time and the remainder quarterly over the ensuing 36 months following such one-year anniversary, (iv) shall have an exercise price of not less than $2.50 per share and (v) which shall be otherwise in form and substance satisfactory to Parent.

          "Stockholder" shall mean each holder of any Company Common Stock and Preferred immediately prior to the Effective Time.

          "Total Consideration" shall be an amount equal to (x) $200,000,000 less the amount, if any, by which the Estimated Third Party Expenses exceed $750,000 plus an amount equal to the exercise price of all unexercised Company options, warrants and conversion of Comdisco debt referred to in the Company Disclosure Schedule immediately prior to the Effective Time (excluding the Retention Options).

          "Total Outstanding Shares" shall be the sum of (i) the aggregate number of shares of Company Common Stock (including any other rights convertible into, or exercisable or exchangeable for, shares of Company Common Stock on an as-converted, exercised or exchanged basis including, without limitation, the Preferred) issued and outstanding immediately prior to the Effective Time, and (ii) the aggregate number of shares of Company Common Stock issued or issuable upon the exercise of all Company Options and warrants outstanding immediately prior to the Effective Time, whether vested or unvested, but excluding the Retention Options.

          "Trading Price" shall mean $91.5750.

     1.13 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                                  THE COMPANY

     The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent (the "Company Disclosure Schedule") and dated as of the date hereof, that on the date hereof and (except as otherwise noted) as of the Effective Time as though made at the Effective Time as follows.

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

     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business except where the failure to so qualify would not have a Company Material Adverse Effect. The Company has delivered a true and correct copy of its articles of organization and bylaws, each as amended to date and in full force and effect on the date hereof, to Parent. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

     2.2  Company Capital Structure.

     (a) The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, of which 6,368,812 shares are issued and outstanding as of the date hereof and 31,000,000 shares of Preferred of which 14,219,598 shares are issued and outstanding as of the date hereof. The Company Common Stock and Preferred are held by the persons and in the amounts set forth in Section 2.2(a) of the Company Disclosure Schedule. All outstanding shares of Company Common Stock and Preferred are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the articles of organization or bylaws of the Company, and were issued free of any similar rights under any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock or Preferred. The Company has no other capital stock authorized, issued or outstanding.

     (b) Except for the Plan, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 3,764,689 shares of Company Common Stock for issuance to employees, contract workers and directors of, and consultants to, the Company upon the exercise of options granted under the Plan, of which 3,058,400 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan. Section 2.2(b) of the Company Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option and the number of shares of Company Common Stock issuable upon the exercise of such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to date and whether the vesting of such option will be accelerated by the transactions contemplated by this Agreement, and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. Except for the Company Options, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company.

     2.3 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined in this Section 2.3) to which it is a party and to consummate the transactions contemplated hereby and thereby, subject to approval of this Agreement and the Merger by the Stockholders. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement and the Merger by the Stockholders. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. For all purposes of this Agreement, the term "Related Agreements" shall mean the Voting Agreements and the Articles of Merger.

     2.4 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the articles of organization or bylaws of the Company, (ii) any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license to which the Company or any of its properties or assets (including intangible assets), is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (tangible and intangible) or assets except with respect to such conflicts, violations or defaults, in the case of clauses (ii) and (iii), that would not in the aggregate have a Company Material Adverse Effect.

     2.5 No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a "Governmental Entity") or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Articles of Merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts, and (iii) such other consents, waivers, approvals, orders, authorizations, registrations, declarations or filings which if not obtained or made would not have a Company Material Adverse Effect or otherwise have a material adverse effect on the ability of the parties to consummate the Merger.

     2.6 Company Financial Statements. The Company has provided to Parent its balance sheet as of December 31, 1999 (the "Current Balance Sheet"), and the related unaudited statements of income, cash flow and stockholders' equity for the periods then ended (the "Financials"). The Financials are correct in all material respects and have been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other (except that such financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly the financial condition, operating results and cash flows of the Company as of the dates and during the periods indicated therein.

     2.7 No Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, that are required to be reflected in financial statements in accordance with GAAP, except for liabilities (i) reflected in the Financials, or (ii) liabilities that have arisen in the ordinary course of business consistent with past practices since December 31, 1999.

     2.8 No Changes. Since September 30 ,1999 there has not been, occurred or arisen any:

          (a) amendments or changes to the articles of organization of the Company;

          (b) amendments or changes to the bylaws of the Company;

          (c) payment, discharge or satisfaction, in any amount in excess of $25,000 in any one case, or $100,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business;

          (d) destruction of, damage to or loss of any material assets, material business or material customer of the Company (whether or not covered by insurance);

          (e) claim of wrongful discharge or other unlawful labor practice or action or any attempt to unionize employees;

          (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

          (g) change in any material election in respect of Taxes (as defined below), adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (h) revaluation by the Company of any of its assets;

          (i) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Common Stock or Preferred, or any split, combination or reclassification in respect of any shares of Company Common Stock or Preferred, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock or Preferred, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Common Stock or Preferred (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except for the issuance of Company Options set forth in Section 2.2(b) of the Company Disclosure Schedule or issuance of shares of Company Common Stock in accordance with the agreements evidencing Company Options;

          (j) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees, contract workers or advisors, or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

          (k) other than in the ordinary course of business (which shall exclude exclusive licenses or arrangements) entered into any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets (including intangible assets) are bound or permitted any termination, extension, amendment or modification the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound;

          (l) sale, lease, license (outside of the ordinary course of business) or other disposition of any of the material assets or material properties of the Company or any creation of any security interest in such material assets or material properties;

          (m) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees or contract workers for travel and business expenses in the ordinary course of business consistent with past practices;

          (n) waiver or release of any material right or claim of the Company, including any write-off of any account receivable of the Company;

          (o) commencement, settlement, receipt of written notice of, or to the Knowledge of the Company threat of, any lawsuit or proceeding or other investigation against the Company or its affairs, or any reasonable basis for any of the foregoing;

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

          (p) notice of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 2.12 hereof) owned by or developed or created by the Company or of infringement by the Company of any other persons Intellectual Property (as defined in Section 2.12 hereof);

          (q) issuance or sale, or contract to issue or sell, by the Company of any shares of Company Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock, or any securities, warrants, options or rights to purchase any of the foregoing, except for issuance of Company Common Stock upon the exercise thereof;

          (r) other than in the ordinary course of business (which shall exclude exclusive licenses, distribution or similar agreements) (i) sale or licenses of any Company Intellectual Property or entering into of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the intellectual property of any person or entity, or (ii) purchase or license of any intellectual property or enter into of any agreement with respect to the intellectual property of any person or entity, (iii) agreement with respect to the development of any intellectual property with a third party, or (iv) taken any action prohibited under Section 4.1(b)(iii);

          (s) agreement or modification to any agreement pursuant to which any other party was granted marketing, distribution or similar rights of any type or scope with respect to any products or technology of the Company outside of the ordinary course of business;

          (t) any Company Material Adverse Effect; or

          (u) agreement by the Company or any officer or employee on behalf of the Company to do any of the things described in the preceding clauses (a) through (t) of this Section 2.8 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     2.9  Tax Matters.

     (a) Definition of Taxes. For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean (i) any and all federal, state, local and foreign taxes and other assessments, governmental charges, duties, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.9(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.9(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) Tax Returns and Audits.

          (i) As of the Effective Time, the Company will have timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

          (ii) As of the Effective Time, the Company (A) will have paid all
     Taxes it is required to pay and will have withheld with respect to its employees and contract workers all federal and state income taxes, Federal Insurance Contribution Act ("FICA"), Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, and (B) will have accrued on the Current Balance Sheet all unpaid Taxes attributable to the periods preceding the date of the Current Balance Sheet and will not have incurred any liability for Taxes for the period commencing on the date of the
     Current Balance Sheet and ending immediately prior to the Effective Time, other than in the ordinary course of business.
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          (iii) The Company has not been materially delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver remains in effect.

          (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

          (v) The Company has no liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved on the Financials, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Financials other than in the ordinary course of business.

          (vi) The Company has made available to Parent or its legal counsel, copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company filed for all periods since the taxable year ended December 31, 1997.

          (vii) There are (and immediately following the Effective Time there will be) no material liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

          (viii) Neither the Company nor any Principal Stockholder has Knowledge of any assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any material Lien on the assets of the Company.

          (ix) None of the Company's assets is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

          (x) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

          (xi) The Company is not a party to any tax sharing, indemnification or allocation agreement nor does the Company owe any amount under any such agreement.

          (xii) The Company is not, and has not been at any time during the period specified in Section 897(c)(1)(A)(ii), a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

          (xiii) No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company, informally by any Tax authority to the Company or any representative thereof.

     (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any employee, former employee or contract worker of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

     (d) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     2.10 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing

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any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, or the conduct of business by the Company or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.11 Title of Properties; Absence of Liens and Encumbrances. The Company owns no real property, nor has it ever owned any real property. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby.

     2.12  Intellectual Property.

     (a) All patents (including, without limitation, all U.S. and foreign patents, patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof), design rights, trademarks, trade names and service marks (whether or not registered), trade dress, Internet domain names, copyrights (whether or not registered) and any renewal rights therefor, sui generis database rights, statistical models, technology, inventions, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, databases, technical documentation of such software programs ("Technical Documentation"), registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used in (including, without limitation, in the development of) Company's business and/or in any product, technology or process
(i) currently being or formerly manufactured, published or marketed by Company or (ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by Company are hereinafter referred to as the "Company Intellectual Property."

     (b) The Company Disclosure Schedule contains a true and complete list of Company's patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, copyright registrations and applications and other filings and formal actions made or taken pursuant to Federal, state, local and foreign laws by Company to protect its interests in Company Intellectual Property, and includes details of all due dates for further filings, maintenance, payments or other actions falling due in respect of Company Intellectual Property within twelve (12) months of the Effective Time. All of Company's patents, patent applications, registered trademarks, and trademark applications, and registered copyrights remain in good standing with all fees and filings due as of the Effective Time duly made and the due dates specified in the Company Disclosure Schedule are accurate and complete.

     (c) Company Intellectual Property contains only those items and rights which are: (i) owned by Company; (ii) in the public domain; or (iii) rightfully used by Company pursuant to a valid and enforceable license (the "Company Licensed Intellectual Property"), the parties, date, term and subject matter of each such license agreement (each, a "License Agreement") being set forth on
Section 2.12(c) of the Company Disclosure Schedule. Company has all rights in Company Intellectual Property necessary to carry out Company's current activities (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including without limitation, to the extent required to carry out such activities, rights to use, and, other than with respect to Company Licensed Intellectual Property, make, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease assign and sell, Company Intellectual Property.

     (d) To Company's knowledge, the reproduction, manufacturing, distribution, licensing, sublicensing, and/or sale of Company's products and services does not infringe on any patent, design right, trademark, trade name, service mark, trade dress, Internet domain name, copyright, database, trade secret, know-how, computer software program or application of any person, anywhere in the world. Other than with respect to claims made against licensors of Company Licensed Intellectual Property no claims (i) challenging the validity, effectiveness or ownership by Company of any Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by the Company or its agents or use by its customers and/or sale or any of Company's products or services, infringes or will infringe on any intellectual property or other proprietary or personal right of any person, have been asserted or, to the knowledge of Company, are threatened by any person, nor are there, to Company's knowledge, any valid grounds for any bona fide claim of any such kind. All of the rights within Company Intellectual Property are enforceable and subsisting. To the knowledge of Company, other than with respect to Company Licensed Intellectual Property, there is no unauthorized use, infringement or misappropriation of any Company Intellectual Property by any third party, employee, former employee or contract worker.

     (e) All personnel, including employees, contract worker, agents, consultants and contractors, who have contributed to or participated in the conception and development of Company Intellectual Property on behalf of Company, have executed nondisclosure agreements in substantially the form set forth on the Company Disclosure Schedule and either (i) have been a party to an enforceable "work-for-hire" arrangement or agreements with Company in accordance with applicable national and state law that has accorded Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of Company as assignee that have conveyed to Company effective and exclusive ownership of all tangible and intangible property thereby arising.

     (f) Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company's obligations hereunder, will Company be, in violation of any license, sublicense, agreement or instrument to which Company is a party or otherwise bound, nor, except as provided in Section 2.12(f) of the Company Disclosure Schedule will execution or delivery of this Agreement, or performance of Company's obligations hereunder, cause the diminution, termination or forfeiture of any Company Intellectual Property.

     (g) Section 2.12(g) of the Company Disclosure Schedule contains a true and complete list of all of software programs developed by Company for distribution to its customers (the "Company Software Programs"). To the knowledge of the Company, Company owns full and unencumbered right and good, valid and marketable title to such the Company Software Programs free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind.

     (h) The source code and system documentation relating to the Company Software Programs (i) have at all times been maintained in strict confidence,
(ii) have been disclosed by Company only to employees or contract workers who have a "need to know" the contents thereof in connection with the performance of their duties to Company and who have executed the nondisclosure agreements referred to in this Section 2.12, and (iii) have not been disclosed to any third party.

     (i) Company has taken all reasonable steps, in accordance with normal industry practice, to preserve and maintain complete notes and records relating to Company Intellectual Property to cause the same to be readily understood, identified and available.

     (j) The Company Software Programs distributed to Customers of Company (i) have been designed to ensure year 2000 compatibility, which includes, but is not limited to, date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (ii) operate and will operate in substantial accordance with their specifications prior to, during and after the calendar year 2000 AD; and (iii) shall not end abnormally or provide invalid or incorrect results as a result of properly entered and formatted date data, specifically including date data which represents or references different centuries or more than one century.

     (k) The Company Intellectual Property is free and clear of any and all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges of any kind.

     (l) Except as set forth in the Company Disclosure Schedule, the Company does not owe any royalties or other payments to third parties in respect of Company Intellectual Property. All royalties or other payments set forth in the Company Disclosure Schedule that have accrued prior to the Effective Time have been paid.

     (m) To the Company's knowledge, the Company Software Programs and other Company Intellectual Property contain no "viruses." For the purposes of this Agreement, "virus" means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware. None of the foregoing contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which causes the software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any party.

     (n) The Company has implemented all reasonable steps which are known in the information systems industry and in accordance with normal industry practice in the physical and electronic protection of its information assets from unauthorized disclosure, use or modification. Section 2.12(n) of the Company Disclosure Schedule sets forth (i) each breach of security of which Company is aware, (ii) its known consequences, and (iii) the steps Company has taken to remedy such breach.

     2.13 Agreements, Contracts and Commitments. Set forth on Section 2.13 of the Company Disclosure Schedule is a list or description of each of the following to which the Company is a party (each, a "Company Contract" and collectively the "Company Contracts"):

          (i) any employment or consulting agreement, contract or commitment with an employee, contract worker or consultant or salesperson;

          (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan (other than the Plan), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (iii) any fidelity or surety bond or completion bond;

          (iv) any lease of personal property having rent in excess of $10,000;

          (v) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $20,000 in the aggregate;

          (vi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

          (vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

          (viii) any purchase order or contract for the purchase of materials involving in excess of $2,500 individually or $10,000 in the aggregate;

          (ix) any construction contracts;

          (x) any dealer, distribution, joint marketing or development agreement;

          (xi) any sales representative, original equipment manufacturer, value added, remarketer, reseller or independent software vendor or other agreement for use or distribution of the Company's products, technology or services; or

          (xii) any other agreement, contract or commitment that involves $10,000 individually or $500,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days.

     Each Company Contract is in full force and effect. Neither the Company nor to the Company's Knowledge, any other party to a Company Contract, is in breach, violation or default under, and the Company has not received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Company Contract in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek damages, which would be reasonably likely to exceed $50,000 (for any or all of such breaches, violations or defaults, in the aggregate).

     2.14 Interested Party Transactions. No officer, director or, to the Knowledge of the Company, Stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "interest in any entity" for purposes of this Section 2.14.

     2.15 Governmental Authorization. Each consent, license, permit, grant or other authorization from any Governmental Authority (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or
(ii) which is required for the operation of the Company's business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, "Company Authorizations") has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets, except for those the failure of which to hold would not have a Company Material Adverse Effect.

     2.16 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation or other proceeding pending or to the Knowledge of the Company threatened, against the Company, any of its properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.

     2.17 Minute Books. The minutes of the Company made available to counsel for Parent are the only minutes of the Company and contain materially complete summaries of all meetings of the Board of Directors (or committees thereof) of the Company and its stockholders or actions by written consent since the time of incorporation of the Company.

     2.18 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company is in compliance with all applicable Environmental Laws and all Company Permits required by Environmental Laws; (ii) all past noncompliance of the Company with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) the Company has not released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by the Company, in violation of any Environmental Law. For purposes of this Agreement, "Environmental Law" shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof. "Environmental Permit" shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law. "Hazardous Material" shall mean (i) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

     2.19 Brokers' and Finders' Fees; Third Party Expenses. Except for fees payable to SoundView Technology Group, Inc., the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 2.19 of the Company Disclosure Schedule sets forth the Company's current estimate of all Third Party Expenses (as defined in Section 5.4 hereof) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     2.20  Employee Benefit Plan and Compensation.

     (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

          "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

          "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation.

          "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          "DOL" shall mean the United States Department of Labor.

          "Employee" shall mean any current or former employee, contract worker, consultant or director of the Company or any Affiliate.

          "Employment Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, or contract between the Company or any Affiliate and any Employee other than a Company Employee Plan.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.

          "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

          "IRS" shall mean the United States Internal Revenue Service.

          "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

          "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

     (b) Schedule. Section 2.20(b) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, International Employee Plan, and each Employment Agreement under each Company Employee Plan or Employment Agreement. The Company has no plan or commitment to establish any new Company Employee Plan, International Employee Plan, or Employee Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan, International Employee Plan or Employment Agreement.

     (c) Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan, International Employee Plan, and each Employment Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan, and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

     (d) Employee Plan Compliance. The Company has performed in all material respects all obligations required to be performed by it under, is not in material default or violation of, and has no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan which would result in material liability to the Company. There are no actions, suits or claims pending, or to the Knowledge of the Company and the Principal Stockholders threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan that could reasonably be expected to result in material liability. Each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any Affiliate (other than ordinary administration expenses and already accrued benefits). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company and the Principal Stockholders or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan. Neither the Company nor any Affiliate is subject to any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

     (e) No Pension Plan. Neither the Company nor any other Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan subject to Title IV of ERISA or Section 412 of the Code

     (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

     (g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

     (g) Health Care Compliance. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

     (h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, except as expressly required by this Agreement.

     (i) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, including all applicable laws of foreign jurisdictions where the Company has Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or to the Knowledge of the Company threatened, claims or actions against the Company under any worker's compensation policy or long-term disability policy.

     (j) International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan.

Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company, the Parent or its Affiliates (other than ordinary administration expenses or routine claims for benefits).

     2.21 Insurance. The Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, contract workers, officers and directors of the Company or any Affiliate. There is no claim by the Company or any Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies.

     2.22 Compliance with Laws. The Company has complied with and is not in violation of any foreign, federal, state or local statute, law or regulation except when the failure to comply would not have a Company Material Adverse Effect. The Company has not received any notices of violation with respect to any such statute, law or regulation.

     2.23 Representations Complete. Neither any of the representations or warranties made by the Company (as modified by the Company Disclosure Schedule) in this Agreement, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. The information furnished by the Company for inclusion in any documents mailed, delivered or otherwise furnished to Stockholders in connection with the solicitation of their consent to this Agreement and the Merger, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                               OF PARENT AND SUB

     Parent and Sub hereby represent and warrant to the Company, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) supplied by the Parent and Sub to the Company (the "Parent Disclosure Schedule") and dated as of the date hereof, that on the date hereof and as of the Effective Time as though made at the Effective Time as follows:

     3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect, provided that a drop in the Parent's stock price shall not constitute such a material adverse effect.

     3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject only to stockholder approval. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, and (iii) the filing of the Merger Agreement with the Secretary of the Commonwealth of Massachusetts.

     3.4 Parent Common Stock. The Parent Common Stock which constitutes the Merger Shares has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

     3.5 Intellectual Property. To Parent's knowledge, the reproduction, manufacturing, distribution, licensing, sublicensing, and/or sale of Parent's products and services does not infringe on any patent, design right, trademark, trade name, service mark, trade dress, Internet domain name, copyright, database, trade secret, know-how, of any person, anywhere in the world. No claims, other than with respect to Parent's licensed intellectual property, (i) challenging the validity, effectiveness or, ownership by Parent's of any Parent intellectual property, or (ii) to the effect that the use, distribution, licensing, sublicensing, and/or sale or any of Parent's products or services, infringes or will infringe on any intellectual property or other proprietary or personal right of any person, have been asserted or, to the knowledge of Parent, are threatened by any person, nor are there, to Parent's knowledge, any valid grounds for any bona fide claim of any such kind. To Parent's knowledge, no third party is materially infringing Parent owned intellectual property.

     3.6 Litigation. There is no material action, suit, claim or proceeding of any nature pending, or to the Knowledge of Parent threatened, against Parent, its properties (tangible or intangible) or any of its officers or directors. There is no investigation or other proceeding pending or to the Knowledge of Parent threatened, against Parent, any of its properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of Parent to develop or distribute any of its products.

     3.7 SEC Reports; Financial Statements. Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Purchaser with the SEC on or after September 30, 1999 (the "SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since September 30, 1999. The Parent SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since September 30, 1999, there has not occurred a Parent Material Adverse Effect. Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that

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the unaudited interim financial statements were or are subject to normal adjustments which are not material in the aggregate.

     3.8 Representations Complete. Neither any of the representations or warranties made by Parent (as modified by the Parent Disclosure Schedule) in this Agreement contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. The information furnished by Parent for inclusion in any documents mailed, delivered or otherwise furnished to the stockholders of Parent in connection with the solicitation of their consent to this Agreement and the Merger, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees, except to the extent that Parent shall otherwise consent in writing, to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use its reasonable best efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of the Company's present officers and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company. Except as expressly required by this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall not, without the prior written consent of Parent:

          (a) make any expenditures or enter into any commitment or transaction exceeding $100,000;

          (b) (i) sell, license or transfer to any person or entity any rights to any Company Intellectual Property except for non-exclusive license agreements entered into in the ordinary course of business or enter into any agreement with respect to any intellectual property of any person or entity, except for licenses of commercially available software, (ii) enter into any agreement with respect to the development of any intellectual property with a third party except for consulting agreements entered in to in the ordinary course of business which provide for exclusive ownership by the Company of any intellectual property developed thereunder or (iii) or change the methods of establishing pricing or royalties charged by the Company to its customers or licensees, or the methods of establishing pricing or royalties set or charged by persons who have licensed intellectual property to the Company except as required by the terms of agreements currently in effect;

          (c) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

          (d) amend or otherwise modify (or agree to do so), or violate the terms of, any Company Contracts or License Agreements;

          (e) commence or settle any litigation;

          (f) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Common Stock or Preferred, or split, combine or
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     reclassify any Company Common Stock or Preferred or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock or Preferred, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Common Stock or Preferred (or options, warrants or other rights exercisable therefor) except in accordance with the agreements evidencing Company Options or restricted stock awards;

          (g) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of the Company or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for shares of Company Common Stock issued upon exercise of Company Options outstanding on the date hereof or pursuant to the Comdisco warrant and debt referred to in the Company Disclosure Schedule;

          (h) cause or permit any amendments to its articles of organization, bylaws or other organizational documents of the Company;

          (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

          (j) except as allowed pursuant to Section 4.1(b) hereof, sell, lease, license or otherwise dispose of any of its properties or assets, except properties or assets which are not Company Intellectual Property and only in the ordinary course of business and consistent with past practices;

          (k) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (l) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

          (m) grant any severance or termination pay (i) to any director or officer, or (ii) to any other employee or contract worker except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Company Disclosure Schedule;

          (n) adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director, employee or contract worker, or increase the salaries or wage rates of its employees or contract workers except payments made pursuant to standard written agreements in place on the date hereof and disclosed in the Company Disclosure Schedule;

          (o) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (p) pay, discharge or satisfy, in an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than such payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Financials or arising in the ordinary course of business after the date of the Current Balance Sheet;

          (q) make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (r) enter into any strategic alliance or joint marketing arrangement or agreement;

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

          (s) take any action to accelerate the vesting schedule of any of the outstanding Company Options or Company Common Stock;

          (t) hire or terminate any employees or contract workers, or encourage any employees or contract workers to resign from the Company; or

          (u) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(u) hereof, or any other action that would (x) prevent the Company from performing or cause the Company not to perform their respective covenants hereunder or (y) cause or result in any representations and warranties contained in Article II herein being untrue or incorrect.

     4.2 No Solicitation. Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section
8.1 hereof, the Company shall not (nor shall the Company permit, as applicable, any of the Company's officers, directors, employees, contract workers, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, knowingly encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the Company's business, properties or technologies, or any material amount of the Company Common Stock or Preferred (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning the Company's business, technologies or properties, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any material part of the Company Common Stock or Preferred or assets of the Company, other than inventory in the ordinary course of business, or (d) enter into any agreement with any person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise. In the event that the Company or any of the Company's affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section
4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Information Statement; Registration Statement; Other Filings. As promptly as practicable after the execution of this Agreement, Company and Parent will prepare, and file with the SEC, a joint proxy/information statement (the "Proxy Statement/Prospectus"), and Parent will prepare and file with the SEC a registration statement on Form S-4 (the "S-4") in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/ Prospectus and the S-4, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement/ Prospectus and the S-4. Each of Company and Parent will respond to any comments of the SEC, and will use its respective commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company and Parent will cause the Proxy Statement/
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

Prospectus to be mailed to its respective stockholders at the earliest practicable time after the S-4 is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4, the Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the S-4, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the S-4 or any Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Company, such amendment or supplement.

     (a) The Proxy Statement/Prospectus will include the recommendation of the Board of Directors of Company and Parent in favor of adoption and approval of this Agreement and approval of the Merger.

     (b) Promptly after the date hereof, Company will take all action necessary in accordance with Massachusetts Law to convene a Stockholders' meeting ("Company Stockholders' Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the S-4, for the purpose of voting upon this Agreement and the Merger. The Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Massachusetts Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to the Company stockholders in advance of a vote on the Merger and this Agreement. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with Massachusetts Law, the rules of Nasdaq and all other applicable legal requirements.

     (c) Promptly after the date hereof, Parent will take all action necessary in accordance with Delaware Law to convene a meeting of Parent's stockholders (the "Parent Stockholder Agreement") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the S-4, for the purpose of voting upon this Agreement and the Merger. Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Parent's stockholders in advance of a vote on the Merger and this Agreement.

     (d) Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Parent in connection with the Parent's Stockholders' Meeting are solicited, in compliance with Delaware Law, the rules of Nasdaq and all other applicable legal requirements.

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

     5.2 Access to Information. Each of the Company and the Parent shall afford to the other and its respective accountants, counsel and other representatives, reasonable access during the period prior to the Effective Time to (i) all of its properties, books, contracts, commitments and records, (ii) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as the other may reasonably request, and
(iii) in the case of the Company, all employees and contract workers of the Company as identified by Parent. Each of the Company and the Parent agrees to provide to the other and its respective accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

     5.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.3 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidential Disclosure Agreement among the Company and Parent (the "Confidential Disclosure Agreement").

     5.4 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided that, in the event the Merger is consummated, Parent agrees to pay up to $750,000 of such unpaid reasonable and documented Third Party Expenses incurred by the Company, and any Third Party Expenses incurred by the Company in excess of $750,000 shall be paid out of the Escrow Amount and shall not be limited by the Basket Amount.

     5.5 Public Disclosure. Neither party shall issue any statement or communication to any third party (other than their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, which consent shall not be unreasonably withheld, except that this restriction shall be subject to Parent's obligation to comply with applicable securities laws.

     5.6 FIRPTA Compliance. On the Effective Time, the Company shall deliver to Parent a properly executed statement (a "FIRPTA Compliance Certificate") in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

     5.7 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations (including those required to register the Merger Shares (or failing that, the granting of rights designed to replicate as closely as possible the benefits of registered Merger Shares) and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

     5.8 Notification of Certain Matters. Each of the Company and the Parent shall give prompt notice to the other of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty made by it in this Agreement to be materially untrue or inaccurate at or prior to the Effective Time, and (ii) any failure by it to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or
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admission of a breach of this Agreement. No disclosure by either party pursuant to this Section 5.8, however, shall be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

     5.9 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

     5.10 S-8 Registration. Not later than thirty (30) days after the Effective Time, Parent agrees to file, if available for use by Parent, with the Securities and Exchange Commission a registration statement on Form S-8 registering a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent pursuant to Section 1.6(b) hereof.

     5.11  Employment Arrangements and Items.

     (a) Retention Options. Prior to the Effective Time, the Company shall issue the Retention Options to the persons listed on Exhibit D-1 in the amounts indicated therein provided, that the form of the option agreement governing such Retention Options shall have been delivered to Parent prior to being furnished to such person and such agreement shall comply with the restrictions set forth in the definition of "Retention Options."

     (b) Benefit Arrangements. Parent covenants and agrees that to the extent permitted by applicable law and to the extent the existing benefit plans and arrangements provided by Company to its employees are terminated on or after the Effective Time, such employees shall be entitled to benefits which are available or subsequently become available to Parent's employees, and on a basis which is on parity with Parent's employees. For purposes of satisfying the terms and conditions of such plans, Parent shall give full credit for eligibility, vesting or benefit accrual to the extent possible for each participant's period of service at the Company prior to the Effective Time.

     (c) Employee Plan Compliance.

          (i) The Company shall prepare, or have prepared on its behalf, in compliance with the requirements of ERISA, as provided in 29 CFR Parts 2560 and 2570, a Delinquent Filer Voluntary Compliance Program filing ("DFVC") for its Premium Only Plan for the 1998 plan year; provided, however, that Parent shall have the opportunity to review and approve such DFVC filing (with Parent approval not to be unreasonably withheld), prior to the actual filing thereof. The Company shall have prepared, have provided Parent the opportunity to review, and have filed such DFVC filing by the later of: (i) thirty (30) days after the execution of this Agreement; or (ii) the Closing Date.

          (ii) The Company shall prepare, or have prepared on its behalf, in compliance with the requirements of the Code and ERISA, a Form 5500 for its Premium Only Plan for the 1998 plan year; provided, however, that Parent shall have the opportunity to review and approve such Form 5500 (with Parent approval not to be unreasonably withheld), prior to the actual filing thereof. The Company shall have prepared, have provided Parent with opportunity to review, and have filed such Form 5500 by the later of: (i) thirty (30) days after the execution of this Agreement; or (ii) the Closing Date.

     5.12 Affiliate Agreements. Section 5.12 of the Company Disclosure Schedule sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person, an "Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its best efforts to deliver or cause to be delivered to Parent prior to the Closing Date from each of the Affiliates of the Company, an executed Affiliate Agreement in the form attached hereto as Exhibit F. Parent and Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such

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Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

     5.13 Nasdaq Listing. Parent agrees (i) to have the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, approved for quotation on the Nasdaq National Market System subject only to official notice of issuance and (ii) to continue the inclusion of the Parent Common Stock on the Nasdaq National Market until the Effective Time.

     5.14 Indemnification and Insurance. From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to its articles of organization and bylaws and any indemnification agreements between the Company and each of its respective directors and officers existing prior to the Effective Time. The articles of organization and bylaws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the articles of organization and bylaws of the Company prior to the Effective Time, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

     5.15 Termination of 401(k) Plan. The Company and its Affiliates, as applicable, each agrees to terminate its 401(k) plan immediately prior to Closing, unless the Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plans by providing the Company with written notice of such election at least three (3) days before the Effective Time. Unless the Parent provides such notice to the Company, the Parent shall receive from the Company evidence that the Company's and each Affiliate's (as applicable) 401(k) plan has been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Effective Time.

     5.16 Termination of Severance Plans. The Company and its Affiliates, as applicable, each agrees to terminate any and all group severance, separation or salary continuation plans, programs or arrangements that are covered under ERISA immediately prior to Closing. The Parent shall receive from the Company evidence that the Company's and each Affiliate's (as applicable) plan(s) has been terminated pursuant to each such entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Effective Time.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

          (c) Votes. This Agreement shall have been approved by the requisite vote of the Stockholders by written consent or at a duly called meeting of the Stockholders, and for the purposes of Rule 4460 of the NASD Rules by Parent's stockholders.
                                      A-32
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          (d) Registration Statement Effective. The SEC shall have declared the
     S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

          (e) Tax Opinions. Parent and Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Hale and Dorr LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

          (f) Governmental Approval. Approvals from any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission that are required to consummate the Merger shall have been timely obtained.

     6.2 Conditions to the Obligations of Parent and Sub. The obligation of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and as of the Effective Time except (i) to the extent that the failure of such representations and warranties to be true and correct in each case or in the aggregate does not constitute a Company Material Adverse Effect, (ii) for changes contemplated by this Agreement and (iii) for those representations and warranties which address matters only as of the date of this Agreement or any other particular date (which shall have been true and correct as of such particular date except to the extent that the failure of such representations and warranties to be true and correct as of such particular date does not constitute a Company Material Adverse Effect) (it being understood that, for purposes of determining the accuracy of such representations and warranties all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

          (c) Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened brought by or on behalf of a governmental entity, against Parent or the Company, their respective properties or any of their respective officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

          (d) No Dissenters. Holders of no more than 7.5% of the outstanding shares of Company Common Stock and Preferred shall have exercised dissenters' rights with respect to the transactions contemplated by this Agreement.

          (e) Third Party Consents. Parent shall have received all consents, waivers, approvals, and assignments listed in Schedule 6.2(d) to this Agreement.

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

          (f) Resignation of Directors. Parent shall have received a written resignation from each of the directors of the Company effective as of the Effective Time.

          (g) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company in a form reasonably acceptable to legal counsel to Parent.

          (h) Non-Competition Agreements. The individuals listed on Exhibit D-2 shall have executed and delivered to Parent a Non-Competition Agreement in the form attached hereto as Exhibit B and the individuals listed on Exhibit D-5 shall have executed and delivered to Parent a Non-Competition Agreement in the form attached hereto as Exhibit B-1, and all of such Non-Competition Agreements shall be in full force and effect.

          (i) New Employment/Severance Arrangements. Each of the employees listed in Exhibit D-3 hereto shall have agreed to be employees of Parent after the Closing, each employee listed on Exhibit D-4 shall have executed a severance agreement, and, in each case, shall have executed the appropriate version of Exhibit E-1 and Exhibit E-2, respectively.

     6.3 Conditions to Obligations of the Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and as of the Effective Time except (i) to the extent that the failure of such representations and warranties to be true and correct in each case or in the aggregate does not constitute a Parent Material Adverse Effect, (ii) for changes contemplated by this Agreement and (iii) for those representations and warranties which address matters only as of the date of this Agreement or any other particular date (which shall have been true and correct as of such particular date except to the extent that the failure of such representations and warranties to have been true and correct as of such particular date does not constitute a Parent Material Adverse Effect) (it being understood that, for purposes of determining the accuracy of such representations and warranties all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

          (b) Agreements and Covenants. Parent and Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

          (c) Nasdaq National Market Listing. The shares of Parent Common Stock issuable to Stockholders pursuant to this Agreement and such other shares of Parent Common Stock required to be reserved for issuance in connection with the Merger shall have been approved for quotation on the Nasdaq National Market System subject only to official notice of issuance.

                                  ARTICLE VII

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

     7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate one year following the Closing Date. The representations and warranties of Parent and Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

     7.2 Indemnification. The Stockholders jointly and severally (severally in the case of claims and Losses (or portions thereof), as defined below, after exhaustion of the Escrow Fund) agree to indemnify and hold Parent and its officers, directors and affiliates, including the Company after the Closing (the "Indemnified Parties"), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense relating to such claim, loss, liability, damage, deficiency, cost or expense (hereinafter individually a "Loss" and collectively "Losses") incurred or suffered by the Indemnified Parties, or any of them (including the Company after the Closing), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement, (ii) any failure by the Company to perform or comply with any covenant applicable to them contained in this Agreement, and (iii) the failure of Estimated Third Party Expenses to equal or exceed Third Party Expenses. The Stockholders shall not have any right of contribution from the Company with respect to any Loss claimed by an Indemnified Party after the Effective Time.

     7.3  Escrow Arrangements.

     (a) Escrow Fund. As partial security for the indemnity provided for in
Section 7.2 hereof and by virtue of this Agreement, the Stockholders will be deemed to have received and deposited with the Escrow Agent the Escrow Amount without any act of any Stockholder. The Escrow Fund shall be available to compensate the Indemnified Parties, or any of them, for any claims by such Indemnified Parties for any Losses suffered or incurred by them; provided, however, that if the Escrow Period (as defined below) has terminated, and a claim for Losses is made with respect to fraud, the claim shall be made directly against the Stockholders. Within three days after the Closing, the Escrow Amount, without any act of the Stockholders, will be deposited with the Escrow Agent hereunder, or another institution acceptable to Parent and the Stockholder Representative (as defined in Section 7.4 hereof), such deposit of the Escrow Amount to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. Nothing herein shall limit the liability of the Company for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement if the Merger does not close. Parent may not receive any proceeds from the Escrow Fund unless and until one or more Officer's Certificates (as defined in Section 7.3(d) hereof) identifying Losses in excess of $1,000,000 in the aggregate (the "Basket Amount") has or have been delivered to the Escrow Agent as provided in
Section 7.3(d) hereof, in which case Parent shall be entitled to recover all Losses so identified in excess of the Basket Amount. Notwithstanding the foregoing, Parent shall be entitled to receive payments out of the Escrow Fund for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to Third Party Expenses in excess of $750,000.

     (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., P.S.T., on January 18, 2001 (the "Escrow Termination Period"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable good faith judgment of Parent, subject to the objection of the Stockholder Representative and the subsequent arbitration of the matter in the manner provided in Section 7.3(f) hereof, is necessary to satisfy any then pending and unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the thirtieth (30th) calendar day following the termination of the Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Stockholders the remaining portion of the Escrow Fund, if any, not required to satisfy such claims (the "Remaining Portion"). Deliveries of the Escrow Amount out of the Escrow Fund to the Stockholders pursuant to this Section 7.3(b) shall be made in proportion to their respective Pro Rata Portions of the Escrow Fund.

     (c) Protection of Escrow Fund; Distribution of Interest from Escrow Fund; Substitution of Cash.

          (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

          (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

          (iii) Each Stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

          (iv) Subject to Section 1.11, the Stockholder Representative may effect a sale of any or all of the shares comprising the Escrow Fund by written direction given to the Escrow Agent provided that (i) the net proceeds per share are at least equal to the Trading Price and (ii) the net proceeds equal to the Trading Price multiplied by the number of shares of Parent Common Stock so sold (the "Equivalent Net Proceeds") are retained in the Escrow Fund and are held at the election of the Stockholder Representative in an interest-bearing or non-interest bearing demand deposit account on behalf of the Stockholders. The Equivalent Net Proceeds from any such disposition and any interest accruing thereon shall be allocated among the Stockholders in accordance with their Pro Rata Portions of the Escrow Fund. Any net proceeds in excess of the Equivalent Net Proceeds shall be distributed to the Stockholders in accordance with their Pro Rata Portions of the Escrow Fund. This sale will occur at the written direction of the Stockholder Representative.

          (v) In connection with the release to Parent of any shares in the Escrow Fund as a result of Losses incurred by Parent under the Merger Agreement, a Stockholder shall be permitted to deposit cash in escrow equal to the Trading Price times that number of shares in the Escrow Fund held on behalf of such Stockholder which are to be delivered to Parent as Losses (the "Cash Out Amount") and to obtain the release of such shares in the Escrow Fund held on behalf of such Stockholder (the "Cash Out Shares") equal to the amount of cash so deposited divided by the Trading Price. The Cash Out Amount shall be in the form of a cashier's check payable to the Escrow Agent. Parent shall provide the Escrow Agent with such instructions as may be required to cause the release of any shares to a Stockholder paying the Cash Out Amount.

     (d) Claims for Indemnification.

          (i) Upon receipt by the Escrow Agent at any time on or before the thirtieth (30th) day following the last day of the Escrow Period of an Officer's Certificate (as defined below) and, subject to the provisions of
     Section 7.3(e) and Section 7.5 hereof, the Escrow Agent shall deliver to Parent out of the Escrow Fund, as promptly as practicable, Parent Common Stock (or cash in lien thereof) held in the Escrow Fund equal to Losses specified in the Officer's Certificate. For purposes hereof, "Officer's Certificate" shall mean a certificate signed by any officer of Parent: (a) stating that Parent has paid or incurred or properly accrued or reasonably anticipates that it will have to pay, incur or accrue Losses, and (b) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, incurred or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

          (ii) For the purposes of determining the number of shares of Parent Common Stock or cash in lieu of such shares to be delivered to Parent out of the Escrow Fund as indemnity pursuant to

     Section 7.2 hereof, the shares of Parent Common Stock shall be valued at the Trading Price and any cash paid in lieu of such shares shall be calculated accordingly.

          (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative, and for a period of thirty
     (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.3(d) hereof unless and until the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Parent Common Stock (or cash in lieu thereof) from the Escrow Fund in accordance with Section 7.3(d) hereof; provided, however, that no such payment or delivery may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

     (f) Resolution of Conflicts; Arbitration.

          (i) In case the Stockholder Representative shall object in writing to any claim or claims made in any Officer's Certificate to recover Losses from the Escrow Fund within thirty (30) days after delivery of such Officer's Certificate, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Escrow Fund in accordance with the terms thereof.

          (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that within forty-five (45) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, Parent and the Stockholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

          (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

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     (g) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent reasonably believes may result in a demand against the Escrow Fund, Parent shall notify the Stockholder Representative of such claim, and the Stockholder Representative shall be entitled on behalf of the Stockholders, at its expense, to participate in, but not to determine or conduct, the defense of such claim. Parent shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the consent of the Stockholder Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Stockholder Representative has consented in writing to any such settlement, the Stockholders shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

     (h) Escrow Agent's Duties. Prior to the Effective Time, Parent shall select the Escrow Agent. Unless otherwise set forth in a separate escrow agreement with the Escrow Agent:

          (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

          (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

          (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

          (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

          (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

          (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by

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

     final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

          (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent.

          (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the Commonwealth of Massachusetts. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

     (i) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

     (j) Consequential Damages. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

     (k) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

     7.4  Stockholder Representative.

     (a) Each of the Stockholders hereby appoints Joseph Chappell its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Stockholders, to give and receive notices and communications, to authorize payment to Parent of shares of Parent Common Stock or cash from the Escrow Fund in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders.

     (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as the Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. After all claims for Losses by Parent set forth in Officers' Certificates delivered to the Escrow Agent and the Stockholder Representative has been satisfied, or reserved against, the Stockholder Representative, with the consent of the majority in interest in the Escrow Fund, may recover from the Escrow Fund at the end of the Escrow Period payments not yet paid for any expenses incurred in connection with the Stockholder Representative's representation hereby.

     (c) A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.4 hereof, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

     (d) Subject to Parent's prior claims for indemnification against the Escrow Fund, the Stockholder Representative shall be entitled to receive payment for its reasonable and documented expenses therefrom, prior to any payments to the Stockholders.

     7.5 Maximum Payments; Remedy. Notwithstanding anything to the contrary set forth in this Article VII or elsewhere in this Agreement, if the Merger is consummated the maximum amount the Indemnified Parties may recover from the Stockholders pursuant to the indemnity obligations set forth in Section 7.2 hereof shall be limited to an amount equal to each such Stockholder's Pro Rata Portion of the Escrow Fund; provided however, that such limitation shall not apply with respect to fraud claims by taxing authorities relating to Taxes or liabilities related to, assessable upon, or based upon, the transactions undertaken in connection with that certain Recapitalization, Stock Purchase and Shareholders Agreement, dated as of February 13, 1998 among the Company, Toyo Information Systems Co. Ltd. and the other parties thereto.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. Except as provided in Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

          (a) by mutual agreement of the Company and Parent;

          (b) by Parent or the Company if the Effective Time shall not have occurred by July 31, 2000; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

          (c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;

          (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the Merger;

          (e) by Parent if there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

          (f) by the Company if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 6.3(a) would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.4, 5.5 and 5.6 hereof, Article IX hereof and this
Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

     8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. For purposes of this Section 8.3, the Stockholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.

     8.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

        (a) if to Parent, to:
            OnDisplay, Inc.
            12667 Alcosta Boulevard, Suite 300
            San Ramon, CA 94583
            Attention: David Larson
            Facsimile No.: (925) 480-1000

            with a copy to:
            Wilson Sonsini Goodrich & Rosati
            Professional Corporation
            Spear Street Tower
            One Market Street
            San Francisco, CA 94105
            Attention: Michael J. Kennedy, Esq.
            Facsimile No.: (415) 222-9633

        (b)if to the Company or the Stockholder Representative, to:
           Oberon Software Incorporated
           215 First Street
           Cambridge, MA 02142-1268
           Attention: Joseph Chappell
           Facsimile No.: (617) 494-0434

           with a copy to:
           Hale and Dorr LLP
           60 State Street
           Boston, MA 02109
           Attention: Jay E. Bothwick
           Facsimile No.: (617) 526-5000

          (c) If to the Escrow Agent, to its address as it may notify each party hereto from time to time.

     9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.4 Entire Agreement; Assignment. This Agreement, the exhibits hereto, the Company Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent's and Merger Sub's obligations hereunder. Parent intends to substitute a Massachusetts corporation for Merger Sub as a party to the Agreement.

     9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the Commonwealth of Massachusetts, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the Commonwealth of Massachusetts for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

     9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Parent, Sub, the Company, the Principal Stockholders, the Escrow Agent and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

OBERON SOFTWARE INCORPORATED
By:                                                            /s/ JOSEPH CHAPPELL
                                                   --------------------------------------------
Name:                                                            Joseph Chappell

Title:                                                          President and CEO

ONDISPLAY, INC.

By:                                                               /s/ MARK PINE
                                                   --------------------------------------------
Name:                                                               Mark Pine

Title:                                                                 CEO

OBIONE ACQUISITION CORPORATION

By:                                                            /s/ DAVID F. LARSON
                                                   --------------------------------------------
Name:                                                            David F. Larson

Title:                                                                 CFO

STOCKHOLDERS' REPRESENTATIVE:

By:                                                            /s/ JOSEPH CHAPPELL
                                                   --------------------------------------------
Name:                                                            Joseph Chappell

Title:                                                          President and CEO

            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                               INDEX OF EXHIBITS

        EXHIBIT                                   DESCRIPTION
        -------                                   -----------
Exhibit A...............  Form of Voting Agreement
Exhibit B...............  Form of Non-Competition Agreement
Exhibit B-1.............  Form of Non-Competition Agreement
Exhibit C...............  Parent Voting Agreement
Exhibit D (2-5).........  Schedule of Designated Employees
Exhibit E-1.............  Form of Employment Agreement
Exhibit E-2.............  Form of Severance Agreement
Exhibit F...............  Form of Affiliate Agreement

                                   EXHIBIT A

                            FORM OF VOTING AGREEMENT

                                VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of
January   , 2000, among OnDisplay, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder and/or option holder (the "Stockholder") of Oberon Software Incorporated, a Massachusetts corporation (the "Company").

                                    RECITALS

     A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company shall be converted into the right to receive common stock of Parent, as set forth in the Reorganization Agreement;

     B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of the Company and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement; and

     C. In consideration of the execution of the Reorganization Agreement by Parent, Stockholder agrees to vote the Shares (as defined below) and other such shares of capital stock of the Company over which Stockholder has voting power so as to facilitate consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

     1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Reorganization Agreement. For purposes of this
Agreement:

     (a) "Alternative Transaction" shall mean (i) a transaction pursuant to which any person (or group of persons) other than the Parent or its affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of the Company common stock pursuant to a tender offer or exchange offer or otherwise,
(ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 20% of the outstanding shares of Company common stock or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to more than 20% of the fair market value of all the assets of the Company immediately prior to such transaction, or (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (a) "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been terminated pursuant to
Article VIII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

     (b) "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

     (c) "Shares" shall mean: (i) all securities of the Company (including all shares of Company common stock and all options, warrants and other rights to acquire shares of Company common stock) owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company common stock and all additional options, warrants and other rights to acquire shares of Company common stock) of which Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date.

     (d) Transfer. A Person shall be deemed to have effected a "Transfer" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

     2. Transfer of Shares.

     (a) Transferee of Shares to be Bound by this Agreement. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Shares to be effected unless prior to any such Transfer the Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit 1 (with such modifications as Parent may reasonably request); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

     (b) Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

     3. Agreement to Vote Shares. At every meeting of the stockholders of the Company called, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder shall cause the Shares to be voted (a) in favor of approval of the Reorganization Agreement, as modified or amended from time to time in accordance with its terms and with the approval of the Board of Directors of the Company, and the Merger and (b) against any other Alternative Transaction.

     4. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

     5. Representations and Warranties of the Stockholder. Stockholder (i) is the beneficial owner of the shares of common stock of the Company, Preferred Stock of the Company and the options and warrants to purchase shares of common stock of the Company indicated on the final page of this Agreement, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances; (ii) does not beneficially own any securities of the Company other than the shares of common stock of the Company, Preferred Stock of the Company and options and warrants to purchase shares of common stock of the Company indicated on the final page of this Agreement; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     6. Additional Documents. Stockholder hereby covenants and agrees, as a stockholder, to execute and delivery any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.

     7. Consent and Waiver. Stockholder (not in any other capacity) hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have.

     8. Legending of Shares. If so requested by Parent, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2 hereof, Stockholder agrees that Stockholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

     9. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

     10. Miscellaneous.

     (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, either this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

     (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

     (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

        If to Parent:       OnDisplay, Inc.
                            12667 Alcosta Boulevard, Suite 300
                            San Ramon, CA 94583
                            Attention: Dave Larson
                            Facsimile: (925) 480-1000
        With a copy to:     Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                            650 Page Mill Road
                            Palo Alto, California 94304
                            Attention: Michael Kennedy
                            Facsimile: (650) 493-6811
        If to Stockholder:  To the address for notice set forth on the signature page hereof.
        With a copy to:     Hale and Dorr LLP
                            60 State Street
                            Boston, MA 02109
                            Attention: Jay E. Bothwick
                            Facsimile: (617) 526-5000

     (f) Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without reference to rules of conflicts of law.

     (g) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

     (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

     (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

ONDISPLAY, INC.                                             STOCKHOLDER
By: _________________________________                       By: ______________________________________
    Signature of Authorized Signatory                           Signature

Name: _______________________________                       Name: ____________________________________
Title: ______________________________                       Address: _________________________________
                                                            Telephone No.: ___________________________
                                                            Facsimile No.: ___________________________
                                                            Shares beneficially owned:
                                                            ____________ shares of Company common stock
                                                            ____________ shares of Company Preferred Stock
                                                            ____________ shares of Company common stock issuable
                                                            upon exercise of outstanding options or warrants

                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                               IRREVOCABLE PROXY

     The undersigned stockholder of Oberon Software Incorporated, a Massachusetts corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of OnDisplay, a Delaware corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting an related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to voting any Shares with respect to the matters set forth herein are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Reorganization (the "Reorganization Agreement"), among Parent, ObiOne Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company. The Reorganization Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to Article VIII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting (x) in favor of approval of the Reorganization Agreement and the Merger and (y) against any Alternative Transaction (as defined in the Voting Agreement).

     The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters, free from any provisions of this proxy.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: January   , 2000                   STOCKHOLDER

                                          By:
                                            ------------------------------------
                                                         Signature

                                          Name:
                                              ----------------------------------

                                          Shares beneficially owned:
                                          ____________ shares of Company common
                                          stock
                                          ____________ shares of Company
                                                       Preferred Stock

                                          ____________ shares of Company common
                                                       stock issuable upon
                                                       exercise of outstanding
                                                       options or warrants

                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                                   EXHIBIT B

                           NON-COMPETITION AGREEMENT

     THIS NON-COMPETITION AGREEMENT (the "AGREEMENT") is made as of the Effective Date (as defined below) by and among OnDisplay, Inc., a Delaware corporation ("ONDISPLAY"), Oberon Software Incorporated, a Massachusetts corporation, including any and all of its subsidiaries (collectively, "OSI") and the undersigned employee ("EMPLOYEE"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                   BACKGROUND

     A. OnDisplay, ObiOne Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of OnDisplay ("SUB"), and OSI have entered into an
Agreement and Plan of Reorganization dated as of January   , 2000 (the
"REORGANIZATION AGREEMENT"), which provides for the merger (the "MERGER") of Sub with and into OSI. The effective date of the consummation of the Merger shall be the "EFFECTIVE DATE" of this Agreement.

     B. Employee is receiving significant consideration pursuant to the terms of the Reorganization Agreement.

     C. As a condition to the Merger, to preserve the value of the business being acquired by OnDisplay, the Reorganization Agreement contemplates, among other things, that Employee enter into this Agreement and that this Agreement become effective upon the closing of the Merger.

     D. OSI is currently engaged or planning to engage in its business in each of the fifty (50) states of the United States and worldwide. OnDisplay, following the Merger, will continue conducting such business in all parts of the United States and worldwide.

     NOW THEREFORE, in consideration of the mutual promises made herein, OnDisplay and Employee (collectively referred to as the "PARTIES") hereby agree as follows:

     1. Covenant Not to Compete or Solicit.

          (a) For the later of twenty-four (24) months after the Effective Date (the "NON-COMPETE PERIOD") or twelve (12) months after the date Employee ceases to be employed by OnDisplay, or OSI, Employee shall not directly or indirectly, without the prior written consent of OnDisplay, (i) as an individual proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, investor, lender or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in any business which develops, produces, markets or offers any products or services which are competitive with any products being developed, produced or marketed, or with any services being offered or being proposed to be offered, by OSI or OnDisplay at any time during the term of my employment with OSI or OnDisplay; or (ii) approach, contact, solicit or interfere with the business of OnDisplay's or OSI's customers which are presently existing or which are existing on the date of Employee's termination from OnDisplay or OSI to the extent relating to a competing business purpose.

          (b) During the Non-Compete Period, Employee shall not, directly or indirectly, without the prior written consent of OnDisplay, (i) solicit, encourage, hire or take any other action which is intended to induce any employee of OnDisplay or OSI to terminate his or her employment with OnDisplay or OSI or (ii) interfere in any manner with the contractual or employment relationship between either OnDisplay or OSI and any employee of OnDisplay or OSI, respectively.

          (c) The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city and state of any geographic area where any business is presently carried on by OSI or OnDisplay. Except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

          (d) Employee acknowledges that breach of this Section 1 would cause irreparable injury to OnDisplay and OSI and agrees that in the event of such breach, OnDisplay or OSI shall be entitled to seek injunctive relief without the necessity of proving actual damages.

     2. Miscellaneous.

     (a) Severability. If any portion of this Agreement is held by a court of competent jurisdiction to conflict with any federal, state or local laws, such portion of this Agreement shall be of no force or effect and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

     (b) No Assignment. Employee shall not assign this Agreement or any rights or obligations under this Agreement without the prior written consent of OnDisplay and OSI.

     (c) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgement of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (i)  if to OnDisplay, to:

                OnDisplay, Inc.
                12667 Alcosta Boulevard, Suite 300
                San Ramon, CA 94583
                Attention: Janet Azevedo
                Telephone No.: (925) 480-2000
                Facsimile No.: (925) 480-1000

                with a copy to:

                Wilson Sonsini Goodrich & Rosati
                650 Page Mill Road
                Palo Alto, California 94304-1050
                Attention: Michael J. Kennedy
                Telephone No.: (650) 493-9300
                Facsimile No.: (650) 493-6811

           (ii) if to OSI or Employee to the address which appears below Employee's name and signature below, and to:

                Oberon Software Incorporated
                215 First Street
                Cambridge, MA 02142-1268
                Attention: Kay Meckes
                Telephone No.: (617) 494-0990
                Facsimile No.: (617) 494-0434
with a copy to:

Hale & Dorr
60 State Street
Boston, MA 02109
Attn: Jay Bothwick
Telephone No.: (617) 526-6526
Facsimile No.: (617) 526-5000

          (d) Entire Agreement. This Agreement contains the entire agreement and understanding of the parties and supersedes all prior discussions, agreements and understandings relating to the subject matter of this Agreement. This Agreement may not be changed or modified, except by an agreement in writing executed by OnDisplay, OSI and Employee.

          (e) Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

          (f) Governing Law. This Agreement shall be governed, construed and enforced by the internal laws of the State of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the State of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Massachusetts.

          (b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

          (h) Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

          (i) Attorneys Fees. In the event of any action under this Agreement, the substantially prevailing party shall be entitled to the fees of such party's attorneys and similar professionals.

          (j) Successors. This Agreement will be binding upon and inure to the benefit of the successors and assigns of OnDisplay or OSI and Employee's heirs, executors, administrators, successors and assigns.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


ONDISPLAY, INC.                                    EMPLOYEE
By:                                                By:
    ----------------------------------------       ----------------------------------

Name:                                              Name:
    ----------------------------------------            -----------------------------

Title:                                             Title:
    ----------------------------------------             ----------------------------

OBERON SOFTWARE INCORPORATED
By:
    ----------------------------------------

Name:
    ----------------------------------------

Title:
    ----------------------------------------

                 [SIGNATURE PAGE TO NON-COMPETITION AGREEMENT]

                                  EXHIBIT B-1

                           NON-COMPETITION AGREEMENT

     THIS NON-COMPETITION AGREEMENT (the "AGREEMENT") is made as of the Effective Date (as defined below) by and among OnDisplay, Inc., a Delaware corporation ("ONDISPLAY"), Oberon Software Incorporated, a Massachusetts corporation, including any and all of its subsidiaries (collectively, "OSI") and the undersigned employee ("EMPLOYEE"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                   BACKGROUND

     A. OnDisplay, ObiOne Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of OnDisplay ("SUB"), and OSI have entered into an
Agreement and Plan of Reorganization dated as of January   , 2000 (the
"REORGANIZATION AGREEMENT"), which provides for the merger (the "MERGER") of Sub with and into OSI. The effective date of the consummation of the Merger shall be the "EFFECTIVE DATE" of this Agreement.

     B. Employee is receiving significant consideration pursuant to the terms of the Reorganization Agreement.

     C. As a condition to the Merger, to preserve the value of the business being acquired by OnDisplay, the Reorganization Agreement contemplates, among other things, that Employee enter into this Agreement and that this Agreement become effective upon the closing of the Merger.

     D. OSI is currently engaged or planning to engage in its business in each of the fifty (50) states of the United States and worldwide. OnDisplay, following the Merger, will continue conducting such business in all parts of the United States and worldwide.

     NOW THEREFORE, in consideration of the mutual promises made herein, OnDisplay and Employee (collectively referred to as the "PARTIES") hereby agree as follows:

     1. Covenant Not to Compete or Solicit.

     (a) For the later of eighteen (18) months after the Effective Date (the "NON-COMPETE PERIOD") or twelve (12) months after the date Employee ceases to be employed by OnDisplay, or OSI, Employee shall not directly or indirectly, without the prior written consent of OnDisplay, (i) as an individual proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, investor, lender or in any other capacity whatsoever (other than (i) as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company or as a "passive" investment in a limited partnership or similar entity in which Employee owns not more than 2.5% of the equity interest,
(ii) investments in mutual funds which hold solely publicly traded securities, or (iii) investments in a blind trust in which Employee has no input or control over the investment selection), engage in any business which develops, produces, markets or offers any products or services which are competitive with any products being developed, produced or marketed, or with any services being offered or being proposed to be offered, by OSI or OnDisplay at any time during the term of my employment with OSI or OnDisplay; or (ii) approach, contact, solicit or interfere with the business of OnDisplay's or OSI's customers which are presently existing or which are existing on the date of Employee's termination from OnDisplay or OSI to the extent relating to a competing business purpose.

     (b) During the Non-Compete Period, Employee shall not, directly or indirectly, without the prior written consent of OnDisplay, (i) solicit, encourage, hire or take any other action which is intended to induce any employee of OnDisplay or OSI to terminate his or her employment with OnDisplay or OSI or (ii) interfere in any manner with the contractual or employment relationship between either OnDisplay or OSI and any employee of OnDisplay or OSI, respectively.

     (c) The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city and state of any geographic area where any business is presently carried on by OSI or OnDisplay. Except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

     (d) Employee acknowledges that breach of this Section 1 would cause irreparable injury to OnDisplay and OSI and agrees that in the event of such breach, OnDisplay or OSI shall be entitled to seek injunctive relief without the necessity of proving actual damages.

     2. Miscellaneous.

     (a) Severability. If any portion of this Agreement is held by a court of competent jurisdiction to conflict with any federal, state or local law, such portion of this Agreement shall be of no force or effect and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

     (b) No Assignment. Employee shall not assign this Agreement or any rights or obligations under this Agreement without the prior written consent of OnDisplay and OSI.

     (c) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (i) if to OnDisplay, to:

             OnDisplay, Inc.
             12667 Alcosta Boulevard, Suite 300
             San Ramon, CA 94583
             Attention: Janet Azevedo
             Telephone No.: (925) 480-2000
             Facsimile No.: (925) 480-1000

             with a copy to:

             Wilson Sonsini Goodrich & Rosati
             650 Page Mill Road
             Palo Alto, California 94304-1050
             Attention: Michael J. Kennedy
             Telephone No.: (650) 493-9300
             Facsimile No.: (650) 493-6811

        (ii) if to OSI or Employee to the address which appears below Employee's name and signature below, and to:

             Oberon Software Incorporated
             215 First Street
             Cambridge, MA 02142-1268
             Attention: Kay Meckes
             Telephone No.: (617) 494-0990
             Facsimile No.: (617) 494-0434
             with a copy to:

             Hale & Dorr
             60 State Street
             Boston, MA 02109
             Attn: Jay Bothwick
             Telephone No.: (617) 526-6526
             Facsimile No.: (617) 526-5000

     (d) Entire Agreement. This Agreement contains the entire agreement and understanding of the parties and supersedes all prior discussions, agreements and understandings relating to the subject matter of this Agreement. This Agreement may not be changed or modified, except by an agreement in writing executed by OnDisplay, OSI and Employee.

     (e) Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

     (f) Governing Law. This Agreement shall be governed, construed and enforced by the internal laws of the State of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the State of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Massachusetts.

     (g) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

     (h) Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     (i) Attorneys Fees. In the event of any action under this Agreement, the substantially prevailing party shall be entitled to the fees of such party's attorneys and similar professionals.

     (j) Successors. This Agreement will be binding upon and inure to the benefit of the successors and assigns of OnDisplay or OSI and Employee's heirs, executors, administrators, successors and assigns.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


ONDISPLAY, INC.                                 EMPLOYEE
By:                                             By:
--------------------------------------------    --------------------------------------------
Name:                                           Name: Joseph Chappell
--------------------------------------------           -------------------------------------
Title:                                          Address:
--------------------------------------------    --------------------------------------------
                                                --------------------------------------------
OBERON SOFTWARE INCORPORATED
By:
--------------------------------------------
Name:
--------------------------------------------
Title:
--------------------------------------------

                 [SIGNATURE PAGE TO NON-COMPETITION AGREEMENT]

                                   EXHIBIT C

                            PARENT VOTING AGREEMENT

     This Parent Voting Agreement (this "Agreement") is made and entered into as
of January   , 2000, among Oberon Software Incorporated, a Massachusetts corporation ("Company"), and the undersigned stockholder and/or option holder (the "Stockholder") of OnDisplay, Inc., a Delaware corporation (the "Parent").

                                    RECITALS

     A. The Parent, Merger Sub (as defined below) and Company have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company shall be converted into the right to receive common stock of Parent, as set forth in the Reorganization Agreement;

     B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of Parent and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement; and

     C. In consideration of the execution of the Reorganization Agreement by Company, Stockholder agrees to vote the Shares (as defined below) and other such shares of capital stock of the Parent over which Stockholder has voting power so as to facilitate consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

     1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Reorganization Agreement. For purposes of this
Agreement:

          (a) "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been terminated pursuant to Article VIII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

          (b) "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

          (c) "Shares" shall mean: (i) all securities of the Parent (including all shares of Parent common stock and all options, warrants and other rights to acquire shares of Parent common stock) owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of Parent (including all additional shares of Parent common stock and all additional options, warrants and other rights to acquire shares of Parent common stock) of which Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date.

          (d) Transfer. A Person shall be deemed to have effected a "Transfer" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

     2. Transfer of Shares.

     (a) Transferee of Shares to be Bound by this Agreement. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Shares to be effected unless prior to any such Transfer the Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Company may reasonably request); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

     (b) Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

     3. Agreement to Vote Shares. At every meeting of the stockholders of the Parent called, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Parent, Stockholder shall cause the Shares to be voted in favor of issuance of shares of common stock of Parent in the Merger in accordance with the Reorganization Agreement.

     4. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Company a proxy in the form attached hereto as
Exhibit 1 (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law, with respect to voting of the Shares in accordance with the provisions hereof.

     5. Representations and Warranties of the Stockholder. Stockholder (i) is the beneficial owner of the shares of common stock of the Company, Preferred Stock of the Company and the options and warrants to purchase shares of common stock of the Company indicated on the final page of this Agreement, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances; (ii) does not beneficially own any securities of the Company other than the shares of common stock of the Company, Preferred Stock of the Company and options and warrants to purchase shares of common stock of the Company indicated on the final page of this Agreement; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     6. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Company, to carry out the intent of this Agreement.

     7. Consent and Waiver. Stockholder (not in his capacity as a director or officer of the Company) hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have.

     8. Legending of Shares. If so requested by Company, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2 hereof, Stockholder agrees that Stockholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

     9. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

     10. Miscellaneous.

     (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

     (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Company shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Company upon any such violation, Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Company at law or in equity.

     (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

       If to Company:

       OnDisplay, Inc.
       12667 Alcosta Boulevard, Suite 300
       San Ramon, CA 94583
       Attention: Dave Larson
       Facsimile: (925) 480-1000

       With a copy to:

       Wilson Sonsini Goodrich & Rosati
       Professional Corporation
       Page Mill Road
       Palo Alto, CA 94304
       Attention: Michael Kennedy, Esq.
       Facsimile: (650) 493-6811

       If to Stockholder:

       To the address for notice set forth on the signature page hereof.

     (f) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

     (g) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

     (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

     (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

OBERON SOFTWARE INCORPORATED                       STOCKHOLDER


By:                                                By:
   -------------------------------------              -----------------------------------------
    Signature of Authorized Signatory                  Signature
Name:                                              Name:
     -----------------------------------                ---------------------------------------
Title:                                             Title:
      ----------------------------------                 --------------------------------------
                                                   --------------------------------------------
                                                   --------------------------------------------
                                                   Print Address
                                                   --------------------------------------------
                                                   Telephone
                                                   --------------------------------------------
                                                   Facsimile No.
                                                   Shares beneficially owned:
                                                   ____________ shares of Company common stock
                                                   ____________ shares of Company Preferred
                                                   Stock
                                                   ____________ shares of Company common stock
                                                   issuable upon exercise of outstanding
                                                                options or warrants

                  [SIGNATURE PAGE TO PARENT VOTING AGREEMENT]

                                   EXHIBIT 1

                               IRREVOCABLE PROXY

     The undersigned stockholder of OnDisplay, a Delaware corporation (the "Parent"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Oberon Software Incorporated, a Massachusetts corporation ("Company"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Parent issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of Parent as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to voting any Shares with respect to the matters set forth herein are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares with respect to the matters set forth herein until after the Expiration Date (as defined below).

     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Parent Voting Agreement of even date herewith by and among Company and the undersigned stockholder (the "Parent Voting Agreement"), and is granted in consideration of Company entering into that certain Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement"), among Parent, ObiOne Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Company. The Reorganization Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to Article VIII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Parent and in every written consent in lieu of such meeting in favor of issuance of shares of common stock of Parent in the Merger in accordance with the Reorganization Agreement.

     The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters, free from any provisions of this Proxy.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

     Dated:             , 2000

                                          Signature of Stockholder:_____________

                                          Print Name of Stockholder:____________

                                          Shares beneficially owned:
                                          ____________ shares of Company common
                                                       stock
                                          ____________ shares of Company
                                                       Preferred Stock

                                          ____________ shares of Company common
                                                       stock issuable upon
                                                       exercise of outstanding
                                                       options or warrants

                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                                   EXHIBIT D

                        SCHEDULE OF DESIGNATED EMPLOYEES

                                  EXHIBIT D-2

D. Collard
M. McMahon
M. Wick
R. Surratt
P. McMahon
J. Stansfield
A. Groh
R. Frechette
M. J. Kahn

                                  EXHIBIT D-3

M. McMahon
M. Wick

                                  EXHIBIT D-4

J. Chappell
D. Collard

                                  EXHIBIT D-5

J. Chappell

                                  EXHIBIT E-1

                                (VERSION 1 OF 2)

                          OBERON SOFTWARE INCORPORATED

                              EMPLOYMENT AGREEMENT

     This Agreement is entered into as of the Effective Time (as such term is defined in the Merger Agreement) by and between Oberon Software Incorporated
(the "Company"), and        (the "Employee").

     1. Duties and Scope of Employment. As of the Effective Time, Employee will continue to serve as [POSITION] of the Company, reporting to the Company's Chief Executive Officer ("CEO") and assuming and discharging such responsibilities as are commensurate with Employee's position. Employee will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the performance of his duties hereunder.

     2. Term. The term of Employee's employment under this Agreement (the "Employment Term") shall commence on the Effective Time and shall terminate on the first anniversary of the Closing Date (the "Employment Term Date"). At the end of the Employment Term, Employee's employment with the Company shall become "at-will," as defined under applicable law.

     3. Base Salary. For all services to be rendered by Employee pursuant to this Agreement, Employee shall receive Employee's annual salary of
$          which was Employee's salary in effect immediately prior to the
Effective Time (the "Base Salary"), payable in accordance with the Company's normal payroll practices. Employee's salary shall be reviewed by the Company on an annual basis for possible raises in light of Employee's performance of his or her duties.

     4. Bonus. The Company shall consider Employee for any bonus program, including any retention bonus program, the Company may implement.

     5. Employee Benefits. Employee shall be entitled to participate in the employee benefit plans and programs of the Company, if any, on the same terms and conditions as other similarly-situated employees to the extent that Employee's position, tenure, salary, age, health and other qualifications make Employee eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

     6. Expenses. The Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

     7. Severance.

          (a) Involuntary Termination. If Employee's employment with the Company terminates other than (i) for "Cause" (as defined herein), or (ii) as a result of Employee's voluntary resignation, and Employee signs and does not revoke a standard release of claims with the Company, then, subject to Employee's compliance with the provisions of the Non-Competition Agreement (referred to in Section 9), Employee shall receive Employee's Base Salary for a period equal to the longer of (i) the term of this Agreement (pursuant to Section 2) or (ii) six (6) months, to be paid in accordance with the Company's normal payroll practices.

          (b) Voluntary Termination; Termination for Cause. If Employee's employment with the Company terminates (i) voluntarily by Employee or (ii) for "Cause" by the Company, then Employee shall not be entitled to receive severance or other benefits hereunder.

     8. Definitions.

          (a) Cause. For purposes of this Agreement, "Cause" is defined as (i) failure of Employee to perform Employee's assigned duties in a manner acceptable to the Company, after written notice of such performance problems and a reasonable opportunity to cure; (ii) Employee's material nonconformance with the Company's standard business practices and policies made known in writing to Employee; (iii) the commission in bad faith by Employee of any act which materially injures or could reasonably be expected to materially injure the reputation, business, or business relationships of the Company or its affiliates; (iv) conduct of a criminal nature by Employee which has or which is reasonably expected to have an adverse effect on the Company's or any of its affiliates' reputation or standing in the community or on its continuing relationships with its customers or those who purchase or use its products or services; (v) the conviction of Employee of, or the entry of a pleading of guilty or nolo contendre by Employee to, any felony or any crime involving moral turpitude, dishonesty or theft; (vi) fraudulent conduct by Employee in connection with the business or affairs of the Company or any of its affiliates; or (vii) dishonesty of a material nature, gross negligence or gross misconduct by Employee in connection with Employee's employment.

          (b) Merger Agreement. For purposes of this Agreement, "Merger Agreement" shall mean the Agreement and Plan of Reorganization By and Among OnDisplay, Inc., ObiOne Acquisition Corporation and Oberon Software, Inc.
     dated January   , 2000.

     9. Confidential Information and Non-Competition. If Employee has not previously done so, Employee agrees to enter into the Employee Confidential Information and Invention Assignment Agreement, the form of which is Exhibit B-2 of the Merger Agreement (the "Confidential Information Agreement") and the Non-Competition Agreement, the form of which is Exhibit B-1 of the Merger Agreement (the "Non-Competition Agreement"), both of which documents are incorporated herein by reference, as a condition of employment hereunder.

     10. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Employee's right to compensation or other benefits will be null and void.

     11. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
        If to the Company:

        Oberon Software Incorporated
        215 First Street
        Cambridge, MA 02142-1268
        Attn: [KAY MECKES]

        If to Employee:

        at the last residential address known by the Company.

     12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

     13. Arbitration.

          (a) Employee agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in [COUNTY, MASSACHUSETTS] in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

          (b) The arbitrator(s) will apply Massachusetts law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. The Employee hereby consents to the personal jurisdiction of the state and federal courts located in Massachusetts for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

          (c) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

     14. Integration. This Agreement, together with the Option Plan, Option Agreement, the Confidential Information Agreement and the Non-Competition Agreement represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

     15. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

     16. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

     17. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

     18. Governing Law. This Agreement will be governed by the laws of the State of Massachusetts (with the exception of its conflict of laws provisions).

     19. Acknowledgment. Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

     20. Contingency of Agreement upon Merger. This Agreement shall be null and void and have no effect unless the merger and plan of reorganization by and between OnDisplay, Inc., [OBIONE ACQUISITION CORPORATION] and the Company is consummated.

     21. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

OBERON SOFTWARE INCORPORATED
By:                                             Date:
--------------------------------------------
Title:
--------------------------------------------
[EMPLOYEE]
                                                Date:
--------------------------------------------
[EMPLOYEE]

                                  EXHIBIT E-1
                                (VERSION 2 OF 2)

                          OBERON SOFTWARE INCORPORATED

                              EMPLOYMENT AGREEMENT

     This Agreement is entered into as of the Effective Time (as such term is defined in the Merger Agreement) by and between Oberon Software Incorporated (the "Company"), and Mark Wick (the "Employee").

     1. Duties and Scope of Employment. As of the Effective Time, Employee will continue to serve as [POSITION] of the Company, reporting to the Company's Chief Executive Officer ("CEO") and assuming and discharging such responsibilities as are commensurate with Employee's position. Employee will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the performance of his duties hereunder.

     2. Term. The term of Employee's employment under this Agreement (the "Employment Term") shall commence on the Effective Time and shall terminate on the first anniversary of the Closing Date (the "Employment Term Date"). At the end of the Employment Term, Employee's employment with the Company shall become "at-will," as defined under applicable law.

     3. Base Salary. For all services to be rendered by Employee pursuant to this Agreement, Employee shall receive Employee's annual salary of
$          which was Employee's salary in effect immediately prior to the
Effective Time (the "Base Salary"), payable in accordance with the Company's normal payroll practices. Employee's salary shall be reviewed by the Company on an annual basis for possible raises in light of Employee's performance of his or her duties.

     4. Bonus. The Company shall consider Employee for any bonus program, including any retention bonus program, the Company may implement.

     5. Employee Benefits. Employee shall be entitled to participate in the employee benefit plans and programs of the Company, if any, on the same terms and conditions as other similarly-situated employees to the extent that Employee's position, tenure, salary, age, health and other qualifications make Employee eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

     6. Expenses. The Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

      7. Severance.

          (a) Involuntary Termination. If Employee's employment with the Company terminates other than (i) for "Cause" (as defined herein), or (ii) as a result of Employee's voluntary resignation, and Employee signs and does not revoke a standard release of claims with the Company, then, subject to Employee's compliance with the provisions of the Non-Competition Agreement (referred to in Section 9), Employee shall receive Employee's Base Salary for a period equal to the longer of (i) the term of this Agreement (pursuant to Section 2) or (ii) six (6) months, to be paid in accordance with the Company's normal payroll practices.

          (b) Voluntary Termination; Termination for Cause. If Employee's employment with the Company terminates (i) voluntarily by Employee or (ii) for "Cause" by the Company, then Employee shall not be entitled to receive severance or other benefits hereunder.

      8. Definitions.

          (a) Cause. For purposes of this Agreement, "Cause" is defined as (i) failure of Employee to perform Employee's assigned duties in a manner acceptable to the Company, after written notice of such performance problems and a reasonable opportunity to cure; (ii) Employee's material nonconformance with the Company's standard business practices and policies made known in writing to Employee; (iii) the commission in bad faith by Employee of any act which materially injures or could reasonably be expected to materially injure the reputation, business, or business relationships of the Company or its affiliates; (iv) conduct of a criminal nature by Employee which has or which is reasonably expected to have an adverse effect on the Company's or any of its affiliates' reputation or standing in the community or on its continuing relationships with its customers or those who purchase or use its products or services; (v) the conviction of Employee of, or the entry of a pleading of guilty or nolo contendre by Employee to, any felony or any crime involving moral turpitude, dishonesty or theft; (vi) fraudulent conduct by Employee in connection with the business or affairs of the Company or any of its affiliates; or (vii) dishonesty of a material nature, gross negligence or gross misconduct by Employee in connection with Employee's employment.

          (b) Merger Agreement. For purposes of this Agreement, "Merger Agreement" shall mean the Agreement and Plan of Reorganization By and Among OnDisplay, Inc., ObiOne Acquisition Corporation and Oberon Software, Inc.
     dated January   , 2000.

      9. Confidential Information and Non-Competition. If Employee has not previously done so, Employee agrees to enter into the Employee Confidential Information and Invention Assignment Agreement, the form of which is Exhibit B-2 of the Merger Agreement (the "Confidential Information Agreement") and the Non-Competition Agreement, the form of which is Exhibit B-1 of the Merger Agreement (the "Non-Competition Agreement"), both of which documents are incorporated herein by reference, as a condition of employment hereunder.

     10. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Employee's right to compensation or other benefits will be null and void.

     11. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
        If to the Company:

        Oberon Software Incorporated
        215 First Street
        Cambridge, MA 02142-1268
        Attn: [KAY MECKES]

        If to Employee:

        at the last residential address known by the Company.

     12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

     13. Arbitration.

          (a) Employee agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in [COUNTY, MASSACHUSETTS] in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

          (b) The arbitrator(s) will apply Massachusetts law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. The Employee hereby consents to the personal jurisdiction of the state and federal courts located in Massachusetts for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

          (c) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

     14. Integration. This Agreement, together with the Option Plan, Option Agreement, the Confidential Information Agreement and the Non-Competition Agreement represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

     15. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

     16. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

     17. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

     18. Governing Law. This Agreement will be governed by the laws of the State of Massachusetts (with the exception of its conflict of laws provisions).

     19. Acknowledgment. Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

     20. Contingency of Agreement upon Merger. This Agreement shall be null and void and have no effect unless the merger and plan of reorganization by and between OnDisplay, Inc., [OBIONE ACQUISITION CORPORATION] and the Company is consummated.

     21. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

OBERON SOFTWARE INCORPORATED
By:                                             Date:
--------------------------------------------
Title:
--------------------------------------------
[EMPLOYEE]
                                                Date:
--------------------------------------------
[EMPLOYEE]

                                  EXHIBIT E-2

                                 VERSION 1 OF 2

                              SEVERANCE AGREEMENT

     AGREEMENT made as of the                day of January, 2000 by and between
Oberon Software, Incorporated (the "Company") and David Collard (the
"Employee").

     WHEREAS, the Company, OnDisplay, Inc., a Delaware corporation ("Parent") and ObiOne Acquisition Corporation, a Massachusetts corporation and a wholly-owned subsidiary of Parent ("Sub") have entered into an Agreement and Plan of Reorganization (the "Merger Agreement") and have agreed that Parent shall acquire the Company through the statutory merger of Sub with and into the Company (the "Merger");

     WHEREAS, the Parent, the Company and the Sub acknowledge that upon the closing of the Merger (the "Closing"), the Employee's level of responsibility shall be materially reduced within the meaning of 8(c)(1)(c) of the 1998 Stock Incentive Plan, as amended, and that the Employee shall separate from the Company after a transition period of two(2) months following the Closing (the "Termination Date");

     WHEREAS, concurrent with the execution and delivery of the Merger Agreement, as a material inducement to Parent and Sub to enter into the Merger Agreement, the Employee has agreed to enter into this Agreement;

     WHEREAS, the parties wish to resolve amicably the Employee's separation from the Company and establish the terms of the Employee's severance arrangement;

     NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

     1. Monetary Consideration. The Company agrees to pay the Employee 70,000. less all applicable state and federal taxes as severance pay in a lump sum on the Termination Date contingent upon Employee signing the Release of Claims pursuant to Section 4 below.

     2. Stock Acceleration. Effective upon the Termination Date, but contingent upon Employee signing the Release of Claims pursuant to Section 4 below, (a) each outstanding option to purchase shares of Common Stock of the Company held by the Employee shall become immediately exercisable in full and (b) each outstanding restricted stock award shall be deemed to be fully vested and no longer subject to a right of repurchase by the Company.

     3. Benefits.

          (i) provided that Employee is eligible for and elects continuation coverage pursuant to COBRA, the Company will reimburse Employee for his COBRA premiums until the earlier of (i) six (6) months from the Termination Date; or (ii) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA. Employee shall be responsible for payment of his COBRA premiums for the remaining COBRA period.

          (ii) to the extent not previously paid or provided, the Company shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive following the Employee's termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies, including, but not limited to, any accrued vacation time.

     4. Release of Claims. The Employee agrees to execute a Release of Claims (in the form attached hereto as Exhibit A) as of the Termination Date and the Employee understands and agrees that all severance payments and vesting acceleration provided in Sections 1 and 2 of this Agreement are contingent upon execution of the Release of Claims.

     5. Non-Disclosure and Non-Competition.

          (a) Non-Disclosure. The Employee acknowledges his obligation to keep confidential all non-public information concerning the Company which he acquired during the course of his employment with the Company, as stated more fully in the confidential information, invention and writings and non-competition agreement ("Confidentiality and Non-Competition Agreement") executed by the Employee which remains in full force and effect. The Employee also acknowledges payment to him of the amount described herein in consideration for his obligations under the Confidentiality and Non-Competition Agreement.

          (b) Non-Compete. Employee agrees to sign the form of Non-Compete Agreement included as Exhibit B-1 of the Merger Agreement contemporaneously with this Agreement.

     6. Return of Company Property. The Employee agrees to return within seven
(7) days of the Termination Date all Company property which is in his possession or control. The Employee further agrees to leave intact all electronic Company documents, including those which he developed or help develop during his employment.

     7. Confidentiality. The Employee understands and agrees that as a condition for payment to him of the consideration herein described, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Employee, his agents and representatives and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

     8. Nature of Agreement. The Employee understands and agrees that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

     9. Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

     10. Waiver of Rights. No delay or omission by the Company in exercising any rights under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     11. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

     12. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, in [NAME OF COUNTY], Massachusetts, before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. EMPLOYEE AGREES AND HEREBY WAIVES HIS RIGHT TO JURY TRIAL AS TO MATTERS ARISING OUT OF THE TERMS OF THIS AGREEMENT AND ANY MATTERS HEREIN RELEASED TO THE EXTENT PERMITTED BY LAW. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

     13. Applicable Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.

     14. Voluntary Assent. The Employee affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

     15. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the severance and supersedes all previous oral and written negotiations, agreements, commitments, and writings in connection therewith. To the extent of any conflict between this Agreement and Employee's respective stock option agreements, restricted stock agreements or the 1998 Stock Option Plan, this Agreement shall prevail. Nothing in this Section shall, however, modify, cancel or supercede the Employee's obligations set forth in Section 5.

     16. Counterparts. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written above.

By:
------------------------------------------------------       Date:

By:
------------------------------------------------------       Date:

                                   EXHIBIT A

                        SETTLEMENT AGREEMENT AND RELEASE

     This Settlement Agreement and Release ("Agreement") is made by and between
Oberon Software, Inc. (the "Company"), and                ("Employee").

     WHEREAS, Employee was employed by the Company;

     WHEREAS, the Company and Employee have entered into an Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the "Confidentiality Agreement");

     NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as "the Parties") hereby agree as follows:

     1. Termination. Employee's employment from the Company terminated on     .

     2. Consideration. The Company agrees to pay Employee at the rate of
               Dollars ($          ) per month, less applicable withholding, for
the time period from                , 2000 through             , 2000 (the
"payment period") in accordance with the Company's payroll practices. During the payment period, Employee will not be entitled to accrual of any employee benefits, including, but not limited to, vacation benefits or bonuses.

     3. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company. Employee shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

     4. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

     5. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

          i. any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

          ii. any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

          iii. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

          iv. any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

          v. any and all claims for violation of the federal, or any state, constitution;

          vi. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

          vii. any and all claims for attorneys' fees and costs.

          viii. Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. Employee acknowledges and agrees that any breach of this paragraph shall constitute a material breach of the Agreement and in the case of a breach by Employee, shall entitle the Company immediately to recover the monetary consideration discussed in paragraph 2 above. Employee shall also be responsible to the Company for all costs, attorneys' fees and any and all damages incurred by the Company
     (a) enforcing the obligation, including the bringing of any suit to recover the monetary consideration, and (b) defending against a claim or suit brought or pursued by Employee in violation of this provision.

     6. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he/she has been advised by this writing that (a) he/she should consult with an attorney prior to executing this Agreement; (b) he/she has twenty-one (21) days within which to consider this Agreement; (c) he/she has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered to Janet Azevedo at OnDisplay, Inc. 12667 Alcosta Road, Suite 300, San Ramon, CA 94583, by close of business on the seventh day from the date that Employee signs this Agreement.

     7. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

     8. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees that he will not apply for employment with the Company, its subsidiaries, its parents, or related companies, or any successor and will not apply to work as an independent contractor for the Company, its parents, its subsidiaries or any successor.

     9. Confidentiality. Employee agrees to use his best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information"). Employee agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. Employee agrees to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

     10. No Cooperation. Employee agrees he will not act in any manner that might damage the business of the Company. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

     11. Non-Disparagement. Employee agrees to refrain from any defamation, libel or slander of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or tortious interference with the contracts and relationships of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.

     12. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

     13. Costs. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

     14. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, in [NAME OF COUNTY], Massachusetts, before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. EMPLOYEE AGREES AND HEREBY WAIVES HIS RIGHT TO JURY TRIAL AS TO MATTERS ARISING OUT OF THE TERMS OF THIS Agreement AND ANY MATTERS HEREIN RELEASED TO THE EXTENT PERMITTED BY LAW. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

     15. Authority. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

     16. No Representations. Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

     17. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     18. Entire Agreement. This Agreement and the Confidentiality Agreement represent the entire agreement and understanding between the Company and Employee concerning Employee's separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Employee's relationship with the Company and his compensation by the Company.

     19. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the President of the Company.

     20. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

     21. Effective Date. This Agreement is effective the day or eight days after it has been signed by both Parties.

     22. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     23. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

          i. They have read this Agreement;

          ii. They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

          iii. They understand the terms and consequences of this Agreement and of the releases it contains;

          iv. They are fully aware of the legal and binding effect of this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                                          OBERON SOFTWARE, INC.

Dated:             , 2000                 By
                                          --------------------------------------
                                            [Typed officer name]
                                            [Title]

                                          DAVID COLLARD, an individual

Dated:             , 2000                 By
                                          --------------------------------------
                                            [Typed Employee name]

                                  EXHIBIT E-2

                                (VERSION 2 OF 2)

                        SEVERANCE AGREEMENT AND RELEASE

     AGREEMENT made as of the                day of January, 2000 by and between
Oberon Software, Incorporated (the "Company") and Joseph J. Chappell (the "Employee").

     WHEREAS, the Company, OnDisplay, Inc., a Delaware corporation ("Parent") and ObiOne Acquisition Corporation, a Massachusetts corporation and a wholly-owned subsidiary of Parent ("Sub") have entered into an Agreement and Plan of Reorganization (the "Merger Agreement") and have agreed that Parent shall acquire the Company through the statutory merger of Sub with and into the Company (the "Merger");

     WHEREAS, the Parent, the Company and the Sub acknowledge that upon the closing of the Merger (the "Closing"), the Employee shall separate from the Company (the "Termination Date") and that such termination shall be considered a termination not for Cause for purposes of Section 8 of the 1998 Stock Incentive Plan;

     WHEREAS, concurrent with the execution and delivery of the Merger Agreement, as a material inducement to Parent and Sub to enter into the Merger Agreement, the Employee has agreed to enter into this Agreement;

     WHEREAS, the parties wish to resolve amicably the Employee's separation from the Company and establish the terms of the Employee's severance arrangement;

     NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

     1. Monetary Consideration. The Company agrees to pay the Employee $150,000 less all applicable state and federal taxes as severance pay in a lump-sum on the Termination Date.

     2. Stock Acceleration. Effective upon the Termination Date, (a) each outstanding option to purchase shares of Common Stock of the Company held by the Employee shall become immediately exercisable in full, and (b) each outstanding restricted stock award shall be deemed to be fully vested and no longer subject to a right of repurchase by the Company.

     3. Consulting Services. As a condition to, and in consideration for, the severance benefits Employee is to receive herein, Employee agrees to make himself available for up to ten (10) hours per month to perform consulting services reasonably requested of him by the Chief Executive Officer of the Company during the twelve(12) month period beginning on the Closing (the "Consultancy Period"). All assignments will come from the Chief Executive Officer of the Company, and Employee will report directly to such person with respect to each assignment. Employee shall be reimbursed for all reasonable travel expenses incurred in rendering such consulting services upon Employee's submission of appropriate documentation for those expenses. During the Consultancy Period, Employee will not make any representations to any third party that he is an officer, employee or director of the Company. Any proprietary information or other confidential information of the Company to which Employee may have access in the performance of his consulting services will be held in confidence and will not be disclosed to any third party, except to the extent necessary to perform his consulting services.

     4. Benefits.

          (i) provided that Employee is eligible for and elects continuation coverage pursuant to COBRA, the Company will reimburse Employee for his COBRA premiums until the earlier of (i) twelve (12) months from the Termination Date; or (ii) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA. Employee shall be responsible for payment of his COBRA premiums for the remaining COBRA period.

          (ii) to the extent not previously paid or provided, the Company shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive following the Employee's termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies, including, but not limited to, any accrued vacation time.

     5. Release of Claims. Employee agrees that as of the Termination Date the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

          (i) any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

          (ii) any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

          (iii) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

          (iv) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

          (v) any and all claims for violation of the federal, or any state, constitution;

          (vi) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

          (vii) any and all claims for attorneys' fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. Employee acknowledges and agrees that any breach of this paragraph shall constitute a material breach of the Agreement and in the case of a breach by Employee, shall entitle the Company immediately to recover the monetary consideration discussed in Section 1 above. Employee shall also be responsible to the Company for all costs, attorneys' fees and any and all damages incurred by the Company (a) enforcing the obligation, including the bringing of any suit to recover the monetary consideration, and (b) defending against a claim or suit brought or pursued by Employee in violation of this provision.

     6. Non-Disclosure and Non-Competition.

          (a) Non-Disclosure. The Employee acknowledges his obligation to keep confidential all non-public information concerning the Company which he acquired during the course of his employment with the Company, as stated more fully in the confidential information, invention and writings and non-competition agreement ("Confidentiality and Non-Competition Agreement") executed by the Employee which remains in full force and effect. The Employee also acknowledges payment to him of the amount described herein in consideration for his obligations under the Confidentiality and Non-Competition Agreement

          (b) Non-Compete. Employee agrees to sign the Non-Compete Agreement included as Exhibit B-1 of the Merger Agreement contemporaneously with this Agreement.

     7. Return of Company Property. The Employee agrees to return within seven
(7) days of the Termination Date all Company property which is in his possession or control. The Employee further agrees to leave intact all electronic Company documents, including those which he developed or help develop during his employment.

     8. No Cooperation. Employee agrees he will not act in any manner that might damage the business of the Company. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

     9. Non-Disparagement. Employee agrees to refrain from any defamation, libel or slander of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or tortious interference with the contracts and relationships of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.

     10. Confidentiality. The Employee understands and agrees that as a condition for payment to him of the consideration herein described, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Employee, his agents and representatives and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

     11. Nature of Agreement. The Employee understands and agrees that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

     12. Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

     13. Waiver of Rights. No delay or omission by the Company in exercising any rights under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     14. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

     15. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, in [NAME OF COUNTY], Massachusetts, before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. EMPLOYEE AGREES AND HEREBY WAIVES HIS RIGHT TO JURY TRIAL AS TO MATTERS ARISING OUT OF THE TERMS OF THIS AGREEMENT AND ANY MATTERS HEREIN RELEASED TO THE EXTENT PERMITTED BY LAW. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

     16. Applicable Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.

     17. Voluntary Assent. The Employee affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

     18. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the severance and supercedes all previous oral and written negotiations, agreements, commitments, and writings in connection therewith. TO THE EXTENT OF ANY CONFLICT BETWEEN THIS AGREEMENT AND EMPLOYEE'S RESPECTIVE STOCK OPTION AGREEMENTS, RESTRICTED STOCK AGREEMENTS OR THE 1998 STOCK OPTION PLAN, THIS AGREEMENT SHALL PREVAIL. Nothing in this Section shall, however, modify, cancel or supercede the Employee's obligations set forth in Section 6.

     19. Counterparts. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written above.

By:                                       Date:
---------------------------------------------

By:                                       Date:
---------------------------------------------

                                   EXHIBIT F

                          FORM OF AFFILIATE AGREEMENT

                                   EXHIBIT F

                      FORM OF COMPANY AFFILIATE AGREEMENT

     THIS COMPANY AFFILIATE AGREEMENT (this "Agreement") is made and entered
into as of             , 2000, by and between OnDisplay, Inc., a Delaware
corporation ("Parent"), and the undersigned stockholder who may be deemed an affiliate ("Affiliate") of Oberon Software, Inc., a Massachusetts corporation ("Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                    RECITALS

     A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company (the "Company capital stock") shall be converted into the right to receive common stock of Parent;

     B. Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of the Company, as the term "affiliate" is used for purposes of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") and of Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

     C. The execution and delivery of this Agreement by Affiliate is a material inducement to Parent to enter into the Reorganization Agreement.

     NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

     1. Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein shall be relied upon by Parent, the Company and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Reorganization Agreement and has discussed the requirements of this Agreement with Affiliate's professional advisors, who are qualified to advise Affiliate with regard to such matters.

     2. Beneficial Ownership of Company capital stock. The Affiliate is the sole record and beneficial owner of the number of shares of Company capital stock set forth next to its name on the signature page hereto (the "Shares"). The Shares are not subject to any claim, lien, pledge, charge, security interest or other encumbrance or to any rights of first refusal of any kind. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Affiliate is party or by which it is bound obligating the Affiliate to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Shares or obligating the Affiliate to grant or enter into any such option, warrant, call, right, commitment or agreement. The Affiliate has the sole right to transfer such Shares. The Shares constitute all shares of Company capital stock owned, beneficially or of record, by the Affiliate. The Shares are not subject to preemptive rights created by any agreement to which the Affiliate is party. The Affiliate has not engaged in any sale or other transfer of the Shares in contemplation of the Merger. All shares of Company capital stock and common stock of Parent ("Parent common stock") acquired by Affiliate subsequent to the date hereof (including shares of Parent common stock acquired in the Merger) shall be subject to the provisions of this Agreement as if held by Affiliate as of the date hereof.

     3. Compliance with Rule 145 and the Securities Act.

          (a) Affiliate has been advised that (i) the issuance of shares of Parent common stock in connection with the Merger is expected to be effected pursuant to a registration statement on Form S-4 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and the resale of such shares shall be subject to restrictions set forth in Rule 145 under the Securities Act, and (ii) Affiliate may be deemed to be an affiliate of the Company. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Parent common stock issued to Affiliate in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act, or (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration, or (iii) Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

          (b) Parent shall give stop transfer instructions to its transfer agent with respect to any Parent common stock received by Affiliate pursuant to the Merger and there shall be placed on the certificates representing such common stock, or any substitutions therefor, a legend stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

     The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

     4. Termination. This Agreement shall be terminated and shall be of no further force and effect in the event of the termination of the Reorganization Agreement pursuant to Article VIII of the Reorganization Agreement.

     5. Miscellaneous.

          (a) Waiver; Severability. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

          (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d) Injunctive Relief. Each of the parties acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of Parent and the Company and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement shall result in irreparable harm and damages to Parent and the Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

          (e) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

          (f) Entire Agreement. This Agreement, the Reorganization Agreement and any other agreements referred to in the Reorganization Agreement set forth the entire understanding of Affiliate and Parent relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between Affiliate and Parent relating to the subject matter hereof and thereof.

          (g) Attorneys' Fees. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

          (h) Further Assurances. Affiliate shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

          (i) Third Party Reliance. Counsel to and independent auditors for Parent and the Company shall be entitled to rely upon this Affiliate Agreement.

          (j) Survival. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the Merger.

          (k) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

        If to Parent:    OnDisplay, Inc.
                         12667 Alcosta Boulevard, Suite 300
                         San Ramon, CA 94583
                         Attention:
                         Facsimile:
        With a copy to:  Wilson Sonsini Goodrich & Rosati
                         Professional Corporation
                         650 Page Mill Road
                         Palo Alto, California 94304
                         Attention: Michael Kennedy, Esq.
                         Facsimile: (650) 493-6811
        If to            To the address for notice set forth on the signature page
          Affiliate:     hereof.

          (l) Counterparts. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.

DANCE                                                       AFFILIATE

By: ____________________________________                    By: ________________________________________

Name: __________________________________                    Affiliate's Address for Notice:
                                                            _____________________________________________________
Title: _________________________________                    _____________________________________________________
                                                            _____________________________________________________
                                                            Shares beneficially owned:
                                                            ____________ shares of Company common stock
                                                            ____________ shares of Company common stock issuable
                                                            upon exercise of outstanding options and warrants
                                                            ____________ shares of Parent common stock

                [SIGNATURE PAGE TO COMPANY AFFILIATE AGREEMENT]

                                    ANNEX AA

          AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF REORGANIZATION

     THIS AMENDMENT NO. 1 (this "AMENDMENT") to the AGREEMENT AND PLAN OF REORGANIZATION dated January 17, 2000 (the "MERGER AGREEMENT," capitalized terms not otherwise defined herein are used herein as therein defined), among OnDisplay, Inc., a Delaware corporation ("PARENT"), ObiOne Acquisition Corporation, a Massachusetts corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Oberon Software Incorporated, a Massachusetts corporation (the "COMPANY"), is made this 2nd day of March, 2000 by and among Parent, Merger Sub and Company.

                                    RECITALS

     WHEREAS, Parent, Merger Sub and Company desire to amend the Merger Agreement as provided herein.

     NOW THEREFORE in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     SECTION 1. Amendments to Merger Agreement.

     (a) The definition of "Exchange Ratio" in Section 1.12 of the Merger Agreement is hereby amended and restated in its entirety as follows:

          "Exchange Ratio" shall mean an amount equal to .0912.

     (b) The definitions of "Total Consideration" and "Total Outstanding Shares" in Section 1.12 of the Merger Agreement are hereby deleted.

     (c) The references to "Exhibit D-1" in Section 5.11(a) and in the definition of "Retention Options" in Section 1.12 are hereby deleted and replaced with "Schedule 5.11."

     SECTION 2. Representations and Warranties.

     (a) Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that Company has all necessary corporate power and authority to execute and delivery this Amendment, to perform its obligations under the Merger Agreement as amended hereby and to consummate the transactions contemplated hereby.

     (b) Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby jointly and severally represent and warrant to Company that Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Amendment, to perform their respective obligations under the Merger Agreement as amended hereby and to consummate the transactions contemplated hereby.

     SECTION 3. Effect on Merger Agreement. Except as otherwise specifically provided herein, the Merger Agreement shall not be amended but shall remain in full force and effect, subject to the terms thereof.

     SECTION 4. Counterparts. This Amendment may be signed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

OBERON SOFTWARE INCORPORATED                             ONDISPLAY, INC.
By: /s/ JOSEPH CHAPPELL                                  By: /s/ MARK PINE

Name: Joseph J. Chappell                                 Name: Mark Pine

Title: President and CEO                                 Title: Chairman and CEO

                                                         OBIONE ACQUISITION CORPORATION
                                                         By: /s/ DAVID F. LARSON
                                                         Name: David F. Larson
                                                         Title: CFO

                                                         STOCKHOLDERS' REPRESENTATIVE:
                                                         By: /s/ JOSEPH J. CHAPPELL
                                                         Name: Joseph J. Chappell
                                                         Title: President and CEO

                                    ANNEX B

                                January 17, 2000

Board of Directors
OnDisplay, Inc.
12667 Alcosta Blvd.,
Suite 300
San Ramon, CA 94583

Members of the Board:

     We understand that Oberon Software Incorporated (the "Company"), OnDisplay, Inc. ("Acquiror") and ObiOne Acquisition Corporation (a wholly owned subsidiary of Acquiror, "Merger Sub") are proposing to enter into an Agreement and Plan of Reorganization (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms set forth in a draft of the Agreement dated January 17, 2000 (the "Draft Agreement"), at the effective time of the Merger, each of the outstanding shares of common stock of the Company, par value $.01 per share, Series 1 Participating Convertible Preferred Stock, par value $.01 per share and Series 2, Non-Participating Convertible Preferred Stock, par value $.01 per share (collectively, "Company Capital Stock") other than certain shares to be canceled pursuant to the Agreement and shares held by stockholders who properly exercise dissenters' rights ("Dissenting Shares"), will be converted into the right to receive .0912 shares (the "Exchange Ratio") of the common stock of Acquiror, par value $0.001 per share ("Acquiror Common Stock"). Outstanding options to acquire Company Capital Stock will be assumed and converted into options to acquire Acquiror Common Stock pursuant to the terms of the Agreement. The terms and conditions of the Merger are set out more fully in the Agreement.

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to Acquiror.

     For purposes of this opinion we have, among other things:

     (i) reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning (a) the Company prepared by the managements of the Company and Acquiror, respectively, and (b) Acquiror prepared by the management of Acquiror;

     (ii) reviewed with Acquiror certain publicly available research estimates of research analysts regarding Acquiror;

     (iii) held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Acquiror, independently and combined, including discussions with the managements of the Company and Acquiror concerning their views regarding the strategic rationale for the Merger;

     (iv) reviewed the financial terms and conditions set forth in the Draft Agreement, dated January 17, 2000;

     (v)   reviewed the stock price and trading history of Acquiror Common
           Stock;

     (vi) compared the financial performance of the Company with that of certain publicly traded companies that we deemed comparable with the Company;

     (vii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

     (viii) reviewed the pro forma impact of the Merger on Acquiror's revenue per share and earnings per share;

Board of Directors
OnDisplay, Inc.
January 17, 2000
Page 2
     (ix) prepared an analysis of the relative contributions of the Company and Acquiror to the combined company;

     (x) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

     (xi) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

     In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of the Company and Acquiror that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of the Company and Acquiror that we have reviewed, upon the advice of the managements of the Company and Acquiror, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company and Acquiror, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. In this regard, we note that each of the Company and the Acquiror face exposure to the Year 2000 problem. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made with respect to the potential effect that the Year 2000 problem might have on the Company's and the Acquiror's respective forecasts. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have also assumed that the Exchange Ratio will not be increased as a result of provisions of the Draft Agreement. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

     This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, to Acquiror of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Acquiror Common Stock will be when issued to the Company's stockholders pursuant to the Merger or the price at which shares of Acquiror Common Stock may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that Acquiror's Board of Directors has considered or may be considering, nor does it address the decision of Acquiror's Board of Directors to proceed with the Merger.

Board of Directors
OnDisplay, Inc.
January 17, 2000
Page 3
     We will receive a fee contingent upon the delivery of this opinion, and Acquiror has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past, we have provided certain investment banking services to the Acquiror for which we have been paid fees, including acting as lead manager for the initial public offering of Acquiror Common Stock. We maintain a market in the shares of Acquiror Common Stock. In the ordinary course of business, we may trade in Acquiror's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in Acquiror's securities.

     Our opinion expressed herein is provided for the information of the Board of Directors of Acquiror in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of Acquiror or the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

     Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Acquiror from a financial point of view.

                                       Very truly yours,
                                       /s/ FLEETBOSTON ROBERTSON STEPHENS INC.

                                    ANNEX C

January 16, 2000

Special Committee of the Board of Directors
Oberon Software Incorporated
215 First Street
Cambridge, MA 02142

Gentlemen:

     We understand that OnDisplay, Inc. ("OnDisplay"), ObiOne Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of OnDisplay, and Oberon Software Incorporated ("Oberon" or the "Company") are considering entering into an agreement and plan of reorganization substantially in the form of the draft dated January 13, 2000 (the "Draft Merger Agreement") pursuant to which, among other things, Merger Sub shall be merged with and into the Company in a transaction (the "Merger") in which each share of Common Stock and Preferred Stock of the Company, subject to the conditions and limitations set forth in the Draft Merger Agreement, shall be converted into the right to receive, without interest, 0.0911596 shares (the "Exchange Ratio") of the Common Stock of OnDisplay. The terms and conditions of the Merger are set forth in more detail in the Draft Merger Agreement, a copy of which has been furnished to us.

     You have requested the opinion of SoundView Technology Group, Inc. ("SoundView"), as of this date, as to the fairness, from a financial point of view, to the stockholders of the Company, of the Exchange Ratio.

     In conducting our analysis and arriving at our opinion as expressed herein, we have, among other things:

          (i) reviewed the Draft Merger Agreement and the specific terms of the Merger set forth therein, and have assumed that the final form of the Draft Merger Agreement will not vary in any regard that is material to our analysis;

          (ii) reviewed Oberon's financial and operating information for the two-year period ended September 30, 1999 and the three-month period ended December 31, 1999;

          (iii) reviewed OnDisplay's financial and operating information for the two year period ended December 31, 1999;

          (iv) reviewed certain financial and operating information regarding the businesses, operations and prospects of Oberon and OnDisplay, including forecasts and projections, provided to us by the managements of the Company and OnDisplay, respectively;

          (v) reviewed certain publicly available financial information concerning certain other companies we deemed to be reasonably similar to the Company and OnDisplay and the trading markets for certain of such companies' securities;

          (vi) reviewed the financial terms of the Merger and compared them with the financial terms, to the extent publicly available, of certain recent mergers and acquisitions that we deemed relevant;

          (vii) conducted discussions with certain members of senior management of the Company and OnDisplay concerning their respective business and operations, assets, present condition and future prospects; and

          (viii) performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors as we have deemed, in our sole judgment, to be necessary, appropriate or relevant to render the opinion set forth herein.

Special Committee of the Board of Directors of
  Oberon Software Corporation
January 16, 2000
Page  2

     We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof.

     In arriving at our opinion, we have not made, obtained or assumed any responsibility for any independent evaluation or appraisal of the properties and facilities or of the assets and liabilities (contingent or otherwise) of either the Company or OnDisplay. We have assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by us in arriving at our opinion and have not attempted independently to verify, or undertaken any obligation to verify, such information. We have further relied upon the assurances of the managements of Oberon and OnDisplay that they were not aware of any facts that would make such information inaccurate or misleading. In addition, we have assumed that the forecasts and projections provided to SoundView by OnDiplay and the Company represent the best currently available estimates and judgments of OnDisplay's and the Company's managements as to the future financial condition and results of operations of OnDisplay and the Company, respectively, and have assumed that such forecasts and projects have been reasonably prepared based on such currently available estimates and judgments. We assume no responsibility for and express no view as to such forecasts and projections or the assumptions on which they are based.

     We do not express any opinion as to the price at which OnDisplay's stock will trade prior to or subsequent to the closing of the Merger. This letter does not constitute a recommendation of the Merger over any other alternative transactions which may be available to the Company and does not address the underlying business decision of the Special Committee of the Board of Directors of the Company to proceed with or effect the Merger.

     SoundView, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, divestitures, restructurings, recapitalizations, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have been engaged to render the financial opinion as expressed herein and we will receive a fee upon delivery of this opinion. We also, from time to time, may in the future perform certain financial advisory services for the Company for which we may receive a fee. In the ordinary course of business, we may actively trade the securities of OnDisplay for our own account and for the accounts of our customers and, accordingly, may at any time hold a short or long position in such securities. The Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

     This opinion has been prepared for the confidential use and benefit of the Special Committee of the Board of Directors of the Company in its consideration of the Merger, supersedes any previously rendered opinion and may not be reproduced, summarized, described or referred to or given to any other person or otherwise made public without our prior written consent.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Exchange Ratio pursuant to the Draft Merger Agreement is fair, from a financial point of view, to the Company's stockholders.

                                          Very truly yours,

                                          /s/  SoundView Technology Group, Inc.

                                                                         ANNEX D

156B SEC. 85. DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK;
EXCEPTION

     A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eight-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

Added by St.1964, c. 723, sec. 1. Amended by St.1969, c. 392, sec. 22.

                         HISTORICAL AND STATUTORY NOTES

     St.1969, c. 392, sec. 22, approved June 5, 1969, added the second sentence.

156B SEC. 86. SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

     If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

Added by St.1964, c. 723, sec. 1. Amended by St.1965, c. 685, sec. 40; St.1973,
c. 749, sec. 1.

                         HISTORICAL AND STATUTORY NOTES

     St.1965, c. 685, sec. 40, an emergency act, approved Sept 9, 1965, and by sec. 57 made effective Oct. 1, 1965, in the second sentence, redesignated cls.
(i) and (ii) as cls. (1) and (2), respectively.

     St.1973, c. 749, sec. 1, approved Sept. 7, 1973, in the second sentence, rewrote cl. (1), which prior thereto read, "he files with the corporation written objection to the proposed action before the taking of the vote thereon and".

156B SEC. 87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING; FORM

     The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action.

     St.1973, c. 749, sec. 749, approved Sept. 7, 1973, in the first sentence, substituted "meeting the requirements of section eighty-six" for "thereto with such corporation before the taking of the vote on the approval of such action": and inserted the second sentence.

156B SEC. 89. DEMAND FOR PAYMENT; TIME FOR PAYMENT

     If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

Added by St.1964, c. 723 sec. 1. Amended by St.1973, c. 749, sec. 4.

                         HISTORICAL AND STATUTORY NOTES

     St.1973, c. 749, sec. 4, approved Sept. 7, 1973, substituted "within twenty days" and "any such stockholder to whom the corporation was required to give such notice shall" for "any such stockholder shall within twenty days."

156 SEC. 90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

     If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholders held stock had or has its principal office in the commonwealth.

Added by St.1964, c. 723, sec. 1.

156B SEC. 91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

     If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

Added by St.1964, c. 723, sec. 1.

156B SEC. 92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

     After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of any payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

Added by St.1964, c. 723, sec. 1. Amended by St.1983, c. 522, sec. 22.

                         HISTORICAL AND STATUTORY NOTES

     St.1983, c. S22, sec. 22, approved Nov. 29, 1983, and by sec. 24 made effective March 1, 1984, in the first sentence, inserted "if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation".

156B SEC. 93. REFERENCE TO SPECIAL MASTER

     The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

Added by St.1964, c. 723, sec. 1.

156B SEC. 94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

     On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

Added by St.1964, c. 723, sec. 1. Amended by St.1983, c. 522, sec. 23.

                         HISTORICAL AND STATUTORY NOTES

     St. 1983, c. 522, sec. 23, approved Nov. 29, 1983 and by sec. 24 made effective March 1, 1984, inserted "and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties".

156B SEC. 95. COSTS; INTEREST

     The costs of the bill, including the reasonably compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

Added by St.1964, c. 723, sec. 1. Amended by St.1965, c. 685, sec. 41.

                         HISTORICAL AND STATUTORY NOTES

     St.1965, c. 685, sec. 41, an emergency act, approved Sept. 9, 1965, and by sec. 57 made effective October 1, 1965, in the first sentence, substituted "provided in this chapter" for "hereinabove provided".

156B SEC. 96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

     Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

          (1) A bill shall not be filed within the time provided in section ninety;

          (2) A bill, if filed, shall be dismissed as to such stockholder; or

          (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, delivery to it a written withdrawal of his objections to and an acceptance of such corporate action.

     Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

Added by St.1964, c. 723, sec. 1. Amended by St.1982, c. 149.

                         HISTORICAL AND STATUTORY NOTES

     St.1982, c. 149, approved June 14, 1982, added the second paragraph.

156B SEC. 97. STATUS OF SHARES PAID FOR

     The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

Added by St.1964, c. 723, sec. 1. Amended by St.1965, c. 685, sec. 42.

                         HISTORICAL AND STATUTORY NOTES

     St.1965, c. 685, sec. 42, an emergency act, approved Sept. 9, 1965, and by sec. 57 made effective Oct. 1, 1965, substituted "chapter" for "section".

156B SEC. 98. EXCLUSIVE REMEDY, EXCEPTION

     The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

Added by St.1964, c. 723, sec. 1. Amended by St.1965, c. 685. sec. 43.

                         HISTORICAL AND STATUTORY NOTES

     St.1965, c. 685, sec. 43, an emergency act, approved Sept. 9, 1965, and by sec. 57 made effective Oct. 1, 1965, substituted "chapter" for "section" in two places.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant's Bylaws provide for the mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware General Corporation Law, and the Company has entered into agreements with its officers, directors and certain key employees implementing such indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan or Reorganization by and among OnDisplay,
          Inc., ObiOne Acquisition Corporation, Oberon Software
          Incorporated and Joseph Chapell, as stockholder
          representative, dated as of January 17, 2000 and Amendment
          No. 1 to the Agreement and Plan of Reorganization dated as of March 2, 2000 (included as Annex A and Annex AA,
          respectively, to the Proxy Statement/Prospectus included as part of this Registration Statement).
  5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
  8.1     Tax Opinion of Wilson Sonsini Goodrich & Rosati,
          Professional Corporation, together with consent.
  8.2     Tax Opinion of Hale and Dorr L.L.P., together with consent.
 23.1     Consent of PricewaterhouseCoopers LLP, Independent Auditors.
 23.2     Consent of Ernst & Young LLP, Independent Auditors.
 23.3     Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (contained in exhibit 8.1).
 23.4     Consent of Hale and Dorr L.L.P. (contained in exhibit 8.2)
 23.5     Consent of Fleet Boston Robertson Stephens, Inc.
 23.6     Consent of SoundView Technology Group
 24.1     Power of Attorney (included on page II-3).
 99.1     Opinion of Fleet Boston Robertson Stephens, Inc. (included as Annex B to the proxy statement/ prospectus filed as part of this Registration Statement and incorporated herein by
          reference).
 99.2     Opinion of SoundView Technology Group (included as Annex C to the proxy statement/ prospectus filed as part of this
          Registration Statement and incorporated herein by
          reference).
 99.3     Proxy Card for OnDisplay Special Meeting of Stockholders.
 99.4     Proxy Card for Oberon Special Meeting of Shareholders.

(b) FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements, management's discussion and analysis or notes thereto.

ITEM 22. UNDERTAKINGS

     (1) The undersigned Registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, ON THE 3RD DAY OF MARCH 2000.

                                          ONDISPLAY, INC.

                                          By:       /s/ VENKAT MOHAN
                                            ------------------------------------
                                                        Venkat Mohan
                                                         President,
                                            Chief Operating Officer and Director

                               POWER OF ATTORNEY

     KNOW ALL THESE PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Venkat Mohan, as his attorney-in-fact, each with full power of substitution for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorneys-in-fact or his substitute or substitutes, may do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                      SIGNATURE                                  CAPACITY                   DATE
                      ---------                                  --------                   ----
                    /s/ MARK PINE                      Chief Executive Officer and    March 3, 2000
-----------------------------------------------------  Chairman of the Board
                      Mark Pine

                  /s/ DAVID LARSON                     Vice President Finance, Chief  March 3, 2000
-----------------------------------------------------  Financial Officer
                    David Larson

                /s/ CHRISTOPHER SPRAY                  Director                       March 3, 2000
-----------------------------------------------------
                  Christopher Spray

                 /s/ TIMOTHY BARROWS                   Director                       March 3, 2000
-----------------------------------------------------
                   Timothy Barrows

                  /s/ VENKAT MOHAN                     Director                       March 3, 2000
-----------------------------------------------------
                    Venkat Mohan

                  /s/ JOHN MANDILE                     Director                       March 3, 2000
-----------------------------------------------------
                    John Mandile

                 /s/ CARMINE VILLANI                   Director                       March 3, 2000
-----------------------------------------------------
                   Carmine Villani

                  /s/ PROMOD HAQUE                     Director                       March 3, 2000
-----------------------------------------------------
                    Promod Haque

                 /s/ MARGARET TAYLOR                   Director                       March 3, 2000
-----------------------------------------------------
                   Margaret Taylor

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan or Reorganization by and among OnDisplay,
          Inc., ObiOne Acquisition Corporation, Oberon Software
          Incorporated and Joseph Chapell, as stockholder
          representative, dated as of January 17, 2000 and Amendment
          No. 1 to the Agreement and Plan of Reorganization dated as of March 2, 2000 (included as Annex A and Annex AA,
          respectively, to the Proxy Statement/Prospectus included as part of this Registration Statement).
  5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
  8.1     Tax Opinion of Wilson Sonsini Goodrich & Rosati,
          Professional Corporation, together with consent.
  8.2     Tax Opinion of Hale and Dorr L.L.P., together with consent.
 23.1     Consent of PricewaterhouseCoopers LLP, Independent Auditors.
 23.2     Consent of Ernst & Young LLP, Independent Auditors.
 23.3     Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (contained in exhibit 8.1).
 23.4     Consent of Hale and Dorr L.L.P. (contained in exhibit 8.2)
 23.5     Consent of Fleet Boston Robertson Stephens, Inc.
 23.6     Consent of SoundView Technology Group
 24.1     Power of Attorney (included on page II-3).
 99.1     Opinion of Fleet Boston Robertson Stephens, Inc. (included as Annex B to the proxy statement/ prospectus filed as part of this Registration Statement and incorporated herein by
          reference).
 99.2     Opinion of SoundView Technology Group (included as Annex C to the proxy statement/ prospectus filed as part of this
          Registration Statement and incorporated herein by
          reference).
 99.3     Proxy Card for OnDisplay Special Meeting of Stockholders.
 99.4     Proxy Card for Oberon Special Meeting of Shareholders.

---------------